     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 17, 1999

                                                      REGISTRATION NO. 333-75205
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                          AMENDMENT NO. 7 TO FORM S-1
                             REGISTRATION STATEMENT

                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              APPNET SYSTEMS, INC.
             (Exact name of Registrant as specified in its charter)

           DELAWARE                          7373                  52-2077860
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                        No.)

                            6707 DEMOCRACY BOULEVARD
                               BETHESDA, MD 20817
                                 (301) 493-8900
         (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

              KEN S. BAJAJ, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              APPNET SYSTEMS, INC.
                            6707 DEMOCRACY BOULEVARD
                               BETHESDA, MD 20817
                                 (301) 493-8900

      (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------
                                   COPIES TO:

       STEPHEN I. GLOVER, ESQ.                 WILLIAM J. WHELAN, III, ESQ.
   FRIED, FRANK, HARRIS, SHRIVER &               CRAVATH, SWAINE & MOORE
               JACOBSON                             825 EIGHTH AVENUE
    1001 PENNSYLVANIA AVENUE, N.W.                  NEW YORK, NY 10019
         WASHINGTON, DC 20004                         (212) 474-1000
            (202) 639-7000

                           --------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
  As soon as practicable after this registration statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------
                        CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED
                                                                     MAXIMUM
              TITLE OF EACH CLASS                 AMOUNT TO BE   OFFERING PRICE    PROPOSED MAXIMUM       AMOUNT OF
        OF SECURITIES TO BE REGISTERED           REGISTERED(1)      PER SHARE     OFFERING PRICE(2)   REGISTRATION FEE
Common Stock, par value $0.0005 per share......    6,900,000         $14.00          $96,600,000           $26,855

(1) Includes a maximum of 900,000 shares that may be purchased by the underwriters to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933. The proposed maximum offering price includes amounts attributable to shares that may be purchased by the underwriters to cover over-allotments, if any.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED JUNE 17, 1999

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                6,000,000 Shares

                                     [LOGO]

                              APPNET SYSTEMS, INC.

                                  Common Stock

                                  -----------

    The underwriters have an option to purchase a maximum of 900,000 additional shares to cover over-allotments of shares.

    Prior to this offering, there has been no public market for our common stock. The initial public offering price is expected to be between $12.00 and $14.00 per share. Our common stock has been approved for quotation on The Nasdaq Stock Market's National Market under the symbol "APNT".

    INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 4.

                                                                             UNDERWRITING        PROCEEDS TO
                                                            PRICE TO         DISCOUNTS AND         APPNET
                                                             PUBLIC           COMMISSIONS       SYSTEMS, INC.
                                                        -----------------  -----------------  -----------------
Per Share.............................................  $                  $                  $
Total.................................................  $                  $                  $

    Delivery of the shares of common stock will be made on or about
                , 1999.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

   CREDIT SUISSE FIRST BOSTON                               HAMBRECHT & QUIST

DEUTSCHE BANC ALEX. BROWN

                    THE ROBINSON-HUMPHREY COMPANY

                                         CHARLES SCHWAB & CO., INC.

             The date of this prospectus is                 , 1999.

                                 --------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
PROSPECTUS SUMMARY.............................           1
RISK FACTORS...................................           4
CAUTIONARY NOTICE REGARDING FORWARD-LOOKING
  STATEMENTS...................................          13
USE OF PROCEEDS................................          14
DIVIDEND POLICY................................          14
CAPITALIZATION.................................          15
DILUTION.......................................          17
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS.......          18
PRO FORMA CONSOLIDATED FINANCIAL DATA..........          20
SELECTED FINANCIAL DATA........................          27
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS...................................          28

                                                    PAGE
                                                    -----
BUSINESS.......................................          38
MANAGEMENT.....................................          54
CERTAIN RELATIONSHIPS AND TRANSACTIONS.........          63
PRINCIPAL STOCKHOLDERS.........................          68
DESCRIPTION OF CAPITAL STOCK...................          69
SHARES ELIGIBLE FOR FUTURE SALE................          75
U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S.
  HOLDERS......................................          77
UNDERWRITING...................................          81
NOTICE TO CANADIAN RESIDENTS...................          83
LEGAL MATTERS..................................          85
EXPERTS........................................          85
WHERE YOU CAN FIND ADDITIONAL INFORMATION......          85
INDEX TO FINANCIAL STATEMENTS..................         F-1

                                 --------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. YOU SHOULD ASSUME THAT THE INFORMATION IN THIS DOCUMENT IS ACCURATE ONLY AS OF THE DATE OF THIS DOCUMENT.

                                 --------------

    Unless otherwise indicated, (a) all references to "AppNet," "we," "us" and "our" refer to AppNet Systems, Inc. and, after their respective acquisitions or formations, its subsidiaries and (b) all references to "GTCR" refer to GTCR Golder Rauner, L.L.C. and its affiliates, including GTCR Fund VI, L.P., GTCR VI Executive Fund, L.P. and GTCR Associates VI.

    AppNet has filed for trademark registration of "AppNet". This prospectus also includes trademarks and tradenames of other parties.

                                 --------------

                     DEALER PROSPECTUS DELIVERY OBLIGATION

    UNTIL       , 1999 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING), ALL
DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY MAY NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS BEFORE DECIDING WHETHER TO INVEST IN OUR COMMON STOCK. THE INFORMATION IN THIS PROSPECTUS HAS BEEN ADJUSTED TO GIVE EFFECT TO A 2.85-FOR-ONE REVERSE STOCK SPLIT OF OUR COMMON STOCK WHICH BECAME EFFECTIVE ON JUNE 15, 1999. EXCEPT AS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE OVER-ALLOTMENT OPTION TO PURCHASE ADDITIONAL SHARES OF COMMON STOCK GRANTED TO THE UNDERWRITERS.

                              APPNET SYSTEMS, INC.

    AppNet provides Internet and electronic commerce professional services and solutions to medium-sized and large businesses. AppNet develops electronic commerce solutions that facilitate and promote communication and commerce between businesses and consumers as well as among businesses and their trading partners. We focus on maximizing the opportunities presented by the Internet and electronic commerce to enhance all aspects of our clients' operations, from the front end of their business, creative Website design, to the back end, back-office integration of existing systems and electronic commerce outsourcing, creating an end-to-end solution. Our professional services include:

    - strategic consulting;

    - interactive media services such as creative Website design and development, branding, which is the creation of a unique corporate identity for a client and its products, media planning and buying;

    - Internet-based application development, which is the development of software applications that are capable of running on the Internet and are written in languages such as Java, C++ and Visual Basic;

    - electronic commerce systems integration, which is the integration of electronic commerce systems, which are systems that automate the receipt, processing and delivery of transaction data and other information, with other corporate software and computer-based applications; and

    - electronic commerce outsourcing, which is the performance of electronic commerce services that would otherwise be handled by the client's internal staff using the client's resources.

    The rapid growth in the use of the Internet and electronic commerce has transformed the way businesses operate and interact with their customers and trading partners. Technology industry research firms predict that the market for Internet and electronic commerce services worldwide will grow significantly over the next few years. International Data Corporation estimates that this market will increase from $4.6 billion in 1997 to $43.7 billion by 2002, which represents a compound annual growth rate of 57%.

    Over the past several years, we have completed more than 500 projects for over 200 clients. Our client base is highly diverse and includes corporations such as @rts @lliance, Baxter Healthcare, Ciena, Comshare, Dial, Ford, GeoCities, Harmony House, Hyundai, K*B Toys, NEC, Norwest and Unilever.

    AppNet was founded in late 1997 and, therefore, we have a brief operating history upon which you can evaluate our business and prospects. We have incurred substantial losses since AppNet was founded, and we anticipate we will continue to incur substantial losses for the foreseeable future. See "Risk Factors--Our brief operating history makes it difficult to predict our success" and "Risk Factors--We have an accumulated deficit of $30.7 million and anticipate future losses."

    We compete in the highly competitive markets for Internet and electronic commerce professional services. To compete more effectively, we plan to: expand our client relationships; increase repeat and recurring revenues; build and enhance complementary skill sets and maintain our technological expertise; pursue client-driven geographic expansion; expand and develop industry-specific expertise; and attract and retain a highly specialized workforce.

    We currently have offices in 14 U.S. locations, including the metropolitan areas of Boston, Denver, Detroit, Los Angeles, New York and Washington, DC. Our principal executive office is located at 6707 Democracy Boulevard, Suite 1000, Bethesda, Maryland 20817, and our telephone number is (301) 493-8900. We maintain a site on the World Wide Web at http://www.appnet.net; however, the information found on our Website is not part of this prospectus.

                                  THE OFFERING

Common stock offered by AppNet....  6,000,000 shares.

Common stock to be outstanding
  after this offering.............  30,441,434 shares, or 31,341,434 shares if the underwriters exercise their over-allotment option in
                                    full. Excludes 5,967,209 shares of common stock reserved
                                    for issuance upon the exercise of options, warrants and
                                    convertible notes and in connection with contingent
                                    payments payable to former owners of five of the
                                    companies we acquired, New Media Publishing, Inc.,
                                    Sigma6, Inc., Salzinger & Company, Inc., Internet
                                    Outfitters, Inc. and TransForm IT, Incorporated,
                                    assuming, where applicable, the initial public offering
                                    price and the market price of our common stock when the
                                    contingent payments are paid is $13.00 per share, the
                                    mid-point of the range shown on the cover page of this
                                    prospectus.

Use of proceeds...................  Repay debt under our existing credit facilities; redeem preferred stock; repay other debt; and fund general
                                    corporate purposes.

Nasdaq National Market Symbol.....  "APNT".

            SUMMARY ACTUAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

    The following summary actual and pro forma consolidated financial data have been derived from:

    - the audited financial statements of AppNet for the year ended December 31, 1998;

    - the unaudited financial statements of AppNet for the three months ended March 31, 1999; and

    - the unaudited pro forma consolidated financial data included elsewhere in this prospectus.

You should read the information set forth below in conjunction with our consolidated financial statements and the related notes, "Use of Proceeds," "Capitalization," "Pro Forma Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                        YEAR ENDED DECEMBER 31,
                                                                                   THREE MONTHS ENDED
                                                                 1998                MARCH 31, 1999
                                                        -----------------------  -----------------------
                                                                     PRO FORMA                PRO FORMA
                                                          ACTUAL    AS ADJUSTED    ACTUAL    AS ADJUSTED
                                                        ----------  -----------  ----------  -----------
                                                                         (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues..............................................  $   17,674   $  69,182   $   19,643   $  22,271
Cost of revenues......................................      11,699      41,941       11,457      13,132
                                                        ----------  -----------  ----------  -----------
    Gross profit......................................       5,975      27,241        8,186       9,139
Total operating expenses(a)...........................      18,779      99,361       23,166      24,233
                                                        ----------  -----------  ----------  -----------
Loss from operations..................................     (12,804)    (72,120)     (14,980)    (15,094)
Interest and other expense............................       1,775       1,801        1,262         236
Income tax provision (benefit)........................        (200)       (100)         100         100
Dividends on and accretion of preferred stock.........         873          --        1,039          --
                                                        ----------  -----------  ----------  -----------
Net loss attributable to common stockholders..........  $  (15,252)  $ (73,821)    $(17,381)   $(15,430 )
                                                        ----------  -----------  ----------  -----------
                                                        ----------  -----------  ----------  -----------

                                                                                              MARCH 31, 1999
                                                                                        --------------------------
                                                                                                      PRO FORMA
                                                                                          ACTUAL     AS ADJUSTED
                                                                                        ----------  --------------
                                                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.............................................................  $    5,655   $     11,408
Total assets..........................................................................     163,471        169,224
Total debt............................................................................      75,885         15,067
Class A Preferred Stock...............................................................      45,115             --
Stockholders' equity..................................................................      16,221        131,674

------------------------

(a) Total operating expenses, on a pro forma as adjusted basis, include pro forma stock-based and acquisition-related compensation of $16.7 million and pro forma depreciation and amortization of $60.3 million for the year ended December 31, 1998 and $2.6 million and $12.8 million, respectively, for the three months ended March 31, 1999.

                                  RISK FACTORS

    INVESTING IN OUR COMMON STOCK INVOLVES RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS, INCLUDING OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES, BEFORE YOU PURCHASE ANY OF OUR COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES WE FACE. ADDITIONAL RISKS AND UNCERTAINTIES, INCLUDING THOSE THAT WE DO NOT KNOW ABOUT NOW OR THAT WE CURRENTLY DEEM IMMATERIAL, MAY ALSO ADVERSELY AFFECT OUR BUSINESS.

OUR BRIEF OPERATING HISTORY MAKES IT DIFFICULT TO PREDICT OUR SUCCESS.

    AppNet was formed in late 1997. We have a brief operating history upon which you can evaluate our business and prospects. Our historical results of operations do not fully give effect to the operations of the companies we have acquired and the pro forma financial information included in this prospectus is based in part on the separate pre-acquisition financial information of the acquired companies. As a result, our historical results of operations and pro forma financial information may not give you an accurate indication of our future results of operations or prospects. Companies like us in an early stage of development frequently encounter risks, expenses and difficulties associated with starting a new business, many of which may be beyond their control. These risks and difficulties apply particularly to AppNet because our markets, Internet and electronic commerce professional services, are new and rapidly changing.

WE HAVE AN ACCUMULATED DEFICIT OF $30.7 MILLION AND ANTICIPATE FUTURE LOSSES.

    We have incurred substantial losses since AppNet was founded, and we anticipate we will continue to incur substantial losses for the foreseeable future. We had an accumulated deficit of approximately $30.7 million as of March 31, 1999 and a net loss of $14.4 million and $16.3 million for the year ended December 31, 1998 and the quarter ended March 31, 1999, respectively. We intend to continue to invest in internal expansion, infrastructure, integration of our acquired companies into our existing operations, acquisitions and our marketing and sales efforts. We cannot predict when we will operate profitably, if at all.


WE EXPECT TO INCUR SIGNIFICANT ACQUISITION-RELATED CHARGES.



    We cannot assure you that we will have earnings or cash flow sufficient to cover our fixed charges or to comply with the financial covenants in our credit facilities. In connection with the acquisitions we have completed, we expect to continue to incur through the end of the year 2000, acquisition-related compensation charges which will fluctuate based on the market price of our common stock and the level of achievement of agreed-upon operating targets. In addition, our acquisitions significantly increased our intangible assets, such as goodwill, which represent a significant portion of our assets, and the charges we expect to incur in connection with the amortization of these intangible assets will have a material adverse impact on our net income for the foreseeable future. See "--Our intangible assets represent a significant portion of our assets; amortization of our intangible assets will adversely impact our net income and we may never realize the full value of our intangible assets" for a discussion of accounting treatment issues regarding intangible assets that will affect our future results of operations.


QUARTER-TO-QUARTER FLUCTUATIONS IN OUR REVENUES AND OPERATING RESULTS COULD
  AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

    Our revenues and operating results may vary from quarter-to-quarter as a result of a number of factors including:

    - number, size and type of client engagements commenced or completed during a quarter;

    - effectiveness of integrating acquisitions with existing operations;

    - our ability to attract, train and retain skilled management, technical and creative personnel;

    - timing of acquisitions and related costs; and

    - timing and size of acquisition-related compensation charges which fluctuate based on the market price of our common stock.

    Because a high percentage of our expenses is fixed, such as compensation and rent, any of the factors listed above could cause significant variations in our operating results in any given quarter. Any decline in revenues or earnings or a greater than expected loss for any quarter could materially adversely affect the market price of our common stock, even if not reflective of any long-term problems with our business.

OUR FUTURE SUCCESS DEPENDS ON OUR ABILITY TO EFFECTIVELY INTEGRATE ACQUIRED
  COMPANIES AND MANAGE OUR GROWTH.

    Our growth has placed, and will continue to place, significant demands on our management and operational and financial resources. We have acquired 12 companies since March 1998. Our number of employees has increased from six as of February 1, 1998 to approximately 755 as of May 1, 1999. We are in the process of integrating the companies we have acquired since March 1998 into our operational, financial and managerial systems. Members of our senior management may be required to devote considerable amounts of their time to this integration process, which will decrease the time they will have to service current clients, attract new clients and develop new products and services. Our business, financial condition and results of operations could be adversely affected if any of the companies we have acquired experienced problems in the past of which we are not currently aware. Claims asserted against us relating to the operation of the companies we acquired prior to acquisition could exceed the indemnification we are entitled to or can obtain from the former owners of the acquired companies.

    As we continue to grow, we expect we will hire more employees and expand the scope of our operating and financial systems, which will increase our operating complexity and the level of responsibility exercised by our management personnel. To manage our growth effectively, we must continue to develop and improve our own operational and financial systems, including our internal systems and controls as well as those of the companies we acquired. The failure to manage our growth effectively could have a material adverse effect on our business, financial condition and results of operations.

WE MUST ATTRACT AND RETAIN PROFESSIONAL STAFF IN ORDER TO COMPLETE OUR PROJECTS
  AND OBTAIN NEW PROJECTS.

    Our failure to attract and retain qualified employees could impair our ability to complete existing projects and bid for or obtain new projects and, as a result, could have a material adverse effect on our business, financial condition and results of operations. Our ability to grow and increase our market share largely depends on our ability to hire, train, retain and manage highly skilled employees, including project managers and technical, creative, consulting and marketing and sales personnel. There is a significant shortage of, and intense competition for, personnel who are qualified to perform the services we provide. This shortage will probably continue for the foreseeable future. In addition, to maintain our position as a provider of Internet and electronic commerce end-to-end solutions, we must make sure our employees maintain their technical expertise and business skills. We cannot assure you that we will be able to attract a sufficient number of qualified employees or that we will successfully train and manage the employees we hire.

    In addition, our employees, including key technical personnel, may leave us to join our competitors or start new businesses which may compete with us. We cannot assure you that we will be able to prevent the unauthorized disclosure or use of our proprietary knowledge, practices and procedures if our employees leave us.

WE ARE DEPENDENT ON ADDITIONAL CAPITAL FOR FUTURE GROWTH.

    Our ability to remain competitive and expand our operations through acquisitions and internal growth largely depends on our access to capital. Historically, we have financed capital expenditures and acquisitions primarily by incurring debt and issuing equity securities. We may incur additional debt and issue equity securities in the future to finance our growth strategy or capital expenditures. We cannot assure you that additional financing will be available to us on satisfactory terms, or at all. Additional indebtedness would make us more vulnerable to economic downturns and may limit our ability to withstand competitive pressures. The terms of any additional indebtedness may include restrictive financial and operating covenants which would limit our ability to compete and expand. Additional issuances of our common stock may significantly dilute the equity interests of our existing stockholders. Our failure to obtain any required additional financing, on satisfactory terms, or at all, could have a material adverse effect on our business, financial condition or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a further discussion of our liquidity and capital requirements over the next 18 months.

OUR REVENUES ARE DIFFICULT TO PREDICT BECAUSE THEY ARE PRIMARILY GENERATED ON A
  PROJECT-BY-PROJECT BASIS AND OUR PROJECTS CAN BE TERMINATED.

    If our existing agreements with clients are terminated before we complete our engagements, or if we are unable to enter into new engagements, our business, financial condition and results of operations could be materially adversely affected. Our success will depend on our ability to establish relationships with additional medium-sized and large businesses and other corporate users of Internet and electronic commerce professional services. We derive our revenues in large part from fees for services generated on a project-by-project basis. These projects vary in size, scope and duration. A client that accounts for a significant portion of our revenues in a particular period may not account for a similar portion of our revenues in future periods. A client may or may not engage us for further services once a project is completed. As a result, our revenues are not recurring from period to period, which makes them more difficult to predict.

OUR CONTRACTS CONTAIN PRICING RISKS.

    Generally, we charge our clients for the time, materials and expenses incurred. Although we have limited experience pricing and managing fixed-price contracts, we intend to increase the percentage of our work that is billed at a fixed price. However, if we underestimate the resources and time required to complete our projects, we could be subject to cost overruns leading to losses on our engagements.

LOSS OF THE SERVICES OF OUR SENIOR MANAGEMENT COULD ADVERSELY AFFECT OUR
  BUSINESS.

    The loss of our senior managers' services or other key members of management could have a material adverse effect on our business, financial condition and results of operations. Our success depends heavily on the efforts of the members of our senior management team. We cannot assure you that we will be able to prevent the unauthorized disclosure or use of our proprietary knowledge, practices and procedures if our senior managers leave us. See "Management" for additional information about our senior managers.

WE FACE INTENSE COMPETITION.

    The markets for Internet and electronic commerce professional services are relatively new, intensely competitive, quickly evolving and subject to rapid technological change. We expect competition to continue and intensify in the foreseeable future. Our competitors can be divided into several groups:

    - Internet professional services providers, such as Agency.com, iXL, Proxicom, Razorfish, Scient, Think New Ideas, US Interactive, USWeb/CKS and Viant;

    - large information technology consulting services providers, such as Andersen Consulting, Cambridge Technology Partners, CSC, EDS, IBM and Sapient;

    - interactive advertising agencies, such as Darwin Digital, Giant Step, Grey Interactive, Modem Media . Poppe Tyson and Thunderhouse;

    - electronic commerce software and service providers, such as BroadVision, Harbinger, Open Market and Sterling Commerce; and

    - Internet access and service providers, such as Abovenet, Exodus and Frontier/Global.

    Our competitors have begun to offer multiple Internet and electronic commerce professional services, rather than specialize in one area, or have announced their intention to do so. These companies may continue to expand their operations so that they offer a full range of Internet and electronic commerce professional services and products. Some of our competitors, IBM, USWeb and EDS, currently provide all of the services that we provide.

    Many of our competitors have longer operating histories and client relationships, greater financial, technical, marketing and public relations resources, larger client bases and greater brand or name recognition than we have. Our competitors may be able to respond more quickly to technological developments and changes in clients' needs. We must promote and enhance our reputation and brand in order to attract new clients and differentiate ourselves from our competitors. See "Business-- Competition" for a further discussion of competition within our industry.

THE BARRIERS TO ENTER OUR BUSINESS ARE LOW.

    There are relatively low barriers to entry into our business. We do not own any technologies that preclude or inhibit competitors from entering our markets. Our competitors may independently develop and patent or copyright technologies that are superior or substantially similar to our technologies. The costs to develop and provide Internet or electronic commerce professional services are low. Therefore, we expect to continue to face additional competition from new entrants into our markets.

WE MUST RESPOND TO RAPID TECHNOLOGICAL ADVANCES.

    Our success will depend, in part, on our ability to keep pace with:

    - rapidly changing technology;

    - evolving industry standards and practices;

    - frequent new service and product introductions and enhancements; and

    - changing user and client requirements and preferences.

    Any delay or failure on our part in responding quickly, cost-effectively and sufficiently to these developments could render our existing products and services obsolete and have a material adverse effect on our business, financial condition and results of operations. We may have to incur substantial expenditures to modify or adapt our services or infrastructure to respond to the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes. We must stay abreast of cutting-edge technological developments and evolving service offerings to remain competitive, increase the utility of our services and attract and retain qualified employees. We must be able to incorporate new technologies into the Internet and electronic commerce solutions we design and develop to address the increasingly complex and varied needs of our customer base.

OUR BUSINESS IS DEPENDENT ON THE CONTINUED USE AND GROWTH OF THE INTERNET AND
  ELECTRONIC COMMERCE.

    Our business would be adversely affected if use of the Internet and electronic commerce does not continue to develop, or develops more slowly than expected. Our market is relatively new and rapidly evolving. Our future success depends on the acceptance by current and future clients of Internet and electronic commerce professional services as an integral part of their businesses. Demand and market acceptance for these new technological services are subject to a high level of uncertainty.

    In addition, if use of the Internet grows, the Internet infrastructure may not be able to support the demands placed on it. The performance and reliability of the Internet may decline as the number of users and the amount of traffic increases. Internet sites have experienced interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure. To cope with growth in the use of the Internet, the Internet will require a reliable network backbone with the necessary speed, data capacity and security and the timely development of complementary products, such as high-speed modems, for providing reliable Internet access and services. If the necessary infrastructure, products, services or facilities are not developed or if use of the Internet as a medium for communication and commerce does not develop, our business, financial condition and results of operations could be materially and adversely affected.

WE HAVE POTENTIAL LIABILITY TO CLIENTS WHO ARE DISSATISFIED WITH OUR SERVICES.

    We design, develop, implement and manage Internet and electronic commerce solutions that are crucial to the operation of our clients' businesses. Defects in the solutions we develop could result in delayed or lost revenues, adverse customer reaction and negative publicity about us or our services or require expensive corrections, any of which could have a material adverse effect on our business, financial condition or results of operations. Clients who are not satisfied with our services could bring claims against us for substantial damages. Any claims asserted against us could exceed the level of our insurance. We cannot assure you that the insurance we carry will continue to be available on economically reasonable terms, or at all. The successful assertion of one or more large claims against us that are uninsured, exceed our insurance coverage or result in changes to our insurance policies, including premium increases, could have a material adverse effect on our business, financial condition or results of operations.

OUR FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS OR MAINTAIN OUR RIGHTS
  TO USE LICENSED INTELLECTUAL PROPERTY COULD ADVERSELY AFFECT OUR BUSINESS.

    We believe our success depends, in part, on protecting our proprietary intellectual property. We have not received patent or copyright protection for most of our intellectual property. We cannot assure you that we will be able to prevent infringement or detect misappropriation of our intellectual property. A failure to protect our intellectual property in a meaningful manner could have a material adverse effect on our business, financial condition and results of operations.

    We rely on technologies licensed from third parties. We cannot assure you that these licenses will continue to be available to us on commercially reasonable terms. The loss of these technologies could require us to obtain substitute technologies of lower quality or performance standards or at greater cost, which could have a material adverse effect on our business, financial condition or results of operations.

    Third parties may assert or prosecute infringement claims against us in connection with the services and products we offer, and we may or may not be able to successfully defend any such claims. We generally indemnify our clients against any third-party intellectual property claims. Any significant claim against us or for which we have indemnified others could have a material adverse effect on our business, financial condition and results of operations.

    In connection with our Internet and electronic commerce professional services, we develop intellectual property for our clients. We frequently assign ownership of such intellectual property to the client and retain only a license for limited uses. Issues relating to ownership of and rights to use intellectual property can be complicated. We may become involved in disputes that affect our ability to resell or reuse this intellectual property. In addition, many of our projects involve the use of material that is confidential or proprietary client information. The successful assertion of one or more large claims against us by our clients or other third parties could adversely affect us.

WE SOMETIMES AGREE NOT TO PERFORM SERVICES FOR OUR CLIENTS' COMPETITORS.

    Our customer contracts may contain restrictive provisions which are in effect during the term of the contract and may remain in effect for a limited period, generally one year, thereafter. The scope of the restrictive provisions varies and can include provisions restricting our employees who are engaged on a project for a client from performing the same or substantially similar services for a competitor of that client and provisions prohibiting us from developing products or performing services for our clients' competitors. These restrictive provisions may limit our ability to enter into engagements with new clients for specified periods of time.

OUR INTERNATIONAL OPERATIONS AND EXPANSION INVOLVE FINANCIAL AND OPERATIONAL
  RISKS.

    We intend to expand our business into international markets. Revenues from our existing international operations were insignificant in 1998. We may incur significant costs in connection with our international expansion.

    There are also risks inherent in doing business in foreign countries, such as:

    - changes in legal and regulatory requirements;

    - export and import restrictions, tariffs and other trade barriers;

    - currency fluctuations and the on-going conversion to the euro in several member states of the European Union;

    - difficulties in staffing and managing foreign offices as a result of, among other things, distance, language and cultural differences;

    - longer payment cycles and problems in collecting accounts receivable;

    - political and economic instability;

    - seasonal reductions in business activity; and

    - potentially adverse tax consequences.

    Any of these factors could have a material adverse effect on our international and domestic business, financial condition and results of operations.

OUR ELECTRONIC COMMERCE OUTSOURCING CENTERS COULD BE VULNERABLE TO SECURITY AND
  TECHNICAL RISKS AND MAY REQUIRE ADDITIONAL INVESTMENT.

    We provide electronic commerce outsourcing services to our customers. We perform electronic commerce functions that would otherwise be handled by the customer's internal staff using the customer's resources.

    Our electronic commerce outsourcing services rely on encryption and authentication technology licenses from third parties to provide the security and authentication needed to safely transmit confidential information. Although we have designed and implemented a variety of network security measures, unauthorized access, computer viruses, accidental or intentional acts and other disruptions may occur. Our electronic commerce outsourcing centers may experience delays or service interruptions as a result of the accidental or intentional acts of Internet users, current and former employees or others. Such acts could potentially jeopardize the security of confidential information, such as credit card and bank account numbers, stored in our and our clients' computer systems. Such a breach in security could result in liability to us and in the loss of existing clients or the deterrence of potential clients.

    Although we plan to continue using industry-standard security measures, such measures have been circumvented in the past, and ours may be circumvented in the future. The costs required to eliminate computer viruses and alleviate other security problems could be prohibitively expensive, and efforts to address such problems could result in delays or interruption of service to our clients. These could in turn have a material adverse effect on our business, financial condition and results of operations.

    In the event our hardware malfunctions and our back-up systems fail, we may not be able to maintain our standard of service to our customers. In addition, each of our electronic commerce outsourcing centers has been configured to provide services that facilitate commerce and communication either between businesses and consumers, known as business-to-consumer services, or between businesses and their trading partners, known as business-to-business services, but not both. If we were unable to provide outsourcing services at one of our outsourcing centers, it would materially adversely impact our ability to continue to provide the type of electronic commerce outsourcing services processed through that center. We may be required to make additional investments in our electronic commerce outsourcing centers in order to increase capacity and respond to technological developments.

OUR INTANGIBLE ASSETS REPRESENT A SIGNIFICANT PORTION OF OUR ASSETS;
  AMORTIZATION OF OUR INTANGIBLE ASSETS WILL ADVERSELY IMPACT OUR NET INCOME AND WE MAY NEVER REALIZE THE FULL VALUE OF OUR INTANGIBLE ASSETS.

    Our acquisitions have resulted in significant goodwill and other intangible assets, which are being amortized over various periods, primarily two to three years. At March 31, 1999, we had goodwill and other intangible assets of approximately $133.1 million, net of accumulated amortization. Charges we would have incurred in connection with the amortization of intangible assets during the year ended December 31, 1998 and the three months ended March 31, 1999, after giving pro forma effect to the acquisitions we made in 1998 and 1999, would have decreased our net income by $49.1 million and $0.1 million, respectively. The amount of goodwill associated with the acquisitions we made in 1998 and 1999 may increase in the future as a result of a portion of the contingent purchase consideration that may become payable if the agreed-upon operating targets for the following four acquired companies are fully met: LOGEX International, L.L.C., New Media Publishing, Internet Outfitters and TransForm IT. The actual amount of goodwill that will be recorded will depend in part on the price per share of our common stock and such goodwill will be recorded through the end of the year 2000. We will continue to incur non-cash charges in connection with the amortization of our intangible assets over their respective useful lives, and we expect such charges will have a significant adverse impact on our net income for the foreseeable future.

    We cannot assure you that we will ever realize the value of these intangible assets. In the future, as events or changes in circumstances indicate that the carrying amount of our intangible assets may not be recoverable, we will evaluate the carrying value of our intangible assets and may take an additional charge to our earnings. Any future determination requiring the write-off of a significant portion of unamortized intangible assets could have a material adverse effect on our business, financial condition or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a further discussion of our intangible assets.

THE YEAR 2000 PROBLEM MAY ADVERSELY AFFECT OUR BUSINESS.

    The risks posed by the Year 2000 problem could adversely affect our business in a number of significant ways. Many of our clients and potential clients maintain their operations on systems that could be impacted by Year 2000 problems. If our clients fail to ensure their systems are Year 2000 compliant and Year 2000 problems materially adversely affect them, our business could be materially adversely affected, particularly if demand for our services declines while companies redirect their resources to upgrade their computer systems. We also depend heavily on the availability of the Internet infrastructure to conduct our business and provide services to our clients. Disruptions in the Internet infrastructure arising from Year 2000 problems could materially affect our business, financial condition and results of operations.

    In addition, our business could be materially adversely affected if we cannot obtain products, services or systems that are Year 2000 compliant when we need them. We rely on our suppliers for hardware, software and services. We are in the process of obtaining assurances from our suppliers that they are Year 2000 compliant. Our internal information systems may experience operations difficulties because of undetected errors or defects in the technology used. The expense to correct such defects could have a material adverse effect on our business, results of operations and financial condition.

    Because we provide computer-related services, the risk we will be involved in a lawsuit relating to Year 2000 issues is likely to be greater than that of companies in other industries. Because the solutions we deliver are sometimes dependent upon third-party products and components, it may be difficult to determine which component of our solution may cause a Year 2000 problem. As a result, we may become involved in litigation concerning our services or products and components of a third party. We sometimes provide an express warranty to clients that our work is Year 2000 compliant. However, even absent an express Year 2000 warranty, there is a risk that clients for whom we have provided services will try to hold us liable for damages caused by the Year 2000 problem.

    We cannot guarantee that we will be Year 2000 compliant in a timely manner. Moreover, the costs related to Year 2000 compliance could be significant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a further discussion of the potential effects of the Year 2000 problem on our business.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES RELATING TO THE INTERNET COULD
  ADVERSELY AFFECT OUR BUSINESS.

    Increased regulation of the Internet might slow the growth in use of the Internet, which could decrease demand for our services, increase our cost of doing business or otherwise have a material adverse effect on our business, financial condition and results of operations. Congress has recently passed legislation regulating certain aspects of the Internet, including on-line content, children's protection, copyright infringement, user privacy, taxation, access charges, liability for third-party activities, transmission of sexually explicit material and jurisdiction. In addition, federal, state and local governmental organizations as well as foreign governments are considering other legislative and regulatory proposals that would regulate the Internet. Areas of potential regulation include libel, pricing, quality of products and services and intellectual property ownership. We do not know how courts will interpret laws governing the Internet or the extent to which they will apply existing laws regulating issues such as property ownership, libel and personal privacy to the Internet. Therefore, we are not certain how new laws governing the Internet or other existing laws will affect our business.

APPNET IS CONTROLLED BY ITS SIGNIFICANT STOCKHOLDERS.

    Upon completion of this offering, Ken Bajaj, AppNet's President and Chief Executive Officer, and GTCR will beneficially own 9.8% and 43.6%, respectively, of our outstanding common stock. As a result, GTCR and Mr. Bajaj will be able to exercise a controlling influence over the outcome of matters submitted to our stockholders for approval, including the election of directors, appointment of new management, amendments to our certificate of incorporation and mergers or sales of all of our assets. GTCR and Mr. Bajaj will have the power to delay, defer or prevent a change in control of AppNet. See "Management--Board of Directors," "Principal Stockholders" and "Certain Relationships and Transactions" for a further discussion of Mr. Bajaj's and GTCR's ownership of our capital stock and their respective relationships with us.


INVESTORS IN THIS OFFERING WILL EXPERIENCE IMMEDIATE AND COMPLETE DILUTION.



    If you purchase common stock in this offering, you will pay more for your shares than the amounts paid by existing stockholders for their shares. As a result you will experience immediate and complete dilution of approximately $13.05, representing the difference between our net tangible book value per share as of March 31, 1999, after giving pro forma effect to this offering, and the acquisitions we made in 1999, and the assumed initial public offering price of $13.00 per share. In addition, you may experience further dilution to the extent that shares of our common stock are issued upon the exercise of stock options and warrants, the conversion of promissory notes and the achievement of targets for contingent payment consideration paid in connection with four of the following acquisitions: New Media Publishing, Sigma6, Salzinger & Company and Internet Outfitters. These shares generally will be issued at a purchase price less than the public offering price per share in this offering. See "Dilution" for a more complete description of how the value of your investment in our common stock will be diluted upon the completion of this offering.


EXTERNAL FACTORS COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

    There is currently no public market for our common stock, and we cannot assure you that an active trading market will develop or be sustained after this offering. The initial public offering price will be determined through negotiation between us and representatives of the underwriters and may not be indicative of the market price for the common stock after this offering.

    The market price of our common stock could fluctuate significantly as a result of:

    - variations in our operating results which may cause us to fail to meet analysts' or investors' expectations;

    - general economic and stock market conditions;

    - changes in financial estimates by securities analysts;

    - earnings and other announcements by, and changes in market evaluations of, providers of Internet and electronic commerce professional services;

    - changes in business or regulatory conditions affecting us;

    - announcements by us or our competitors of technological innovations or new products or services; and

    - trading of our common stock.

    The securities of many companies have experienced extreme price and volume fluctuations in recent years, often unrelated to the companies' operating performance. For example, market prices for securities of Internet-related and technology companies have frequently reached elevated levels, often following these companies' initial public offerings. These levels may not be sustainable and may not bear any relationship to these companies' operating performances. If the market price of our common stock reaches an elevated level following this offering, it is likely to materially decline. In the past, following periods of volatility in the market price of a company's securities, that company's stockholders have often instituted securities class action litigation against the company. If we were involved in such a class action suit, it could have a material adverse effect on our business, financial condition and results of operations.

THE SALE OR AVAILABILITY FOR SALE OF SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK
  COULD ADVERSELY AFFECT ITS MARKET PRICE.

    Sales of substantial amounts of our common stock in the public market after the completion of this offering, or the perception that such sales could occur, could adversely affect the market price of our common stock and could materially impair our future ability to raise capital through offerings of our common stock.

    In connection with this offering, we, our officers, our directors, most of the former owners of all of the businesses we acquired, GTCR and Smart Technology have agreed not to offer or transfer any shares of common stock for 180 days after completion of this offering without the underwriters' consent; however, the underwriters may release these shares from these restrictions at any time. We cannot predict what effect, if any, market sales of shares held by GTCR or any other shareholder or the availability of these shares for future sale will have on the market price of our common stock. See "Shares Eligible for Future Sale" for a more detailed description of the restrictions on selling shares of our common stock after this offering.

ANTI-TAKEOVER PROVISIONS OF DELAWARE'S GENERAL CORPORATION LAW AND OUR
  CERTIFICATE OF INCORPORATION COULD DELAY OR DETER A CHANGE IN CONTROL.

    Amendments we intend to make to our amended and restated certificate of incorporation and our bylaws, as well as various provisions of the Delaware General Corporation Law, may make it more difficult to effect a change in control of our company. The existence of these provisions may adversely affect the price of our common stock, discourage third parties from making a bid for our company or reduce any premiums paid to our stockholders for their common stock. For example, we intend to amend our certificate of incorporation to authorize our Board of Directors to issue up to 4,883,379 shares of "blank check" preferred stock and to attach special rights and preferences to such preferred stock. The issuance of this preferred stock may make it more difficult for a third party to acquire control of us. See "Description of Capital Stock--Preferred stock," and "Description of Capital Stock-- Anti-takeover effects of AppNet's certificate of incorporation and bylaws and provisions of Delaware law" for a more complete description of our capital stock, our Certificate of Incorporation and the effects of the Delaware General Corporation Law which could hinder a third party's attempts to acquire control of us.

                               CAUTIONARY NOTICE
                      REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus includes "forward-looking statements" for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934. All statements other than statements of historical fact in this prospectus, including statements regarding our competitive strengths, business strategy, expected benefits of any acquisition, future financial position, budgets, projected costs and plans and objectives of management are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "should," "intend," "estimate," "anticipate," "believe," "continue" or similar terminology. Although we believe that the expectations reflected in any forward-looking statements are reasonable, we can give no assurance that these expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations are disclosed under "Risk Factors" and elsewhere in this prospectus and expressly qualify all written and oral forward-looking statements attributable to us.

                                USE OF PROCEEDS

    The net proceeds to AppNet from the sale of the 6,000,000 shares of our common stock being offered by this prospectus are estimated to be approximately $69.5 million, or $80.4 million if the underwriters exercise their over-allotment option in full, based upon an assumed initial public offering price of $13.00 per share, the mid-point of the range shown on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by AppNet.

    We expect to use the net proceeds from this offering to:

    - repay approximately $61.7 million of aggregate indebtedness, including accrued interest under our existing credit facilities, a $26 million revolving credit facility and a $40 million revolving credit facility, both of which are with BankBoston, N.A. and Antares Capital Corporation;

    - redeem 1,641 shares of Class A Preferred Stock at an aggregate redemption price of $1.7 million, including related accrued dividends;

    - redeem 418 shares of Class B Preferred Stock at an aggregate redemption price of $0.4 million, including related accrued dividends;

    - repay $3,300 on a note to Smart Technology, L.L.C., which bears interest at a rate of 12% per annum, is due upon consummation of this offering and evidences indebtness incurred to fund general working capital purposes;

    - repay $16,000 in interest on a note to Fairfax Management Company II, L.L.C., which bears interest at a rate of 5% per annum, the principal amount of which will be converted into our common stock upon consummation of this offering and evidences indebtedness incurred to repurchase shares of our common stock; and

    - fund general corporate purposes, including working capital requirements.

    To the extent we receive additional proceeds from this offering, we will use them to fund general corporate purposes and to redeem additional shares of our Class A and Class B Preferred Stock on a pro rata basis. As additional shares of Class A and Class B Preferred Stock are redeemed, the number of shares of Class A and Class B Preferred Stock that we will exchange into shares of our common stock will be reduced accordingly.

    The amounts borrowed under our existing credit facilities are due in full on August 24, 2001. The interest rate on indebtedness under the $26 million revolving credit facility is variable and ranges from the prime rate plus 0.25% to the prime rate plus 1.5% or from LIBOR plus 2.25% to LIBOR plus 3.5%. The $40 million revolving credit facility carries interest at the prime rate plus 0.5% or LIBOR plus 2.5%. We intend to terminate the $40 million revolving credit facility following the consummation of this offering and amend the $26 million revolving credit facility to provide for maximum aggregate revolving borrowings of up to $20 million. We will use amounts which may be reborrowed under the $20 million revolving credit facility following the consummation of this offering for working capital and general corporate purposes, including acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and capital resources" for a discussion of our future liquidity.

    We anticipate that, in addition to the underwriting discounts and commissions, we will pay fees and expenses of approximately $3.0 million in connection with this offering. The principal components of that amount will be the fees and expenses of our accountants and attorneys, the costs of printing this prospectus and other offering materials, The Nasdaq Stock Market listing fees and Securities and Exchange Commission and National Association of Securities Dealers filing fees.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our common stock and do not expect to do so in the foreseeable future. The terms of our Class A and Class B Preferred Stock and of our credit facilities restrict our ability to pay dividends on our common stock. We intend to retain any earnings to finance the expansion and development of our business. Subject to the restriction on dividends in our credit facilities, any future determination to pay dividends will be made at the discretion of our Board of Directors and will be based upon our earnings, financial condition and capital requirements and any other conditions our Board of Directors deems relevant.

                                 CAPITALIZATION

    The following table sets forth AppNet's capitalization as of March 31, 1999 on an actual basis and on a pro forma as adjusted basis to reflect:

    - the sale of 6,000,000 shares of common stock in this offering at an assumed initial public offering price of $13.00 per share, the mid-point of the range shown on the cover page of this prospectus, net of $8.5 million of offering expenses, and the application of the net proceeds of this offering;

    - the conversion of a promissory note for approximately $406,000 to Fairfax Management Company II, L.L.C. into shares of common stock at 80% of the initial public offering price in this offering;

    - the conversion of promissory notes for approximately $1.0 million plus accrued interest to former owners of Century Computing, Incorporated into 123,210 shares of common stock at a conversion price of $8.55 per share;

    - the exchange of 43,789 shares of Class A Preferred Stock and 11,158 shares of Class B Preferred Stock, including related accrued dividends, for 4,334,281 shares of common stock at an exchange rate based on an assumed initial public offering price of $13.00 per share, the mid-point of the range shown on the cover page of this prospectus;

    - a compensation charge of approximately $2.7 million that we would have incurred at March 31, 1999 upon consummation of this offering in connection with the termination of our right to repurchase 210,119 shares of our common stock from Mr. Bajaj at a per share price of $0.3007; and

    - an interest charge of approximately $0.9 million related to beneficial conversion rights of convertible notes.

    You should read this table in conjunction with "Use of Proceeds," "Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this prospectus.

    The amount shown for stockholders' equity and common stock excludes:

    - 3,642,084 shares of common stock reserved for issuance in connection with AppNet's stock incentive plans;

    - 84,795 shares of common stock reserved for issuance at an exercise price of $0.3007 per share in connection with outstanding warrants to purchase common stock;

    - 887,473 shares of common stock reserved for issuance in connection with outstanding promissory notes convertible into shares of our common stock at conversion prices of $8.55 and $11.40 per share;

    - 461,539 shares of common stock reserved for issuance in connection with outstanding promissory notes convertible into shares of our common stock at a conversion price of 80% of the initial public offering price per share in this offering, assuming an initial public offering price of $13.00, the mid-point of the range shown on the cover page of this prospectus; and

    - 891,318 shares of common stock reserved for issuance in connection with contingent payments payable to the former owners of four of the companies we acquired, New Media Publishing, Sigma6, Salzinger & Company and Internet Outfitters, assuming that the market price of our common stock at the time the contingent payments are made is $13.00, the mid-point of the range shown on the cover page of this prospectus.

                                                                                              MARCH 31, 1999
                                                                                        --------------------------
                                                                                                      PRO FORMA
                                                                                          ACTUAL     AS ADJUSTED
                                                                                        ----------  --------------
                                                                                              (IN THOUSANDS)

Cash and cash equivalents.............................................................  $    5,655   $     11,408
                                                                                        ----------  --------------
                                                                                        ----------  --------------
Credit facilities.....................................................................      59,400        --
Other long-term debt(a)...............................................................       1,479          1,479
Convertible notes.....................................................................      15,006         13,588

Class A Preferred Stock, $0.01 par value, actual, 96,621 shares authorized, liquidation value of $1,000, 45,430 shares issued and outstanding; pro forma as
  adjusted, no shares issued and outstanding(b) ......................................      45,115             --
Common stock subject to put rights(c).................................................         278            278

Stockholders' equity:
  Class B Preferred Stock, $0.01 par value, 20,000 shares authorized, actual, 11,576 shares issued and outstanding, liquidation value of $1,000; pro forma as adjusted,
    no shares issued and outstanding..................................................      11,576             --
  Common stock, $0.0005 par value, 75,000,000 shares authorized, actual, 19,917,545 shares issued and outstanding; pro forma as adjusted, 30,414,091 shares issued and
    outstanding.......................................................................          10             15
  Additional paid-in capital..........................................................      36,518        167,085
  Notes receivable....................................................................        (685)          (685)
  Accumulated deficit.................................................................     (30,721)       (34,264)
  Deferred compensation...............................................................        (477)          (477)
                                                                                        ----------  --------------
    Total stockholders' equity........................................................      16,221        131,674
                                                                                        ----------  --------------
    Total capitalization..............................................................  $  137,499   $    147,019
                                                                                        ----------  --------------
                                                                                        ----------  --------------

------------------------

(a) Other long-term debt includes current and non-current debt obligations and capital lease obligations.

(b) Class A Preferred Stock is recorded at its liquidation value, net of issuance costs. Excludes, as of March 31, 1999, 121 shares of Class A Preferred Stock reserved for issuance at an exercise price equal to the liquidation value per share in connection with an outstanding warrant to purchase Class A Preferred Stock.

(c) The holders of these shares of common stock had the right to require AppNet to repurchase the shares for an aggregate purchase price of approximately $278,000. This right terminated on April 11, 1999.

                                    DILUTION

    AppNet's pro forma net tangible book value as of March 31, 1999 was a deficit of $70.9 million or $(2.91) per share of common stock. Pro forma net tangible book value per share of common stock represents the amount of total tangible assets less the sum of (a) total liabilities and (b) the liquidation preference of the Class A Preferred Stock and the Class B Preferred Stock and the repurchase price of common stock subject to put rights and increased by the effect of the conversion of the $406,000 promissory note into 39,055 shares of common stock, the conversion of promissory notes of $1,012,000, plus accrued interest, into 123,210 shares of common stock and the exchange of 43,789 and 11,158 shares of Class A and Class B Preferred Stock, plus related accrued dividends, respectively into 4,334,281 shares of common stock, divided by the number of shares of common stock outstanding. After giving effect to the sale of 6,000,000 shares of our common stock in this offering at an assumed initial public offering price of $13.00 per share, the mid-point of the range shown on the cover page of this prospectus, and the application of the estimated net proceeds from this offering, AppNet's adjusted pro forma net tangible book value at March 31, 1999 would have been a deficit of approximately $1.4 million or $(0.05) per share of common stock. This represents an immediate increase in pro forma net tangible book value of $2.86 per share of common stock to existing stockholders and an immediate dilution in pro forma net tangible book value of $13.05 per share of common stock to new investors purchasing shares in this offering. Dilution is determined by subtracting pro forma net tangible book value per share after the offering from the amount of cash paid by a new investor for a share of common stock. The following table illustrates this per share dilution as of March 31, 1999:

                                                                                                     PER SHARE
                                                                                              ------------------------
Assumed initial public offering price.......................................................                $   13.00
  Pro forma net tangible book value as of March 31, 1999....................................   $   (2.91)
  Increase in pro forma net tangible book value attributable to new investors...............        2.86
                                                                                              -----------
  Pro forma net tangible book value per share after this offering...........................                    (0.05)
                                                                                                           -----------
  Dilution to new investors.................................................................                $   13.05
                                                                                                           -----------
                                                                                                           -----------

    As of March 31, 1999, there were outstanding options to purchase 1,563,891 shares of common stock at a weighted average exercise price of $10.72 per share, outstanding warrants to purchase 84,795 shares of common stock at a weighted average exercise price of $0.3007 per share, and convertible notes, excluding the convertible notes reflected above, to purchase 887,473 shares of common stock at a weighted average exercise price of $11.03 per share. In addition, $5.2 million of notes payable are convertible at 80% of the initial public offering price. To the extent that these options and warrants are exercised, and the convertible notes are converted, there will be further dilution to new investors. New investors could also experience further dilution as a result of the issuance of shares of common stock to the former owners of four of the businesses we have acquired in connection with contingent payments payable to them. These acquired businesses are New Media Publishing, Sigma6, Salzinger & Company and Internet Outfitters.

    The following table sets forth, as of March 31, 1999, the number of shares of our common stock purchased from AppNet, the total consideration paid to AppNet and the average price paid per share by existing stockholders and by new investors at an assumed initial public offering price of $13.00 per share, the mid-point of the range shown on the cover page of this prospectus.

                                                        SHARES PURCHASED           TOTAL CONSIDERATION
                                                    -------------------------  ---------------------------  AVERAGE PRICE
                                                       NUMBER       PERCENT        AMOUNT        PERCENT      PER SHARE
                                                    ------------  -----------  --------------  -----------  -------------
Existing stockholders (1).........................    24,414,091        80.2%  $   83,797,000        51.8%    $    3.43
New investors.....................................     6,000,000        19.8       78,000,000        48.2         13.00
                                                    ------------       -----   --------------       -----
  Total...........................................    30,414,091       100.0%  $  161,797,000       100.0%
                                                    ------------       -----   --------------       -----
                                                    ------------       -----   --------------       -----

------------------------

(1) Includes 39,055 shares resulting from the conversion of a note of approximately $406,000 at $10.40 per share, 123,210 shares resulting from the conversion of promissory notes of approximately $1.0 million plus accrued interest at $8.55 per share, and 3,444,445 and 889,836 shares resulting from the exchange of Class A Preferred Stock and Class B Preferred Stock, respectively, plus related accrued dividends at a price of $13.00 per share, the mid-point of the range shown on the cover page of this prospectus.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To AppNet Systems, Inc.:

    We have examined the pro forma and offering adjustments reflecting the transactions described in the introduction to the pro forma consolidated financial data contained on page 20 and in Notes (a) through (j) to this statement and the application of those adjustments to the historical amounts in the accompanying pro forma consolidated statement of operations of AppNet Systems, Inc. for the year ended December 31, 1998. The historical consolidated statement of operations is derived from the year ended December 31, 1998 historical financial statements of AppNet Systems, Inc., i33 communications corp., Salzinger & Company, Inc. and Internet Outfitters, Inc., each of which were audited by us, appearing elsewhere herein, the financial statements of Arbor Intelligent Systems, Inc., Software Services Corporation, New Media Publishing, Inc., Century Computing, Incorporated, Research & Planning, Inc. and The Kodiak Group, Inc. acquired by AppNet Systems, Inc. during 1998 for the period in 1998 prior to their acquisitions, each of which were also audited by us, appearing elsewhere herein, the unaudited historical financial statements of Logex International, L.L.C. for the period in 1998 prior to its acquisition and the unaudited historical financial statements of Sigma6, Inc., and Transform IT, Incorporated for the year ended December 31, 1998. Such pro forma and offering adjustments are based upon management's assumptions described in the introduction to the pro forma consolidated financial data contained on page 20 and in Notes (a) through (j). Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included such procedures as we considered necessary in the circumstances.

    In addition, we have reviewed the related pro forma and offering adjustments reflecting the transactions described in the introduction to the pro forma consolidated financial data contained on page 20 and in Notes (a) through (j) and the application of those adjustments to the historical amounts in the accompanying pro forma consolidated statement of operations for the three months ended March 31, 1999. The historical consolidated statement of operations is derived from the historical unaudited statement of operations of AppNet Systems, Inc., which was reviewed by us, appearing elsewhere herein, and the historical unaudited statements of operations for i33 communications corp., Salzinger & Company, Inc., Internet Outfitters, Inc., Sigma6, Inc. and Transform IT, Incorporated for the period in 1999 prior to their acquisitions, each of which were reviewed by us. Such pro forma and offering adjustments are based on management's assumptions as described in the introduction to the pro forma consolidated financial data contained on page 20 and in Notes (a) through (j). Our review was made in accordance with standards established by the American Institute of Certified Public Accountants.

    The objective of this pro forma financial information is to show what the significant effects on the historical financial information might have been had the transactions occurred at an earlier date. However, the pro forma consolidated statements of operations are not necessarily indicative of the results of operations that would have been attained had the above-mentioned transactions actually occurred earlier.

    In our opinion, management's assumptions provide a reasonable basis for presenting the significant effects directly attributable to the above-mentioned transactions described in the introduction to the pro forma consolidated financial data contained on page 20 and in Notes (a) through (j), the related pro forma and offering adjustments give appropriate effect to those assumptions, and the pro forma as adjusted columns reflect the proper application of those adjustments to the historical financial amounts in the pro forma consolidated statement of operations for the year ended December 31, 1998.

    A review is substantially less in scope than an examination, the objective of which is the expression of an opinion on management's assumptions, the pro forma and offering adjustments and the application of those adjustments to historical financial information. Accordingly, we do not express such an opinion on the pro forma and offering adjustments or the application of such adjustments to the pro forma consolidated statement of operations for the three months ended March 31, 1999. Based on our review, however, nothing came to our attention that caused us to believe that management's assumptions do not provide a reasonable basis for presenting the significant effects directly attributable to the above-mentioned transaction described in the introduction to the pro forma consolidated financial data contained on page 20 and in Notes (a) through (j), that the related pro forma and offering adjustments do not give appropriate effect to those assumptions, or that the pro forma as adjusted column does not reflect the proper application of those adjustments to the historical financial statement amounts in the pro forma consolidated statement of operations for the three months ended March 31, 1999.


                                          ARTHUR ANDERSEN LLP


Washington, D.C.
May 24, 1999

                     PRO FORMA CONSOLIDATED FINANCIAL DATA

    The following tables set forth the unaudited pro forma consolidated statements of operations of AppNet for the year ended December 31, 1998 and for the three months ended March 31, 1999. The pro forma consolidated statements of operations for the year ended December 31, 1998 give effect (1) on a pro forma basis, to the acquisitions we made in 1998 and 1999 and GTCR's investment in AppNet, as if these transactions had occurred on January 1, 1998 and (2) on a pro forma, as adjusted, basis to reflect:

    - the reduction of interest expense due to the conversion of a $406,000 note payable which automatically converts into shares of our common stock upon the offering;

    - the reduction of interest expense due to the conversion of promissory notes of approximately $1.0 million plus accrued interest into 123,210 shares of common stock;

    - the reduction of the dividends on and accretion of preferred stock resulting from the exchange of 43,789 and 11,158 shares of Class A and Class B Preferred Stock, respectively, plus related accrued dividends, for shares of common stock; and

    - the reduction of interest expense and dividends on and accretion of preferred stock resulting from the repayment of the credit facilities and the redemption of shares of Class A and Class B Preferred Stock in connection with the offering, as if such transactions had occurred on January 1, 1998.

    The pro forma consolidated statements of operations for the three months ended March 31, 1999, give effect (1) on a pro forma basis, to the acquisitions we made in 1998 and 1999, as if these acquisitions had occurred on January 1, 1998 and (2) on a pro forma, as adjusted, basis to reflect:

    - the reduction of interest expense due to the conversion of a $406,000 note payable which automatically converts into shares of our common stock upon the offering;

    - the reduction of interest expense due to the conversion of promissory notes of approximately $1.0 million plus accrued interest into 123,210 shares of common stock;

    - the reduction of the dividends on and accretion of preferred stock resulting from the exchange of 43,789 and 11,158 shares of Class A and Class B Preferred Stock, respectively, plus related accrued dividends, for shares of common stock; and

    - the reduction of interest expense and dividends on and accretion of preferred stock resulting from the repayment of the credit facilities and the redemption of shares of Class A and Class B Preferred Stock in connection with the offering, as if such transactions had occurred on January 1, 1998.

    The information in the pro forma consolidated statement of operations for the year ended December 31, 1998 has been derived from the audited statements of operations for the year ended December 31, 1998 of AppNet, i33 communications corp., Salzinger & Company, Inc. and Internet Outfitters, Inc., the unaudited statements of operations of Sigma6, Inc. and TransForm IT, Incorporated for the year ended December 31, 1998 and the audited statements of operations of the companies we acquired in 1998 for the periods during 1998 prior to acquisition, all of which, except the statements of operations for Sigma6, Inc. and TransForm IT, Incorporated, are included elsewhere in this prospectus.

    The information in the pro forma consolidated statement of operations for the three months ended March 31, 1999 has been derived from the unaudited statement of operations of AppNet for the three months ended March 31, 1999, included elsewhere in this prospectus, and the unaudited statements of operations for the companies acquired in 1999 for the periods during 1999 prior to their acquisition.

    The acquisitions we made were accounted for using the purchase method of accounting. The purchase method of accounting allocates the aggregate purchase price to the assets acquired and liabilities assumed based upon their respective fair values. The excess of purchase price over the fair value of tangible and identifiable intangible assets acquired, net of liabilities assumed, has been reflected as goodwill. AppNet believes that the preliminary allocations set forth herein are reasonable; however, in some cases the final allocations will be based upon valuations and other studies that are not yet complete. As a result, the allocations set forth herein are subject to revision as additional information becomes available, and such revised allocations could differ from those set forth herein.

    The unaudited pro forma consolidated statements of operations are based upon currently available information and assumptions and estimates which management believes are reasonable. These assumptions and estimates, however, are subject to change, including, without limitation, adjustments for potential cost savings or other synergies arising from the acquisitions we made in 1998 and 1999. These statements are presented for comparative purposes only and do not purport to be indicative of the actual results of operations that might have occurred or expected future results. You should read the unaudited consolidated pro forma financial data in conjunction with our consolidated financial statements and the related notes and the audited financial statements and the related notes of the companies we acquired included elsewhere in this prospectus.

                              APPNET SYSTEMS, INC.
                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  CONSOLIDATED
                                     APPNET       ARBOR(A)     SSC(A)    CENTURY(A)     NMP(A)       R&P(A)      KODIAK(A)
                                  -------------  -----------  ---------  -----------  -----------  -----------  -----------
Revenues........................   $    17,674    $     688   $  10,788   $  10,040    $   3,711    $   5,303    $   6,289
Cost of revenues................        11,699          471       7,392       6,192        1,542        2,667        3,221
                                  -------------       -----   ---------  -----------  -----------  -----------  -----------
  Gross profit..................         5,975          217       3,396       3,848        2,169        2,636        3,068

Operating expenses:
  Selling and marketing.........           964           14         567         112          227          260           66
  General and administrative....         6,507          226       1,856       2,639        1,868          644        1,691
  Stock-based and other
    acquisition-related
    compensation................         1,157          465       2,654         953           --           --          250
  Depreciation and
    amortization................        10,151           29         230         156          123           80          136
                                  -------------       -----   ---------  -----------  -----------  -----------  -----------
    Total operating expenses....        18,779          734       5,307       3,860        2,218          984        2,143
                                  -------------       -----   ---------  -----------  -----------  -----------  -----------

Income (loss) from operations...       (12,804)        (517)     (1,911)        (12)         (49)       1,652          925
Interest expense (income).......         1,052           29          28         (41)          --          (11)           2
Other expense, net..............           723          211         372         423           --           99            8
                                  -------------       -----   ---------  -----------  -----------  -----------  -----------
Income (loss) before income
  taxes.........................       (14,579)        (757)     (2,311)       (394)         (49)       1,564          915
Income taxes....................          (200)          --        (598)       (135)          13           29            5
                                  -------------       -----   ---------  -----------  -----------  -----------  -----------
Net income (loss)...............   $   (14,379)   $    (757)  $  (1,713)  $    (259)   $     (62)   $   1,535    $     910
                                  -------------       -----   ---------  -----------  -----------  -----------  -----------
                                  -------------       -----   ---------  -----------  -----------  -----------  -----------

Dividends on and accretion of
  preferred stock...............           873
                                  -------------
Net loss attributable to common
  stockholders..................   $   (15,252)
                                  -------------
                                  -------------

Basic and diluted net loss per
  common share..................   $     (1.41)
                                  -------------
                                  -------------
Weighted average common shares
  outstanding (h)...............    10,785,424
                                  -------------
                                  -------------

                                                                                OTHER
                                                              INTERNET        ACQUIRED       PRO FORMA     PRO FORMA
                                   I33(A)    SALZINGER(A)   OUTFITTERS(A)   COMPANIES(A)    ADJUSTMENTS   CONSOLIDATED
                                  ---------  -------------  -------------  ---------------  ------------  ------------
Revenues........................  $   4,360    $   3,110      $   2,343       $   4,876      $       --    $   69,182
Cost of revenues................      2,251        1,738          1,287           3,481              --        41,941
                                  ---------       ------         ------          ------     ------------  ------------
  Gross profit..................      2,109        1,372          1,056           1,395              --        27,241
Operating expenses:
  Selling and marketing.........        985            2             47              83              --         3,327
  General and administrative....      1,343          425            859             973              --        19,031
  Stock-based and other
    acquisition-related
    compensation................         --           --             57              --          11,195(b)      16,731
  Depreciation and
    amortization................        114           13             57              62          49,121(c)      60,272
                                  ---------       ------         ------          ------     ------------  ------------
    Total operating expenses....      2,442          440          1,020           1,118          60,316        99,361
                                  ---------       ------         ------          ------     ------------  ------------
Income (loss) from operations...       (333)         932             36             277         (60,316)      (72,120)
Interest expense (income).......         11          (20)            47              (9)          4,774(d)       5,862
Other expense, net..............         35           --             --              15          (1,107)  )         779
                                  ---------       ------         ------          ------     ------------  ------------
Income (loss) before income
  taxes.........................       (379)         952            (11)            271         (63,983)      (78,761)
Income taxes....................        (34)          --             52             (85)            853(f)        (100)
                                  ---------       ------         ------          ------     ------------  ------------
Net income (loss)...............  $    (345)   $     952      $     (63)      $     356         (64,836)      (78,661)
                                  ---------       ------         ------          ------
                                  ---------       ------         ------          ------
Dividends on and accretion of
  preferred stock...............                                                                  2,731(g)       3,604
                                                                                            ------------  ------------
Net loss attributable to common
  stockholders..................                                                             $  (67,567)   $  (82,265)
                                                                                            ------------  ------------
                                                                                            ------------  ------------
Basic and diluted net loss per
  common share..................                                                                           $    (4.46)
                                                                                                          ------------
                                                                                                          ------------
Weighted average common shares
  outstanding (h)...............                                                                           18,465,130
                                                                                                          ------------
                                                                                                          ------------


                                    OFFERING      PRO FORMA
                                   ADJUSTMENTS   AS ADJUSTED
                                  -------------  ------------
Revenues........................    $      --    $     69,182
Cost of revenues................           --          41,941
                                  -------------  ------------
  Gross profit..................           --          27,241
Operating expenses:
  Selling and marketing.........           --           3,327
  General and administrative....           --          19,031
  Stock-based and other
    acquisition-related
    compensation................           --          16,731
  Depreciation and
    amortization................           --          60,272
                                  -------------  ------------
    Total operating expenses....           --          99,361
                                  -------------  ------------
Income (loss) from operations...           --         (72,120)
Interest expense (income).......       (4,840)(i)        1,022
Other expense, net..............           --             779
                                  -------------  ------------
Income (loss) before income
  taxes.........................        4,840         (73,921)
Income taxes....................           --            (100)
                                  -------------  ------------
Net income (loss)...............        4,840         (73,821)

Dividends on and accretion of
  preferred stock...............       (3,604)(j)           --
                                  -------------  ------------
Net loss attributable to common
  stockholders..................    $   8,444    $    (73,821)
                                  -------------  ------------
                                  -------------  ------------
Basic and diluted net loss per
  common share..................                 $      (2.55)
                                                 ------------
                                                 ------------
Weighted average common shares
  outstanding (h)...............                   28,961,676
                                                 ------------
                                                 ------------

                              APPNET SYSTEMS, INC.
                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1999
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                              OTHER
                                     CONSOLIDATED                             INTERNET      ACQUIRED     PRO FORMA
                                        APPNET      I33(A)   SALZINGER(A)   OUTFITTERS(A)   COMPANIES(A) ADJUSTMENTS
                                     ------------   ------   ------------   -------------   ---------   -----------
Revenues...........................   $   19,643     $103      $   417          $ 663        $1,445       $    --
Cost of revenues...................       11,457       48          214            431           982            --
                                     ------------   ------   ------------      ------       ---------   -----------
  Gross profit.....................        8,186       55          203            232           463            --

Operating expenses:
  Selling and marketing............        1,190       19           48             15            81            --
  General and administrative.......        6,754       70          161            232           185            --
  Stock-based and other
    acquisition-related
    compensation...................        2,487       --          675             21            --          (552)(b)
  Depreciation and amortization....       12,735        3            3             18             8            80(c)
                                     ------------   ------   ------------      ------       ---------   -----------
    Total operating expenses.......       23,166       92          887            286           274          (472)
                                     ------------   ------   ------------      ------       ---------   -----------
Income (loss) from operations......      (14,980)     (37)        (684)           (54)          189           472
Interest expense (income)..........        1,262       --           (2)            17             3           196(d)
Other expense, net.................           --       --          472             --            --          (472)(e)
                                     ------------   ------   ------------      ------       ---------   -----------
Income (loss) before income
  taxes............................      (16,242)     (37)      (1,154)           (71)          186           748
Income taxes.......................          100       --           --            (27)           70           (43)(f)
                                     ------------   ------   ------------      ------       ---------   -----------
Net loss...........................   $  (16,342)    $(37)     $(1,154)         $ (44)       $  116       $   791
                                     ------------   ------   ------------      ------       ---------   -----------
                                     ------------   ------   ------------      ------       ---------   -----------

Dividends on and accretion of
  preferred stock..................        1,039                                                               93(g)
                                     ------------                                                       -----------
Net loss attributable to common
  stockholders.....................   $  (17,381)                                                         $   698
                                     ------------                                                       -----------
                                     ------------                                                       -----------

Basic and diluted net loss per
  common share.....................   $    (0.88)
                                     ------------
                                     ------------
Weighted average common shares
  outstanding (h)..................   19,722,559
                                     ------------
                                     ------------


                                      PRO FORMA      OFFERING      PRO FORMA
                                     CONSOLIDATED   ADJUSTMENTS   AS ADJUSTED
                                     ------------   -----------   -----------
Revenues...........................   $   22,271      $    --     $    22,271
Cost of revenues...................       13,132           --          13,132
                                     ------------   -----------   -----------
  Gross profit.....................        9,139           --           9,139
Operating expenses:
  Selling and marketing............        1,353           --           1,353
  General and administrative.......        7,402           --           7,402
  Stock-based and other
    acquisition-related
    compensation...................        2,631           --           2,631
  Depreciation and amortization....       12,847           --          12,847
                                     ------------   -----------   -----------
    Total operating expenses.......       24,233           --          24,233
                                     ------------   -----------   -----------
Income (loss) from operations......      (15,094)          --         (15,094)
Interest expense (income)..........        1,476       (1,240)(i)         236
Other expense, net.................           --           --              --
                                     ------------   -----------   -----------
Income (loss) before income
  taxes............................      (16,570)       1,240         (15,330)
Income taxes.......................          100           --             100
                                     ------------   -----------   -----------
Net loss...........................   $  (16,670)     $ 1,240     $   (15,430)
                                     ------------   -----------   -----------
                                     ------------   -----------   -----------
Dividends on and accretion of
  preferred stock..................        1,132       (1,132)(j)          --
                                     ------------   -----------   -----------
Net loss attributable to common
  stockholders.....................   $  (17,802)     $ 2,372     $   (15,430)
                                     ------------   -----------   -----------
                                     ------------   -----------   -----------
Basic and diluted net loss per
  common share.....................   $    (0.88)                       (0.50)
                                     ------------                 -----------
                                     ------------                 -----------
Weighted average common shares
  outstanding (h)..................   20,284,523                   30,781,069
                                     ------------                 -----------
                                     ------------                 -----------

            NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                 AND FOR THE THREE MONTHS ENDED MARCH 31, 1999
                                  (UNAUDITED)
                                 (IN THOUSANDS)

    The following adjustments were applied to AppNet's consolidated statement of operations and the financial data of the companies we acquired in 1998 and 1999 to arrive at the unaudited pro forma consolidated statement of operations.

    (a) In the pro forma consolidated statement of operations for the year ended December 1998, these columns reflect the actual results of operations for the acquisitions we completed in 1998 from January 1, 1998 to the date prior to which each respective acquisition was consummated and for the companies we acquired in 1999 for the full year ended December 31, 1998. In the pro forma consolidated statement of operations for the three months ended March 31, 1999, these columns reflect the actual results of operations for the acquisitions we completed in 1999 from January 1, 1999 to the date prior to which each respective acquisition was consummated as if they had occurred on January 1, 1998.

    (b) This adjustment was made to record a full year of the estimated compensation charge for contingent payments in connection with our acquisitions in 1998 and 1999 and to reduce pro forma expense for stock-based and other acquisition-related compensation expense recorded by the acquired companies prior to their acquisition by AppNet which arose as a direct result of their acquisition by AppNet:

                                                                                                                 YEAR ENDED
                                                                                                             DECEMBER 31, 1998
                                                                                                             ------------------
Contingent payment compensation expense....................................................................     $     15,574
Less: Acquisition-related compensation expense recorded by acquired companies..............................           (4,379)
                                                                                                             ------------------
                                                                                                                $     11,195
                                                                                                             ------------------
                                                                                                             ------------------

                                                                                                              THREE MONTHS ENDED

                                                                                                                MARCH 31, 1999

                                                                                                             --------------------

Contingent payment compensation expense....................................................................       $      144

Less: Acquisition-related compensation expense recorded by acquired companies..............................             (696)

                                                                                                                    --------

                                                                                                                  $     (552)

                                                                                                                    --------

                                                                                                                    --------


    See Note 16 of AppNet's historical consolidated financial statements included elsewhere in this prospectus which further explains the amount shown as contingent payment compensation expense. This pro forma amount has been calculated assuming the operating targets related to the contingent payments payable to the former owners of five of the companies we acquired, New Media Publishing, Sigma6, Salzinger & Company, Internet Outfitters and TransForm IT, are fully met and a common stock price per share of $13.00, the mid-point of the range shown on the cover page of this prospectus. Approximately 75% of the total contingent payments which have a fair value of approximately $31.6 million based on a per share price of common stock of $13.00, the mid-point of the range shown on the cover page of this prospectus, will be reflected as compensation expense over a weighted average period of 18 months. These charges will be fully recognized by the end of the year 2000.

    (c) This adjustment was made to record amortization expense related to acquired identifiable intangible assets and goodwill. Such amounts are being amortized over the estimated useful life of each asset, primarily two to three years. Six of the acquisitions, LOGEX International, New Media Publishing, Sigma6, Salzinger & Company, Internet Outfitters and TransForm IT, provide for additional purchase consideration, primarily cash and stock, which is payable upon the attainment of agreed-upon operating targets. A portion of this amount will be recorded as additional goodwill. If the operating targets are fully met, the aggregate amount of additional goodwill will be approximately $8.5 million, assuming a per share price of common stock at the time the contingency is resolved of $13.00, the mid-point of the range shown on the cover page of this prospectus. See "Risk Factors--Our intangible assets represent a significant portion of our assets; amortization of our intangible assets will adversely impact our net income and we may never realize the full value of our intangible assets" for additional information on these amortization expenses.

    (d) This adjustment was made to reflect a full year of interest expense on acquisition debt financing. The increase in the interest expense is a result of the amounts drawn under the credit facilities to the balance outstanding on March 31, 1999 of approximately $59.4 million at a weighted average interest rate of 8.0%. Additionally, the increase results from notes issued to selling shareholders with a principal balance of approximately $15.6 million at March 31, 1999 which bear a weighted average interest rate of 5.7%. The adjustment is as follows:

                                                                                                    YEAR ENDED
                                                                                                DECEMBER 31, 1998
                                                                                                ------------------
Interest on credit facility...................................................................   $      4,550,000
Interest on notes to selling shareholders.....................................................            948,000
Less: interest recorded by AppNet and acquired companies......................................           (724,000)
                                                                                                ------------------
                                                                                                 $      4,774,000
                                                                                                ------------------
                                                                                                ------------------

                                                                                                 THREE MONTHS ENDED

                                                                                                   MARCH 31, 1999

                                                                                                --------------------

Interest on credit facility...................................................................    $      1,178,000

Interest on notes to selling shareholders.....................................................             237,000

Less: interest recorded by AppNet and acquired companies......................................          (1,219,000)

                                                                                                --------------------

                                                                                                  $        196,000

                                                                                                --------------------

                                                                                                --------------------


    In addition, an interest charge of approximately $0.9 million will be recorded related to the beneficial conversion rights of convertible notes, which is not reflected in the pro forma consolidated statement of operations.

    (e) This adjustment was made to eliminate costs of investment advisors and other professionals incurred by the companies we acquired in 1998 and 1999 which were directly attributable to the sale of those companies to AppNet.

    (f) This adjustment was made to record the estimated tax benefit for the full year of 1998 and the estimated tax provision for the three months ended March 31, 1999 and to reflect the tax impact of the previous pro forma adjustments, net of an applicable valuation allowance.

                                                                                                                 YEAR ENDED
                                                                                                             DECEMBER 31, 1998
                                                                                                             ------------------
Income taxes...............................................................................................     $       (100)
Less: historical tax (benefit)/provision recorded by AppNet and the companies we acquired..................             (953)
                                                                                                             ------------------
Net adjustment.............................................................................................     $        853
                                                                                                             ------------------
                                                                                                             ------------------

                                                                                                              THREE MONTHS ENDED

                                                                                                                MARCH 31, 1999

                                                                                                             --------------------

Income taxes...............................................................................................       $      100

Less: historical tax (benefit)/provision recorded by AppNet and the companies we acquired..................              143

                                                                                                                    --------

Net adjustment.............................................................................................              (43)

                                                                                                                    --------

                                                                                                                    --------


    (g) This adjustment was made to reflect a full year of preferred stock dividends on the preferred stock issued to finance our acquisitions.

    (h) Pro forma weighted average common shares outstanding for the year ended December 31, 1998 reflects the effects of shares we issued in connection with the acquisitions we made in 1998 and 1999 and GTCR's investment in AppNet, as if all these shares had been issued as of January 1, 1998. Pro forma weighted average common shares outstanding for the three months ended March 31, 1999 reflects the effects of shares we issued in connection with the acquisitions we made in 1999 as if all these shares had been issued as of January 1, 1998.

    Pro forma, as adjusted, weighted average shares outstanding for the year ended December 31, 1998, and for the three months ended March 31, 1999, reflects the pro forma weighted average shares outstanding for the respective periods plus (1) the 6,000,000 shares to be issued in connection with this offering, (2) the conversion of a $406,000 note payable into 39,055 shares of common stock,
(3) the conversion of promissory notes of $1,012,000 into 123,210 shares of common stock and (4) the issuance of 4,334,281 shares of common stock in connection with the exchange of Class A and Class B Preferred Stock and related accrued dividends.

    (i) This adjustment was made to eliminate interest expense as a result of the repayment of the credit facilities and the conversion of a $406,000 note payable into shares of our common stock in connection with the offering:

                                                                              YEAR ENDED        THREE MONTHS ENDED
                                                                           DECEMBER 31, 1998      MARCH 31, 1999
                                                                          -------------------  --------------------
Repayment of credit facilities..........................................       $  (4,769)           $   (1,213)
Conversion of notes payable.............................................             (71)                  (27)
                                                                                 -------               -------
                                                                               $  (4,840)           $   (1,240)
                                                                                 -------               -------
                                                                                 -------               -------

    (j) This adjustment was made to eliminate dividends on and accretion of preferred stock as a result of the redemption and the exchange of preferred stock in connection with this offering, as follows:

                                                                              YEAR ENDED        THREE MONTHS ENDED
                                                                           DECEMBER 31, 1998      MARCH 31, 1999
                                                                          -------------------  --------------------
Class A Preferred Stock.................................................          (2,909)                 (958)
Class B Preferred Stock.................................................            (695)                 (174)
                                                                                 -------               -------
                                                                               $  (3,604)           $   (1,132)
                                                                                 -------               -------
                                                                                 -------               -------

                            SELECTED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following tables contain selected financial data of AppNet for the year ended December 31, 1998 and for the three months ended March 31, 1999 and for its predecessor, Software Services Corporation, for each of the years in the four-year period ended December 31, 1997 and for the period from January 1, 1998 to August 24, 1998. The consolidated statement of operations data and balance sheet data for AppNet for the year ended December 31, 1998 are derived from financial statements audited by Arthur Andersen LLP, independent public accountants, and are included elsewhere in this prospectus. The statement of operations data and balance sheet data for AppNet for the three months ended March 31, 1999 are derived from the unaudited financial statements of AppNet included elsewhere in this prospectus. The statement of operations data for Software Services Corporation for the years ended December 31, 1996 and 1997 and for the period from January 1, 1998 to August 24, 1998 and the balance sheet data as of December 31, 1996 and 1997 and August 24, 1998 are derived from the financial statements of Software Services Corporation, which have been audited by Arthur Andersen LLP and are included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1994 and 1995 and the balance sheet data as of December 31, 1994 and 1995 are unaudited and have been prepared on the same basis as the audited consolidated financial statements of Software Services Corporation included elsewhere in this prospectus. In the opinion of management, this unaudited information includes all adjustments, consisting of only normally recurring adjustments, necessary for a fair presentation of such information. The historical results are not necessarily indicative of results to be expected for any future period. You should read the data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and the related notes and Software Services Corporation's financial statements and the related notes, included elsewhere in this prospectus.

                                                SOFTWARE SERVICES CORPORATION
                                -------------------------------------------------------------              APPNET
                                                                                EIGHT MONTHS   ------------------------------
                                           YEAR ENDED DECEMBER 31,                  ENDED       YEAR ENDED     THREE MONTHS
                                ----------------------------------------------   AUGUST 24,    DECEMBER 31,        ENDED
                                   1994        1995        1996        1997         1998           1998       MARCH 31, 1998
                                ----------  ----------  ----------  ----------  -------------  -------------  ---------------
                                                                                                                (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Revenues....................  $    9,563  $   11,065  $   11,789  $   13,298   $    10,788    $    17,674    $         197
  Net income (loss)...........         282         181         (53)        431        (1,713)       (14,379)            (279)
  Dividends on and accretion
    of preferred stock........          --          --          --          --            --            873               --
  Net income (loss)
    attributable to common
    stockholders..............         282         181         (53)        431        (1,713)       (15,252)            (279)
PER SHARE AMOUNTS:
  Basic and diluted net loss
    per common share..........  $     0.05  $     0.03  $    (0.01) $     0.08   $     (0.30)   $     (1.41)   $       (0.23)
  Weighted average common
    shares outstanding........   6,000,000   6,000,000   5,727,000   5,705,000     5,697,000     10,785,424        1,195,331


                                 THREE MONTHS
                                     ENDED
                                MARCH 31, 1999
                                ---------------

STATEMENT OF OPERATIONS DATA:
  Revenues....................   $      19,643
  Net income (loss)...........         (16,342)
  Dividends on and accretion
    of preferred stock........          (1,039)
  Net income (loss)
    attributable to common
    stockholders..............         (17,381)
PER SHARE AMOUNTS:
  Basic and diluted net loss
    per common share..........   $       (0.88)
  Weighted average common
    shares outstanding........      19,722,559

                                                     DECEMBER 31,                                                THREE MONTHS
                                    ----------------------------------------------  AUGUST 24,   DECEMBER 31,        ENDED
                                       1994        1995        1996        1997        1998          1998       MARCH 31, 1998
                                    ----------  ----------  ----------  ----------  -----------  -------------  ---------------
                                                                                                                  (UNAUDITED)
BALANCE SHEET DATA:
  Total assets....................  $    2,239  $    3,217  $    3,155  $    3,667   $   4,973    $   118,370    $       3,857
  Total debt(1)...................           6         575         992         666          --         43,792            2,394
  Class A Preferred Stock.........          --          --          --          --          --         37,646               --
  Stockholders' equity............       1,641       1,811       1,458       1,886       3,487         23,608              804

                                     THREE MONTHS
                                         ENDED
                                    MARCH 31, 1999
                                    ---------------

BALANCE SHEET DATA:
  Total assets....................   $     163,471
  Total debt(1)...................          75,885
  Class A Preferred Stock.........          45,115
  Stockholders' equity............          16,221

----------------------------------

(1) Total debt includes the current and long-term portions of notes payable and capital lease obligations for Software Services Corporation and includes the current and long-term portions of long-term debt, convertible notes, capital lease obligations and credit facilities for AppNet.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    IN ADDITION TO HISTORICAL INFORMATION, THE FOLLOWING DISCUSSION MAY INCLUDE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES WHICH COULD RESULT IN OPERATING PERFORMANCE THAT IS MATERIALLY DIFFERENT FROM MANAGEMENT'S PROJECTIONS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO THESE DIFFERENCES INCLUDE THOSE DISCUSSED IN "RISK FACTORS," AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THE FOLLOWING DISCUSSION OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF APPNET AND ITS PREDECESSOR, SOFTWARE SERVICES CORPORATION, IN CONJUNCTION WITH THEIR RESPECTIVE CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES, "PRO FORMA CONSOLIDATED FINANCIAL DATA" AND "SELECTED FINANCIAL DATA" INCLUDED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    AppNet provides Internet and electronic commerce professional services and solutions to medium-sized and large businesses. We develop end-to-end electronic commerce solutions that improve communication and commerce between businesses and consumers as well as among businesses and their trading partners. Through strategic acquisitions and internal growth, we have built a company with the ability to design, develop, implement and manage end-to-end Internet and electronic commerce solutions.

    AppNet's financial statements for the period from inception, November 6, 1997, through December 31, 1997, reflect immaterial transactions and, therefore, these transactions have been included in our 1998 financial statements to facilitate presentation. From inception through March 11, 1998, our operating activities primarily consisted of developing a preliminary business plan, recruiting personnel, engaging in discussions with prospective lenders and strategic investors, identifying potential acquisition targets and developing preliminary technical and marketing materials. Our strategic plan identified the specific professional services which are required to provide clients with end-to-end solutions. We then identified a group of companies which focused on providing services in one or more of these professional services areas. After reviewing and evaluating over 100 companies, we ultimately acquired a set of companies that we believe fit together strategically and culturally and which, when integrated with one another, could design, develop, implement and manage end-to-end solutions. In March 1998, we completed our first acquisition. Since that time, AppNet has completed 11 additional acquisitions.

    Typically, the consideration we paid to make our acquisitions included cash, shares of our common stock, promissory notes, promissory notes convertible into shares of our common stock and, in six of our acquisitions, LOGEX International, New Media Publishing, Sigma6, Salzinger & Company, Internet Outfitters and TransForm IT, contingent payments payable in cash and/or shares of our common stock payable upon the attainment of agreed-upon operating targets. The cash portion of such consideration was financed primarily by an investment in our company by GTCR and Smart Technology and borrowings under our credit facilities. Our acquisitions have been accounted for using the purchase method of accounting. Accordingly, the purchase price has been allocated, based on preliminary estimates of fair value, to the tangible assets and liabilities assumed, and in most cases, with the advice of independent valuation experts, to the identifiable intangible assets, as of the acquisition dates. Final estimates of fair value will be made upon the completion of independent valuations for our 1999 acquisitions and the final determination of preexisting contingencies. Since the Internet and the electronic commerce industries are in an early stage of development and continue to evolve rapidly and because competition in these industries is expected to increase, the recorded goodwill and identified intangibles from each of the acquisitions are being amortized on a straight-line basis primarily over two to three years, the estimated period of benefit.

    AppNet's revenues are comprised primarily of fees generated for professional services billed. We also generate fees from outsourcing services although these fees currently represent a small portion of our revenues. Our strategy is to increase the percentage of our revenues generated by fees from outsourcing services. During the development of our outsourcing business, we may incur losses and operating margins may be reduced as we build our operations and infrastructure to support this line of business.

    In general, we bill our professional services on a time and materials basis; however, a portion of our services is billed on a fixed-price basis. AppNet recognizes revenue from time and materials projects based on fixed hourly rates for direct labor hours expended and revenues from fixed-price projects based on the percentage-of-completion method of accounting, with costs and estimated profits recorded as work is performed. Provisions for estimated losses on uncompleted contracts are made in the period in which the losses are determined. Changes in contract scope and estimated profitability, including final contract settlements, may result in adjustments to costs and revenues and are recognized in the period in which the adjustments are determined.

    AppNet's cost of revenues includes all direct labor and other direct costs related to contract performance. Cost of revenues consists primarily of salaries and related employee benefits of billable employees.

    Selling and marketing expenses are comprised of the salaries and related employee benefits of sales and marketing employees and the costs of sales, marketing and advertising activities. We compensate our sales employees with a combination of base salaries and commissions. We anticipate that selling and marketing expenses may increase as a percentage of our revenues in future periods as we continue to build our corporate sales team and expand our marketing strategy.

    AppNet's general and administrative costs include salaries and related employee benefits for finance, legal, human resources and administrative personnel. The general and administrative expenses also include facilities costs, recruiting, training and other corporate costs. As a result of anticipated additional hiring costs associated with the integration of the businesses we acquired in 1998 and 1999, our general and administrative expenses will increase, although they may decline as a percentage of our revenues.

    Stock-based and other acquisition-related compensation includes expenses related to the cash and stock-based contingent payments payable to former owners of five businesses, New Media Publishing, Sigma6, Salzinger & Company, Internet Outfitters and TransForm IT, we acquired if agreed-upon operating targets are achieved and these former stockholders remain employed by AppNet. These contingent payments are accounted for as operating expenses in accordance with Emerging Issues Task Force 95-08, "Accounting for Contingent Consideration Paid to the Shareholders of an Acquired Company in a Purchase Business Combination," instead of as additional purchase consideration at the time of the acquisition because many of the former owners to whom payments are payable must remain employed by AppNet in order for them to receive these payments. The amount of this compensation expense recorded periodically will fluctuate based on the probability of achievement of the operating targets by each of the acquired businesses and the market price of our common stock at the end of each reporting period. This expense is recognized over the period during which these former stockholders must remain employed by us to be eligible to receive the contingent payments. The remaining portion of these contingent payments that is payable to former shareholders who are not our employees or who are not required to remain employed by us during the contingent payment period will be recorded as additional goodwill when such targets are met. If all of the operating targets are fully met, the aggregate amounts of compensation expense and additional goodwill that will be recognized will be approximately $23.1 and $8.5 million, respectively, assuming a per share price of common stock of $13.00, the mid-point of the range shown on the cover page of this prospectus, for all shares issued in connection with these contingent payments. The compensation expense will be recognized during 1999 and 2000.

    A compensation charge will be recorded within stock-based and acquisition-related compensation upon completion of this offering in connection with the termination of our right to repurchase shares of our common stock from Mr. Bajaj. The amount of the compensation charge will be determined based on the number of common shares that we could have repurchased from him and the difference between $0.3007 and the initial public offering price of our common stock. This compensation charge would have been approximately $2.7 million if this offering had occurred on March 31, 1999. Also, we will incur an interest charge of approximately $0.9 million related to the beneficial conversion of convertible notes at the time of this offering.

    Operating results may fluctuate from quarter to quarter and from year to year based on such factors as the number, size, type and profitability of projects in which we are engaged. Other factors that could cause our quarterly results to fluctuate include:

    - effectiveness of integrating acquisitions with existing operations;

    - our ability to attract, train and retain skilled management, technical and creative personnel;

    - the entrance of new competitors; and

    - timing and size of acquisition-related compensation charges which fluctuate based on the market price of our stock and the level of achievement of the agreed upon operating targets.

APPNET PRO FORMA RESULTS OF OPERATIONS

    The pro forma statement of operations for the year ended December 31, 1998 gives effect to the 12 acquisitions we made in 1998 and 1999 and GTCR's investment in AppNet, as if these transactions had occurred on January 1, 1998. The pro forma statement of operations for the three months ended March 31, 1999 gives effect to the acquisitions we made in 1999 as if these transactions had occurred on January 1, 1998. Our pro forma quarterly and annual results may not be indicative of future operations as a result of our continued integration of acquired companies and the development of our corporate infrastructure.

THREE MONTHS ENDED MARCH 31, 1999

    REVENUES. Pro forma revenues for the three months ended March 31, 1999 were $22.3 million.

    COST OF REVENUES. For the three months ended March 31, 1999, cost of revenues was $13.1 million, or 59% of pro forma revenues.

    SELLING AND MARKETING. Pro forma selling and marketing expenses for the three months ended March 31, 1999 were $1.4 million, or 6% of pro forma revenues.

    GENERAL AND ADMINISTRATIVE. Pro forma general and administrative expenses were $7.4 million, or 33% of pro forma revenues. The increase in general and administrative expenses as a percentage of revenue from pro forma 1998 fiscal year activity is a result of the build up of corporate infrastructure through 1998 and into 1999 to assist in the integration of acquisitions.

    STOCK-BASED AND OTHER ACQUISITION-RELATED COMPENSATION. For the three months ended March 31, 1999, pro forma stock-based and other acquisition-related compensation was $2.6 million. The amount is computed based on the assumption that operating targets will be fully met and that the fair market value of our common stock is $13.00 per share, the mid-point of the range shown on the cover page of this prospectus, as if the 1999 acquisitions had occurred on January 1, 1998.

    DEPRECIATION AND AMORTIZATION. Pro forma depreciation and amortization for the three months ended March 31, 1999 was $12.8 million, of which $12.3 million represents amortization of intangible assets.

    INTEREST EXPENSE. For the three months ended March 31, 1999, pro forma interest expense was $1.5 million, the majority of which is a result of the financing of acquisitions. We expect to repay existing borrowings under our credit facilities with a portion of the proceeds from this offering which, along with the conversion of a $406,000 note payable into common stock, would have reduced interest expense on a pro forma as adjusted basis to $0.2 million.

YEAR ENDED DECEMBER 31, 1998

    REVENUES. Pro forma revenues for the year ended December 31, 1998 were $69.2 million. This amount consists primarily of revenues from fees for professional services. We also generated revenues from fees for outsourcing services; the amount of these fees represented a small portion of our revenues for this period.

    COST OF REVENUES. For the year ended December 31, 1998, pro forma cost of revenues was $41.9 million, or 61% of revenues.

    SELLING AND MARKETING. Pro forma selling and marketing expenses were $3.3 million for the year ended December 31, 1998, or 5% of revenues.

    GENERAL AND ADMINISTRATIVE. For the year ended December 31, 1998, pro forma general and administrative expenses were $19.0 million, or 28% of revenues.

    STOCK-BASED AND OTHER ACQUISITION-RELATED COMPENSATION. Pro forma stock-based and other acquisition-related compensation for the year ended December 31, 1998 was $16.8 million. This amount represents an accrual for the estimated amount of the cash and stock-based contingent consideration to be paid to former owners of five of our acquired businesses, New Media Publishing, Sigma6, Salzinger & Company, Internet Outfitters and TransForm IT, during the 12-month period following acquisition. The amount is based on assumptions that operating targets will be fully met and that the fair market value of our common stock is $13.00 per share, the mid-point of the range shown on the cover page of this prospectus.

    DEPRECIATION AND AMORTIZATION. For the year ended December 31, 1998, pro forma depreciation and amortization was approximately $60.3 million, the majority of which represents amortization expense of our intangible assets.

    INTEREST EXPENSE. Pro forma interest expense for the year ended December 31, 1998 was $5.9 million, or 9% of revenues. This includes interest on indebtedness borrowed under our credit facilities in connection with our acquisitions of approximately $4.6 million and interest on notes issued in connection with these acquisitions of approximately $1.0 million. We expect to repay existing borrowings under our credit facilities with a portion of the proceeds of this offering which, along with the conversion of a $406,000 note payable into common stock, would have reduced interest expense on a pro forma as adjusted basis to $1.0 million.

    OTHER EXPENSE, NET. For the year ended December 31, 1998, pro forma other expense includes a charge of $0.3 million related to the refinancing of our credit facilities during 1998 and the write-off of approximately $0.3 million related to an investment in a joint venture that was deemed to have no value due to the failure of the venture to generate a customer base and to generate sufficient revenues to cover operating expenses, which resulted in the abandonment of the operations of the venture.

    INCOME TAXES. Pro forma income tax benefit for the year ended December 31, 1998 was $0.1 million. The effective income tax rate of 0.1% was lower than the blended federal and statutory rate primarily as a result of amortization of a portion of our intangible assets which are not deductible for income tax purposes and the recognition of a valuation allowance in accordance with generally accepted accounting principles.

APPNET HISTORICAL RESULTS OF OPERATIONS

    AppNet's first quarter 1999 historical results of operations may not be indicative of results to be expected for the full year in 1999 due to the impact of acquisitions during the first quarter of 1999 and the continued integration of our 1998 acquisitions.

THREE MONTHS ENDED MARCH 31, 1999 COMPARED TO THREE MONTHS ENDED MARCH 31, 1998

    REVENUES. Revenues for the three months ended March 31, 1999 and 1998 were $19.6 million and $0.2 million, respectively. The increase of $19.4 million is a result of the acquisitions that occurred during 1998 and 1999.

    COST OF REVENUES. For the three months ended March 31, 1999, cost of revenues were $11.5 million as compared to the cost of revenues for the three months ended March 31, 1998 of $0.1 million. The increase of $11.4 million was primarily driven by an increase in average billable headcount resulting from the acquisitions that occurred during 1998 and 1999.

    SELLING AND MARKETING. Selling and marketing expenses for the three months ended March 31, 1999 were $1.2 million. The increase is a result of the acquisitions we completed and the development of our corporate sales and marketing staff.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses were $6.8 million and $0.2 million for the three months ended March 31, 1999 and 1998, respectively. The increase is primarily a result of the acquisitions that occurred during 1998 and 1999 and the development of our corporate general and administrative staff.

    STOCK-BASED AND OTHER ACQUISITION-RELATED COMPENSATION. For the three months ended March 31, 1999, stock-based and other acquisition-related compensation was $2.5 million. The amount is primarily attributable to the contingent payments due to former shareholders that must remain employed to receive the contingent payments. The amount is computed based on the fair market value of our common stock at the end of the reporting period and the assumptions that operating targets will be fully met.

    DEPRECIATION AND AMORTIZATION. For the three months ended March 31, 1999, depreciation and amortization was $12.7 million as compared with $0.1 million for the three months ended March 31, 1998. The increase is primarily due to the amortization of intangible assets resulting from the acquisitions made during 1998 and 1999. AppNet's goodwill and related amortization may increase in future periods if AppNet is required to pay additional consideration for its acquisitions.

    INTEREST EXPENSE. Interest expense for the three months ended March 31, 1999 was $1.3 million that primarily resulted from the interest on the outstanding balance on the credit facility entered into in August 1998.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO SOFTWARE SERVICES CORPORATION
  (PREDECESSOR) FOR THE YEAR ENDED DECEMBER 31, 1997

    REVENUES. Revenues for the year ended December 31, 1998 were $17.7 million as compared with revenues of $13.3 million of Software Services Corporation for the year ended December 31, 1997. The

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difference of $4.4 million is a result of the acquisitions by AppNet during
1998, as well as internal growth which increased headcount and operations.

    COST OF REVENUES. For the year ended December 31, 1998, cost of revenues of AppNet was $11.7 million as compared to the cost of revenues of Software Services Corporation for the year ended December 31, 1997 of $8.4 million. The change of $3.3 million was primarily driven by the increase in billable headcount resulting from the acquisitions that occurred during 1998 and internal growth.

    SELLING AND MARKETING. Selling and marketing expenses for the year ended December 31, 1998 were $1.0 million as compared to $1.0 million for Software Services Corporation for the year ended December 31, 1997.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses of AppNet were $6.5 million for the year ended December 31, 1998 as compared to $3.0 million of Software Services Corporation for the year ended December 31, 1997. The difference is primarily a result of the acquisitions that occurred during 1998.

    STOCK-BASED AND OTHER ACQUISITION-RELATED COMPENSATION. For the year ended December 31, 1998, stock-based and other acquisition-related compensation of AppNet was $1.2 million, which represents an accrual for the estimated amount of cash and stock-based contingent consideration to be paid to former stockholders of acquired businesses.

    DEPRECIATION AND AMORTIZATION. For the year ended December 31, 1998, depreciation and amortization of AppNet was $10.2 million as compared with $0.3 million for the year ended December 31, 1997. The change is primarily a result of the amortization of intangible assets recorded by AppNet in connection with the acquisitions made in 1998.

    INTEREST EXPENSE. Interest expense of AppNet for the year ended December 31, 1998 was $1.1 million that primarily resulted from the interest on the outstanding balance on the credit facility during the period.

    OTHER EXPENSE, NET. Other expense of $0.7 million includes a charge of $0.3 million related to the refinancing of our credit facilities in 1998. Other expense also includes the write-off of $0.3 million related to an investment in a joint venture that was deemed to have no value due to the failure of the venture to generate a customer base and to generate sufficient revenues to cover operating expenses, which resulted in the abandonment of the operations of the venture.

    INCOME TAXES. Income tax benefit for the year ended December 31, 1998 was $0.2 million. The effective income tax rate of 1.4% was lower than the blended federal and state statutory rate primarily as a result of amortization of a portion of our intangible assets which are not deductible for income tax purposes and the recognition of a valuation allowance in accordance with generally accepted accounting principles.

SOFTWARE SERVICES CORPORATION (PREDECESSOR COMPANY)

PERIOD ENDED AUGUST 24, 1998 COMPARED TO THE YEAR ENDED DECEMBER 31, 1997

    REVENUES. Revenues for the period ended August 24, 1998 were $10.8 million, compared to $13.3 million for the year ended December 31, 1997. The decrease is primarily due to the fact that we are comparing a 12-month period to an eight-month period, offset by increased activity in SSC's technical consulting group.

    COST OF REVENUES. Cost of revenues for the period ended August 24, 1998 was $7.4 million, compared to $8.4 million for the year ended December 31, 1997. The amount as a percentage of revenues remained relatively consistent between the respective periods.

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
    OPERATING EXPENSES. Total operating expenses for the period ended August 24, 1998 were $5.3 million, compared to $4.4 million for the year ended December 31, 1997, representing an increase of $0.9 million. The increase is a result of a $2.7 million stock-based and acquisition-related compensation charge, incurred in connection with the acquisition of SSC by AppNet. The offsetting decrease is a result of the decrease in selling and marketing and general and administrative expenses of $1.6 million as larger projects required less overall support.

    INCOME TAXES. An income tax benefit of $0.6 million was recorded for the period ended August 24, 1998, compared with an income tax provision of $0.4 million for the year ended December 31, 1997 based on the income(loss) before income taxes for the respective period.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO THE YEAR ENDED DECEMBER 31, 1996

    REVENUES. Revenues for the year ended December 31, 1997 were $13.3 million, compared to $11.8 million for the year ended December 31, 1996. The increase of $1.5 million is a result of an increase in the number of projects completed and amount of professional services rendered during 1997.

    COST OF REVENUES. Cost of revenues for the year ended December 31, 1997 was $8.4 million, compared to $7.7 million for the year ended December 31, 1996. The amount as a percentage of revenues remained substantially consistent.

    OPERATING EXPENSES. Total operating expenses for the year ended December 31, 1997 were $4.4 million, compared to $4.0 million for the year ended December 31, 1996, representing an increase of $0.4 million. The increase is a result of the overall increase in general and administrative expenses for the year ended December 31, 1997.

    INCOME TAXES. An income tax provision of $0.4 million was recorded for the year ended December 31, 1997, compared with a provision of $0.1 million for the year ended December 31, 1996. The increase is a result of the increase in income before income taxes for the respective period.

LIQUIDITY AND CAPITAL RESOURCES

    At March 31, 1999, we had approximately $5.7 million in cash and cash equivalents. AppNet has financed its operations and acquisitions primarily through the issuance of preferred stock, borrowings under credit facilities and the issuance of common stock. For the year ended December 31, 1998, cash used in operations was $2.6 million and $71.7 million was used in investing activities. For the three months ended March 31, 1999, cash provided by operating activities was $1.5 million and cash used in investing activities was $27.3 million. The principal use of cash in investing activities was to finance acquisitions. As AppNet continues to grow its business and integrate the businesses it has acquired, AppNet expects to use cash from operations to fund these activities.

    Net cash provided by financing activities was $76.7 million and $29.0 million during the year ended December 31, 1998 and the three months ended March 31, 1999, respectively. We received proceeds from net borrowings under our credit facilities of $37.5 million and $21.9 million during the year ended December 31, 1998 and the three months ended March 31, 1999, respectively. In addition, we received $36.3 million and $3.0 million as consideration for the issuance of our preferred and common stock, respectively, during the year ended December 31, 1998. Additionally, we received $7.0 million during the three months ended March 31, 1999 as consideration for the issuance of preferred stock.

    In connection with five of our acquisitions, LOGEX International, Century Computing, Incorporated, Research & Planning, Inc., The Kodiak Group and i33 communications corp., we issued notes to the selling stockholders all of which are convertible into shares of our common stock except for the notes issued in connection with our acquisition of Research & Planning. The balance of the

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
notes at March 31, 1999 was approximately $15.6 million, $14.6 million of which is convertible into shares of our common stock. These notes have varying maturities, from October 1999 through April 2003, and bear interest at rates between 4.33% and 8.0% as of March 31, 1999. In addition, in connection with the acquisition of Software Services Corporation, we issued shares of Class B Preferred Stock. The holders of Class B Preferred Stock are entitled to a 6% cumulative dividend.

    At December 31, 1998, our revolving credit facilities provided for borrowings up to $40 million. In 1999, we replaced these facilities with two new revolving credit facilities which provide for up to $66 million in borrowings, $40 million of which has been guaranteed by an affiliate. The new revolving credit facilities will expire on August 24, 2001. The guaranteed portion bears interest, at our option, at LIBOR plus 2.5% or the lenders' prime rate plus 0.5%. The unguaranteed portion bears interest, at our option, at LIBOR or the lenders' prime rate plus an applicable margin based on our operating performance. The credit facilities are secured by all of our assets and contain various restrictive covenants that, among other things, require us to maintain specified financial ratios and levels of liquidity and working capital and restrict us from paying dividends to our common stockholders. At March 31, 1999, approximately $4.1 million remained available for borrowing under our credit facilities based on the level of financial ratios, as set forth in the credit facility.

    We plan to use the proceeds of this offering to repay all outstanding borrowings under our credit facilities. We intend to terminate our $40 million credit facility following the consummation of this offering and amend our $26 million credit facility to provide for maximum aggregate revolving borrowings of up to $20 million. The termination and amendment of these credit facilities will reduce our interest expense in future periods. In conjunction with the modification of these facilities, we may incur a charge of up to $0.6 million representing the write off of financing costs related to these facilities which have been capitalized and are not fully amortized as of March 31, 1999.

    AppNet's capital expenditures for 1998 were approximately $1.2 million. Historically, capital expenditures have been used to make leasehold improvements to AppNet's leased office space and to purchase computer hardware and software and furniture and fixtures. AppNet does not have any material commitments for capital expenditures for the foreseeable future. However, AppNet does plan to make capital expenditures, which may include office space, over the next two years to further develop our electronic commerce outsourcing services.

    During the period from the consummation of this offering through November 2000, we may be required to make contingent payments to former owners of six of the businesses we acquired, LOGEX International, New Media Publishing, Sigma6, Salzinger & Company, Internet Outfitters and TransForm IT. These contingent payments are payable in cash and stock, in one case at the option of the selling stockholders. The amount of these payments will depend on the level of achievement of the operating targets and the market price of our common stock. The majority of the former stockholders must remain employed by us in order to remain eligible to receive these payments. The maximum aggregate amount of the cash portion of these payments, assuming the operating targets are fully met, is approximately $20 million.

    Based upon current expectations, we believe amounts which may be borrowed under our credit facility and cash flow from operations will be adequate for us to meet our capital requirements, to finance the cash portion of our contingent payments and pursue our business strategy for the next 18 months. To the extent AppNet is unable to fund its operations from cash flows and existing credit facilities during or following the next 18 months, it may need to obtain financing from external sources either by issuing additional equity or incurring additional indebtedness.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities", which establishes accounting and reporting standards for derivative

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
instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. We have not yet determined whether the adoption of SFAS No. 133 will have a material effect on our results of operations, financial position or cash flows.

YEAR 2000

    We have completed a preliminary assessment of our Year 2000 readiness and are beginning to make our systems Year 2000 compliant. The risks posed by the Year 2000 issue could adversely affect our business in a number of significant ways. Many of our clients and potential clients maintain their operations on systems that could be impacted by Year 2000 problems. If our clients fail to ensure their systems are Year 2000 compliant and Year 2000 problems materially adversely affect them, our business could be adversely affected, particularly if demand for our services declines as companies spend their resources to upgrade their computer systems. We rely on our suppliers for hardware, software and services. Our business could be adversely affected if we cannot obtain products, services or systems that are Year 2000 compliant when we need them. We also depend on the availability of the Internet infrastructure to conduct our business and provide services to our clients. Disruptions in the Internet infrastructure arising from Year 2000 problems could materially adversely affect our business, financial condition and results of operations. In addition, our solutions are sometimes dependent upon third-party products and components. Failure of a third party whose products or services we employ to adequately address Year 2000 issues could result in our involvement in litigation concerning our products and services or those of a third party. Futhermore, because we provide computer-related services, the risk we will be involved in a lawsuit relating to Year 2000 issues is likely to be greater than that of companies in other industries. We sometimes provide express warranties to clients that our work is Year 2000 compliant.

    We are in the process of obtaining assurances from our suppliers that they are Year 2000 compliant. We have established a Year 2000 Executive Steering Committee, appointed a Year 2000 Compliance Program Manager and adopted a formal compliance program to oversee and coordinate our Year 2000 compliance efforts throughout our organization. This program is designed to ensure consistency and minimize the impact of Year 2000 problems on our operations. Our Year 2000 compliance program consists of the following five phases: awareness, assessment, remediation, testing and implementation. Based on the early stages of our Year 2000 compliance program, we cannot estimate the percentage of completion for each of these phases.

    In the event the Company does not complete the phases of its program, the Company may fail to meet contractual obligations, provide adequate service or meet customer requirements. The result of such failures could make the Company subject to litigation for which the amount of potential liability and lost revenue cannot be reasonably estimated at this time.

    Our costs in connection with Year 2000 compliance to date are approximately $90,000. At this time, we estimate the potential costs of becoming Year 2000 compliant to be between $0.2 million and $0.6 million, which includes the cost to replace hardware and software, outside consulting services and some internal labor costs. However, as we continue to implement our Year 2000 compliance program, these cost estimates may need to be significantly revised, which could have a material adverse effect on our business, financial condition or results of operations.

    As part of our plan to integrate the back-office functions of the businesses we have acquired, we are implementing new, uniform internal information systems, such as general ledger, billing, accounts payable and payroll, throughout our organization. Although we have received assurances from our vendors that these new systems are Year 2000 compliant, our internal systems may experience operational difficulties because of undetected errors or defects in the technology used.

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
    If we fail to address a Year 2000 compliance problem in one of our systems, the result could be a failure or interruption of normal business operations. We believe that our Year 2000 compliance program, when fully implemented, should minimize the risk of significant interruptions to our operations. Currently, we do not have an expected completion date for our compliance program. At this point, we believe that the most reasonably likely worst case scenario may involve areas we do not directly control, such as:

    - Our suppliers may provide inaccurate or misleading information to us with respect to their products' and/or services' Year 2000 compliance. If we had to replace every information technology system developed by a third party throughout our organization, we estimate the cost to be $7.2 million and that it would result in significant interruption of our operations.

    - Our clients may fail to ensure that their systems are Year 2000 compliant, which may cause the Year 2000 problem to materially adversely affect them. If this did occur, demand for our services could decline as companies spend their resources to upgrade their computer systems.

    - The failure of third-party products and components upon which our solutions are sometimes dependent could result in our involvement in litigation concerning our solutions or the products and components of third parties. We cannot accurately predict the outcome of any legal claims in which we may become involved as a result of such failure.

    - Critical utilities such as electrical power and telecommunications may be interrupted for a significant and protracted period of time. We have taken steps to mitigate these risks by installing back-up power supplies and redundant telecommunications. However, we could still be adversely impacted by failures at companies that provide us with Internet services.

    We currently do not have contingency plans in place in the event we do not complete all phases of our Year 2000 compliance program. If we do not develop our contingency plans, our potential Year 2000 liabilities may be materially increased.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    AppNet is exposed to market risk related to changes in interest rates on its long-term credit facilities. AppNet is able to manage its interest rate risk to some degree through management's option to select the factor used to determine its interest rate. AppNet's credit facilities are variable rate credit facilities. The guaranteed portion of our credit facilities bears interest, at our option, at LIBOR plus 2.5% or the lenders' prime rate plus 0.5%. The unguaranteed portion bears interest, at our option, at LIBOR or the lenders' prime rate plus an applicable margin based on our operating performance. The balance outstanding as of December 31, 1998 was $37.5 million, of which $19.7 million bears interest at a rate of 8.25% and $17.8 million bears interest at a rate of 7.75%. Assuming the amount outstanding at March 31, 1999, which was $59.4 million, was outstanding for the entire year, we estimate that a one percentage point change to the weighted average interest rate at March 31, 1999 (8.0%) would equal a $0.6 million change in interest expense. If the interest rate increased, the net loss attributable to common stockholders for the three months ended March 31, 1999 would have increased by $0.2 million to $17.5 million.

                                    BUSINESS

OVERVIEW

    AppNet provides Internet and electronic commerce professional services and solutions to medium-sized and large businesses. We develop electronic commerce solutions that improve communication and commerce between businesses and consumers as well as among businesses and their trading partners. We focus on maximizing the opportunities presented by the Internet and electronic commerce to enhance all aspects of our clients' operations, from the front end of their business, creative Website design, to the back end, back-office integration of existing systems and electronic commerce outsourcing, creating an end-to-end solution. We were formed in 1997 as a Delaware corporation.

    Our professional services include:

    - strategic consulting;

    - interactive media services such as creative Website design and development, branding, which is the creation of a unique corporate identity for a client and its products, media planning and buying;

    - Internet-based application development, which is the development of software applications that are capable of running on the Internet and are written in languages such as Java, C++ and Visual Basic;

    - electronic commerce systems integration, which is the integration of electronic commerce systems, which are systems that automate the receipt, processing and delivery of transaction data and other information, with other corporate software and computer-based applications; and

    - electronic commerce outsourcing, which is the performance of electronic commerce services that would otherwise be handled by the client's internal staff using the client's resources.

    None of these services is more critical to our business operations and revenues than the other services.

INDUSTRY BACKGROUND

    The rapid growth in the use of the Internet and electronic commerce has revolutionized the way businesses operate and interact with their customers and trading partners. The Internet and electronic commerce have created new channels of communication and distribution which raise the level and increase the speed of interaction between a business and its trading partners and customers. The demand for Internet and electronic commerce services is increasing as more and more companies develop on-line businesses and employ Internet and electronic commerce solutions.

    The Internet enables businesses to establish an on-line presence through which they can offer new and complementary products and services to new and existing markets. As a result, businesses have been able to create new sources of revenue, improve customer care and retention and streamline their internal operations by processing orders and payments on-line.

    To date, businesses have primarily focused on using Internet and electronic commerce solutions to improve business-to-consumer relationships. However, businesses are increasingly using the Internet and electronic commerce to open cost-effective, reliable, highly efficient channels of communication and commerce with their suppliers and distributors. Internet and electronic commerce solutions can improve the way businesses interact with their trading partners by linking businesses' back-office systems through electronic data interchange, or EDI, and the Internet to trading partners and suppliers. EDI is a process through which data is transferred from a paper format into a standard electronic format and electronically transmitted to trading partners over a private network or the Internet. In July 1997, International Data Corporation reported that 80% of Fortune 500 companies employed EDI to

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
improve their business processes. Businesses are increasingly finding that they can reliably and cost-effectively manage a high volume of transactions on a real-time basis using EDI and the Internet. In addition, by using EDI and the Internet for communication with both consumers and trading partners, businesses are creating electronically integrated supply chains that significantly improve their operating efficiency.

    Businesses are increasingly discovering that implementing Internet and electronic commerce solutions is necessary to remain competitive and are demanding end-to-end Internet and electronic commerce solutions that can improve every aspect of their operations. As a result, technology industry research firms predict that the market for Internet and electronic commerce services worldwide will grow significantly over the next few years. International Data Corp. estimates that this market will increase from $4.6 billion in 1997 to $43.7 billion by 2002, which represents a compound annual growth rate of 57%. According to a 1998 Dataquest survey of selected Fortune 1000 companies, 83% of such companies are currently investing, or plan to invest, in Internet solutions and 48% are currently investing, or plan to invest, in electronic commerce solutions.

    Most businesses rely on outside specialists to design and develop Internet and electronic commerce solutions for a number of compelling reasons. Because Internet and electronic commerce technologies have developed so rapidly, few businesses have employees with the advanced skills necessary to effectively evaluate and implement these technologies successfully. Given the pressure to get to market quickly, waiting for in-house employees to be trained to use these technologies is not practicable. In addition, hiring trained professionals is difficult because they are in great demand. At the same time, as business challenges grow increasingly complex, so must the Internet and electronic commerce solutions required to address them. Given the significant cost to design, develop, implement and manage Internet and electronic commerce solutions, businesses cannot afford to expend resources developing solutions themselves. Hiring a firm that provides a comprehensive range of Internet and electronic commerce professional services is often the most efficient and cost-effective solution for many companies.

THE APPNET SOLUTION

    Our goal in founding AppNet was to address the growing need for end-to-end Internet and electronic commerce solutions. We offer a comprehensive range of services involving the design, development, implementation and management of Internet and electronic commerce solutions that facilitate and promote communication and commerce between businesses and consumers as well as among businesses and their trading partners. Key elements of the AppNet solution are:

    - END-TO-END SERVICE OFFERING

    We can provide clients with end-to-end Internet and electronic commerce solutions. Our clients recognize significant cost and time savings and receive integrated solutions because they can obtain all of the Internet and electronic commerce professional services they need from one company.

    - UNIQUE ELECTRONIC COMMERCE OUTSOURCING SERVICES

    We offer our clients an extensive range of electronic commerce outsourcing services as part of our overall service offering. We perform electronic commerce services that would otherwise be handled by the client's internal staff using the client's resources. Our business-to-business outsourcing services include processing transactions for our clients using our resources and infrastructure. We also operate electronic data interchange programs through which businesses and their trading partners exchange information electronically. We monitor and analyze the transactions processed through these programs. Our business-to-consumer outsourcing services include managing on-line stores, processing transactions, managing and hosting Websites and operating and managing electronic commerce systems. Our Website managing and hosting services include adding and editing material on a Website and making sure the Website is operating according to its specifications. Our outsourcing services include maintaining

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
security at a Website by ensuring only authorized users have access to the Website. We also store data that is generated by activity at the Website. Clients who take advantage of these services get to market quickly; do not have to make the significant financial and technological investments required to effectively build and manage their own infrastructures; receive reliable and secure services; and can focus their attention and resources on their core competencies.

    - ABILITY TO SOLVE INCREASINGLY COMPLEX BUSINESS PROBLEMS

    Our business-level and process-level strategic consulting services help our clients solve their increasingly complex business problems with sophisticated, vendor-neutral Internet and electronic commerce solutions. We employ business-level strategic consulting services to develop and redefine clients' business models to incorporate Internet and electronic commerce strategies. We employ process-level strategic consulting services to improve the business processes of clients who have already incorporated Internet and electronic commerce strategies into their business models. These services, together with the knowledge and experience we gain designing, developing, implementing and managing each electronic commerce solution, enable us to develop comprehensive strategies for growing on-line ventures, streamlining on-line marketing and distribution strategies, improving operating efficiencies and reducing costs.

    - ENHANCED SERVICES THROUGH THE USE OF ADVANCED PROPRIETARY TECHNOLOGIES

    We use advanced proprietary technologies to design and develop more effective Internet and electronic commerce solutions. ClientLink, a secure Website we developed that is accessible only by us and our clients, also known as an extranet, gives our clients on-line access to, and engages their active participation in, the development of their Internet and electronic commerce solutions. Within ClientLink, clients can, on a real-time basis, view any changes that have been made to their solutions, communicate electronically with project team members and check a calendar for information regarding product reviews and launches. We use ClientLink to raise the level of interaction between us and our clients, which, in turn, improves the quality, functionality and adaptability of the solution we create.

    AdMaximize, our proprietary interactive media service, enables us to measure, on a real-time basis, a client's return on investment for its on-line advertising dollars. AdMaximize tracks the performance of ads on the Internet and collects real-time data on the number of users who click on the ad, the number of new customers and the amount of sales generated by the ad. Based on their analysis of this information, clients can make real-time adjustments to their advertising campaigns to maximize the number of users who visit their Websites and reduce the costs of acquiring new customers and generating sales.

    As part of the outsourcing services we offer, we utilize proprietary software, EDI Control/400 and STAR, in order to more effectively manage electronic data interchange programs that process a high volume of transactions. EDI Control/400 enables us to monitor and analyze our clients' transactions and communications with their trading partners with fewer people and higher service levels. Our client support services team uses STAR, or the Service Tracking and Reporting System, to log, track and report on all aspects of a transaction.

    - REUSABLE BUSINESS SOLUTIONS

    We have developed reusable business solutions in the process of designing, developing, implementing and managing end-to-end Internet and electronic commerce solutions for clients in a number of industries. These reusable business solutions were developed based on our industry-specific expertise and utilize reusable software code and content objects. These solutions enable us to give our clients the benefit of our knowledge and experience in addressing complex business challenges, develop and implement Internet and electronic commerce solutions more quickly and efficiently, focus our efforts on customizing solutions to meet our clients' specific needs and deliver reliable solutions based on components that have been tested and perfected through repeated use in other solutions.

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
OUR STRATEGY

    Our goal is to become the most recognized and sought-after provider of Internet and electronic commerce services to medium-sized and large business clients. To achieve this goal we plan to:

    - EXPAND CLIENT RELATIONSHIPS

    We plan to cross-sell our comprehensive range of Internet and electronic commerce professional services to existing clients. We believe that if we continue to provide sophisticated solutions to our clients:

    - our existing clients will increase the amount, scope and complexity of services they obtain from us;

    - we will strengthen our reputation as a creative source for Internet and electronic commerce solutions; and

    - we will attract new clients through referral-driven sales.

This strategy should increase our revenue predictability and result in additional and more extensive engagements with our clients.

    - INCREASE REPEAT AND RECURRING REVENUES

    Our strategy is to increase the proportion of our revenues which represents repeat business with the same clients as well as the proportion of our recurring revenues from our electronic commerce outsourcing services. We intend to generate repeat revenues by cross-selling services and entering into multiple engagements with our existing clients. In addition, we plan to increase recurring revenues by selling additional electronic commerce outsourcing services to our new and existing clients. We charge clients who use our electronic commerce outsourcing services either a fixed monthly rate or on a per transaction basis, or both. Our target contract length for electronic commerce services is one year. Increasing repeat and recurring revenues will enable us to predict our revenues with greater accuracy and improve our operating margins.

    - BUILD AND ENHANCE COMPLEMENTARY SKILL SETS AND MAINTAIN TECHNOLOGICAL EXPERTISE

    Each additional skill set we develop improves our ability to better serve our existing and future clients. We believe it is imperative for us to stay abreast of the newest technological developments and evolving service offerings in order to maintain the high level of quality of our services, increase the effectiveness of our solutions and attract and retain qualified employees. We continually research, test and evaluate new Internet and electronic commerce technologies which we can incorporate into our solutions. Each engagement we complete broadens our expertise and increases our knowledge, thereby enhancing our ability to provide the most effective Internet and electronic commerce solutions.

    - PURSUE CLIENT-DRIVEN GEOGRAPHIC EXPANSION

    We intend to open additional offices both domestically and internationally in order to better serve clients in locations where we have already attracted business. This allows us to serve clients locally, cross-sell services to existing local clients and win more local business. Each new office we have opened has enhanced our ability to attract and service large clients and to hire additional staff without relocation burdens. We currently have offices in 14 locations in the U.S., including the metropolitan areas of Boston, Denver, Detroit, Los Angeles, New York City and Washington, DC.

    - EXPAND AND DEVELOP INDUSTRY-SPECIFIC EXPERTISE

    Through our experience designing, developing, implementing and managing Internet and electronic commerce solutions for a wide variety of companies, we have gained significant strategic knowledge and created industry-specific reusable business solutions. This industry-specific expertise significantly enhances our ability to help other companies in the same industries successfully adopt Internet and electronic commerce solutions. To date, we have developed reusable business solutions for the retail services, financial services, healthcare, manufacturing and telecommunications industries. We intend to broaden the range of industries in which we have specialized knowledge and maximize the benefits to our clients of such knowledge by creating additional industry-specific solution templates and reusable software. We employ strategic consultants, sales, marketing and technical staff with expertise in industries which we believe can realize significant benefits from Internet and electronic commerce solutions. Further developing and strengthening this expertise will increase our knowledge of industry specific business challenges and increase the industry-targeted services we can offer, thereby improving our ability to penetrate specific industries.

    - ATTRACT AND RETAIN A HIGHLY SPECIALIZED WORKFORCE

    We will continue to recruit highly skilled and experienced professionals who have industry-specific expertise and who are proficient in a broad range of technological and business skills. We intend to continue to ensure that our employees have the requisite expertise to provide our clients with a comprehensive range of Internet and electronic commerce professional services. We have 11 full-time recruiters and often use recruitment firms as well. We also attract employees through referral bonus programs and advertising on the Internet. We plan to retain and motivate our employees by giving them the opportunity to work with cutting-edge technologies, paying competitive compensation packages, granting stock options, reimbursing tuition expenses and encouraging a corporate culture that is results-driven and rewards creativity, communication and cooperation.

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
SERVICES

    We offer a comprehensive range of professional services involving the design, development, implementation and management of end-to-end Internet and electronic commerce solutions. Our services include strategic consulting, interactive media services, Internet-based application development, electronic commerce systems integration and electronic commerce outsourcing, each of which is described below. Our engagements generally include more than one of these services.

[Diagram entitled "Strategic Consulting" outlining the interaction among AppNet Systems, Inc.'s broad-based service offerings, including "Interactive Media Services," "Internet-Based Application Development Services," "Electronic Commerce Systems Integration Services" and "Electronic Commerce Outsourcing Services."]

    -  STRATEGIC CONSULTING

        Our business- and process-level strategic consulting services help our clients successfully develop on-line businesses and improve their overall business processes. We employ business-level strategic consulting to study and analyze our clients' market position, operating requirements, systems and capabilities to determine how our clients should use the Internet and electronic commerce to accomplish their objectives. We work with clients to incorporate Internet and electronic commerce solutions into their businesses and assist in developing on-line businesses and on-line marketing strategies. We employ process-level strategic consulting with clients that have already incorporated Internet and electronic commerce solutions into their businesses to assist them in improving their overall business processes by incorporating on-line system architecture and design with existing Internet and electronic commerce solutions, thereby improving operating efficiencies and reducing costs.

    -  INTERACTIVE MEDIA SERVICES

        Our interactive media services include creative Website design and development, branding, which is the creation of a unique corporate identity for a client and its products and developing on-line advertising strategies. Developing on-line advertising strategies includes media buying and planning, on-line ad placement, management, tracking and reporting and on-line promotion and campaign development. As part of an on-line advertising strategy, we also develop affinity programs that link businesses by rewarding one business' clients with products and services of another business. These services are designed to maximize our clients' return on their investments in on-line businesses by generating and increasing the number of visitors to a Website, enhancing user experience and increasing the effectiveness of our clients' marketing efforts. We integrate these services into our clients' overall solutions.

    -  INTERNET-BASED APPLICATION DEVELOPMENT

        Internet-based application development is the development of software applications that are capable of running on the Internet and are written in languages such as Java, C++ and Visual Basic. These services are designed to help our clients rapidly develop highly flexible and cost-effective business applications. We develop corporate intranets, which are secure Websites accessible only within a particular company, and electronic commerce systems and we Web-enable legacy systems, which are existing systems, so that they can operate on the Internet. We design and develop more effective Internet and electronic commerce solutions by giving our clients on-line access to the development of their solutions. We design, build and implement solutions that are secure, adaptable and easy to use and manage.

    -  ELECTRONIC COMMERCE SYSTEMS INTEGRATION

        Electronic commerce systems integration is the integration of electronic commerce systems, which are systems that automate the receipt, processing and delivery of transaction data and other information, with other corporate software and computer-based applications such as Websites and accounting and financial systems. These services are designed to rapidly install and integrate our

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
    solutions with our clients' existing operations so our solutions become an integral part of our clients' critical business systems. We install our solution, convert all necessary data, perform acceptance testing and put the system into operation. We also integrate the solution with back-office existing legacy systems to ensure that each client's computer-based applications operate seamlessly and with maximum security.

    -  ELECTRONIC COMMERCE OUTSOURCING

        We perform electronic commerce services that would otherwise be handled by the client's internal staff using the client's internal resources. Our electronic commerce outsourcing services help clients rapidly launch and implement electronic commerce solutions and then cost-effectively manage, operate, maintain and continue to develop those solutions. We provide business-to-business outsourcing services such as operating electronic data interchange programs and transaction processing at our outsourcing center in Pittsfield, MA, as well as at our customer's sites. We provide business-to-consumer outsourcing services such as managing on-line stores, transaction processing, managing and hosting Websites and the ongoing management, technical operation, maintenance and development of electronic commerce solutions at our outsourcing center in Laurel, MD, as well as at our customer's sites.

ELECTRONIC COMMERCE OUTSOURCING CENTERS

    We believe our outsourcing capabilities are a key component of our full range of Internet and electronic commerce professional service offerings and differentiate us from our competitors. Outsourcing enables us to effectively manage, operate and maintain the electronic commerce systems we have developed for our clients. Fees from outsourcing services currently represent a small portion of our revenues. However, we expect that demand for outsourcing services will increase over time as customers recognize that outsourcing is a cost-effective solution. For example, outsourcing is an attractive choice for those customers who lack the internal resources required to effectively build and manage their own infrastructure or their critical business processes and who are under pressure to get to market quickly.

    At our business-to-business electronic commerce outsourcing center, we process and manage thousands of transactions among hundreds of trading partners on a variety of hardware and software platforms, over private networks, and the Internet. We use EDI Control/400, our administrative software product, to operate, monitor and analyze electronic data interchange programs through which businesses and their trading partners exchange information electronically. EDI Control/400 provides our customers with detailed transaction reporting, on-line storage of data about the transactions, and multiple levels of security ensuring only authorized user have access to and can exchange information. At our business-to-consumer electronic commerce outsourcing center we manage on-line stores, process transactions and manage and host Websites. Our Website managing and hosting services include adding and editing material on a Website and making sure the Website is operating according to its specifications.

    Our outsourcing centers operate seven days a week, 24 hours a day. Our outsourcing center staff proactively manages and monitors the operation of each center using network management software, including proprietary technologies we developed. We collect, process and respond to systems-level event information and build and maintain a central repository for inventory and asset management information. In addition, each of our outsourcing centers features multiple levels of security which we believe protect our clients' private information by isolating our electronic commerce outsourcing centers from public network infrastructures.

CLIENTS

    We market our services to medium-sized and large companies from a range of industries which we believe can benefit from Internet and electronic commerce solutions. Our engagements vary in scope from strategic consulting assignments to designing and implementing complex and highly functional intranets and extranets. Because we can offer every client a complete spectrum of Internet and electronic commerce professional services, we can customize each of our engagements to fit a client's specific needs. Two of our clients, Ford and the U.S. Government, accounted for 15% and 12%, respectively, of our total revenues for 1998. After giving pro forma effect to the acquisitions we made in 1998 and 1999 as if they had occurred on January 1, 1998, our top ten customers would have represented approximately 35% of our 1998 pro forma revenues.

    Because of the strategic and competitively sensitive nature of the services we perform for our clients, in many cases we have agreed to keep our clients' identities confidential. Set forth below is a partial list of the clients to whom we provided services in 1998 that we believe is representative of our overall client base:

RETAIL AND CONSUMER SERVICES                  TELECOMMUNICATIONS AND TECHNOLOGY
Biztravel.com                                 Computer Sciences Corp.
Burton Snowboards                             Ciena
Harmony House                                 Comshare
Hertz                                         Lockheed Martin Integrated Business Solutions
K*B Toys                                      FINANCIAL SERVICES
MANUFACTURING AND INDUSTRIAL                  @rts @lliance
Ciba Specialty Chemicals                      Ford Motor Credit
Dial                                          Multex Systems
Hyundai                                       Norwest
Johnson Controls                              HEALTHCARE AND PHARMACEUTICALS
NEC                                           Acuson
Norrell                                       Allergan Services
The Electronic Imaging Division of Toshiba    Blue Cross and Blue Shield of Michigan
  America Information Systems, Inc.           Baxter Healthcare
Unilever                                      3M
MEDIA AND ENTERTAINMENT                       GOVERNMENT AND NONPROFIT
Cablevision                                   AAA
Cisneros Group                                INTELSAT
GeoCities                                     NASA
Grey Interactive                              National Library of Medicine
McCann-Erickson                               University of Michigan
Playboy Enterprises                           World Wildlife Fund

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
EXAMPLES OF OUR INTERNET AND ELECTRONIC COMMERCE SOLUTIONS

    The following examples illustrate the kinds of Internet and electronic commerce solutions we have developed for specific clients.

THE ELECTRONIC IMAGING DIVISION OF TOSHIBA AMERICA INFORMATION SYSTEMS, INC.

    Challenge: Design and implement a restricted access dealer extranet system.

    Solution: We developed the community, Web-interface and database elements of Toshiba's FYI Dealer Extranet, an on-line system for dealers that provides a common interface in addition to customized information that meets each individual dealer's requirements. We designed security features which protect market-sensitive information from unauthorized users. A conditional access system, driven by a complex database user-authorization scheme, offers multiple read-and-write user access levels. Employees, dealers and distributors have the opportunity to build relationships on this Dealer Extranet. This electronic commerce and informational site is designed to simplify ordering and shipping of more than 10,000 spare-part SKUs for fax machines and copiers.

BURTON SNOWBOARDS

    Challenge: Design and implement an on-line inventory and supply-chain management system.

    Solution: We designed and implemented an on-line inventory and supply-chain management system that Burton management uses to control changing inventory, manage materials and track product placement. Our solution accommodates multiple languages and currencies and is able to generate detailed reports. Our solution is designed to improve Burton's efficiency in managing its inventory and supply-chain and reducing production overruns and overall costs.

AMERICA ONLINE, INC. OR AOL

    Challenge: Develop a content investment strategy.

    Solution: We helped AOL launch the AOL Greenhouse, a division of AOL Studios. Our work included assisting the President of AOL Greenhouse to establish a process for selecting and managing a portfolio of content investments. We assisted with the development of the division's organizational structure and portfolio management strategy. AOL invested in Internet companies, including The Motley Fool, Inc., Hecklers On-Line and iVillage.

RETIRED PERSONS SERVICES, INC. OR RPS

    Challenge: Provide technical assistance to Retired Persons Services, Inc., provider of the AARP Pharmacy Service, in the ongoing design, implementation and management of its on-line pharmacy.

    Solution: RPSPharmacy.com provides AARP members and others with the option of ordering prescription refills and nonprescription pharmacy products over the Internet. The on-line pharmacy incorporates features such as health information to facilitate condition management and product selection, comparison of brand-name and generic alternatives, information about related products and special offers, patient profiling for drug utilization review and links to other sources of health information.

GOVERNMENT TECHNOLOGY SERVICES, INC. OR GTSI

    Challenge: Design and implement an on-line computer store.

    Solution: We designed and implemented an on-line computer store that enables Federal customers to price and purchase approximately 150,000 computer products over the Internet. The solution we developed provides customized shopping experiences for many customers. Using our solution, GTSI hopes to streamline the purchasing process for its customers.

K*B TOYS

    Challenge: Design, implement and operate an EDI program that would accurately process and track orders, shipping notices, invoices and other time sensitive data, including point-of-sale information, to support streamlined procurement and distribution center operations.

    Solution: We designed and implemented an EDI program for K*B Toys to manage inventory levels and merchandise replenishment at over 1300 mall-based stores. Our solution incorporated features such as mapping schemes for translation of data and network and Internet routing schemes for data delivery. Our solution is designed to reduce communications costs, improve the efficiency of K*B Toys' business processes and allow it to focus on its core retailing business.

HARMONY HOUSE

    Challenge: Design and develop an on-line music store which would complement its 34 retail outlets.

    Solution: We designed and implemented an on-line music store that enables customers to search for, listen to and purchase music products over the Internet. Our solution incorporated features such as searchable databases and music guides, selectable music samples and management features for site update and promotion and order management. Our solution is designed to build brand recognition and loyalty and establish an additional distribution channel.

MULTEX SYSTEMS

    Challenge: Design and develop a Web-based ad campaign to increase site traffic and trading volume and decrease the per customer acquisition cost.

    Solution: We crafted a media plan which included the creation of multiple banner ads. Using our proprietary service, AdMaximize, we served banner ads, tracked banner ad performance and collected real-time data on click-through, lead generation, customer acquisition and sales. Based on Multex Systems' and our collective analysis of this data, we were able to make real-time adjustments to Multex Systems' ad campaign. Our solution is designed to increase overall membership for Multex Systems, increase its revenues per new member and decrease its cost to acquire new members via the Web.

SALES AND MARKETING

    As of May 1, 1999, we employed 26 full-time sales professionals. Three corporate sales professionals concentrate on our Internet and electronic commerce professional services to clients in the industries in which they have extensive expertise. The other 23 members of our sales force are service-focused and concentrate on selling individual services as well as cross-selling all of our service offerings. Our vice president of corporate sales coordinates the efforts of our corporate and service-focused sales personnel.

    Our marketing strategy is to demonstrate to our potential clients the advantages of Internet and electronic commerce solutions, and our expertise and success in designing, developing, implementing and managing end-to-end solutions. In addition, we have retained an outside public relations and advertising firm to assist us with our marketing efforts on a company-wide basis. Our two full-time corporate marketing professionals concentrate on promoting and enhancing our brand on a nationwide basis. Our five full-time service-focused marketing professionals concentrate on marketing a set of our services, often to a targeted audience or in their local markets.

    Our sales and marketing strategy is built upon the following directives:

    - ENHANCE OUR BRAND AND IMPROVE OUR MARKET POSITIONING

        Our goal is to become the most recognized and sought-after provider of Internet and electronic commerce professional services to medium-sized and large business clients. To do so, we must continue to enhance our brand and reputation. Our brand development programs deliver the message that we are a national company with the experience and resources to meet all of our clients' Internet and electronic commerce services needs. To build and differentiate our brand, we use publicity campaigns that appear on the Internet, in print advertising, at trade shows and in educational white papers. We also take advantage of the opportunity to strengthen our brand by developing relationships with strategic partners. As we enhance our industry-specific expertise, we intend to develop sales and marketing programs targeted to specific industries.

    - MANAGE OUR CLIENTS' ACCOUNTS EFFECTIVELY

        Corporate sales professionals direct client leads to the appropriate service-focused salesperson. Our corporate sales professionals also manage accounts for large clients with multiple locations and ensure each part of our clients' accounts are served by the technical staff which can best meet their needs.

    - CROSS-SELL SERVICES

        As we integrate the diverse client bases of the companies we acquired, we intend to continue to take advantage of opportunities to cross-sell our services to existing clients. We intend to train every member of our sales force to cross-sell our entire range of services. In addition, we are creating uniform marketing and sales materials which describe the wide range of services we offer and position AppNet as a provider of end-to-end Internet and electronic commerce solutions.

    In each of our professional services engagements, a client can contract for the specific services it requires. We bill most of our engagements on a time and materials basis, although we have entered into several engagements on a fixed-price basis. Clients who use our electronic commerce outsourcing services are charged either a fixed monthly rate or on a per transaction basis, or both.

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
COMPETITION

    The markets for Internet and electronic commerce professional services are relatively new, intensely competitive, quickly evolving and subject to rapid technological change. We expect competition to continue and intensify in the foreseeable future.

    Our competitors can be divided into several groups:

    - Internet professional services providers, such as Agency.com, iXL, Proxicom, Razorfish, Scient, Think New Ideas, US Interactive, USWeb/CKS and Viant;

    - large information technology consulting services providers, such as Andersen Consulting, Cambridge Technology Partners, CSC, EDS, IBM and Sapient;

    - interactive advertising agencies, such as Darwin Digital, Giant Step, Grey Interactive, Modem Media . Poppe Tyson and Thunderhouse;

    - electronic commerce software and service providers, such as BroadVision, Harbinger, Open Market and Sterling Commerce; and

    - Internet access and service providers, such as Abovenet, Exodus and Frontier/Global.

    We believe we can distinguish ourselves from our competitors by offering our clients end-to-end Internet and electronic commerce solutions. We believe we can compete effectively on the basis of our comprehensive range of services, technical expertise, creative talent, brand or name recognition and the speed, reliability and price of the services we provide. However, our competitors have also begun to offer a variety of Internet and electronic commerce professional services, rather than specialize in one area, or have announced their intention to do so. These companies may continue to expand their operations so that they offer a full range of business-to-business and business-to-consumer Internet and electronic commerce professional services and products. Some of our competitors, IBM, USWeb and EDS, currently provide all of the services that we provide.

    There are relatively low barriers to entry into our business. We do not own any patent technology that precludes or inhibits competitors from entering our markets. The costs to develop and provide Internet or electronic commerce professional services are low. Therefore, we expect to continue to face additional competition from new entrants into our markets. Many of our competitors have greater financial, technical, marketing and public relations resources than AppNet. A number of our outsourcing competitors have made substantial capital investments in their infrastructure. Because many of our competitors have longer operating histories than we do, many of them also have greater brand or name recognition, larger client bases and longer client relationships on which they can rely for generating business.

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
ACQUIRED COMPANIES

    Our goal in founding AppNet was to build a company that could offer a comprehensive range of Internet and electronic commerce professional services. We began by developing a detailed strategic plan that identified the specific professional services that are required to provide clients with end-to-end solutions. These services were strategic consulting, interactive media services, Internet-based application development, electronic commerce systems integration and electronic commerce outsourcing. We then identified a group of companies that excelled in providing services in one or more of these professional services areas. After reviewing and evaluating over 100 companies, we ultimately acquired a set of companies that we believe fit together strategically and culturally and that, when integrated with one another, could design, develop, implement and manage end-to-end solutions.

[Chart placing the companies acquired by AppNet Systems, Inc. into four broad-based service categories, including "Strategic Consulting," "Interactive Media Services," "Internet-Based Application Development Services" and "Electronic Commerce Systems Integration and Outsourcing Services."]

    ARBOR INTELLIGENT SYSTEMS, INC. We acquired substantially all of the assets of Arbor Intelligent Systems on March 12, 1998. Arbor specialized in Internet-based applications development, providing object-oriented development services to our customers. It had approximately 30 consulting professionals as of the date of the acquisition. We paid approximately $3.1 million for Arbor with a combination of cash and shares of our Series A-1 Preferred Stock that have since been converted into our common stock. During 1997, Arbor had revenues of approximately $3.1 million.

    LOGEX INTERNATIONAL, L.L.C. We acquired substantially all of the assets of LOGEX International on April 30, 1998. LOGEX specialized in electronic commerce systems integration and outsourcing, providing electronic commerce systems integration services to our customers. It had approximately nine consulting professionals as of the date of the acquisition. We paid approximately $600,000 for LOGEX with a combination of cash and a convertible promissory note. The former LOGEX stockholders are also entitled to a potential contingent payment payable in cash based on the achievement of agreed-upon performance criteria for the one-year period ending on April 30, 1999.

    SOFTWARE SERVICES CORPORATION. We acquired Software Services Corporation on August 25, 1998. Software Services specialized in Internet-based applications development, providing applications development, network architecture and design services to our customers. It had approximately 190 consulting professionals as of the date of the acquisition. We paid approximately $22.9 million for Software Services with a combination of cash and shares of our common stock and Class B Preferred Stock. During 1997, Software Services had revenues of approximately $13.3 million.

    NEW MEDIA PUBLISHING, INC. We acquired New Media Publishing on October 2, 1998. New Media Publishing specialized in interactive media services, providing interactive community-building services to our customers. It had approximately 40 consulting professionals as of the date of the acquisition. We paid approximately $19.0 million for New Media Publishing with a combination of cash, shares of our common stock and options to purchase shares of our common stock. The former New Media Publishing stockholders are also entitled to a potential contingent payment payable in cash and in shares of our common stock of up to $14.0 million based upon the achievement of agreed-upon performance criteria for the 12-month period ending on September 30, 1999. During 1997, New Media Publishing had revenues of approximately $3.0 million.

    CENTURY COMPUTING, INCORPORATED. We acquired Century Computing on October 12, 1998. Century specialized in electronic commerce systems integration and outsourcing, providing systems integration and processing services to our customers. It had approximately 81 consulting professionals as of the date of the acquisition. We paid approximately $29.0 million for Century with a combination of cash, a convertible promissory note and options to purchase shares of our common stock. During 1997, Century had revenues of approximately $10.9 million.

    RESEARCH & PLANNING, INC. We acquired Research & Planning on October 20, 1998. Research & Planning specialized in electronic commerce systems integration and outsourcing, providing enterprise resource planning and integration and data warehousing services to our customers. It had approximately 40 consulting professionals as of the date of the acquisition. We paid approximately $20.5 million for Research & Planning with a combination of cash, promissory notes and shares of our common stock. During 1997, Research & Planning had revenues of approximately $4.8 million.

    THE KODIAK GROUP, INC. We acquired The Kodiak Group on December 14, 1998. Kodiak specialized in electronic commerce systems integration and outsourcing, providing EDI integration and processing services to our customers. It had approximately 35 consulting professionals as of the date of the acquisition. We paid approximately $15.6 million for Kodiak with a combination of cash, convertible promissory notes and shares of our common stock. In addition, the former Kodiak stockholders are entitled to a potential contingent payment payable in cash of up to $4.0 million in the event that, during the three-year period ending on December 14, 2001, Kodiak sells or licenses technology it developed. During 1997, Kodiak had revenues of approximately $3.7 million.

    I33 COMMUNICATIONS CORP. We acquired i33 communications corp. on January 8, 1999. i33 communications specialized in interactive media services, providing media buying and planning services to our customers. It had approximately 40 consulting professionals as of the date of the acquisition. We paid approximately $21.6 million for i33 communications with a combination of cash and convertible promissory notes. During 1998, i33 communications had revenues of approximately $4.4 million.

    SIGMA6, INC. We acquired Sigma6, Inc. on March 4, 1999. Sigma6 specialized in interactive media services, providing brand identity services to our customers. Sigma6 had approximately 25 consulting professionals as of the date of the acquisition. We paid approximately $2.5 million for Sigma6 with a combination of cash and shares of our common stock. The former Sigma6 stockholders are also entitled to a potential contingent payment payable in cash and in shares of our common stock of up to $2.8 million based on the achievement of agreed-upon performance criteria during the 12-month period ending on December 31, 1999. During 1998, Sigma6 had revenues of approximately $1.8 million.

    SALZINGER & COMPANY, INC. We acquired substantially all of the assets of Salzinger & Company on March 15, 1999. Salzinger & Company specialized in strategic consulting, providing business-level strategic consulting services to our customers. It had approximately eight consulting professionals as of the date of the acquisition. We paid approximately $8.5 million for Salzinger & Company with a combination of cash and shares of our common stock. Salzinger & Company is also entitled to a potential contingent payment, payable in cash or, at the seller's option, in cash and in shares of our common stock, of up to $5.0 million based on the achievement of agreed-upon performance criteria during the period beginning on April 1, 1999 and ending on September 30, 2000. During 1998, Salzinger & Company had revenues of approximately $3.1 million.

    INTERNET OUTFITTERS, INC. We acquired Internet Outfitters on March 26, 1999. Internet Outfitters specialized in interactive media services, providing localization and creative Web-development services to our customers. It had approximately 25 consulting professionals as of the date of the acquisition. We paid approximately $9.5 million for Internet Outfitters with a combination of cash, shares of our common stock and options to purchase shares of our common stock. The former Internet Outfitters stockholders are also entitled to receive a potential contingent payment payable in cash and in shares of our common stock of up to $3.5 million based on the achievement of agreed-upon performance criteria for the year ending on December 31, 1999. During 1998, Internet Outfitters had revenues of approximately $2.3 million.

    In connection with our acquisition of Internet Outfitters, approximately $1.45 million of the purchase price, based upon the fair value of $17.10 per share at the date of acquisition, in the form of shares of our common stock was pledged to us and escrowed to be available to satisfy any potential liability in connection with a license dispute. We also held back $750,000 of the cash purchase price to be used to satisfy indemnification claims, including any potential liability arising from such license dispute. These amounts will be paid on the earlier of the date the dispute is resolved in a manner satisfactory to us or June 30, 2001. A licensor of software used by a client of Internet Outfitters has asserted that Internet Outfitters caused the client to underpay the licensor in the amount of $2.2 million. Outfitters has denied any liability for those additional amounts. In management's opinion, based on all known facts, the software licensor's claim is without merit, however, if disposed of unfavorably to Appnet, it could materially adversely affect us.

    TRANSFORM IT, INCORPORATED. We acquired substantially all of the assets of TransForm IT on March 29, 1999. TransForm IT specialized in strategic consulting, providing process-level strategic consulting services to our customers. It had approximately 10 consulting professionals as of the date of the acquisition. We paid approximately $5.1 million for TransForm IT with a combination of cash and shares of our common stock. TransForm IT is also entitled to receive potential contingent payments payable in cash of up to $3.5 million based on the achievement of agreed-upon performance criteria during the 12-month period ending on March 31, 2000. In addition, the employees of Transform Acquisition Corp., a subsidiary formed by AppNet to acquire TransForm IT, are entitled to receive potential contingent payments payable in options to purchase shares of our common stock based on the achievement of various revenue levels during the 12-month period ending on March 31, 2000. During 1998, TransForm IT had revenues of approximately $3.1 million.

    We have developed a detailed process to fully integrate each acquisition into our existing operations and create one seamless organization. We have begun completing the integration tasks laid out in this detailed process. This detailed process focuses on integrating the delivery of our professional services, our sales and marketing functions, our knowledge management system and our back-office functions.

    By integrating the delivery of professional services, we can more efficiently manage projects, provide better quality control, increase the quality of our work and provide better customer service. By integrating our sales and marketing functions, we can more efficiently generate leads and win new business, provide superior customer service, coordinate the delivery of more effective marketing messages and better train our sales personnel. By integrating the way we manage our knowledge on a company-wide basis, we can more efficiently interact and share information with our employees and customers, reduce the time it takes to develop solutions for our clients, increase the quality of our work and provide better customer service. By integrating our back-office functions we can more efficiently monitor and manage our business, recruit and retain employees, and administer corporate-wide benefit programs.

EMPLOYEES

    As of May 1, 1999, we had approximately 755 employees. Our continuing success will depend in large part on our ability to attract, motivate and retain employees who are qualified to offer the services we provide. Competition for qualified employees is intense. We believe we have been successful to date in attracting and retaining qualified employees. Our strategy for attracting, motivating and retaining our employees is to pay competitive salaries and cash bonuses, grant stock options, reimburse tuition expenses and encourage a corporate culture that is results-driven and rewards creativity, communication and cooperation.

    We believe our relationship with our employees is satisfactory. None of our employees is represented by a union. Generally, our employees are retained on an at-will basis and many of our key employees are subject to employment agreements. All of our senior managers, as well as most of our key employees, are required to sign confidentiality agreements and non-competition agreements which prohibit them from competing with us during their employment and for various periods thereafter.

PROPERTIES

    Our headquarters are located in Bethesda, MD and consist of approximately 13,400 square feet of leased space, the lease for which expires in May 2005. We also lease office space in Santa Monica, CA, Golden, CO, Stamford, CT, Laurel, MD, Cambridge, MA, Pittsfield, MA, Ann Arbor, MI, Detroit, MI, New York, NY, Charlottesville, VA, Falls Church, VA, Vienna, VA and Amsterdam, The Netherlands. We do not own any real estate. We do not consider any specific leased location to be material to our operations and we believe that equally suitable alternative locations are available in all areas where we currently do business.

LEGAL PROCEEDINGS

    We are not a party to any pending material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    Information regarding our executive officers and directors as of May 21, 1999 is set forth below. Each director's term of office will expire at our next annual meeting of stockholders. Each officer's term of office will expire at the first Board of Directors meeting held after our next annual meeting of stockholders.

NAME                                     AGE      POSITION
-----------------------------------      ---      ----------------------------------------------------------------------

Ken S. Bajaj.......................          57   Chairman of the Board of Directors, President and Chief Executive
                                                  Officer

Jack Pearlstein....................          35   Senior Vice President, Chief Financial Officer, Treasurer and
                                                  Secretary

Toby Tobaccowala...................          60   Senior Vice President

Robert G. Harvey...................          49   Senior Vice President--Software Development Services

Robert D. McCalley.................          59   Senior Vice President--Electronic Commerce

John Cross.........................          56   Director, Executive Vice President--Strategic Consulting

William S. Dawson..................          43   Vice President--General Counsel

Ronald B. Alexander................          51   Senior Vice President--Finance

Philip A. Canfield.................          31   Director

Thomas M. Davidson.................          62   Director

Bruce V. Rauner....................          43   Director

    KEN S. BAJAJ. Mr. Bajaj has been Chairman of our Board of Directors, President and Chief Executive Officer since November 1997. Mr. Bajaj was Vice Chairman of Wang Laboratories, Inc. from March 1997 until November 1997. He joined Wang Laboratories, Inc. when that company acquired I-NET, Inc. in 1996; at that time he was President of I-NET, Inc., a position he held from 1988 until 1996. Before joining I-NET, Inc., Mr. Bajaj had been a Vice President at Electronic Data Systems, Inc. since 1978. Mr. Bajaj has an M.S. in electrical engineering from the University of Toronto and a Ph.D. in systems science from Michigan State University.

    JACK PEARLSTEIN. Mr. Pearlstein has been our Senior Vice President since July 1998 and our Chief Financial Officer, Treasurer and Secretary since May 1999. Prior to that time, Mr. Pearlstein was a Managing Director and principal of Foxhall Capital, LLC from November 1996 until July 1998. Prior to this time, he was Director--Mergers and Acquisitions at Digicon Corporation from November 1995 to November 1996. From September 1994 until November 1995, he was a senior associate at Merge Global, Inc. From June 1993 until August 1994, he was a financial analyst at Legg Mason. Mr. Pearlstein has a B.S. in Accounting from New York University and an M.B.A. in Finance from the George Washington University.

    TOBY TOBACCOWALA. Mr. Tobaccowala has been our Senior Vice President since August 1998. Prior to August 1998, Mr. Tobaccowala was Chief Executive Officer and a director of Commerce Direct International for one year. Before joining Commerce Direct International, Mr. Tobaccowala was employed by the Media Strategic Business Unit of Electronic Data Systems, Inc. from 1973 until 1996, most recently as President. He has an M.B.A. from the Bajaj Institute of Management Studies.

    ROBERT G. HARVEY. Mr. Harvey has been our Senior Vice President--Software Development Services since February 1998. Mr. Harvey was General Manager, Midwest Operations of Wang Laboratories, Inc. from August 1996 until September 1997. He joined Wang Laboratories, Inc. when that company acquired I-NET, Inc. in 1996; at that time he was General Manager, Midwest Operations at I-NET, Inc., a position he held from April 1994 until August 1996. Mr. Harvey has a B.S. in mathematics from California State University and an M.S. in both computer science and management from the University of California. Mr. Harvey serves in the U.S. Army Reserve as a Colonel and in the Military Intelligence and Military Police Corps.

    ROBERT D. MCCALLEY. Mr. McCalley has been our Senior Vice President--Electronic Commerce since February 1998. Prior to that time, Mr. McCalley was Vice President, Wide Area Network Division of Wang Laboratories, Inc. He joined Wang Laboratories, Inc. when that company acquired I-NET, Inc. in 1996; at that time he was Vice President, Commercial Services, at I-NET, Inc., a company he joined in April 1991. Mr. McCalley has a B.S. in Mechanical Engineering from George Washington University.

    JOHN CROSS. Mr. Cross has been on our Board of Directors since June 1998 and our Executive Vice President--Strategic Consulting since March 1999. Mr. Cross was the Group Vice President of Information Technology for BP Amoco Corporation from 1998 until 1999. Mr. Cross was the Chief Information Officer for the British Petroleum Group from 1993 until 1998. Prior to 1993, he was General Manager for information technology in the Exploration and Production Company of British Petroleum. Mr. Cross has a B.S. in economics and business management from the University of Natal, South Africa.

    WILLIAM S. DAWSON. Mr. Dawson has been our Vice President--General Counsel since May 1999. Mr. Dawson was General Counsel and Secretary of SPACEHAB, Inc. from April 1996 until May 1999. From February 1989 until April 1996, Mr. Dawson was Senior Counsel, and subsequently Associate General Counsel, of Government Technology Services, Inc. Prior to joining Government Technology Services, Inc., Mr. Dawson was an attorney with Seyforth, Shaw, Fairweather & Geraldson from February 1986 until February 1989 and Watt, Tieder, Killian & Hoffar from May 1984 until February 1986. Mr. Dawson has a B.A. from Gordon College and a J.D. from Catholic University Law School.

    RONALD B. ALEXANDER. Mr. Alexander has been our Senior Vice President since September 1998. He was our Chief Financial Officer from September 1998 to May 1999 and our Treasurer and Secretary from January 1999 to May 1999. Mr. Alexander was Senior Vice President and Chief Financial Officer of GRC International from April 1996 until September 1998. From 1994 until April 1996, Mr. Alexander was Chief Financial Officer of Network Imaging Corporation. In prior positions, Mr. Alexander was a Managing Director of the Blackstone Group, a New York investment banking firm and Chief Financial Officer of Commodore International, one of the original developers of the personal computer. Mr. Alexander has a B.A. in physics and math from Columbia College, a J.D. from Columbia Law School and an L.L.M. in taxation from New York University.

    PHILIP A. CANFIELD. Mr. Canfield has been on our Board of Directors since June 1998. He has been a principal at GTCR Golder Rauner, L.L.C. since 1997 and an associate from 1992 until 1997. Prior to 1992, Mr. Canfield worked in the corporate finance department of Kidder, Peabody & Co. He has a B.S. in finance from the Honors Business Program at the University of Texas at Austin and an M.B.A. from the University of Chicago. Mr. Canfield is also a director of AETEA Information Technology, Inc., VISTA Information Technologies, Inc. and several other private companies in GTCR's portfolio.

    THOMAS M. DAVIDSON. Mr. Davidson has been on our Board of Directors since June 1998. Mr. Davidson has been President and Chief Executive Officer of Davidson Capital Group LLC since June 1998. From June 1997 until April 1998, Mr. Davidson was a Managing Director of Washington Equity Partners. Prior to that, he was a partner at the law firm of Reed, Smith, Shaw & McClay. From

1995 until March 1997, Mr. Davidson was a partner at the law firm of Coffield, Ungaretti & Harris. Mr. Davidson was a partner at the law firm of Verner, Liipfert, Bernhard, McPherson & Hand from 1993 until 1995. He has a B.A. from Williams College and an LL.D. from Duke University.

    BRUCE V. RAUNER. Mr. Rauner has been on our Board of Directors since June 1998. Mr. Rauner is a managing principal of GTCR Golder Rauner, L.L.C. and has been a principal of GTCR since 1981. Mr. Rauner has a B.A. from Dartmouth College and an M.B.A. from Harvard University. Mr. Rauner is also a director of AnswerThink Consulting Group, Inc., Lason, Inc., Coinmach Laundry Corporation, Polymer Group, Inc., Province Healthcare, Inc., Esquire Communications Ltd. and private companies in GTCR's portfolio.

    RICHARD N. PERLE. Mr. Perle has agreed to join our Board of Directors for an initial term of office to expire at our next annual meeting of stockholders. Mr. Perle is currently director of the American Enterprise Institute's Commission on Future Defenses. From 1981 until 1987, he was Assistant Secretary of Defense for International Security Policy of the U.S. Department of Defense. Mr. Perle is currently the Chairman of Hollinger Digital, Inc. and a director of Hollinger International, Inc., Geobiotics, American Interactive Media, Inc. and Morgan Crucible, PLC. Mr. Perle has a B.A. in International Relations from the University of Southern California and an M.A. from Princeton University.

BOARD OF DIRECTORS

    Our Board of Directors is currently composed of five directors. Each of the current members of the Board of Directors has been elected in accordance with the terms of the Stockholders' Agreement, dated as of June 29, 1998, by and among AppNet and substantially all of our current stockholders, which will terminate upon consummation of this offering. We intend to expand the Board to include two outside directors after this offering. Prior to consummation of the offering, AppNet and GTCR will enter into an agreement that provides that as long as GTCR owns at least 15% of the shares owned by it immediately after the consummation of the offering, AppNet will nominate at least one GTCR designee to the Board.

COMMITTEES OF THE BOARD OF DIRECTORS

    After completion of this offering, we intend to establish an Audit Committee and a Compensation Committee, each composed of a majority of independent directors. The Audit Committee will recommend the annual appointment of our auditors with whom the Audit Committee will review the scope of audit and non-audit assignments and related fees, accounting principles we use in financial reporting, internal auditing procedures and the adequacy of our internal control procedures. The Compensation Committee will make recommendations to the Board of Directors regarding compensation for our executive officers. GTCR will be entitled to appoint its designee to the Compensation Committee.

COMPENSATION OF DIRECTORS

    Directors who are also employees of AppNet receive no additional compensation for their services as directors. Directors who are not AppNet employees will not receive a fee for attendance in person at meetings of the Board of Directors or committees of the Board of Directors, but they will be reimbursed for travel expenses and other out-of-pocket costs incurred in connection with the attendance of meetings. Non-employee directors will receive options to purchase our common stock in connection with their appointment to the Board of Directors. Non-employee directors will also receive automatic grants of options to purchase our common stock each year that they are re-elected to the Board of Directors.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS

    The Delaware General Corporation Law provides that a company may indemnify its directors and officers against liabilities they may incur as a result of their service as a director of officer. Our certificate of incorporation and bylaws provide for the indemnification of our directors and officers to the fullest extent permitted by law. The effect of such provisions is to indemnify our directors and officers against all costs, expenses and liabilities incurred by them in connection with actions, suits or proceedings in which they are involved because of their affiliation with us. In addition, we intend to obtain director and officer liability insurance to effectuate these provisions.

EXECUTIVE COMPENSATION

    The following table sets forth a summary of compensation for services rendered in all capacities to us by the Chief Executive Officer and President and each of our four other most highly paid executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                                                  OTHER
                                                                   ANNUAL COMPENSATION            ANNUAL
                                                           -----------------------------------   COMPEN-
NAME AND PRINCIPAL POSITIONS                                 YEAR        SALARY       BONUS       SATION
---------------------------------------------------------  ---------  ------------  ----------  ----------

Ken S. Bajaj
  President and Chief Executive Officer(a)...............       1998  $             $           $

Toby Tobaccowala
  Senior Vice President..................................       1998      90,278(b)     15,000

Ronald B. Alexander
  Senior Vice President--Finance.........................       1998      63,135(c)     10,000    50,000(f)

Robert G. Harvey
  Senior Vice President--Software Development Services...       1998     114,250(d)               40,000(g)

Robert D. McCalley
  Senior Vice President--Electronic Commerce.............       1998     114,330(d)               40,000(g)

Terrence M. McManus
  Senior Vice President, Secretary & Treasurer(e)........       1998     123,547(d)               40,000(g)

------------------------

(a) Mr. Bajaj began to receive an annual base salary of $300,000 in May 1999. Prior to May 1999, Mr. Bajaj elected not to receive any compensation.

(b) Mr. Tobaccowala began to work for us in July 1998. The salary set forth above for 1998 represents his salary for the six-month period from July to December 1998.

(c) Mr. Alexander began to work for us in September 1998. The salary set forth above for 1998 represents his salary for the four-month period from September to December 1998.

(d) Messrs. Harvey, McCalley and McManus each began to work for us in February 1998. The salaries set forth above for 1998 represents their respective salaries for the eleven-month period from February to December 1998.

(e) Mr. McManus resigned as of December 31, 1998.

(f) Mr. Alexander earned a $50,000 signing bonus in 1998, which will be paid upon consummation of this offering.

(g) Messrs. Harvey, McCalley and McManus each received 56,140 shares of our common stock as partial compensation for services rendered from February 1, 1998 to May 31, 1998.

OPTION GRANTS AND EXERCISES DURING 1998

    No stock options to purchase our common stock were granted to or exercised by the executive officers named in the table above during 1998.

EMPLOYMENT AGREEMENTS

    We have entered into a senior management agreement with Mr. Bajaj, dated as of June 29, 1998, which provides for his employment as our President and Chief Executive Officer until he resigns, is disabled, as determined by the Board of Directors in its good faith judgment, dies or is terminated by the Board of Directors for any reason. Mr. Bajaj began to receive an annual base salary of $300,000 in May 1999, subject to increases as determined by the Board of Directors based upon AppNet's achievement of budgetary and other objectives set by the Board of Directors. He will also be eligible to receive a bonus of up to 50% of his salary based upon AppNet's achievement of budgetary and other objectives set by the Board of Directors.

    The senior management agreement contains provisions requiring Mr. Bajaj to protect the confidentiality of our proprietary and confidential information. In addition, Mr. Bajaj is prohibited, during his employment at AppNet and for 18 months after such employment ends, from competing with AppNet, soliciting any of our employees or interfering with any of our business relationships.

    The senior management agreement also restricts the transfer of all shares of AppNet common stock Mr. Bajaj owned as of the date of the agreement until June 29, 2003, subject to specific exceptions, including:

    - sales in a registered public offering; and

    - sales, subject to volume limitations imposed by the senior management agreement, under Rule 144 under the Securities Act.

The registration agreement between AppNet and substantially all of its existing stockholders dated as of June 29, 1998 states that Mr. Bajaj may request that his shares of AppNet common stock be included on any registration statement filed by AppNet:

    - to register common stock held by GTCR and Smart Technology; or

    - on its own behalf, other than in this offering.

    The senior management agreement provides that if Mr. Bajaj's employment with us terminates before June 30, 2001, AppNet may repurchase shares of its common stock owned by Mr. Bajaj or his permitted transferees at a price of $0.0029 per share. The number of shares which AppNet may repurchase upon these terms is 2,036,632 until June 29, 1999, 1,358,109 until June 29, 2000 and 679,004 until
June 29, 2001, after which AppNet's right to repurchase Mr. Bajaj's common stock terminates. If AppNet does not exercise its repurchase right, GTCR and Smart Technology may repurchase these shares at a price of $0.0029 per share and contribute them to AppNet in exchange for a promissory note equal to the aggregate purchase price of such shares. GTCR's and Smart Technology's repurchase right terminates upon the earliest of:

    - the sale of capital stock with the voting power to elect a majority of the Board of Directors to persons or entities other than GTCR and Smart Technology, other than in a public offering;

    - the sale of all or substantially all of our assets;

    - GTCR and its affiliates failing to own more than 50% of the common stock GTCR purchased under the Purchase Agreement dated June 29, 1998, as amended; and

    - June 30, 2001.

    AppNet also has the right, under Mr. Bajaj's senior management agreement, if it issues or sells common stock or rights to acquire common stock to its employees, to repurchase up to 1,251,228 shares of common stock at a price of $0.3007 per share from Mr. Bajaj, whether held by Mr. Bajaj or his permitted transferees, to be issued or sold to such employees. As of May 1, 1999, AppNet had repurchased a total of 1,041,109 of such shares from Mr. Bajaj for an aggregate purchase price of

$313,035. Upon the termination of Mr. Bajaj's employment, AppNet has the right to repurchase all of this common stock, whether held by Mr. Bajaj or his permitted transferees. AppNet's rights to repurchase this common stock terminate upon consummation of this offering.

    We have entered into senior management agreements with each of Messrs. Tobaccowala, McCalley, Alexander, McManus and Harvey. These agreements provide for their respective employment by AppNet until resignation, disability, as determined by the Board of Directors in its good faith judgment, death or termination by the Board of Directors for any reason. Each senior management agreement sets forth the annual base salary the executive is entitled to receive, subject to increases as determined by the Board of Directors based upon AppNet's achievement of budgetary and other objectives set by the Board of Directors. Each executive is eligible to receive a bonus of up to 50% of his salary based upon AppNet's achievement of budgetary and other objectives set by the Board of Directors.

    If an executive's employment is terminated without cause, he is entitled to receive his annual salary and life, medical and disability insurance benefits for one year. Cause is defined generally as:

    - commission of a felony or crime involving moral turpitude;

    - fraud, gross negligence or willful misconduct with respect to AppNet;

    - substantial and repeated failure to perform duties; or

    - breach of the confidentiality or noncompete provisions of the senior management agreement.

    Each senior management agreement contains provisions requiring the executive to protect the confidentiality of our proprietary and confidential information. In addition, each executive is prohibited, during his employment at AppNet and for two years after such employment ends if he resigns or is terminated for cause or for one year after such employment ends, if he is terminated without cause, from competing with AppNet, soliciting any of our employees or interfering with any of our business relationships.

    The senior management agreements with Messrs. Tobaccowala, Harvey, McCalley, Alexander and McManus provided for the sale of 175,439, 63,158, 110,175, 175,439 and 63,158 shares, respectively, or 587,369 shares in the aggregate, of our common stock to these individuals at a per share price of $0.3007, for an aggregate consideration of $176,607. In connection with these stock purchases, each executive delivered a promissory note to AppNet for the full amount of the purchase price, less the par value of the stock purchased. Each promissory note is secured by a pledge of the purchased stock.

    Each senior management agreement restricts the transfer of the AppNet common stock owned by the executive as of the date of the agreement until June 29, 2003, subject to specific exceptions, including:

    - sales in a registered public offering; and

    - sales, subject to volume limitations imposed by the senior management agreement, under Rule 144 under the Securities Act.

The registration agreement between AppNet and substantially all of its existing stockholders dated June 29, 1998 states that each executive may request that his shares of AppNet common stock be included in any registration statement filed by
AppNet:

    - to register common stock held by GTCR and Smart Technology; or

    - on its own behalf, other than in this offering.

    Each senior management agreement also provides that upon termination of the executive's employment, AppNet may repurchase all or any portion of its common stock owned by such executive or his permitted transferees. A portion of the executive's common stock may be repurchased at original cost, which is defined as the price originally paid by the executive for such common stock; the remaining common stock may be repurchased at the fair market value of such shares. If the executive's employment is terminated for any reason before the first anniversary of his senior management agreement, the amount of common stock which may be repurchased at the original cost ranges from 75% to 100%, depending on the particular executive. The portion of common stock to be repurchased at the original cost decreases ratably each year until it reaches zero after the fourth anniversary of the senior management agreement. If AppNet does not exercise its repurchase right, GTCR, Smart Technology or Mr. Bajaj may repurchase the executive's AppNet common stock upon the same terms and contribute them to AppNet in exchange for a promissory note equal to the aggregate purchase price of such shares. This repurchase right terminates upon:

    - the sale of capital stock with the voting power to elect a majority of the Board of Directors to persons or entities other than GTCR and Smart Technology, other than in a public offering; or

    - the sale of all or substantially all of our assets. We intend to amend the senior management agreements to terminate the right to repurchase an executive's shares of our common stock at their fair market value upon completion of this offering.

    Under the terms of the senior management agreement for Mr. McManus, whose employment with us ended on December 31, 1998, we had the option to repurchase some or all of his shares of our common stock upon the termination of his employment. At the time of the termination of Mr. McManus' employment, we entered into a stock purchase agreement with him which provided that we would repurchase 89,474 shares of our common stock from him at purchase prices ranging from $0.3007 to $0.7139 per share, and we would pay him $160,000 in severance pay in accordance with his senior management agreement. The stock purchase agreement with Mr. McManus gives us, GTCR, Smart Technology and Mr. Bajaj the option to repurchase the remaining 29,825 shares of AppNet common stock owned by Mr. McManus at fair market value until the earlier of September 30, 1999 or the effective date of a registration statement filed by us in connection with a public offering of our common stock. We have not determined whether we will repurchase the remaining 29,825 shares.

STOCK INCENTIVE PLANS

    1999 STOCK INCENTIVE PLAN

    We intend to adopt the AppNet Systems, Inc. 1999 Stock Incentive Plan prior to this offering. The 1999 Stock Incentive Plan will become effective upon its adoption by the Board of Directors and ratification by our stockholders. The purpose of the 1999 Stock Incentive Plan will be to strengthen AppNet by providing an incentive to its employees, officers, consultants, directors and advisors through the granting or awarding of incentive and nonqualified stock options, stock appreciation and dividend equivalent rights, restricted stock, performance units, performance shares, share awards and phantom stock awards, thereby encouraging these individuals to devote their abilities and energies to the success of AppNet.

    The 1999 Stock Incentive Plan will be administered by a compensation committee, which will consist of non-employee directors. Under the 1999 Stock Incentive Plan, the committee will have the authority to, among other things:

    - select the employees to whom stock options and other incentive awards will be granted;

    - determine the type, size and the terms and conditions of stock options and other incentive awards; and

    - establish the terms for treatment of stock options and other incentive awards upon a termination of employment.

    We will initially authorize 2,000,000 shares of common stock for issuance under the 1999 Stock Incentive Plan for the grant of stock options and other incentive awards to eligible individuals. The amount of common stock authorized for issuance under the 1999 Stock Incentive Plan may be increased annually by the compensation committee. The total amount of shares authorized under the plan may not exceed 10,000,000. The 1999 Stock Incentive Plan will terminate on the day preceding the tenth anniversary of the date of its adoption by the Board of Directors. The Board of Directors will be able to at any time and from time to time amend or terminate the 1999 Stock Incentive Plan; provided, however, that, to the extent necessary under applicable law, no such change will be effective without the requisite approval of the stockholders. In addition, no such change will alter or adversely impair any rights or obligations under any stock options and other incentive awards previously granted, except with the written consent of the grantee.

    1998 STOCK OPTION AND INCENTIVE PLAN

    We have adopted a stock incentive plan, the 1998 Stock Option and Incentive Plan, and reserved 1,578,947 shares of our common stock for issuance in connection with awards granted under such plan. Stock options and other incentive awards under the 1998 Stock Option and Incentive Plan may be made in the form of:

    - incentive stock options;

    - non-qualified stock options;

    - stock appreciation rights;

    - restricted stock; and

    - restricted stock units.

Stock options and other incentive awards may be granted to such persons, including officers, directors and employees, that our Board of Directors or a Board-appointed committee shall in its discretion select.

    As of May 26, 1999, options to purchase a total of 1,574,068 shares of our common stock were outstanding under the 1998 Stock Option and Incentive Plan and remain unexercised, 4,791 shares of our common stock have been issued upon the exercise of options granted under the 1998 Stock Option and Incentive Plan and options to purchase 154,936 shares of our common stock granted under the 1998 Stock Option and Incentive Plan are currently exercisable.

    The Board of Directors or a Board-appointed committee is authorized to construe, interpret and implement the provisions of the 1998 Stock Option and Incentive Plan, to select the persons to whom awards will be made, to determine the terms and provisions of awards and, with the consent of the grantee, to amend the terms of any outstanding award. The determinations of the Board of Directors or a Board-appointed committee are made in its sole discretion and are conclusive.

    The 1998 Stock Option and Incentive Plan has no termination date, however, no incentive stock options may be granted under such plan on or after August 25, 2008. The Board of Directors may at any time and from time to time amend, suspend or terminate the 1998 Stock Option and Incentive Plan; provided, however, that, to the extent necessary under applicable law, no such change will be effective without the requisite approval of the stockholders. In addition, no such change will alter or adversely impair any rights or obligations under awards previously granted, except with the written consent of the grantee. Upon the adoption of our 1999 Stock Incentive Plan, no further awards will be made under the 1998 Stock Option and Incentive Plan.

    CENTURY COMPUTING, INCORPORATED INCENTIVE STOCK OPTION PLAN

    In connection with our acquisition of Century Computing, we assumed its Incentive Stock Option Plan and related award agreements with each grantee. Each outstanding option to purchase the common stock of Century Computing was converted into an incentive stock option to purchase our common stock based on a conversion ratio. Originally, we reserved a total of 704,127 shares of our common stock for issuance in connection with options granted under the Century Incentive Stock Option Plan.

    As of May 26, 1999, options to purchase a total of 45,627 shares of our common stock were outstanding under the Century Incentive Stock Option Plan and remain unexercised, 658,499 shares of our common stock have been issued upon the exercise of options granted under the Century Incentive Stock Option Plan and options to purchase 45,627 shares of our common stock granted under the Century Incentive Stock Option Plan are currently exercisable.

    The Century Incentive Stock Option Plan is administered by Century Computing's board of directors unless the board of directors delegates the power and authorities related to the administration of the Century Incentive Stock Option Plan to a board-appointed committee. The board of directors or a board-appointed committee is authorized to construe, interpret and implement the provisions of the Century Incentive Stock Option Plan, to select the persons to whom awards will be made, to determine the terms and provisions of awards and, with the consent of the grantee, to amend the terms of any outstanding award. The determinations of the board of directors or a board-appointed committee are made in its sole discretion and are conclusive.

    The Century Incentive Stock Option Plan has no termination date, however, no incentive stock options may be granted under the Century Incentive Stock Option Plan after the expiration of the ten-year period beginning on the date the Century Incentive Stock Option Plan was adopted. The board of directors may at any time and from time to time amend or terminate the Century Incentive Stock Option Plan; provided, however, that, to the extent necessary under applicable law, no such change will be effective without the requisite approval of the stockholders. AppNet does not intend to make any new grants under the Century Incentive Stock Option Plan.

    INTERNET OUTFITTERS, INC. 1996 INCENTIVE STOCK OPTION PLAN

    In connection with our acquisition of Internet Outfitters, Inc., we assumed its 1996 Incentive Stock Option Plan and related award agreements with each grantee. Each outstanding option to purchase the common stock of Internet Outfitters was converted into an incentive stock option to purchase our common stock based on a conversion ratio. Originally, we reserved a total of 22,300 shares of our common stock for issuance in connection with options granted under the Internet Outfitters Incentive Stock Option Plan.

    As of May 26, 1999, options to purchase a total of 22,300 shares of our common stock were outstanding under the Internet Outfitters Incentive Stock Option Plan and remain unexercised, no options have been exercised and options to purchase 1,916 shares of our common stock granted under the Internet Outfitters Incentive Stock Option Plan are currently exercisable.

    The Internet Outfitters Incentive Stock Option Plan is administered by the Internet Outfitters board of directors unless the board of directors delegates the power and authorities related to the administration of the Internet Outfitters Incentive Stock Option Plan to a board-appointed committee. The board of directors or a board-appointed committee is authorized to construe, interpret and implement the provisions of the Internet Outfitters Incentive Stock Option Plan, to select the persons to whom awards will be made, to determine the terms and provisions of awards and, with the consent of the grantee, to amend the terms of any outstanding award. The determinations of the board of directors or a board-appointed committee are made in its sole discretion and are conclusive.

    The Internet Outfitters Incentive Stock Option Plan will terminate upon the expiration of the ten-year period beginning on the date the Internet Outfitters Incentive Stock Option Plan was adopted. The board of directors may at any time and from time to time amend or terminate the Internet Outfitters Incentive Stock Option Plan; provided, however, that, to the extent necessary under applicable law, no such change will be effective without the requisite approval of the stockholders. AppNet does not intend to make any new grants under the Internet Outfitters Incentive Stock Option Plan.

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
                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

GTCR AND SMART TECHNOLOGY PURCHASE AGREEMENT

    GTCR, Smart Technology and AppNet are parties to a purchase agreement, dated as of June 29, 1998, as amended and supplemented which provided for the purchase by GTCR and Smart Technology, L.L.C., an entity controlled by Mr. Bajaj's spouse, of 11,326,228 and 232,916 shares of our common stock, respectively, at a price of $0.3007 per share. At that time, GTCR and Smart Technology also agreed from time to time to purchase up to an aggregate of 96,500 shares of Class A Preferred Stock at a price of $1,000 per share in the future on the terms described below. GTCR is required to purchase Class A Preferred Stock at the request of AppNet's Board of Directors and the approval of GTCR to fund AppNet's working capital requirements and acquisitions. Upon any such purchase by GTCR of Class A Preferred Stock, Smart Technology is required to purchase Class A Preferred Stock in an amount equal to approximately 2% of the amount of Class A Preferred Stock GTCR purchases. Under these provisions, GTCR and Smart Technology have purchased aggregate amounts of approximately 44,167 and 900 shares of Class A Preferred Stock, respectively, since June 29, 1998 for aggregate purchase prices of approximately $44,167,000 and $900,000, respectively. The purchase agreement with GTCR and Smart Technology currently provides that as long as GTCR owns at least 15% of the securities purchased under the purchase agreement, AppNet must obtain GTCR's prior written consent before taking various actions including paying any dividends, other than dividends on the Class A Preferred Stock, issuing any equity securities or debt securities with equity features, acquiring businesses or merging or consolidating with another entity. The parties intend to terminate the provisions of the purchase agreement that require GTCR and Smart to purchase Class A Preferred Stock and that require AppNet to obtain GTCR's consent before taking various actions upon consummation of this offering. AppNet will still be required to obtain GTCR's consent before amending its senior management agreements with Messrs. Bajaj, Harvey, McManus and McCalley.

    In connection with AppNet's acquisition of Software Services Corporation and the issuance of 11,576 shares of Class B Preferred Stock to the former stockholders of that company, GTCR and Smart Technology transferred an aggregate of 1,387,097 shares of AppNet common stock to us in exchange for an aggregate of
417.066 shares of our Class A Preferred Stock. In connection with a revolving credit agreement between AppNet and BankBoston, N.A., GTCR and Smart Technology sold an aggregate of 123,538 shares of our common stock and an aggregate of approximately 362 shares of our Class A Preferred Stock to FSC Corp., an affiliate of BankBoston, for an aggregate purchase price of $375,000. In addition, the purchase agreement with GTCR and Smart Technology was amended in August 1998 to decrease the commitment of GTCR and Smart Technology to purchase 96,500 shares of Class A Preferred Stock to 84,920 shares of Class A Preferred Stock.

STOCKHOLDERS' AGREEMENT, REGISTRATION AGREEMENT AND SENIOR MANAGEMENT AGREEMENTS

    In connection with the purchase agreement with GTCR and Smart Technology, AppNet, GTCR, Smart Technology and substantially all of AppNet's existing stockholders entered into a stockholders' agreement, dated as of June 29, 1998 and a registration agreement, dated as of June 29, 1998. In addition, each member of AppNet's senior management entered into a senior management agreement with AppNet upon commencement of their employment with us. The stockholders' agreement provides, among other things, that the Board of Directors will consist of two representatives designated by GTCR, one representative designated by Mr. Bajaj and three or more representatives chosen jointly by GTCR and Mr. Bajaj. The stockholder's agreement also includes provisions restricting the transferability of our common stock, giving AppNet a right of first refusal to purchase a stockholder's common stock and giving stockholders a conditional right to participate if GTCR and Smart Technology transfer their shares of common stock. The stockholders' agreement will terminate upon the consummation of this offering. Prior to consummation of the offering, AppNet and GTCR will enter into an agreement that provides that as long as GTCR owns at least 15% of the shares owned by it immediately after the consummation of the offering, AppNet will nominate at least one GTCR designee to the Board.

    The registration agreement provides that the holders of a majority of our common stock issued to GTCR and Smart Technology under the purchase agreement with GTCR and Smart Technology may have the right to demand the filing of a registration statement with the Securities and Exchange Commission to register all or any portion of this common stock. Substantially all of the other current stockholders of AppNet have the right to include all or any portion of their AppNet common stock on registration statements filed by AppNet to register shares of the common stock issued to GTCR and Smart Technology under the purchase agreement with GTCR and Smart Technology; subject, however, to the ability of the underwriters of any offering to limit the number of shares included in such registration. Holders of the majority of our common stock issued to GTCR and Smart Technology under the purchase agreement with GTCR and Smart Technology may require AppNet to file, and pay the expenses in connection with, up to four registration statements on Form S-1 and an unlimited number of registration statements on Forms S-2 and S-3, if AppNet qualifies to use such forms. If AppNet proposes to register securities for its own account, other than in this offering. GTCR, Smart Technology and substantially all of AppNet's other stockholders are entitled to notice of, and to include their shares in, such registration; subject, however, to the ability of the underwriters of any offering to limit the number of shares included in such registration. These registration rights cover substantially all of the shares of our common stock and will also cover any additional shares obtained by the parties to the registration agreement. The existence and exercise of these registration rights may make it more difficult for AppNet to arrange future financing and may have an adverse effect on the market price of our common stock.

    In addition, our acquisition agreement with Arbor Intelligent Systems, Inc. grants the former Arbor stockholders rights to have their shares of our common stock included in any registration statement we file, other than in connection with this offering; subject, however, to the ability of the underwriters of any offering to limit the number of shares included in such registration.

    The senior management agreement with Mr. Bajaj provided for the sale of 1,251,228 shares of our common stock to Mr. Bajaj at a per share price of $0.3007. The senior management agreement restricts the transferability of these shares. AppNet, GTCR and Smart Technology have rights to repurchase these shares upon the termination of Mr. Bajaj's employment.

    Mr. Bajaj pledged the 1,251,228 shares of common stock which he purchased in accordance with the terms of his senior management agreement to AppNet to secure a promissory note in the principal amount of $374,430 which Mr. Bajaj delivered in partial payment for these shares. The senior management agreement between Mr. Bajaj and AppNet gives AppNet the right, if it issues or sells common stock or rights to acquire common stock, to its employees, to repurchase these shares, whether held by Mr. Bajaj or his permitted transferees, to be issued or sold to such employees at a price of $0.3007 per share. Upon the termination of Mr. Bajaj's employment, AppNet has the right to repurchase all of these shares, whether held by Mr. Bajaj or his transferees. AppNet's rights to repurchase these shares terminate upon consummation of this offering. As of May 1, 1999, AppNet had repurchased a total of 1,041,109 of these shares from Mr. Bajaj for an aggregate purchase price of $313,035 reducing the principal amount of his promissory note to $62,878.

PROFESSIONAL SERVICES AGREEMENT WITH FAIRFAX MANAGEMENT COMPANY II, L.L.C. AND
  FAIRFAX CONSULTING COMPANY, L.L.C.

    Stephen W. Ritterbush, a former vice chairman of our Board of Directors and Bruce Gouldey, our former chief financial officer, are members of Fairfax Consulting Company, L.L.C. They resigned their positions on June 29, 1998 in connection with the GTCR and Smart Technology purchases of stock in AppNet under the purchase agreement. We entered into a professional services agreement, dated as of June 29, 1998, with Fairfax Management Company II, L.L.C. and Fairfax Consulting Company, L.L.C.,

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
in which Fairfax Consulting Company agreed to provide to AppNet the services of a financial and management consultant. In return for the consultant's services, AppNet agreed to pay Fairfax Consulting Company a monthly retainer of $16,667 as well as any fees for consulting services in excess of the monthly retainer. The agreement also provided that if AppNet acquired a company which was introduced to it by Fairfax Consulting Company, AppNet shall pay a finder's fee to Fairfax Consulting Company equal to 1% of the purchase price for the acquired company. We did not pay any finder's fees to Fairfax Consulting Company in 1998. In 1998, AppNet paid approximately $336,000 in consulting fees to Fairfax Consulting Company. The professional services agreement prohibited Fairfax Management Company from owning, controlling, rendering services to or otherwise doing business with one of our competitors while the agreement is in effect and for a period of 18 months after it is terminated. We terminated the professional services agreement with Fairfax Management Company and Fairfax Consulting Company effective as of November 20, 1998.

    Fairfax Management Company purchased 2,052,632 shares of our common stock in March 1998 for an aggregate purchase price of $5,850. AppNet repurchased 1,350,877 of these shares on June 29, 1998 in exchange for a convertible promissory note in the principal amount of $406,175. The professional services agreement with Fairfax Management Company and Fairfax Consulting Company restricts the transfer of the 684,211 shares of our common stock that Fairfax Management Company retained until June 29, 2003, except:

    - in a public offering;

    - under Rule 144 through a broker, dealer or market maker (other than under Rule 144(k)), in proportion to sales by GTCR and Smart Technology under Rule 144;

    - in the event of the sale of our capital stock with the voting power to elect a majority of the Board of Directors to persons or entities other than GTCR or Smart Technology, other than in a public offering; or

    - in the event of the sale of all or substantially all of our assets.

The principal balance of the convertible promissory note held by Fairfax Management Company will be converted into shares of AppNet common stock upon consummation of this offering at a conversion rate equal to 80% of the offering price per share.

DAVIDSON AGREEMENT

    Thomas M. Davidson, one of our directors, and AppNet are parties to an agreement dated as of June 29, 1998, under which Mr. Davidson received $350,000 in cash and 52,632 shares of common stock from AppNet as a finder's fee in connection with the GTCR and Smart Technology investments in AppNet. The Davidson agreement states that after GTCR and Smart Technology invest a total of $15 million in shares of our common stock and Class A Preferred Stock, Mr. Davidson shall receive additional finder's fees equal to 1% of all additional purchases made by GTCR and Smart Technology of Class A Preferred Stock. AppNet's obligation to pay this 1% commission to Mr. Davidson terminates when GTCR and Smart Technology have invested an aggregate of $100 million in shares of AppNet common stock and Class A Preferred Stock. As of March 31, 1999, GTCR and Smart Technology have paid a total of $48.5 million in exchange for 11,559,144 shares of our common stock and approximately 45,067 shares of Class A Preferred Stock, and Mr. Davidson has earned a commission of approximately $685,000.

    The Davidson agreement also provided for the purchase by Mr. Davidson of 86,651 shares of our common stock at a price of $0.3007 per share. Under that agreement, Mr. Davidson has a consulting arrangement with AppNet, which entitles him to receive annual payments of $200,000. AppNet may terminate this consulting arrangement upon thirty days' notice, although upon any termination prior to June 29, 1999 for reasons other than for cause, we are required to pay to Mr. Davidson $200,000 less the aggregate amount of all consulting payments made prior to termination. On May 17, 1999, AppNet gave Mr. Davidson thirty days' notice of the termination of the consulting arrangement.

OTHER GTCR RELATIONSHIPS

    GTCR and AppNet are parties to a professional services agreement, dated as of June 29, 1998, which entitles GTCR to $200,000 per year in exchange for financial and management consulting services. This agreement also entitles GTCR to receive an investment fee equal to 1% of the purchase price of the common stock and Class A Preferred Stock it purchases from AppNet under the purchase agreement with GTCR and Smart Technology. GTCR has earned approximately $475,000 in investment fees. The GTCR professional services agreement will terminate upon the consummation of this offering.

    GTCR has guaranteed a portion of our outstanding indebtedness. We anticipate that this guarantee will terminate upon the repayment of our credit facilities with the proceeds of this offering and the termination of the guaranteed portion of our credit facilities.

OTHER SMART TECHNOLOGY RELATIONSHIPS

    During 1998, Smart Technology loaned approximately $1.1 million to AppNet. On May 31, 1998, AppNet issued a warrant to purchase 35,088 shares of its common stock for an aggregate purchase price of $50,000 to Smart Technology as consideration, in part, for this loan. On June 29, 1998, a portion of the $1.1 million loan equal to the purchase price of the common stock Smart Technology acquired from AppNet under the purchase agreement with GTCR and Smart Technology was canceled, and AppNet issued a new promissory note in the principal amount of $903,567 to Smart Technology. This note bears interest at the rate of 12% per annum. The principal amount of this note is reduced from time to time by an amount equal to the purchase price of any Class A Preferred Stock purchased by Smart Technology under the purchase agreement with GTCR and Smart Technology. The amount outstanding under this note has been reduced to $3,300 as of May 1, 1999 and will be repaid with the proceeds of this offering. Also on June 29, 1998, in accordance with the purchase agreement with GTCR and Smart Technology, the original warrant issued to Smart Technology was canceled and AppNet issued a new warrant to Smart Technology to purchase 70,175 shares of AppNet common stock for an exercise price of $0.3007 per share.

    In 1998, we paid Smart Technology approximately $25,000 in exchange for consulting services.

CROSS SENIOR MANAGEMENT AGREEMENT

    We entered into a senior management agreement with John Cross, one of our directors, in March 1999, which provides for his employment as an Executive Vice President until he resigns, is disabled, as determined by the Board of Directors in its good faith judgment, dies or is terminated by the Board of Directors for any reason. Mr. Cross is entitled to receive a salary of $300,000 per year, subject to increases as determined by the Board of Directors based upon AppNet's achievement of budgetary and other objectives set by the Board of Directors. Mr. Cross is eligible to receive a bonus of up to 50% of his salary based upon AppNet's achievement of budgetary and other objectives set by the Board of Directors.

    If Mr. Cross' employment is terminated without cause, he is entitled to receive his annual salary and life, medical and disability insurance benefits for one year. Cause is defined generally as:

    - commission of a felony or crime involving moral turpitude;

    - fraud, gross negligence or willful misconduct with respect to AppNet;

    - substantial and repeated failure to perform duties; or

    - breach of the confidentiality or noncompete provisions of the senior management agreement.

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
    The senior management agreement contains provisions requiring Mr. Cross to protect the confidentiality of our proprietary and confidential information. In addition, Mr. Cross is prohibited, during his employment at AppNet and for two years after his employment ends if he resigns or is terminated for cause or for one year after his employment ends if he is terminated without cause, from competing with AppNet, soliciting any of our employees or interfering with any of our business relationships.

    In 1999, John Cross also received options to purchase 337,776 shares of AppNet common stock at an exercise price of $12.825 per share. The fair value of the common stock underlying these options as of the date of grant was $14.25 per share.

OTHER RELATIONSHIPS AND TRANSACTIONS

    Foxhall Capital, LLC, an entity controlled by Jack Pearlstein, and AppNet signed an agreement dated January 18, 1998, under which Foxhall Capital, LLC received approximately $450,000 in cash from AppNet as a finder's fee in connection with AppNet's acquisition of Century Computing, Incorporated in October 1998. Mr. Pearlstein is one of our officers.

    In 1998, AppNet loaned AppNet Commerce Services, Inc., in which AppNet owns a 50% interest, an aggregate of $0.2 million to fund its operations. Three officers of AppNet have also been officers of this subsidiary.

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
                             PRINCIPAL STOCKHOLDERS

    The following table sets forth, as of May 26, 1999, information with respect to the beneficial ownership of our common stock by:

    - each person known to AppNet to beneficially own more than 5% of the outstanding shares of our common stock;

    - each director of AppNet and each executive officer named in the Summary Compensation Table; and

    - all directors and executive officers as a group.

    Unless otherwise indicated, each stockholder has sole voting and investment power with respect to the shares beneficially owned by the stockholder and has the same address as AppNet.

                                                   NUMBER OF SHARES OF                PERCENTAGE OWNERSHIP
                                                       COMMON STOCK       --------------------------------------------
                                                    BENEFICIALLY OWNED                                AFTER THIS
                                                   BEFORE THIS OFFERING   BEFORE THIS OFFERING        OFFERING(D)
                                                  ----------------------  ---------------------  ---------------------
GTCR (a)........................................           9,924,607                 49.5%                  43.6%
Ken S. Bajaj (b)................................           2,905,440                 14.4                    9.8
Toby Tobaccowala................................             192,982                    *                      *
Ronald B. Alexander.............................             175,439                    *                      *
Robert D. McCalley..............................             166,316                    *                      *
Robert G. Harvey................................             119,298                    *                      *
Philip A. Canfield (a)(c).......................                  --                    *                      *
John Cross......................................                  --                    *                      *
Thomas M. Davidson..............................             125,355                    *                      *
Bruce V. Rauner (a)(c)..........................                  --                    *                      *
Terrence McManus................................              29,825                    *                      *
All executive officers and directors as a group
  (11 persons)..................................           3,812,900                 18.9%                  12.7%

------------------------

*   Less than 1%.

(a) The address for GTCR and Messrs. Canfield and Rauner is 6100 Sears Tower, Chicago, Illinois, 60606.

(b) All of these shares are beneficially owned by Bajaj Enterprises, LLC, a Maryland limited liability company, over which Mr. Bajaj exercises voting and investment control. These shares include 274,268 shares transferred from Smart Technology and exclude 701,754 shares owned by family trusts over which Mr. Bajaj does not exercise any voting or investment control.

(c) Each of Messrs. Canfield and Rauner is a principal of GTCR and therefore may be deemed to share investment and voting control over the shares of our common stock held, directly or indirectly, by GTCR. Each of Messrs. Canfield and Rauner disclaims beneficial ownership of the shares of our common stock held by GTCR.

(d) Gives effect to (i) the sale of 6,000,000 shares of common stock in this offering, (ii) the conversion of a promissory note into 39,055 shares of common stock and (iii) the exchange of 43,789 shares of Class A Preferred Stock and 11,158 shares of Class B Preferred Stock for 4,334,281 shares of common stock.

                          DESCRIPTION OF CAPITAL STOCK

    Our authorized capital stock of consists of 75,000,000 shares of common stock, par value $0.0005 per share, 96,621 shares of Class A Preferred Stock, par value $0.01 per share, and 20,000 shares of Class B Preferred Stock, par value $0.01 per share. Upon consummation of this offering, there will be 4,883,379 authorized and unissued shares of preferred stock. Also upon consummation of this offering, there will be issued and outstanding 30,441,434 shares of common stock, including 39,055 shares that will be issued upon consummation of this offering upon conversion of a convertible promissory note, and 4,334,281 shares that will be issued upon consummation of this offering upon the exchange of a maximum of 43,789 shares of Class A Preferred Stock and a maximum of 11,158 shares of Class B Preferred Stock. As of May 26, 1999, there were 133 holders of our common stock, five holders of our Class A Preferred Stock and 11 holders of our Class B Preferred Stock. In addition,

    - 3,642,084 shares of common stock have been reserved for issuance in connection with AppNet's stock incentive plans;

    - 84,795 shares of common stock have been reserved for issuance in connection with warrants issued to Silicon Valley Bank and Smart Technology, L.L.C.;

    - 887,473 shares of common stock reserved for issuance in connection with outstanding promissory notes convertible into shares of our common stock at conversion prices of $8.55 and $11.40 per share;

    - 461,539 shares of common stock have been reserved for issuance in connection with outstanding promissory notes convertible into shares of our common stock at a conversion price of 80% of the initial public offering price per share in this offering, assuming an initial public offering price of $13.00, the mid-point of the range shown on the cover page of this prospectus;

    - 891,318 shares of common stock have been reserved for issuance in connection with contingent payments payable to the former owners of five of the companies we acquired, New Media Publishing, Sigma6, Salzinger & Company, Internet Outfitters and TransForm IT, assuming that the market price of our common stock at the time the contingent payments are made is $13.00, the mid-point of the range shown on the cover page of this prospectus; and

    - 121 shares of Class A Preferred Stock have been reserved for issuance in connection with a warrant issued to Silicon Valley Bank.

COMMON STOCK

    Each share of our common stock is identical in all respects and entitles the holder thereof to the same rights and privileges enjoyed by all other holders of shares of common stock, and subjects them to the same qualifications, limitations and restrictions to which all such other holders are subject.

    VOTING RIGHTS. Holders of our common stock are entitled to one vote per share on all matters to be voted on by AppNet's stockholders and may act by written consent if the consent is signed by the holders of common stock having at least the minimum votes necessary to authorize or take such action at meetings. Holders of common stock do not have cumulative rights, so that holders of a plurality of the shares of common stock present at a meeting at which a quorum is present are able to elect all of AppNet's directors eligible for election in a given year. The holders of a majority of the voting power of the issued and outstanding common stock constitutes a quorum. We intend to amend our certificate of incorporation to provide that a vote of two-thirds of the holders of our issued and outstanding common stock will be required to remove a director or amend our bylaws.

    DIVIDENDS. Holders of our common stock are entitled to receive ratably such dividends, if any, as are declared by AppNet's Board of Directors out of funds legally available for the declaration of dividends, subject to the preferential rights of any holder of preferred stock that may from time to time be outstanding. The terms of our credit facilities restrict AppNet's ability to pay dividends on the common stock.

    LIQUIDATION. Upon the liquidation, dissolution or winding up of AppNet, the holders of our common stock are entitled to share pro rata in the distribution of all of AppNet's assets available for distribution after satisfaction of all of AppNet's liabilities and the payment of the liquidation preference of any preferred stock that may be outstanding.

    OTHER PROVISIONS. The holders of our common stock have no preemptive or other subscription rights to purchase common stock, and there are no redemptive rights or sinking fund provisions. The holders of our common stock are not liable for any calls or assessments.

    REGISTRATION RIGHTS. AppNet is a party to a registration agreement, dated as of June 29, 1998, to which substantially all current stockholders of AppNet are party, which gives the holders of a majority of the common stock issued to GTCR and Smart Technology under the purchase agreement with GTCR and Smart Technology a conditional right to demand registration of all or any portion this common stock. Substantially all of the other current stockholders of AppNet have the right to include all or any portion of their AppNet common stock on registration statements filed by AppNet to register the common stock issued to GTCR and Smart Technology under the purchase agreement with GTCR and Smart Technology. Subject to various conditions, substantially all of the current stockholders of AppNet have the right to include all or any portion of their AppNet common stock on registration statements that we file on our own behalf, other than in connection with this offering. These rights cover substantially all of the shares of our common stock and will also cover any additional shares obtained by the parties to the registration agreement.

    In addition, our acquisition agreement with Arbor gave the former stockholders of Arbor rights to have their shares of our common stock included in any registration statement we file, other than in connection with this offering.

PREFERRED STOCK

    We intend to amend AppNet's certificate of incorporation, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part, to authorize AppNet's Board of Directors to issue preferred stock in one or more series and to establish the number of shares to be included in each such series and to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions of each such series. Because the Board of Directors will have the power to establish the preferences and rights of the shares of any such series of preferred stock, it may afford the holders of any such series of preferred stock preferences, powers and rights, including voting rights, senior to the rights of the holders of common stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of AppNet.

    The Board of Directors has established a class of preferred stock designated Class A Preferred Stock consisting of 96,621 authorized shares, par value $0.01 per share, and a class of preferred stock designated Class B Preferred Stock consisting of 20,000 authorized shares, par value $0.01 per share. The Class B Preferred Stock ranks PARI PASSU with the Class A Preferred Stock.

    We intend to use the proceeds from this offering to redeem at least 1,641 shares of Class A Preferred Stock and 418 shares of Class B Preferred Stock. All remaining outstanding shares of Class A and Class B Preferred Stock that are not redeemed with proceeds from this offering will be exchanged for shares of our common stock. These shares will be canceled and will not be reissued, sold or transferred. The preferred stock has the dividend, redemption, liquidation and other rights described below. The exchange ratio shall be determined by dividing the liquidation value of each share of preferred stock plus accrued and unpaid dividends by the initial public offering price per share of common stock.

    VOTING RIGHTS. Neither Class A nor Class B Preferred Stock is entitled to any voting rights, other than those granted by the Delaware General Corporation Law, provided that each holder of Class A and Class B Preferred Stock is entitled to notice of all stockholders meetings at the same time and in the same manner to which all stockholders entitled to vote at such meetings are entitled.

    DIVIDEND RIGHTS. When and as declared by AppNet's Board of Directors and to the extent permitted under the Delaware General Corporation Law, holders of Class A and Class B Preferred Stock are entitled to preferential cash dividends. Dividends on each share of Class A and Class B Preferred Stock accrue on a daily basis at the rate of 6% per annum on the liquidation value per share of $1,000, plus all accumulated and unpaid dividends from and including the date of issuance of such share to and including the first to occur of:

    - the date on which the liquidation value of such share, plus all accrued and unpaid dividends, is paid to the holder in connection with the liquidation of AppNet or the redemption of such share by AppNet; and

    - the date on which such share is otherwise acquired by AppNet.

    Dividends on the Class A and Class B Preferred Stock accrue whether or not they have been declared and whether or not there are profits, surplus or other funds legally available for the payment of dividends. To the extent dividends are not paid on March 31, June 30, September 30, and December 31 of each year for Class A Preferred Stock, and on September 30 of each year for Class B Preferred Stock, the accrued dividends will accumulate on such dates. All accrued and unpaid dividends will be fully paid or declared with funds irrevocably set apart for payment before we are entitled to pay any dividends, distributions, redemptions or other payments with respect to any stock of AppNet other than Class A and Class B Preferred Stock.

    DISTRIBUTION OF PARTIAL DIVIDEND PAYMENTS. Unless otherwise provided, if at any time AppNet pays less than the total amount of accrued dividends with respect to the Class A or Class B Preferred Stock, the payment will be distributed pro rata among the holders of the class of preferred stock, based upon the aggregate accrued but unpaid dividends on the shares held by each such holder.

    LIQUIDATION. Upon any liquidation, dissolution or winding up of AppNet, voluntary or involuntary, each holder of Class A or Class B Preferred Stock will be entitled to an amount in cash equal to the aggregate liquidation value of all shares held by the holder, plus all accrued and unpaid dividends thereon, before any distribution or payment is made upon any securities that are junior to the Class A and Class B Preferred Stock. The holders of Class A and Class B Preferred Stock will not be entitled to receive any further payment. Prior to the time of any liquidation, dissolution or winding up of AppNet, to the extent permitted by applicable law, AppNet will declare for payment all accrued and unpaid dividends with respect to the Class A and Class B Preferred Stock.

    PRIORITY OF PREFERRED STOCK. So long as any Class A or Class B Preferred Stock remains outstanding, without the prior written consent of the holders of a majority of the outstanding shares of such preferred stock, AppNet will not be entitled, nor will it permit any subsidiary, to redeem, purchase or otherwise acquire directly or indirectly any securities that are junior to the Class A and Class B Preferred Stock, nor is AppNet entitled directly or indirectly to pay or declare any dividend or make any distribution upon any securities that are junior to the Class A and Class B Preferred Stock. However, even if any such shares of Class A or Class B Preferred Stock are outstanding, AppNet is entitled to purchase shares of its common stock under an arrangement approved by the Board of Directors from present or former employees of AppNet or its subsidiaries.

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    REDEMPTION RIGHTS APPLICABLE ONLY TO CLASS A PREFERRED STOCK

        OPTIONAL REDEMPTIONS BY APPNET. At any time and from time to time, AppNet may redeem all or any portion of any outstanding shares of Class A Preferred Stock. Upon any such redemption, AppNet will pay a price per share equal to the liquidation value thereof, plus all accrued and unpaid dividends thereon. No redemption may be made for less than 1,000 shares or such lesser number of shares then outstanding.

        REDEMPTIONS AFTER PUBLIC OFFERINGS. At the written request of the holders of a majority of the shares of Class A Preferred Stock then outstanding, AppNet will apply the net cash proceeds from any public offering of AppNet common stock under an effective registration statement under the Securities Act to redeem shares of Class A Preferred Stock at the liquidation value of $1,000 per share, plus all accrued and unpaid dividends thereon. Such redemption must take place not more than five days after AppNet receives such public offering proceeds.

        REDEMPTION PAYMENTS. On any date on which Class A Preferred Stock is to be redeemed, if AppNet's funds that are legally available for redemption are insufficient to redeem the total number of shares to be redeemed, those funds which are legally available will be used to redeem the maximum possible number of shares pro rata among the holders of the shares to be redeemed. At any time thereafter when additional funds are legally available for redemption of shares by AppNet, such funds will be immediately used to redeem the balance of the shares which AppNet is obligated to redeem.

        SPECIAL REDEMPTIONS. If either (a) a change in ownership, which is defined as the transfer of more than 50% of the outstanding common stock to a person or group of persons other than any stockholder of AppNet as of June 29, 1998, has occurred or AppNet obtains knowledge that a change in ownership is proposed or (b) a fundamental change, which is defined as the transfer of more than 50% of AppNet's assets or mergers or consolidations involving AppNet where Appnet is not the surviving party, is proposed to occur, then the holder or holders of a majority of the shares of Class A Preferred Stock then outstanding may require AppNet to redeem all or any portion of the Class A Preferred Stock owned by such holders at a price per share equal to the liquidation value thereof, plus all accrued and unpaid dividends thereon, by giving written notice of such election. AppNet must give all holders of Class A Preferred Stock prompt notice of any proposed change in ownership or fundamental change and notice of any election to redeem shares because of such changes.

    REDEMPTION AND CONVERSION RIGHTS APPLICABLE ONLY TO CLASS B PREFERRED STOCK.

        AppNet has the contractual ability to redeem or convert all outstanding shares of Class B Preferred Stock upon an initial public offering. Contractual provisions provide that, upon a sale of AppNet, all outstanding shares of Class B Preferred Stock will be redeemable at a price per share equal to the liquidation value or the holders will receive the same consideration per share as the holders of the Class A Preferred Stock.

ANTI-TAKEOVER EFFECTS OF APPNET'S CERTIFICATE OF INCORPORATION AND BYLAWS AND
  PROVISIONS OF DELAWARE LAW

    AppNet's certificate of incorporation and bylaws and Section 203 of the Delaware General Corporation Law contain provisions that may make the acquisition of control of AppNet by means of a tender offer, open market purchase, proxy fight or otherwise, more difficult.

    BUSINESS COMBINATIONS. We intend to amend our certificate of incorporation to provide that we will be subject to Section 203 of the Delaware General Corporation Law. In general, subject to specific exceptions, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware

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corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

    - upon consummation of the transaction, the interested stockholder owned 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer;

    - the business combination is, or the transaction in which such person became an interested stockholder was, approved by the board of directors of the corporation before the stockholder became an interested stockholder; or

    - the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of the corporation's stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

    For purposes of Section 203, a "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder; an "interested stockholder" is a person who, together with affiliates and associates, owns, or, in the case of affiliates and associates of the issuer, did own within the last three years, 15% or more of the corporation's voting stock. The restrictions set forth in Section 203 will not apply to a business combination with an interested stockholder who became an interested stockholder at a time when the restrictions of Section 203 did not apply to AppNet.

    STOCKHOLDER NOMINATIONS AND PROPOSALS. We intend to amend our bylaws to provide that stockholders must follow an advance notification procedure for stockholder nominations of candidates for the Board of Directors and for other stockholder business to be conducted at an annual meeting. For business a stockholder wishes to bring before an annual meeting of stockholders, the stockholder must deliver notice to AppNet not less than 60 days nor more than 90 days prior to the date of the anniversary of the previous year's annual meeting. For nominations of persons for election to our Board of Directors at an annual meeting, a stockholder must deliver notice to AppNet not less than 90 days prior to the date of the anniversary of the previous year's annual meeting unless the annual meeting is delayed, in which case the stockholder must deliver the notice not less than 90 days prior to such meeting nor more than 10 days after we mailed notice of such meeting or public disclosure of the annual meeting was made. These advance notification provisions in our bylaws could preclude the conduct of business at a meeting or a nomination for the election of directors if the proper procedures are not followed. Such provisions could operate to delay, defer or prevent a change in control of AppNet.

    AUTHORIZED AND UNISSUED PREFERRED STOCK. Upon consummation of this offering, there will be 4,883,379 authorized and unissued shares of preferred stock. We intend to amend our certificate of incorporation to authorize the Board of Directors to issue one or more series of preferred stock and to establish the designations, powers, preferences and rights of each series of preferred stock. The existence of authorized and unissued preferred stock may enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of AppNet by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal is not in AppNet's best interests, the Board of Directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquiror or insurgent stockholder or stockholder group or create a substantial voting block in

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institutional or other hands that might undertake to support the position of the incumbent Board of Directors.

    ABSENCE OF CUMULATIVE VOTING. Our certificate of incorporation does not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes in our Board of Directors and, as a result, may operate to delay, defer or prevent a change in control of AppNet.

    REMOVAL OF DIRECTORS; VACANCIES. We intend to amend our certificate of incorporation to state that, subject to the rights of the holders of our preferred stock, directors may be removed at any time by two-thirds stockholder vote. In addition, a majority of the directors then in office will be able to fill board vacancies and newly created directorships resulting from any increase in the size of our Board of Directors. This is true even if those directors do not constitute a quorum or if only one director is left in office. These provisions could prevent stockholders, including parties who want to take over or acquire AppNet, from removing incumbent directors and filling the resulting vacancies with their own nominee.

    SPECIAL MEETINGS OF STOCKHOLDERS. We intend to amend our bylaws to provide that special meetings of AppNet's stockholders may be called only by the Board of Directors of AppNet. This provision may render it more difficult for stockholders to take action opposed by the Board of Directors.

INDEMNIFICATION AND LIMITATION OF LIABILITY

    AppNet's bylaws provide that AppNet will indemnify each of its directors, officers, employees and agents to the fullest extent permitted by law. The certificate of incorporation limits the liability of AppNet's directors and stockholders to AppNet for monetary damages. The certificate of incorporation also provides that AppNet may purchase insurance on behalf of its directors, officers, employees and agents against liabilities they may incur in such capacity, whether or not AppNet would have the power to indemnify against such liabilities.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is BankBoston, N.A.

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                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon consummation of this offering, 30,441,434 shares of our common stock will be outstanding, 31,341,434 shares if the over-allotment option is exercised in full. Of these shares, the 6,900,000 shares of common stock sold in this offering will be freely tradable without restriction or further registration under the Act, unless held by an "affiliate" of AppNet. An affiliate is defined under Rule 144 as a person that controls, is controlled by or is under common control with AppNet. All of the shares of our common stock outstanding prior to the offering are "restricted securities," as such term is defined under Rule
144. These shares are restricted securities because they were issued in private transactions not involving a public offering and may not be sold in the absence of registration other than in accordance with Rule 144 or Rule 701 promulgated under the Securities Act or another exemption from registration. This prospectus may not be used in connection with any resale of shares of our common stock acquired in the offering by affiliates of AppNet.

    Each of AppNet, our directors, our officers, most of the former owners of all of the businesses we acquired, GTCR and Smart Technology have agreed not to offer or transfer, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus. The restrictions set forth in the previous sentence do not apply to grants of employee stock options under the terms of AppNet's stock incentive plans in effect on the date of this prospectus, issuances of securities as a result of the exercise of such options outstanding on the date of this prospectus and issuances of securities as a result of the conversion of any convertible instruments outstanding on the date of this prospectus.

    In general, under Rule 144 as currently in effect, if a minimum of one year has elapsed since the later of the date of acquisition of the restricted securities from the issuer or from an affiliate of the issuer, a person, or persons whose shares of common stock are aggregated, including persons who may be deemed affiliates of AppNet, would be entitled to sell within any three-month period a number of shares of AppNet common stock that does not exceed the greater of

    (1) one percent of the then-outstanding shares of AppNet common stock, which equals approximately 304,414 shares immediately after this offering, or

    (2) the average weekly trading volume during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

    Sales under Rule 144 are also subject to restrictions as to the manner of sale, notice requirements and the availability of current public information about AppNet. In addition, under Rule 144(k), if a period of at least two years has elapsed since the later of the date restricted securities were acquired from AppNet or the date they were acquired from an affiliate of AppNet, a stockholder who is not an affiliate of AppNet at the time of sale and who has not been an affiliate of AppNet for at least three months prior to the sale would be entitled to sell shares of our common stock in the public market immediately without compliance with the requirements under Rule 144 set forth above. If shares are transferred during this period, the holding period requirement may be satisfied by including the time period during which such shares were previously held. The foregoing summary of Rule 144 is not intended to be a complete description thereof.

    In addition, any of our employees, directors, officers or consultants who acquired shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701 of the Securities Act without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144, and affiliates of AppNet may be entitled to sell their Rule 701 shares without having to comply with the holding period restrictions of Rule 144, in each

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case, commencing 90 days after the date of this prospectus, although the contractual limitations will continue through the 180th day following the date of this prospectus.

    In addition to the restrictions on transfer described above, our executives with whom we have entered into senior management agreements are subject to restrictions on the transfer of shares of our common stock owned by them as of the date they entered into the senior management agreement.

    Immediately following the offering, none of the 20,068,098 "restricted securities" will be available for immediate sale in the public market under Rule
144. Beginning 90 days after the date of this prospectus, and without consideration of the contractual restrictions described above, 1,741,831 shares either issued under our stock incentive plans or compensation contracts or acquired upon the exercise of options issued under our stock incentive plans will be outstanding and eligible for sale in reliance upon Rule 701. Additional shares may be available if options are exercised in the 90-day period following the date of this prospectus. Shares of our common stock issued in reliance on Rule 701 may be resold by holders who are not affiliates of AppNet under Rule 144 without compliance with the holding period, amount and notice limitations and by holders who are affiliates of AppNet under Rule 144 without compliance with the holding period limitation.

    Following this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register 5,383,914 shares of our common stock reserved for issuance or previously issued under our employee benefit plans and compensation contracts. Shares of our common stock issued under our stock incentive plans generally will be available for sale in the open market by holders who are not affiliates of AppNet and, subject to the volume and other applicable limitations of Rule 144, by holders who are affiliates of AppNet, unless such shares are subject to vesting restrictions or the contractual restrictions described above.

    We are a party to a registration agreement, dated as of June 29, 1998, which gives the holders of a majority of the common stock issued to GTCR and Smart Technology under the purchase agreement with GTCR and Smart Technology a conditional right to demand registration of all or any portion of this common stock. Substantially all of our other current stockholders have the right to include all or any portion of their AppNet common stock on registration statements we file to register the common stock issued to GTCR and Smart Technology under the purchase agreement with GTCR and Smart Technology. Subject to specific conditions, substantially all of our current stockholders have the right to include all or any portion of their AppNet common stock on registration statements we file on our own behalf, other than in an initial public offering. These rights cover substantially all of the shares of our common stock and will also cover any shares obtained by parties to the registration agreement. Registration of these shares of our common stock would permit the sale of these shares without regard to the restrictions of Rule 144. In addition, our acquisition agreement with Arbor gave the former stockholders of Arbor rights to have their shares of our common stock included in any registration statement, other than in connection with this offering.

    Prior to this offering, there has been no public market for our common stock. No information is currently available, and we cannot predict the timing or amount of future sales of shares, or the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock, including shares issuable upon the exercise of stock options, in the public market after the lapse of the restrictions described above, or the perception that such sales may occur, could materially and adversely affect the prevailing market price for our common stock and our ability to raise equity capital in the future.

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              U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

    The following is a general discussion of the principal United States federal income and estate tax consequences of the ownership and disposition of common stock by a non-U.S. holder. As used in this prospectus, a non-U.S. holder is defined as a holder that for United States federal income tax purposes is an individual or entity other than:

    - a citizen or individual resident of the United States;

    - a corporation or partnership created or organized in or under the laws of the United States or of any political subdivision thereof, other than a partnership treated as foreign under U.S. Treasury regulations;

    - an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

    - a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

    An individual may, subject to a number of exceptions, be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year. Resident aliens are subject to U.S. federal tax as if they were U.S. citizens.

    This discussion does not address all aspects of United States federal income and estate taxes that may be relevant to non-U.S. holders in light of their personal circumstances, including the fact that in the case of a non-U.S. holder that is a partnership, the U.S. tax consequences of holding and disposing of shares of common stock may be affected by determinations made at the partner level, or that may be relevant to non-U.S. holders which may be subject to special treatment under United States federal income tax laws such as insurance companies, tax-exempt organizations, financial institutions, dealers in securities and holders of securities held as part of a "straddle," "hedge" or "conversion transaction." This discussion also does not address U.S. state or local or foreign tax consequences. Furthermore, this discussion is based on provisions of the Internal Revenue Code of 1986, as amended, existing and proposed regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change, possibly with retroactive effect. The following summary is included herein for general information. ACCORDINGLY, PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISERS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF COMMON STOCK.

DIVIDENDS

    We do not anticipate paying cash dividends on our common stock in the foreseeable future. In the event, however, that dividends are paid on shares of our common stock, dividends paid to a non-U.S. holder of common stock generally will be subject to withholding of United States federal income tax at a 30% rate, or such lower rate as may be provided by an income tax treaty between the United States and a foreign country if the non-U.S. holder is treated as a resident of such foreign country within the meaning of the applicable treaty. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

    Dividends that are effectively connected with a non-U.S. holder's conduct of a trade or business in the United States or, if an income tax treaty applies, attributable to a permanent establishment in the United States, are generally subject to U.S. federal income tax on a net income basis at regular graduated rates, but are not generally subject to the 30% withholding tax if the non-U.S. holder files

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the appropriate U.S. Internal Revenue Service form with the payor, which form under U.S. Treasury regulations generally requires the non-U.S. holder to provide a U.S. taxpayer identification number. Any such U.S. trade or business income received by a non-U.S. holder that is a corporation may also be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

    Under currently applicable U.S. Treasury regulations, dividends paid to an address in a foreign country are presumed, absent actual knowledge to the contrary, to be paid to a resident of such country for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate. Under U.S. Treasury regulations generally effective for payments made after December 31, 2000, however, a non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate generally will be required to satisfy applicable certification and other requirements. In addition, under these regulations, in the case of our common stock held by a foreign partnership, the certification requirement will generally be applied to the partners of the partnership and the partnership will be required to provide specified information, including a United States taxpayer identification number. The regulations generally effective for payments made after December 31, 2000, also provide look-through rules for tiered partnerships. Further, the Internal Revenue Service intends to issue regulations under which a foreign trustee or foreign executor of a U.S. or foreign trust or estate, depending on the circumstances, will be required to furnish the appropriate withholding certificate on behalf of the beneficiaries, grantor trust or estate, as the case may be.

    A non-U.S. holder of our common stock that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for a refund with the Internal Revenue Service.

    The U.S. Treasury regulations generally effective for payments made after December 31, 2000 also provide special rules for dividend payments made to foreign intermediaries, U.S. or foreign wholly owned entities that are disregarded for U.S. federal income tax purposes and entities that are treated as fiscally transparent in the United States, the applicable income tax treaty jurisdiction, or both. In addition, recently enacted legislation, effective August 5, 1997, denies income tax treaty benefits to foreigners receiving income derived through a partnership, or otherwise fiscally transparent entity, in certain circumstances. Prospective investors should consult with their own tax advisers concerning the effect, if any, of these new Treasury regulations and this recent legislation on an investment in our common stock.

GAIN ON DISPOSITION OF COMMON STOCK

    A non-U.S. holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a disposition of our common stock unless:

    - the gain is U.S. trade or business income, in which case, the branch profits tax described above may also apply to a corporate non-U.S. holder;

    - the non-U.S. holder is an individual who holds our common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code, is present in the United States for 183 or more days in the taxable year of the disposition and meets other requirements;

    - the non-U.S. holder is subject to tax under the provisions of the U.S. tax law applicable to certain United States expatriates; or

    - AppNet is or has been a "U.S. real property holding corporation" for federal income tax purposes at any time during the shorter of the five-year period preceding such disposition or the period that the non-U.S. holder held our common stock.

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Generally, a corporation is a "U.S. real property holding corporation" if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we have not been, are not currently, and do not anticipate becoming, a "U.S. real property holding corporation" for U.S. federal income tax purposes. The tax with respect to stock in a "U.S. real property holding corporation" does not apply to a non-U.S. holder whose holdings, direct and indirect, at all times during the applicable period, constituted 5% or less of our common stock, provided that our common stock was regularly traded on an established securities market. If we were, or were to become, a U.S. real property holding corporation, we believe that our common stock would be treated as "regularly traded."

    If a non-U.S. holder who is an individual is subject to tax on gain which is U.S. trade or business income, such individual generally will be taxed on the net gain derived from a sale of common stock under regular graduated United States federal income tax rates. If an individual non-U.S. holder is subject to tax because such individual holds our common stock as a capital asset, is present in the United States for 183 or more days in the taxable year of the disposition and meets other requirements, such individual generally will be subject to a flat 30% tax on the gain derived from a sale, which may be offset by United States capital losses, notwithstanding the fact that such individual is not considered a resident alien of the United States. Thus, individual non-U.S. holders who have spent (or expect to spend) more than a DE MINIMIS period of time in the United States in the taxable year in which they contemplate a sale of common stock are urged to consult their tax advisers prior to the sale concerning the U.S. tax consequences of such sale.

    If a non-U.S. holder that is a foreign corporation is subject to tax on gain which is U.S. trade or business income, it generally will be taxed on its net gain under regular graduated United States federal income tax rates and, in addition, will be subject to the branch profits tax equal to 30% of its "effectively connected earnings and profits," within the meaning of the Internal Revenue Code for the taxable year, as adjusted for specific items, unless it qualifies for a lower rate under an applicable tax treaty.

FEDERAL ESTATE TAX

    Common stock owned or treated as owned by an individual who is neither a United States citizen nor a United States resident, as defined for United States federal estate tax purposes, at the time of death will be included in the individual's gross estate for United States federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to United States federal estate tax.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

    Under U.S. Treasury regulations, we must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

    Currently, United States backup withholding, which generally is a withholding tax imposed at the rate of 31% on payments to persons that fail to furnish specified information under the United States information reporting requirements, generally will not apply:

    - to dividends paid to non-U.S. holders that are subject to the 30% withholding discussed above, or that are not so subject because a tax treaty applies that reduces or eliminates such 30% withholding; or

    - before January 1, 2001, to dividends paid to a non-U.S. holder at an address outside of the United States unless the payor has actual knowledge that the payee is a U.S. holder.

Backup withholding and information reporting generally will apply to dividends paid to addresses inside the United States on shares of our common stock to beneficial owners that are not "exempt recipients" and that fail to provide identifying information in the manner required.

    The payment of the proceeds of the disposition of our common stock by a holder to or through the U.S. office of a broker or through a non-U.S. branch of a U.S. broker generally will be subject to information reporting and backup withholding at a rate of 31% unless the holder either certifies its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds of the disposition by a non-U.S. holder of common stock to or through a non-U.S. office of a non-U.S. broker will not be subject to backup withholding or information reporting unless the non-U.S. broker has particular types of U.S. relationships. In the case of the payment of proceeds from the disposition of our common stock effected by a foreign office of a broker that is a U.S. person or a U.S. related person, existing regulations require information reporting on the payment unless the broker receives a statement from the owner, signed under penalty of perjury, certifying its non-U.S. status or the broker has documentary evidence in its files as to the non-U.S. holder's foreign status and the broker has no actual knowledge to the contrary. For this purpose, a U.S. related person is defined as:

    - a "controlled foreign corporation" for U.S. federal income tax purposes;
      or

    - a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment, or for such part of the period that the broker has been in existence, is derived from activities that are effectively connected with the conduct of a U.S. trade or business.

    The U.S. Treasury regulations generally effective for payments made after December 31, 2000 alter the foregoing rules. Among other things, such regulations provide presumptions under which a non-U.S. holder is subject to backup withholding at the rate of 31% and information reporting unless we receive certification from the holder of non-U.S. status. Depending on the circumstances, this certification will need to be provided:

    - directly by the non-U.S. holder;

    - in the case of a non-U.S. holder that is treated as a partnership or other fiscally transparent entity, by the partners, stockholders or other beneficiaries of such entity; or

    - by qualified financial institutions or other qualified entities on behalf of the non-U.S. holder.

    Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be refunded, or credited against the holder's U.S. federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service.

                                  UNDERWRITING

    Under an underwriting agreement dated             , 1999, we have agreed to
sell to the underwriters named below, for whom Credit Suisse First Boston Corporation, Hambrecht & Quist LLC, BT Alex. Brown Incorporated, The Robinson-Humphrey Company, LLC and Charles Schwab & Co., Inc. are acting as representatives, the following respective numbers of shares of our common stock:

                                                                                     NUMBER
            UNDERWRITERS                                                           OF SHARES
                                                                                   ----------
Credit Suisse First Boston Corporation...........................................
Hambrecht & Quist LLC............................................................
Deutsche Bank Securities Inc.....................................................
The Robinson-Humphrey Company, LLC...............................................
Charles Schwab & Co., Inc........................................................
                                                                                   ----------
    Total........................................................................   6,000,000
                                                                                   ----------
                                                                                   ----------

    The underwriting agreement provides that the underwriters are obligated to purchase all of the shares of our common stock offered in this offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or this offering of our common stock may be terminated.

    We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 900,000 additional shares of our common stock at the initial public offering price less the underwriting discounts and commissions. This option may be exercised only to cover over-allotments of our common stock.

    The underwriters propose to offer our common stock initially at the public offering price on the cover page of this prospectus and to the selling group members at that price less a selling concession of $ per share. The underwriters and the selling group members may allow a discount of $ per share on sales to other broker/dealers. After the initial public offering, the public offering price and selling concession and discount to dealers may be changed by the representatives. As used in this section,

    - Underwriters are securities broker/dealers that are parties to the underwriting agreement and will have a contractual commitment to purchase shares of our common stock from us, and the representatives are the five firms acting on behalf of the underwriters.

    - Selling group members are securities broker/dealers to whom the underwriters may sell shares of common stock at the public offering price less the selling concession above, but who do not have a contractual commitment to purchase shares from us.

    - Broker/dealers are firms registered under applicable securities laws to sell securities to the public.

    - The syndicate consists of the underwriters and the selling group members.

    The following table summarizes the compensation and estimated expenses that we will pay. The compensation we will pay to the underwriters will consist solely of the underwriting discount, which is equal to the public offering price per share of common stock less the amount the underwriters pay to us per share of common stock. The underwriters have not received and will not receive from us any other item of compensation or expense in connection with this offering considered by the National Association of Securities Dealers, Inc. to be underwriting compensation under its rules of fair practice. The underwriting fee will be determined based on our negotiations with the underwriters at the time the initial public offering price for our common stock is determined. We do not expect the underwriting discount per share of common stock to exceed 7% of the initial public offering price per share of common stock.

                                                                   PER SHARE                      TOTAL
                                                           --------------------------  ---------------------------
                                                              WITHOUT     WITH OVER-      WITHOUT      WITH OVER-
                                                           OVER-ALLOTMENT  ALLOTMENT   OVER-ALLOTMENT  ALLOTMENT
                                                           -------------  -----------  -------------  ------------
Underwriting discounts and commissions paid by us in
  cash...................................................   $              $            $             $
Expenses payable by us...................................         $0.50        $0.40   $  3,000,000   $  3,000,000

    The principal components of the offering expenses payable by us will include the fees and expenses of our accountants and attorneys, the fees of our registrar and transfer agent, the cost of printing this prospectus, The Nasdaq Stock Market listing fees and filing fees paid to the Securities and Exchange Commission and the National Association of Securities Dealers, Inc.

    The underwriters have informed us that they do not expect sales to accounts over which the underwriters exercise discretionary authority to exceed 5% of the shares of our common stock being offered.

    We, our officers, our directors, most of the former owners of all of the businesses we acquired, GTCR and Smart Technology have agreed not to offer or transfer, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except in our case for grants of employee stock options under our stock incentive plans in effect on the date hereof and issuances of securities as a result of the exercise of any options outstanding on the date hereof and issuances of securities as a result of the conversion of any convertible instruments outstanding on the date hereof.

    At our request, the underwriters intend to sell, at the initial public offering price, approximately 5% of the shares of our common stock offered in this offering to those of our employees, clients and vendors who have expressed an interest in purchasing our common stock in this offering. The number of shares of common stock available for sale to the general public in this offering will be reduced to the extent these persons in fact purchase these shares. Any of these shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

    We have agreed to indemnify the underwriters against liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in that respect.

    The shares of our common stock have been approved for quotation on The Nasdaq Stock Market's National Market under the symbol "APNT".

    Prior to this offering, there has been no public market for our common stock. The initial public offering price for our common stock will be determined by negotiation between us and the representatives and does not reflect the market price for our common stock following this offering. Among the principal factors considered in determining the initial public offering price will be:

    - the information in this prospectus and otherwise available to the representatives;

    - market conditions for initial public offerings;

    - the history of and prospects for the industry in which we compete;

    - our past and present operations;

    - our past and present earnings and current financial position;

    - the capability of our management;

    - our prospects for future earnings;

    - the present state of our development and our current financial condition;

    - the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies; and

    - the general condition of the securities markets at the time of this offering.

    We can offer no assurances that the initial public offering price will correspond to the price at which our common stock will trade in the public market subsequent to this offering or that an active trading market for our common stock will develop and continue after this offering.

    The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the size of this offering, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the shares of our common stock so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when our common stock originally sold by the syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. The representatives track such purchases through the initial public offering tracking system operated by the Depository Trust Company. The representatives may, at their discretion, reclaim a selling concession from any syndicate member that appears to have permitted its customers to purchase shares in the initial public offering and then promptly resell all or a portion of such shares to such syndicate member. However, the underwriters do not have any agreements with any potential purchasers of shares of common stock in this offering that would restrict their transfer of such shares following this offering.

    Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of our common stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on The Nasdaq Stock Market's National Market or otherwise and, if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

    The distribution of our common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of our common stock are effected. Accordingly, any resale of our common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction and which may require resales to be made in accordance with available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of our common stock.

REPRESENTATIONS OF PURCHASERS

    Each purchaser of our common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that:

    - such purchaser is entitled under applicable provincial securities laws to purchase our common stock without the benefit of a prospectus qualified under such securities laws;

    - where required by law, that such purchaser is purchasing as principal and not as agent; and

    - such purchaser has reviewed the text above under "Resale restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

    The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities law.

ENFORCEMENT OF LEGAL RIGHTS

    All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

    A purchaser of our common stock to whom the SECURITIES ACT (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of common stock acquired by such purchaser through this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of shares of our common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

    Canadian purchasers of our common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in our common stock in their circumstances and with respect to the eligibility of our common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

    The validity of the shares of our common stock offered by this prospectus will be passed upon for AppNet by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), Washington, DC. The underwriters have been represented by Cravath, Swaine & Moore, New York, NY.

                                    EXPERTS

    The audited financial statements and schedules included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

    The pro forma consolidated statement of operations for the year ended December 31, 1998 included in this prospectus has been examined by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in giving such reports.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

    AppNet has filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act and the rules and regulations promulgated under the Securities Act with respect to its common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules. For further information with respect to AppNet and its common stock, we refer you to the registration statement, including its exhibits and the schedules filed as a part of it. You may read and copy the registration statement at the Securities and Exchange Commission's following locations:

Public Reference Room Office   New York Regional Office       Chicago Regional Office
450 Fifth Street, N.W.         Seven World Trade Center       Citicorp Center
Washington, DC 20549           Suite 1300                     500 West Madison Street
                               New York, NY 10048             Chicago, IL 60661-2511

    You may also obtain copies of the registration statement by mail from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549 or by telephone at 1-800-SEC-0330. The registration statement is available to the public from commercial document retrieval services and at the Securities and Exchange Commission's World Wide Website located at http://www.sec.gov. Upon approval of our common stock for quotation on The Nasdaq Stock Market's National Market, you can read AppNet's filings with the Securities and Exchange Commission at the office of Nasdaq Operations, 1734 K Street, N.W. Washington, DC 20006. Statements in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the full text of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

    We intend to furnish our stockholders with annual reports containing financial statements audited by an independent public accounting firm and make available to our stockholders quarterly reports for the first three quarters of each fiscal year containing interim unaudited financial information.

                         INDEX TO FINANCIAL STATEMENTS

APPNET SYSTEMS, INC.

  Report of independent public accountants.........................................       F--4

  Consolidated balance sheets as of December 31, 1998 and March 31, 1999
    (unaudited)....................................................................       F--5

  Consolidated statements of operations for the year ended December 31, 1998 and for the three month periods ended March 31, 1998 and March 31, 1999
    (unaudited)....................................................................       F--6

  Consolidated statements of stockholders' equity for the year ended December 31,
    1998 and for the three month period ended March 31, 1999 (unaudited)...........       F--7

  Consolidated statements of cash flows for the year ended December 31, 1998 and for the three month periods ended March 31, 1998 and March 31, 1999
    (unaudited)....................................................................       F--8

  Notes to consolidated financial statements.......................................       F--9

SOFTWARE SERVICES CORPORATION

  Report of independent public accountants.........................................      F--28

  Balance sheets as of December 31, 1996 and 1997, and August 24, 1998.............      F--29

  Statements of operations for the years ended December 31, 1996 and 1997, for the three month period ended March 31, 1998 (unaudited), and for the period from
    January 1, 1998 to August 24, 1998.............................................      F--30

  Statements of stockholders' equity for the years ended December 31, 1996 and
    1997, and for the period from January 1, 1998 to August 24, 1998...............      F--31

  Statements of cash flows for the years ended December 31, 1996 and 1997, for the three month period ended March 31, 1998 (unaudited), and for the period from
    January 1, 1998 to August 24, 1998.............................................      F--32

  Notes to financial statements....................................................      F--33

ARBOR INTELLIGENT SYSTEMS, INC.

  Report of independent public accountants.........................................      F--44

  Balance sheets as of December 31, 1997 and March 11, 1998........................      F--45

  Statements of operations for the year ended December 31, 1997 and for the period from
    January 1, 1998 to March 11, 1998..............................................      F--46

  Statements of stockholders' deficit for the year ended December 31, 1997 and for
    the period from January 1, 1998 to March 11, 1998..............................      F--47

  Statements of cash flows for the year ended December 31, 1997 and for the period from
    January 1, 1998 to March 11, 1998..............................................      F--48

  Notes to financial statements....................................................      F--49

NEW MEDIA PUBLISHING, INC.

  Report of independent public accountants.........................................      F--55

  Balance sheets as of December 31, 1996 and 1997, and October 1, 1998.............      F--56

  Statements of operations for the years ended December 31, 1996 and 1997, and for
    the period from January 1, 1998 to October 1, 1998.............................      F--57

  Statements of stockholders' equity for the year ended December 31, 1996 and 1997,
    and for the period from January 1, 1998 to October 1, 1998.....................      F--58

  Statements of cash flows for the years ended December 31, 1996 and 1997, and for
    the period from January 1, 1998 to October 1, 1998.............................      F--59

  Notes to financial statements....................................................      F--60

CENTURY COMPUTING, INCORPORATED

  Report of independent public accountants.........................................      F--68

  Balance sheets as of December 31, 1996 and 1997 and October 11, 1998.............      F--69

  Statements of operations for the years ended December 31, 1996 and 1997, and for
    the period from January 1, 1998 to October 11, 1998............................      F--70

  Statements of stockholders' equity for the years ended December 31, 1996 and
    1997, and for the period from January 1, 1998 to October 11, 1998..............      F--71

  Statements of cash flows for the years ended December 31, 1996 and 1997, and for
    the period from January 1, 1998 to October 11, 1998............................      F--72

  Notes to financial statements....................................................      F--73

RESEARCH & PLANNING, INC.

  Report of independent public accountants.........................................      F--81

  Balance sheets as of December 31, 1996 and 1997, and October 19, 1998............      F--82

  Statements of operations for the years ended December 31, 1996 and 1997, and for
    the period from January 1, 1998 to October 19, 1998............................      F--83

  Statements of stockholders' equity for the years ended December 31, 1996 and
    1997, and for the period from January 1, 1998 to October 19, 1998..............      F--84

  Statements of cash flows for the Years Ended December 31, 1996 and 1997, and for
    the period from January 1, 1998 to October 19, 1998............................      F--85

  Notes to financial statements....................................................      F--86

THE KODIAK GROUP, INC.

  Report of independent public accountants.........................................      F--90

  Balance sheets as of December 31, 1997 and December 13, 1998.....................      F--91

  Statements of operations for the year ended December 31, 1997 and for the period from
    January 1, 1998 to December 13, 1998...........................................      F--92

  Statements of stockholders' equity for the year ended December 31, 1997 and for
    the period from January 1, 1998 to December 13, 1998...........................      F--93

  Statements of cash flows for the year ended December 31, 1997 and for the period from
    January 1, 1998 to December 13, 1998...........................................      F--94

  Notes to financial statements....................................................      F--95

I33 COMMUNICATIONS CORP.

  Report of independent public accountants.........................................     F--100

  Balance sheets as of December 31, 1996, 1997 and 1998............................     F--101

  Statements of operations for the years ended December 31, 1996, 1997 and 1998....     F--102

  Statements of stockholders' equity (deficit) for the years ended December 31,
    1996, 1997 and 1998............................................................     F--103

  Statements of cash flows for the years ended December 31, 1996, 1997 and 1998....     F--104

  Notes to financial statements....................................................     F--105

SALZINGER & COMPANY, INC.

  Report of independent public accountants.........................................     F--111

  Balance sheet as of December 31, 1998............................................     F--112

  Statement of operations for the year ended December 31, 1998.....................     F--113

  Statement of stockholder's equity for year ended December 31, 1998...............     F--114

  Statement of cash flows for year ended December 31, 1998.........................     F--115

  Notes to financial statements....................................................     F--116

INTERNET OUTFITTERS, INC.

  Report of independent public accountants.........................................     F--119

  Balance sheet as of December 31, 1998............................................     F--120

  Statement of operations for the year ended December 31, 1998.....................     F--121

  Statement of stockholders' equity for the year ended December 31, 1998...........     F--122

  Statement of cash flows for the year ended December 31, 1998.....................     F--123

  Notes to financial statements....................................................     F--124

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To AppNet Systems, Inc.:

    We have audited the accompanying consolidated balance sheet of AppNet Systems, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1998 and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AppNet Systems, Inc. and subsidiaries as of December 31, 1998, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.


                                          ARTHUR ANDERSEN LLP


Washington, D.C.
March 29, 1999
(except with respect to the matter discussed in Note 18, as to which the date is June 15, 1999.)

                              APPNET SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                                    DECEMBER 31,     MARCH 31,
                                                                                        1998            1999
                                                                                   --------------  --------------
                                                                                                    (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents......................................................  $    2,447,000  $    5,655,000
  Accounts receivable, net of allowance for doubtful accounts of $1,124,000 and
    $1,816,000, respectively.....................................................      11,238,000      16,997,000
  Other current assets...........................................................       1,118,000       1,172,000
                                                                                   --------------  --------------
    Total current assets.........................................................      14,803,000      23,824,000
Property and equipment, net......................................................       3,012,000       4,596,000
Intangible assets, net...........................................................      99,380,000     133,061,000
Other assets.....................................................................       1,175,000       1,990,000
                                                                                   --------------  --------------
    Total assets.................................................................  $  118,370,000  $  163,471,000
                                                                                   --------------  --------------
                                                                                   --------------  --------------
LIABILITIES, REDEEMABLE STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...............................................................  $    2,737,000  $    2,978,000
  Accrued liabilities............................................................       6,911,000      20,720,000
  Current portion of convertible notes and long-term debt........................       2,426,000       3,454,000
                                                                                   --------------  --------------
    Total current liabilities....................................................      12,074,000      27,152,000
Credit facilities................................................................      37,461,000      59,400,000
Convertible notes, net of current portion........................................       2,706,000      13,006,000
Other long-term debt, net of current portion.....................................       1,199,000          25,000
Other long-term liabilities......................................................       3,398,000       2,274,000
                                                                                   --------------  --------------
    Total liabilities............................................................      56,838,000     101,857,000
                                                                                   --------------  --------------
Commitments and contingencies (Note 16)
Class A Preferred Stock, $.01 par value, 96,621 shares authorized, 38,093 and
  45,430 shares issued and outstanding as of December 31, 1998 and March 31,
  1999, respectively, liquidation value $1,000...................................      37,646,000      45,115,000
Common stock subject to put rights, $.0005 par value; 48,771 shares issued and
  outstanding....................................................................         278,000         278,000
                                                                                   --------------  --------------
Stockholders' equity:
  Class B Preferred Stock, $.01 par value, 20,000 shares authorized, 11,576
    shares issued and outstanding, liquidation value $1,000......................      11,576,000      11,576,000
  Common stock, $.0005 par value; 75,000,000 shares authorized, 19,504,173 and
    19,917,545 shares issued and outstanding as of December 31, 1998 and March
    31, 1999, respectively.......................................................          10,000          10,000
  Additional paid-in capital.....................................................      27,222,000      36,518,000
  Notes receivable from management...............................................        (821,000)       (685,000)
  Deferred compensation..........................................................              --        (477,000)
  Accumulated deficit............................................................     (14,379,000)    (30,721,000)
                                                                                   --------------  --------------
    Total stockholders' equity...................................................      23,608,000      16,221,000
                                                                                   --------------  --------------
    Total liabilities, redeemable stock and stockholders' equity.................  $  118,370,000  $  163,471,000
                                                                                   --------------  --------------
                                                                                   --------------  --------------

        The accompanying notes are an integral part of these statements.

                              APPNET SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                         THREE MONTHS ENDED
                                                                                             MARCH 31,
                                                                   YEAR ENDED      ------------------------------
                                                                DECEMBER 31, 1998       1998            1999
                                                                -----------------  --------------  --------------
                                                                                            (UNAUDITED)
Revenues......................................................   $    17,674,000    $    197,000    $ 19,643,000
Cost of revenues..............................................        11,699,000         145,000      11,457,000
                                                                -----------------  --------------  --------------
    Gross profit..............................................         5,975,000          52,000       8,186,000
Operating expenses:
  Selling and marketing.......................................           964,000           3,000       1,190,000
  General and administrative..................................         6,507,000         246,000       6,754,000
  Stock-based and other acquisition-related compensation......         1,157,000              --       2,487,000
  Depreciation and amortization...............................        10,151,000          58,000      12,735,000
                                                                -----------------  --------------  --------------
    Total operating expenses..................................        18,779,000         307,000      23,166,000
                                                                -----------------  --------------  --------------
Loss from operations..........................................       (12,804,000)       (255,000)    (14,980,000)
Interest expense..............................................         1,052,000          24,000       1,262,000
Other expense, net............................................           723,000              --              --
                                                                -----------------  --------------  --------------
Loss before income taxes......................................       (14,579,000)       (279,000)    (16,242,000)
Income tax (benefit) provision................................          (200,000)             --         100,000
                                                                -----------------  --------------  --------------
Net loss......................................................       (14,379,000)       (279,000)    (16,342,000)
Dividends on and accretion of preferred stock.................          (873,000)             --      (1,039,000)
                                                                -----------------  --------------  --------------
Net loss attributable to common stockholders..................   $   (15,252,000)   $   (279,000)   $(17,381,000)
                                                                -----------------  --------------  --------------
                                                                -----------------  --------------  --------------
Basic and diluted net loss per common share...................   $         (1.41)   $       (.23)   $       (.88)
                                                                -----------------  --------------  --------------
                                                                -----------------  --------------  --------------
Weighted average common shares outstanding....................        10,785,424       1,195,331      19,722,559
                                                                -----------------  --------------  --------------
                                                                -----------------  --------------  --------------

        The accompanying notes are an integral part of these statements.

                              APPNET SYSTEMS, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                                       STOCKHOLDERS'
                                                                     REDEEMABLE EQUITY SECURITIES                          EQUITY
                                                 --------------------------------------------------------------------  -----------
                                                     COMMON STOCK                                                        CLASS B
                                                      SUBJECT TO               CLASS A               SERIES A-1         PREFERRED
                                                      PUT RIGHTS           PREFERRED STOCK         PREFERRED STOCK        STOCK
                                                 --------------------  -----------------------  ---------------------  -----------
                                                  SHARES     AMOUNT      SHARES       AMOUNT     SHARES      AMOUNT      SHARES
                                                 ---------  ---------  -----------  ----------  ---------  ----------  -----------
Initial capitalization.........................         --  $      --          --   $       --         --  $       --          --
  Issuance of Series A-1 preferred stock in
    connection with acquisition................         --         --          --           --    266,796   1,067,000          --
  GTCR Investment..............................     48,771    278,000          --           --   (266,796) (1,067,000)         --
  Repurchase and cancellation of shares in
    exchange for note payable..................         --         --          --           --         --          --          --
  Repurchase and cancellation of common stock
    shares.....................................         --         --          --           --         --          --          --
  Issuance of Class A Preferred Stock..........         --         --      37,676   37,045,000         --          --          --
  Conversion of common stock into Class A
    Preferred Stock............................         --         --         417      417,000         --          --          --
  Dividends on and accretion of Class A
    Preferred Stock............................         --         --          --      184,000         --          --          --
  Issuance of stock in connection with the 1998
    acquired businesses........................         --         --          --           --         --          --      11,576
  Repurchase and cancellation of shares sold to
    management.................................         --         --          --           --         --          --          --
  Purchase of shares by management.............         --         --          --           --         --          --          --
  Stock options exercised......................         --         --          --           --         --          --          --
  Net loss.....................................         --         --          --           --         --          --          --
                                                 ---------  ---------  -----------  ----------  ---------  ----------  -----------
Total, December 31, 1998.......................     48,771  $ 278,000      38,093   $37,646,000        --  $       --      11,576
                                                 ---------  ---------  -----------  ----------  ---------  ----------  -----------
  Issuance of Class A Preferred Stock
    (unaudited)................................         --         --       7,337    7,191,000         --          --          --
  Dividends on and accretion of Class A
    Preferred Stock (unaudited)................         --         --          --      278,000         --          --          --
  Issuance of stock in connection with the 1999
    acquired businesses (unaudited)............         --         --          --           --         --          --          --
  Repurchase and cancellation of shares to
    management (unaudited).....................         --         --          --           --         --          --          --
  Common stock sold for cash (unaudited).......         --         --          --           --         --          --          --
  Stock options exercised (unaudited)..........         --         --          --           --         --          --          --
  Deferred compensation pursuant to issuance of
    stock options (unaudited)..................         --         --          --           --         --          --          --
  Amortization of deferred compensation
    (unaudited)................................         --         --          --           --         --          --          --
  Net loss (unaudited).........................         --         --          --           --         --          --          --
                                                 ---------  ---------  -----------  ----------  ---------  ----------  -----------
  Total, March 31, 1999 (unaudited)............     48,771  $ 278,000      45,430   $45,115,000        --  $       --      11,576
                                                 ---------  ---------  -----------  ----------  ---------  ----------  -----------
                                                 ---------  ---------  -----------  ----------  ---------  ----------  -----------



                                                                     COMMON
                                                                     STOCK           ADDITIONAL       NOTES
                                                             ----------------------   PAID-IN    RECEIVABLE FROM    DEFERRED
                                                   AMOUNT     SHARES      AMOUNT      CAPITAL      MANAGEMENT     COMPENSATION
                                                 ----------  ---------  -----------  ----------  ---------------  -------------
Initial capitalization.........................  $       --  5,343,860   $   3,000   $  132,000     $      --       $      --
  Issuance of Series A-1 preferred stock in
    connection with acquisition................          --         --          --           --            --              --
  GTCR Investment..............................          --  13,342,145      7,000    4,108,000      (447,000)             --
  Repurchase and cancellation of shares in
    exchange for note payable..................          --  (1,350,877)     (1,000)   (405,000)           --              --
  Repurchase and cancellation of common stock
    shares.....................................          --   (138,455)         --     (789,000)           --              --
  Issuance of Class A Preferred Stock..........          --         --          --           --            --              --
  Conversion of common stock into Class A
    Preferred Stock............................          --  (1,387,097)     (1,000)   (416,000)           --              --
  Dividends on and accretion of Class A
    Preferred Stock............................          --         --          --     (873,000)           --              --
  Issuance of stock in connection with the 1998
    acquired businesses........................  11,576,000  3,397,329       2,000   24,811,000            --              --
  Repurchase and cancellation of shares sold to
    management.................................          --   (681,053)                (228,000)      197,000              --
  Purchase of shares by management.............          --    552,982                  572,000      (571,000)             --
  Stock options exercised......................          --    425,339                  310,000            --              --
  Net loss.....................................          --         --          --           --            --              --
                                                 ----------  ---------  -----------  ----------  ---------------  -------------
Total, December 31, 1998.......................  $11,576,000 19,504,173  $  10,000   $27,222,000    $(821,000)      $      --
                                                 ----------  ---------  -----------  ----------  ---------------  -------------
  Issuance of Class A Preferred Stock
    (unaudited)................................          --         --          --           --            --              --
  Dividends on and accretion of Class A
    Preferred Stock (unaudited)................          --         --          --   (1,039,000)           --              --
  Issuance of stock in connection with the 1999
    acquired businesses (unaudited)............          --    595,711                9,399,000            --              --
  Repurchase and cancellation of shares to
    management (unaudited).....................          --   (449,530)                (136,000)      136,000              --
  Common stock sold for cash (unaudited).......          --     29,240          --      375,000            --              --
  Stock options exercised (unaudited)..........          --    237,951                  216,000            --              --
  Deferred compensation pursuant to issuance of
    stock options (unaudited)..................          --         --          --      481,000            --        (481,000)
  Amortization of deferred compensation
    (unaudited)................................          --         --          --           --            --           4,000
  Net loss (unaudited).........................          --         --          --           --            --              --
                                                 ----------  ---------  -----------  ----------  ---------------  -------------
  Total, March 31, 1999 (unaudited)............  $11,576,000 19,917,545  $  10,000   36,518,000     $(685,000)      $(477,000)
                                                 ----------  ---------  -----------  ----------  ---------------  -------------
                                                 ----------  ---------  -----------  ----------  ---------------  -------------


                                                                  TOTAL
                                                 ACCUMULATED   STOCKHOLDERS'
                                                   DEFICIT        EQUITY
                                                 ------------  ------------
Initial capitalization.........................   $       --    $  135,000
  Issuance of Series A-1 preferred stock in
    connection with acquisition................           --            --
  GTCR Investment..............................           --     3,668,000
  Repurchase and cancellation of shares in
    exchange for note payable..................           --      (406,000)
  Repurchase and cancellation of common stock
    shares.....................................           --      (789,000)
  Issuance of Class A Preferred Stock..........           --            --
  Conversion of common stock into Class A
    Preferred Stock............................           --      (417,000)
  Dividends on and accretion of Class A
    Preferred Stock............................           --      (873,000)
  Issuance of stock in connection with the 1998
    acquired businesses........................           --    36,389,000
  Repurchase and cancellation of shares sold to
    management.................................           --       (31,000)
  Purchase of shares by management.............           --         1,000
  Stock options exercised......................           --       310,000
  Net loss.....................................  (14,379,000)  (14,379,000)
                                                 ------------  ------------
Total, December 31, 1998.......................  ($14,379,000)  $23,608,000
                                                 ------------  ------------
  Issuance of Class A Preferred Stock
    (unaudited)................................           --            --
  Dividends on and accretion of Class A
    Preferred Stock (unaudited)................           --    (1,039,000)
  Issuance of stock in connection with the 1999
    acquired businesses (unaudited)............           --     9,399,000
  Repurchase and cancellation of shares to
    management (unaudited).....................           --            --
  Common stock sold for cash (unaudited).......           --       375,000
  Stock options exercised (unaudited)..........           --       216,000
  Deferred compensation pursuant to issuance of
    stock options (unaudited)..................           --            --
  Amortization of deferred compensation
    (unaudited)................................           --         4,000
  Net loss (unaudited).........................  (16,342,000)  (16,342,000)
                                                 ------------  ------------
  Total, March 31, 1999 (unaudited)............  ($30,721,000)  $16,221,000
                                                 ------------  ------------
                                                 ------------  ------------

        The accompanying notes are an integral part of these statements.

                              APPNET SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                           FOR THE THREE
                                                                  FOR THE YEAR              MONTHS ENDED
                                                                      ENDED        ------------------------------
                                                                DECEMBER 31, 1998  MARCH 31, 1998  MARCH 31, 1999
                                                                -----------------  --------------  --------------
                                                                                            (UNAUDITED)
Cash flows from operating activities:
  Net loss....................................................   $   (14,379,000)   $   (279,000)   $(16,342,000)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Amortization..............................................         9,867,000          56,000      12,289,000
    Depreciation..............................................           284,000           2,000         446,000
    Stock-based and other acquisition-related compensation....         1,157,000              --       2,487,000
    Write-off of deferred financing costs.....................           291,000              --              --
    Deferred tax benefit......................................           (50,000)             --              --
    Change in assets and liabilities:
      Accounts receivable, net................................        (1,762,000)         53,000      (3,131,000)
      Other current assets....................................           399,000         (39,000)        336,000
      Accounts payable........................................         1,012,000         221,000      (1,106,000)
      Accrued liabilities.....................................           547,000          46,000       6,524,000
                                                                -----------------  --------------  --------------
        Net cash provided by (used in) operating activities...        (2,634,000)         60,000       1,503,000
                                                                -----------------  --------------  --------------
Cash flows from investing activities:
  Purchase of property and equipment, net.....................        (1,196,000)        (10,000)       (923,000)
  Cash paid for acquired businesses, net of cash acquired.....       (69,562,000)     (1,832,000)    (26,109,000)
  Other assets................................................          (904,000)       (150,000)       (218,000)
                                                                -----------------  --------------  --------------
        Net cash used in investing activities.................       (71,662,000)     (1,992,000)    (27,250,000)
                                                                -----------------  --------------  --------------
Cash flows from financing activities:
  Proceeds from long-term debt................................         1,104,000              --              --
  Repayments of long-term debt................................          (268,000)             --              --
  Borrowings under credit facilities..........................        47,261,000       2,065,000      59,400,000
  Repayments of credit facilities.............................        (9,800,000)             --     (37,461,000)
  Debt issue costs............................................          (351,000)             --        (621,000)
  Proceeds from issuance of common stock......................         3,015,000          15,000         375,000
  Repurchase of common stock..................................          (789,000)             --              --
  Proceeds from issuance of preferred stock...................        36,292,000              --       7,046,000
  Repurchase of shares sold to management.....................           (31,000)             --              --
  Proceeds from exercise of stock options.....................           310,000              --         216,000
                                                                -----------------  --------------  --------------
        Net cash provided by financing activities.............        76,743,000       2,080,000      28,955,000
                                                                -----------------  --------------  --------------
Net increase in cash..........................................         2,447,000         148,000       3,208,000
Cash and cash equivalents, beginning of period................                --              --       2,447,000
                                                                -----------------  --------------  --------------
Cash and cash equivalents, end of period......................   $     2,447,000    $    148,000    $  5,655,000
                                                                -----------------  --------------  --------------
                                                                -----------------  --------------  --------------
Supplementary information:
  Cash paid for income taxes..................................   $            --    $         --    $         --
                                                                -----------------  --------------  --------------
                                                                -----------------  --------------  --------------
  Cash paid for interest......................................   $       775,000    $     24,000    $    157,000
                                                                -----------------  --------------  --------------
                                                                -----------------  --------------  --------------

        The accompanying notes are an integral part of these statements.

                              APPNET SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      DECEMBER 31, 1998 AND MARCH 31, 1999

1.  BUSINESS DESCRIPTION:

    AppNet Systems, Inc. ("AppNet" or the "Company") was incorporated under the name Internet Applications, Inc. in November 1997 ("Inception"), under the laws of the state of Delaware. The Company changed its name to AppNet Systems, Inc., in March 1998. AppNet is based in Bethesda, Maryland and is a provider of Internet and electronic commerce professional services and solutions, including strategic consulting, interactive media services, Internet-based application development, electronic commerce systems integration and electronic commerce outsourcing.

    The Company's financial statements for the period from Inception through December 31, 1997 reflect immaterial transactions and, therefore, have been included in the 1998 financial statements to facilitate presentation. From Inception through March 11, 1998, the Company's operating activities related primarily to recruiting personnel, raising capital, identifying operating assets for acquisitions and developing technical and marketing materials. In March 1998, the Company completed its first acquisition and recognized its first revenues.

    There are significant risks associated with the Company, including the susceptibility of the Company's services to rapid technological change, increased competition from existing service providers and new entrants, lack of an operating history, existence of fixed price contracts, realizability of intangible assets, government regulations, the year 2000 issue and dependence upon key members of the management team.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES:

PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of AppNet and its wholly owned subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

                              APPNET SYSTEMS, INC.

                      DECEMBER 31, 1998 AND MARCH 31, 1999

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets, as follows:

                                                          three to five
Computers and equipment.................................  years five to seven
Furniture and fixtures..................................  years

    Leasehold improvements are amortized over the lesser of the estimated useful life of the asset or the remaining lease term.

IMPAIRMENT OF LONG-LIVED ASSETS

    In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company reviews its recorded goodwill, other intangibles and long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When deemed necessary, goodwill and other intangibles are assessed for possible impairment based upon a number of factors, including turnover of the acquired workforce and the undiscounted value of expected future operating cash flows in relation to the Company's net investment in each subsidiary. Since Inception, the Company has not recorded a provision for possible impairment of long-lived assets or intangible assets associated with its acquired businesses.

INTERNAL USE COMPUTER SOFTWARE

    In accordance with the American Institute of Certified Public Accountants (the "AICPA") Statement of Position 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," the Company capitalizes costs related to software and implementation in connection with its internal use software systems. Such costs are amortized principally over three years.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, credit facilities, long-term debt, convertible notes and capital lease obligations. In management's opinion, the carrying amounts of these financial instruments approximate their fair values at December 31, 1998. Due to the related party nature of the Company's Class A Preferred Stock, it is impracticable to estimate its fair value at December 31, 1998.

STOCK-BASED COMPENSATION

    The Company accounts for stock-based employee compensation arrangements using the intrinsic value method in accordance with provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB Opinion No. 25, compensation cost is generally recognized based on the difference, if any, on the date of grant between the fair value of the Company's stock and the amount an employee must pay to acquire the stock.

                              APPNET SYSTEMS, INC.

                      DECEMBER 31, 1998 AND MARCH 31, 1999

REVENUE RECOGNITION

    Revenues from time and materials contracts are recognized based on fixed hourly rates for direct labor hours expended. Revenues from fixed-price contracts are recognized on the percentage-of-completion method, with costs and estimated profits recorded as work is performed. Revenues from cost-plus-fixed-fee contracts are recognized on the basis of direct costs plus indirect costs incurred plus a fixed profit percentage. Revenues exclude the cost of media and advertising purchases reimbursed by clients.

    Cost of revenues includes all direct material and labor costs related to contract performance and does not include any related depreciation expense. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in contract performance and estimated profitability, including final contract settlements, may result in revisions to costs and revenues and are recognized in the period in which the revisions are determined. Unbilled receivables on contracts are comprised of costs, plus earnings on certain contracts in excess of contractual billings on such contracts. Cash received in excess of costs incurred is classified as deferred revenue.

BUSINESS CONCENTRATION AND CREDIT RISK

    The following table summarizes the revenues and accounts receivable from clients in excess of 10% of total revenues and accounts receivable:

                                                                                      ACCOUNTS
                                                                                     RECEIVABLE
                                                                 REVENUES FOR           AS OF
                                                                THE YEAR ENDED      DECEMBER 31,
                                                               DECEMBER 31, 1998        1998
                                                              -------------------  ---------------
Customer A..................................................             15%                 12%
Customer B..................................................             12%                 13%

INCOME TAXES

    Income taxes are accounted for using an asset and liability approach that requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The measurement of current and deferred tax liabilities and assets are based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

EARNINGS PER SHARE

    SFAS No. 128 "Earnings Per Share," requires the presentation of basic and diluted earnings per share. Basic net income (loss) per share is computed by dividing income (loss) attributable to common stockholders by the weighted average number of common shares outstanding for the period. The diluted net income (loss) per share data is computed using the weighted average number of common shares outstanding plus the dilutive effect of common stock equivalents, unless the common stock equivalents are antidilutive.

                              APPNET SYSTEMS, INC.

                      DECEMBER 31, 1998 AND MARCH 31, 1999

RECENT ACCOUNTING PRONOUNCEMENTS

    In April 1998, the AICPA issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"). SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs for start-up activities and organization costs to be expensed as incurred. As the Company has expensed these costs historically, the adoption of this standard is not expected to have a significant impact on its results of operations, financial position or cash flows.

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS No. 133"), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999 and management has not yet determined its effect on the Company's financial statements or disclosures.

RECLASSIFICATIONS

    Certain amounts have been reclassified to conform with the current presentation.

INTERIM FINANCIAL INFORMATION

    The financial information as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 is unaudited but includes all adjustments, consisting only of normal recurring adjustments, that AppNet's management considers necessary for a fair presentation of AppNet's operating results and cash flows for such periods. Results for the three month period ended March 31, 1999 are not necessarily indicative of results to be expected for the full fiscal year of 1999 or for any future period.

3.  ACQUISITIONS:

1998 ACQUISITIONS

    From March 1998 through December 1998, the Company acquired businesses in the Internet and electronic commerce professional services industry. Collectively, these entities are referred to as the "1998 Acquired Businesses." The accounts of the Acquired Businesses are included in the accompanying consolidated financial statements from the date of their respective acquisitions. These acquisitions are described as follows:

    On March 12, 1998, the Company acquired the assets of Arbor Intelligent Systems, Inc. ("Arbor"), for an aggregate purchase price of approximately $3,100,000, including transaction costs, of which $1,100,000 was paid in the form of the Company's Series A-1 Convertible Preferred Stock (266,796 shares valued at $4 per share), and $2,000,000 was paid in cash. Arbor is engaged in the business of providing object-oriented development services.

    On April 30, 1998, the Company acquired the assets of LOGEX International, L.L.C. ("LOGEX"), in exchange for approximately $300,000 in cash and a five-year convertible note in the principal amount of $300,000 (Note 9). The former shareholders of LOGEX are entitled to a contingent consideration payment in the event that certain performance criteria are achieved by LOGEX during the year ending April 30, 1999. LOGEX provides electronic commerce systems integration services and is located in Falls Church, Virginia.

                              APPNET SYSTEMS, INC.

                      DECEMBER 31, 1998 AND MARCH 31, 1999

    On August 25, 1998, the Company acquired all the outstanding stock of Software Services Corporation, Inc. ("SSC") for an aggregate purchase price of approximately $23,000,000, including transaction costs, of which $12,000,000 was paid in the form of company stock, and $11,000,000 was paid in cash. In connection with the SSC acquisition, the Company issued 11,576 shares of its Class B Preferred Stock at a price of $1,000 per share and 1,387,095 shares of Company Common Stock at a price of $.3007 per share to the former SSC shareholders. Since its inception in 1980, SSC has been in the business of providing applications development, network design services and both full time and temporary technical personnel, primarily in Michigan.

    On October 2, 1998, the Company acquired all the outstanding stock of New Media Publishing, Inc. ("NMP") for an aggregate purchase price of approximately $19,470,000, including transaction costs, of which $8,820,000 was paid in cash, $9,500,000 was paid in the form of Company Common Stock (1,111,111 shares valued at $8.55 per share) and the remainder was paid in options to purchase 145,518 shares of Company Common Stock valued using the Black-Scholes pricing model, at $1,150,000. These options were issued in exchange for previously outstanding options of NMP, have exercise prices ranging from $.06 to $8.69 and have vesting schedules ranging from three months to 32 months. The value associated with these options has been classified as additional paid-in capital on the accompanying consolidated balance sheet. If NMP meets certain revenue and profitability targets and certain NMP executives remain employed by the Company, an additional $14,000,000 is potentially payable to the former owners of NMP in cash and Company Common Stock (Note 16). NMP is based in Falls Church, Virginia and offers interactive community-building services to business and nonprofit organizations.

    On October 12, 1998, the Company acquired all the outstanding stock of Century Computing, Incorporated ("Century"). Century is located in Laurel, Maryland, and is a provider of system integration and processing services in electronic commerce to the Federal government, Federal government contractors and commercial enterprises. The aggregate purchase price was approximately $29,168,000, including transaction costs, of which $2,000,000 was provided in the form of a convertible note (Note 9), $21,600,000 was paid in cash and the remainder was paid in options to purchase 704,127 shares of Company Common Stock valued, using the Black-Scholes pricing model, at $5,568,000. These options were issued in exchange for previously outstanding options of Century, have exercise prices ranging from $.71 to $1.00 and were fully vested at the time of issuance. The value associated with these options has been classified as additional paid in capital on the accompanying consolidated balance sheet.

    On October 20, 1998, the Company acquired all the outstanding stock of Research and Planning, Inc. ("R&P") for an aggregate purchase price of approximately $22,100,000, including transaction costs, of which $15,100,000 was paid in cash, $6,000,000 was paid in the form of Company Common Stock (701,754 shares valued at $8.55 per share), and $1,000,000 was provided in the form of notes to the previous R&P shareholders (Note 9). R&P was founded in 1979 in Cambridge, Massachusetts and provides ERP integration and data warehousing services.

    On December 14, 1998, the Company acquired all the outstanding stock of The Kodiak Group, Inc. ("Kodiak") for an aggregate purchase price of approximately $16,350,000, including transaction costs, of which $12,100,000 was paid in cash, $2,250,000 was paid in the form of Company Common Stock (197,368 shares valued at $11.40 per share) and $2,000,000 was provided in the form of notes to the previous Kodiak shareholders. In addition, the former Kodiak shareholders are entitled to a potential contingent payment payable in cash of up to $4.0 million in the event that Kodiak sells or

                              APPNET SYSTEMS, INC.

                      DECEMBER 31, 1998 AND MARCH 31, 1999

licenses certain technology during the three-year period ending December 14, 2001. Kodiak has offices in Pittsfield, Massachusetts, Charlottesville, Virginia and Denver, Colorado, and specializes in electronic data interchange integration and processing services.

1999 ACQUISITIONS

    From January 8, 1999 through March 29, 1999, the Company acquired an additional five businesses in the Internet and electronic commerce professional services industries. Collectively, these entities are referred to as the "1999 Acquired Businesses".

    On January 8, 1999, the Company acquired all the outstanding stock of i33 communications corp. ("i33"), which is based in New York City. i33 provides media buying and planning services, and, specializes in the design of creative Internet solutions to its customers. The aggregate purchase price was approximately $21,600,000, plus transaction costs, consisting of $10,300,000 paid in cash and $11,300,000 paid in the form of convertible notes to the previous i33 shareholders.

    On March 4, 1999, the Company acquired all of the issued and outstanding stock of Sigma6, Inc. ("Sigma6") which is based in Michigan and specializes in providing brand identity services to its customers. The aggregate purchase price was approximately $2,500,000, plus transaction costs, consisting of $1,250,000 paid in cash and $1,250,000 paid in shares of Company Common Stock (97,465 shares valued at $12.83 per share). If certain performance criteria are met during the 12-month period ending December 31, 1999, the former stockholders of Sigma6 are entitled to a contingent payment of up to $2,800,000 consisting of cash and Company Common Stock.

    On March 15, 1999, the Company acquired certain assets of Salzinger & Company, Inc. ("Salzinger"). The aggregate purchase price was approximately $8,500,000, plus transaction costs, consisting of $5,000,000 in cash and $3,500,000 in Company Common Stock (245,614 shares valued at $14.25 per share). If certain performance criteria are met during the period ending September 30, 2000, Salzinger is entitled to a contingent payment of up to $5,000,000 in cash or, at the seller's option, cash and Company Common Stock. Salzinger is based in Vienna, Virginia and provides business-level strategic consulting services.

    On March 26, 1999, the Company acquired all of the issued and outstanding stock of Internet Outfitters, Inc. ("Internet Outfitters") which is based in Santa Monica, California and provides localization and creative Web-development services. The aggregate purchase price was approximately $9,500,000, plus transaction costs, consisting of cash, $2,700,000 in Company Common Stock (157,895 shares valued at $17.10 per share), and the issuance of 22,300 options to purchase Company Common Stock. If certain performance criteria are met during the year ending December 31, 1999, the former stockholders are entitled to a contingent payment of up to $3,500,000 in cash and Company Common Stock.

    On March 29, 1999, the Company acquired certain assets of Transform IT, Incorporated ("Transform IT") which is based in Alexandria, Virginia and provides process-level strategic consulting services. The aggregate purchase price was approximately $5,120,000, plus transaction costs, consisting of $3,500,000 in cash and $1,620,000 in Company Common Stock (94,737 shares valued at $17.10 per share). If certain performance criteria are met during the twelve-month period ending March 31, 2000, the seller is entitled to a contingent payment of up to $3,500,000 in cash.

                              APPNET SYSTEMS, INC.

                      DECEMBER 31, 1998 AND MARCH 31, 1999

ALLOCATION OF PURCHASE CONSIDERATION

    The acquisitions have been accounted for using the purchase method of accounting and, accordingly, the recognized purchase price has been allocated, based on preliminary estimates of fair value, to the tangible assets acquired and liabilities assumed and, with the advice of independent valuation experts, to the identifiable intangible assets, on the acquisition dates. The Company has recorded identifiable intangibles on the 1998 Acquired Businesses, as follows:

                                                                  APPRAISED
                                                                    VALUE        USEFUL LIFE
                                                                 ------------  ---------------
Customer lists.................................................  $  4,160,000      7-24 months
Non-competition agreements.....................................     2,800,000        36 months
Assembled workforce............................................     4,803,000     12-48 months
Proprietary technology.........................................     4,325,000     12-24 months

    As of December 31, 1998, the purchase price in excess of identified tangible and intangible assets and liabilities assumed in the amount of $93,159,000 was allocated to goodwill.

    In the three month period ended March 31, 1999, the Company recorded identifiable intangibles related to the 1999 Acquisitions of $2,875,000. This preliminary purchase price allocation also resulted in the allocation of $43,225,000 to goodwill. Final estimates of fair value will be made upon the completion of independent valuations for certain 1999 acquisitions and the final determination of certain preexisting contingencies. As a result of the early stage of development of the Internet and electronic commerce, the dynamics of this rapidly evolving industry and the expectation of increasing competition, the recorded goodwill is being amortized on a straight-line basis over three years, the estimated period of its benefit.

    The following unaudited pro forma consolidated amounts give effect to the 1998 acquisitions as if they had occurred on January 1, 1998, by consolidating the results of operations of the 1998 Acquired Businesses with the results of AppNet for the year ended December 31, 1998. The pro forma amounts do not purport to be indicative of the results of operations that would have been achieved had the transactions been in effect as of the beginning of 1998 and should not be construed as being representative of future results of operations.

                                                                             DECEMBER 31, 1998
                                                                                (UNAUDITED)
                                                                             -----------------
Revenues...................................................................   $    54,493,000
Net loss attributable to common stockholders...............................       (50,273,000)
Basic and diluted net loss per share.......................................   $         (2.81)

    The following unaudited pro forma consolidated amounts give effect to the 1998 and 1999 acquisitions as if they had occurred on January 1, 1998:

                                                     FOR THE THREE MONTHS
                                                       ENDED MARCH 31,
                                                   ------------------------
                                                         (UNAUDITED)
                                                      1998         1999
                                                   -----------  -----------
Revenues.........................................  $14,203,000  $22,271,000
Net loss attributable to common stockholders.....  (18,081,000) (21,783,000)
Basic and diluted net loss per share.............  $     (1.15) $     (1.07)

                              APPNET SYSTEMS, INC.

                      DECEMBER 31, 1998 AND MARCH 31, 1999

4.  ACCOUNTS RECEIVABLE:

    Accounts receivable consists of the following as of December 31, 1998:

Accounts receivable............................................  $9,571,000
Unbilled accounts receivable...................................   2,791,000
Allowance for doubtful accounts................................  (1,124,000)
                                                                 ----------
    Accounts receivable, net...................................  $11,238,000
                                                                 ----------
                                                                 ----------

5.  OTHER CURRENT ASSETS:

    Other current assets consists of the following as of December 31, 1998:

Income tax receivable..........................................  $  808,000
Other current assets...........................................     310,000
                                                                 ----------
    Other current assets.......................................  $1,118,000
                                                                 ----------
                                                                 ----------

6.  PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following as of December 31, 1998:

Computers and equipment........................................  $2,797,000
Furniture and fixtures.........................................     288,000
Leasehold improvements.........................................     211,000
                                                                 ----------
                                                                  3,296,000
Accumulated depreciation.......................................    (284,000)
                                                                 ----------
    Property and equipment, net................................  $3,012,000
                                                                 ----------
                                                                 ----------

7.  INTANGIBLE ASSETS:

    Intangible assets consists of the following as of December 31, 1998:

Customer lists................................................  $ 4,160,000
Non-competition agreements....................................    2,800,000
Assembled workforce...........................................    4,803,000
Proprietary technology........................................    4,325,000
Goodwill......................................................   93,159,000
                                                                -----------
                                                                109,247,000
Accumulated amortization......................................   (9,867,000)
                                                                -----------
    Intangible assets, net....................................  $99,380,000
                                                                -----------
                                                                -----------

                              APPNET SYSTEMS, INC.

                      DECEMBER 31, 1998 AND MARCH 31, 1999

8.  ACCRUED LIABILITIES

    Accrued liabilities consist of the following:

                                                      DECEMBER     MARCH 31,
                                                         31,         1999
                                                        1998      (UNAUDITED)
                                                     -----------  -----------
Accrued compensation and benefits..................   $2,590,000   $4,770,000
Accrued dividends on Class A Preferred Stock and
  Class B Preferred Stock..........................     689,000    1,451,000
Payments due to former shareholders of Acquired
  Businesses.......................................   1,500,000    3,100,000
Accrued stock-based and other acquisition-related
  compensation.....................................          --    3,640,000
Other accrued liabilities..........................   2,132,000    7,759,000
                                                     -----------  -----------
    Accrued liabilities............................   $6,911,000  2$0,720,000
                                                     -----------  -----------
                                                     -----------  -----------

9.  DEBT:

    Debt consists of the following:

                                                                                                     MARCH 31,
                                                                                                        1999
                                                                                    DECEMBER 31,   --------------
                                                                                        1998
                                                                                    -------------   (UNAUDITED)
Credit facilities:
  Credit facility, bears interest at the lender's prime rate plus .5% (8.25% at
    December 31, 1998), interest due monthly......................................  $  19,730,000   $         --
  Credit facility, bears interest at the lender's prime rate (7.75% at
    December 31, 1998), interest due monthly......................................     17,731,000             --
  Credit facilities, bear interest at the lender's prime rate plus .25%--1.5% or various LIBOR rates plus 2.25%--3.5%, interest due at varying monthly
    intervals, interest rates ranging from 7.56% to 9.25% at March 31, 1999.......             --     59,400,000
                                                                                    -------------  --------------
                                                                                       37,461,000     59,400,000
                                                                                    -------------  --------------

Convertible notes:
  Note payable, principal and interest due October 13, 1999, bears interest at 7%,
    convertible at the option of the holder for common stock at $8.55 per share...      2,000,000      2,000,000
  Note payable, principal and interest due June 29, 2003, bears interest at 5%, convertible at 80% of common stock price upon a sale of Company or an initial
    public offering...............................................................        406,000        406,000
  Notes payable, principal and interest due December 14, 2001, bear interest at
    8%, convertible at the option of the holder for common stock at $11.40 per
    share.........................................................................      2,000,000      2,000,000
  Note payable, principal and interest due April 30, 2003, bears interest at the prime rate (7.75% at December 31, 1998), interest payable quarterly at July
    31, October 31, January 31 and April 30, convertible at the option of the holder at 80% of common stock price on a sale of Company or an initial public
    offering......................................................................        300,000        300,000

                              APPNET SYSTEMS, INC.

                      DECEMBER 31, 1998 AND MARCH 31, 1999

                                                                                                     MARCH 31,
                                                                                                        1999
                                                                                    DECEMBER 31,   --------------
                                                                                        1998
                                                                                    -------------   (UNAUDITED)
  Notes payable, principal and interest due January 8, 2002, bear interest at rates ranging from 4.3% to 6%, two notes totaling $3,500,000 convertible at the option of the holder at 80% of the common stock price on a sale of Company or an initial public offering, two notes totalling $6,800,000 convertible at
    the option of the holder for common stock at $11.40 per share.................             --     10,300,000
                                                                                    -------------  --------------
                                                                                        4,706,000     15,006,000
                                                                                    -------------  --------------
Other long-term debt:
  Notes payable, principal and interest due January 1, 2000, bear interest at
    6%............................................................................      1,000,000      1,000,000
  Note payable to Smart Technology, L.L.C., due the earlier of an initial public
    offering or June 29, 2000, bears interest at 12%..............................        150,000          3,000
  Other notes payable.............................................................        425,000        426,000
  Note payable to a member of Company management, due at earlier of an initial
    public offering or December 31, 1999..........................................         50,000         50,000
                                                                                    -------------  --------------
                                                                                        1,625,000      1,479,000
                                                                                    -------------  --------------
      Total debt..................................................................     43,792,000     75,885,000
  Less current portion............................................................     (2,426,000)    (3,454,000)
                                                                                    -------------  --------------
      Long-term debt, net of current portion......................................  $  41,366,000   $ 72,431,000
                                                                                    -------------  --------------
                                                                                    -------------  --------------

    The future minimum principal payments of debt outstanding at December 31, 1998, as refinanced by the 1999 Credit Facilities, are as follows:

1999...........................................................  $2,426,000
2000...........................................................   1,199,000
2001...........................................................  39,461,000
2002...........................................................          --
2003...........................................................     706,000
                                                                 ----------
    Total......................................................  $43,792,000
                                                                 ----------
                                                                 ----------

1999 CREDIT FACILITIES

    On January 8, 1999, the Company replaced its two existing credit agreements ("the 1998 Credit Facilities") with two credit agreements (together the "1999 Credit Facilities") entered into with a syndicate of lenders providing for $55,000,000 in borrowings. The 1999 Credit Facilities consist of $40,000,000 in credit loans (the "Guaranteed Loans") which have been guaranteed by a significant stockholder and $15,000,000 of additional credit loans (the "Unguaranteed Loans"). The 1999 Credit Facilities mature on August 24, 2001. On March 10, 1999, the Company amended the Unguaranteed Loans increasing available borrowings from $15,000,000 to $26,000,000. Under the terms of the Unguaranteed Loans, the amount borrowed cannot, at any time, exceed the amount borrowed under the Guaranteed Loans.

                              APPNET SYSTEMS, INC.

                      DECEMBER 31, 1998 AND MARCH 31, 1999

    The Guaranteed Loans bear interest, at the Company's option, at various LIBOR rates plus 2.5 percent or the lenders' base rate plus .5 percent. The Guaranteed Loans require the Company to pay a quarterly commitment fee of .5 percent on the unused amounts.

    The Unguaranteed Loans bear interest, at the Company's option, at various LIBOR rates or the lenders' base rate plus an applicable margin, as determined by the Company's operating performance.

    The 1999 Credit Facilities include certain restrictive covenants which require the Company, among other things, to maintain minimum levels of earnings before interest, taxes, depreciation, and amortization, ratios of cash flow to debt service and place limits on capital expenditures.

1998 CREDIT FACILITIES

    On August 25, 1998, the Company entered into a credit facility with a commercial lender. The facility provided for borrowings of up to $15,000,000, bore interest at the lender's base rate plus a defined percentage or at various LIBOR rates, and was due on demand. For the period from August 25, 1998 to October 13, 1998, the highest and weighted average balances outstanding under the facility were $9,800,000 and $8,478,000, respectively.

    On October 13, 1998, the Company modified its facility and entered into two credit agreements (the "1998 Credit Facilities") with two commercial lenders. Under the 1998 Credit Facilities, each lender provided a $20 million line of credit which was payable upon demand, guaranteed by a significant stockholder and bore interest at the option of the Company at the lenders' base rate plus a defined percentage or at various LIBOR options plus 2.5 percent. For the period from October 13, 1998, to December 31, 1998, the highest and weighted average balances under the 1998 Credit Facilities were $37,461,000 and $36,040,000, respectively. During this period, the average interest rate was 8.13 percent. One of the facilities provided for a quarterly commitment fee equal to .05 percent. As a result of the 1999 Credit Facilities, which replaced the 1998 Credit Facilities and qualify for non-current classification, the amounts outstanding under the 1998 Credit Facilities as of December 31, 1998 have been classified as long-term in the accompanying balance sheet. In connection with debt refinancings during 1998, the Company charged to other expense approximately $291,000 of previously deferred financing fees.

CONVERTIBLE NOTES

    In conjunction with certain of the Acquired Businesses, the Company issued convertible notes, certain of which, at the option of the holders, allow the holders to convert the notes to the Company Common Stock upon certain defined events at either a stated price or a discount to the then current market price for the Company Common Stock. Upon an initial public offering of the Company's Common Stock, the Company may be required to record an interest charge of approximately $875,000 related to certain beneficial conversion rights.

10. CAPITAL STOCK:

1998 COMMON STOCK SPLIT

    In June 1998, upon adoption of the Company's Second Restated Certificate of Incorporation, a two-for-one stock split of the Company Common Stock was effected. All share and per-share amounts, including stock option information, have been restated in these notes and the accompanying financial statements to reflect this stock split and the 1999 Reverse Common Stock Split (see Note 18).

                              APPNET SYSTEMS, INC.

                      DECEMBER 31, 1998 AND MARCH 31, 1999

GTCR INVESTMENT

    In June 1998, the Company completed an investment transaction with GTCR Golder Rauner, L.L.C. and certain related investment funds ("GTCR") and Smart Technology, L.L.C. ("Smart Technology"), a party related to the Company's President and Chief Executive Officer (the "GTCR Investment"). Prior to the GTCR Investment, the Company had 5,343,860 shares of issued and outstanding common stock all of which were owned by Company's initial investors (the "Initial Investors"). Pursuant to the GTCR Investment, the Company made a net redemption of 1,350,887 shares of Company Common Stock from certain of the Initial Investors for $.3007 per share or $406,000 and sold an aggregate 11,559,144 shares to GTCR and Smart Technology for $.3007 per share or $3,476,000 before deduction for expenses and fees. The Company also sold 1,251,228 shares of Company Common Stock to the Company's President and Chief Executive Officer (the "Reserved Stock") and 531,773 shares to other certain parties affiliated with the GTCR Investment. These shares were sold for $.3007 per share.

    GTCR and Smart Technology committed to provide up to an additional $96,500,000 in capital to the Company to fund acquisitions as well as other general corporate purposes. Upon the request of the Board and the approval of GTCR and Smart Technology, shares of Class A Preferred Stock will be issued to GTCR and Smart Technology in the ratio of 98 percent to 2 percent, respectively, in exchange for $1,000 per share. No shares of Class A Preferred Stock were issued at the time of the GTCR Investment. In connection with the issuance of Class B Preferred Stock as part of the SSC transaction, the capital commitment from GTCR and Smart Technology was decreased to $84,900,000.

    In connection with the GTCR Investment, the Company entered into a management services agreement with GTCR for $200,000 per year.

                              APPNET SYSTEMS, INC.

                      DECEMBER 31, 1998 AND MARCH 31, 1999

COMMON STOCK SUBJECT TO PUT RIGHTS

    In conjunction with its acquisition of Arbor, the Company issued 266,796 shares of Series A-1 Convertible Preferred Stock with a liquidation value of $1,100,000. Pursuant to their terms, these shares were converted into 187,225 shares of Company Common Stock at the time of the GTCR Investment. As part of the GTCR Investment, the Board of Directors authorized the repurchase of 138,455 shares of the common stock issued upon the conversion for $5.70 per share which provided the holders a return equivalent to the liquidation value of the Series A-1 Convertible Preferred Stock. In addition, the Board of Directors agreed to grant the holders of the remaining 48,771 shares of Company Common Stock the right to require the Company to repurchase their shares for cash at $5.70 per share beginning on March 11, 1999, and extending for thirty days.

CLASS A PREFERRED STOCK

    The holders of the Class A Preferred Stock ("Class A Preferred Stock") are entitled to a 6 percent cumulative dividend which is paid when declared by the Company's Board of Directors. The Company can redeem the shares at any time for their liquidation value of $1,000 per share plus accrued but unpaid dividends. The shares have no voting or conversion rights. Upon the earliest of the liquidation of the Company, a change in the control of the Company, an initial public offering ("IPO") or other fundamental change in the Company, as defined, a majority of the holders of the Class A Preferred stock can require the Company to redeem their shares for their liquidation value, plus accrued but unpaid dividends. In the case of an IPO, the redemption is limited to the net funds available from the IPO. GTCR holds approximately 97 percent of the outstanding Class A Preferred Stock.

    The Company incurred certain fees associated with the issuance of the Class A Preferred Stock. Through December 31, 1998, the Company paid a one percent fee of $369,000 to GTCR based on the issuance of the Company's Class A Preferred Stock to GTCR. The Company also incurred a commission of $262,000 to one of the Company's directors in connection with purchases of Class A Preferred Stock. These costs were deducted from the proceeds of the Class A Preferred Stock shown in the accompanying balance sheet. The Class A Preferred Stock is being accreted to its liquidation value over the period to its estimated redemption date, which is expected to occur in 1999. The accretion of the costs associated with the Class A Preferred Stock was $184,000 for the year ended December 31, 1998 and is classified as dividends on and accretion of preferred stock in the accompanying statements of operations and stockholders' equity.

CLASS B PREFERRED STOCK

    The holders of Class B Preferred Stock are entitled to a 6 percent cumulative dividend which is paid when declared by the Company's Board of Directors. The shares have no voting rights. The Company has the contractual ability to redeem or convert all outstanding shares of Class B Preferred Stock upon an initial public offering.

STOCK WARRANTS

    The Company has issued warrants to purchase 84,795 shares of Company Common Stock at $.3007 per share, of which 70,175 are held by Smart Technology. The values attributable to these warrants at the time of issuance are not significant and, therefore, have not been separately presented in the

                              APPNET SYSTEMS, INC.

                      DECEMBER 31, 1998 AND MARCH 31, 1999

consolidated financial statements. The Company has also issued warrants to purchase 121 shares of Class A Preferred Stock at $1,000 per share.

RESERVED STOCK

    The Reserved Stock is subject to a Senior Management Agreement dated June 29, 1998 (the "Agreement") with the Company's President and Chief Executive Officer. At the time of the GTCR Investment, 1,251,228 shares of Reserved Stock were purchased at a price of $.3007 per share in exchange for cash equal to the par value of the stock and a promissory note equal to the remaining balance. Pursuant to the Agreement, the Company may, at its discretion, repurchase any or all of the Reserved Stock for the $.3007 per share paid by the executive in order to issue a corresponding number of shares and options to purchase shares to certain employees. The Company's right to repurchase the Reserved Stock expires on the first to occur of (a) a sale of the Company, (b) the failure by GTCR to own 50 percent of the original number of Company Common Shares it purchased in conjunction with the GTCR Investment and (c) an IPO ("Qualifying Events"). As of December 31, 1998, the Company's President and Chief Executive Officer had 659,649 shares of Reserved Stock remaining. Additional shares were repurchased subsequent to year end reducing the total shares outstanding to 210,119 as of March 29, 1999.

    Because the number of recorded shares to be held by the executive is not fixed, the Company will record a charge to income equal to the difference between the fair value of the Company's stock on the date of the Qualifying Event and $.3007, multiplied by the number of remaining Reserved Shares retained by the executive following the occurrence of the Qualifying Event.

SALES TO MANAGEMENT

    Shortly after the GTCR Investment, the Company sold 503,860 shares of Company Common Stock to management for $.3007 per share, the fair value at that time. In November 1998, the Company sold 49,123 shares of Common Stock to a member of management for $8.55 per share, the fair value at that time.

11. RETIREMENT PLAN:

    During 1998, the Company maintained various 401(k) plans for its employees. These plans had been established by the 1998 Acquired Businesses prior to acquisition. Effective February 1, 1999, the employees of the 1998 Acquired Businesses began making contributions to the AppNet plan. During 1998, the Company's expense under these plans totaled $281,000.

    Effective February 1, 1999, the Company established a 401(k) retirement plan for the benefit of all eligible employees. Participants may contribute up to 15 percent of their annual compensation to the plan. Employee contributions are fully vested. The Company will match 50 percent of each employees' contributions up to six percent of each employees' salary. The Company may also elect to make a discretionary contribution as determined by its Board of Directors on an annual basis. Employees will fully vest in the Company's matching and any discretionary contributions ratably over three years.

12. EMPLOYEE STOCK OPTION PLANS:

    The Company had two stock option plans as of December 31, 1998, which were the 1998 Stock Option and Incentive Plan and an incentive stock option plan assumed in connection with the

                              APPNET SYSTEMS, INC.

                      DECEMBER 31, 1998 AND MARCH 31, 1999

acquisition of Century (the "Century Plan"). Options under these plans expire no later than ten years from the date of the grant or when employment ceases, whichever comes first. The maximum number of shares of common stock which may be issued pursuant to the stock option plans is 913,042 at December 31, 1998.

    Options granted under the stock option plan are accounted for under APB Opinion No. 25, and since options have been granted at prices equal to the fair value of the Company's Common Stock on the date of grant, no compensation expense has been recognized for the option grants. Certain options converted from the 1998 Acquired Businesses have exercise prices ranging from $.06 to $8.69. The value of these options was included in the purchase price of the 1998 Acquired Businesses. Had compensation cost for the plan been determined based on the estimated fair value of the options at the grant dates consistent with the method of SFAS No. 123, pro forma net loss attributable to common stockholders would have been approximately $15,408,000 or a net loss of $1.43 per share for 1998. The weighted average fair value of the options granted by the Company during 1998 is estimated to be $3.85 per option assuming the following: no dividend yield, risk-free interest rate of 5 percent, an expected term of the options of four years and an expected volatility of 45 percent.

    The following summarizes option activity during 1998:

                                                                                    WEIGHTED
                                                                    NUMBER OF        AVERAGE
                                                                     SHARES      EXERCISE PRICE
                                                                  -------------  ---------------
Granted in 1998.................................................        500,351     $    7.67
Options converted from 1998 Acquired Businesses.................        849,641           .91
Exercised in 1998...............................................       (425,339)          .74
Cancelled in 1998...............................................        (11,614)         1.08
                                                                  -------------         -----
Options outstanding, December 31, 1998, exercise prices range of
  $.06 to $11.40................................................        913,039     $    4.67
                                                                  -------------         -----
                                                                  -------------         -----
Options exercisable, December 31, 1998..........................        296,736     $    1.37
                                                                  -------------         -----
                                                                  -------------         -----

    Subsequent to December 31, 1998, the Company issued options to purchase 882,883 shares of Company Common Stock.

    In March 1999, the Company issued 337,776 stock options to a member of management. These options have an exercise price of $12.83 and vest ratably over 4 years. As a result of this grant, the Company recorded deferred compensation of $481,000. The amount of deferred compensation was based on the difference between the estimated fair market value of the Company Common Stock at the date of grant, as determined by the most recent third party stock transaction, and the stated exercise price. The Company amortized $4,000 of the deferred compensation for the three months ended March 31, 1999 in the unaudited consolidated statement of operations.

13. EARNINGS PER SHARE:

    Shares of common stock which are contingently payable pursuant to the acquisition agreements (Note 16) are not included in the calculation of weighted average shares outstanding for the period presented, as circumstances may arise in which the shares would not be issued. In addition, the impact

                              APPNET SYSTEMS, INC.

                      DECEMBER 31, 1998 AND MARCH 31, 1999

of other potentially dilutive securities are excluded from diluted earnings per share due to their antidilutive effect as follows:

                                                                                  DECEMBER 31,
                                                                                      1998
                                                                                  ------------
Stock options...................................................................      539,312
Warrants........................................................................       84,010
Convertible notes...............................................................      413,554

    In addition, as of December 31, 1998, $706,000 of notes payable are convertible, upon completion of an initial public offering of Company Common Stock, at 80% of the IPO price.

14. INCOME TAXES:

    The Company follows the provisions of SFAS No. 109, "Accounting for Income Taxes," for financial reporting purposes. Deferred tax assets or liabilities at the end of each period are determined using the currently enacted tax rates to apply to taxable income in the period in which the deferred tax asset or liability is expected to be settled or realized.

    The sources of and differences between the financial accounting and tax basis of AppNet's assets and liabilities which give rise to the net deferred tax liability as of December 31, 1998, are as follows:

                                                              DECEMBER
                                                                31,      MARCH 31,
                                                                1998        1999
                                                             ----------  ----------
                                                                         (UNAUDITED)
Deferred tax liabilities:
  Intangible assets........................................  $2,241,000  $1,835,000
Deferred tax assets:
  Allowance for doubtful accounts..........................     434,000     438,000
  Net operating loss carryforward..........................   1,624,000   3,078,000
  Cumulative amortization differences on intangibles.......     994,000   2,480,000
  Other....................................................     506,000     522,000
  Valuation allowance......................................  (1,317,000) (4,683,000)
                                                             ----------  ----------
    Net deferred tax liability.............................  $   --      $   --
                                                             ----------  ----------
                                                             ----------  ----------

    The components of the benefit from income taxes during the year ended December 31, 1998 are as follows:

                                                         DECEMBER 31, 1998   MARCH 31, 1999
                                                         -----------------  -----------------
                                                                               (UNAUDITED)
Current--
  Federal..............................................    $    (400,000)     $    --
  State................................................          250,000            100,000
                                                         -----------------  -----------------
    Total..............................................         (150,000)           100,000
Deferred--
  Federal..............................................          (50,000)          --
  State................................................         --                 --
                                                         -----------------  -----------------
    Income tax benefit.................................    $    (200,000)     $     100,000
                                                         -----------------  -----------------
                                                         -----------------  -----------------

                              APPNET SYSTEMS, INC.

                      DECEMBER 31, 1998 AND MARCH 31, 1999

    For the year ended December 31, 1998, the income tax benefit differed from the amounts computed at the statutory rate, as follows:

                                                                  DECEMBER 31,     MARCH 31,
                                                                      1998           1999
                                                                  -------------  -------------
                                                                                  (UNAUDITED)
Income tax benefit computed at federal statutory rates..........  $  (4,957,000) $  (5,842,000)
Nondeductible intangible amortization...........................      2,402,000      1,772,000
Nondeductible portion of stock-based and other
  acquisition-related compensation, net.........................        497,000        811,000
State income taxes, net of federal income tax benefit...........        165,000         66,000
Changes in valuation allowance..................................      1,317,000      3,671,000
Other, net......................................................        376,000       (378,000)
                                                                  -------------  -------------
    Total.......................................................  $    (200,000) $     100,000
                                                                  -------------  -------------
                                                                  -------------  -------------

    As of December 31, 1998 and March 31, 1999, the Company had approximately $4.2 million and $7.9 million (unaudited), respectively, of net operating loss carryforwards which begin to expire in 2018. The Company has recorded a valuation allowance for deferred tax assets as of December 31, 1998, of $1,317,000. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

15. RELATED PARTIES:

    At December 31, 1998, the Company was owed $821,000 from members of management. These borrowings are due at varying dates through November, 2008.

    At December 31, 1998, the Company had outstanding borrowings of $150,000 from Smart Technology, $50,000 from a member of management, and $406,000 from one of the Company's Initial Investors. Also, the convertible notes of $4,306,000 as of December 31, 1998 and the notes payable for $1,000,000 are due to former shareholders of the Acquired Businesses, the majority of whom are current AppNet employees. Subsequent to December 31, 1998, the Company issued convertible notes of $10,300,000 due to former shareholders of one of the 1999 Acquired Businesses, both of whom are current AppNet employees. The Company also issued, subsequent to December 31, 1998, a convertible note of $1,000,000 to a trust established for employees of one of the 1999 Acquired Businesses. Since the trust is available to the Company's creditors, the trust's assets are included in these financial statements. As such, the trust's note receivable and the Company's convertible note payable held by the trust have been eliminated in consolidation.

    In December 1997, the Company entered into an agreement which was consummated in 1998 to purchase a 50 percent ownership interest in AppNet Commerce Services, Inc. ("ACS"). ACS was established to conduct electronic commerce transaction processing. The remaining 50 percent interest in ACS is owned by another company. In 1998, due to the failure of the venture to maintain its customer base and to generate sufficient revenues to cover operating expenses, the Company determined that its investment was impaired and recorded a charge of approximately $300,000 which is included in the accompanying statement of operations as a component of other expense. As of December 31, 1998, the investment in ACS has a value of zero.

                              APPNET SYSTEMS, INC.

                      DECEMBER 31, 1998 AND MARCH 31, 1999

    During 1998, the Company was party to a professional services agreement with one of its directors. The agreement provided for the payment of $17,000 per month. The Company incurred approximately $200,000 related to this agreement in 1998. In addition, the Director received a fee of $350,000 in association with the GTCR Investment. The professional services agreement also provides for a one percent commission on certain issuances Class A Preferred Stock (Note 10). The Company also paid approximately $336,000 related to certain fees and a professional services agreement with one of its initial investors.

16. COMMITMENTS AND CONTINGENCIES:

LEASES

    As of December 31, 1998, the Company has noncancellable operating leases, primarily for real estate, that expire over the next six years. Rental expense during 1998 was $512,000.

    Future minimum lease payments under noncancellable operating leases are as follows as of December 31, 1998:

1999............................................................  $1,424,000
2000............................................................  1,294,000
2001............................................................  1,187,000
2002............................................................  1,082,000
2003............................................................    872,000
Thereafter......................................................    792,000
                                                                  ---------
    Total minimum lease payments................................  $6,651,000
                                                                  ---------
                                                                  ---------

LITIGATION AND CLAIMS

    In connection with the acquisition of Internet Outfitters, approximately $1,450,000 of the purchase price in the form of shares of Company Common Stock, based upon the fair value of $17.10 per share at the date of acquisition, was pledged to the Company and escrowed to be available to satisfy any potential liability in connection with a license dispute. The Company also held back $750,000 of the cash purchase price to be used to satisfy this and any other indemnification claims.

    The Company is subject to lawsuits, investigations and claims arising out of the ordinary course of business, including those related to commercial transactions, contracts, government regulation and employment matters. Certain claims, suits and complaints have been filed or are pending against the Company. In the opinion of management, based on all known facts, all matters are without merit, and except as related to the aforementioned Internet Outfitters claim, are of such kind, or involve such amounts, as would not have a material effect on the financial position or results of operations of the Company if disposed of unfavorably.

CONTINGENT PAYMENTS

    The Company's acquisition of NMP provided for additional contingent payments of up to $14,000,000 as of December 31, 1998 in the form of cash and Company Common Stock to be made to the former owners of NMP if NMP reaches certain revenue and earnings before interest, taxes, depreciation, and amortization targets for the period from October 1, 1998 to September 30, 1999. The amount of this contingent payment varies based on a sliding scale of revenues and earnings before interest, taxes, depreciation, and amortization. If these goals are reached, approximately 42 percent of

                              APPNET SYSTEMS, INC.

                      DECEMBER 31, 1998 AND MARCH 31, 1999

the contingent consideration will be reflected as additional purchase consideration if and when paid. The remaining 58 percent of the contingent consideration will be paid only if the targets are reached and certain NMP employees remain employed by the Company. Accordingly, pursuant to the consensus reached in Emerging Issues Task Force Issue 95-08, "Accounting for Contingent Consideration Paid to the Shareholders of an Acquired Company in a Purchase Business Combination," ("EITF 95-08") an estimate of the amount expected to be paid to these employees will be reflected as stock-based and other acquisition-related compensation expense ratably over the period which these employees must remain employed to receive the contingent consideration. Revisions to this estimate will be reflected on a prospective basis each reporting period until paid. The accompanying statement of operations reflects a charge of $1,157,000 of stock-based and other acquisition related compensation for this contingent payment.

    The Company's acquisitions of Sigma6, Salzinger, Internet Outfitters and Transform IT provided for contingent payments of up to $14,800,000 (unaudited) in the form of cash and Company Common Stock to be made to the former owners of these companies if these entities reach certain revenue and earnings targets for periods ranging from 9 - 18 months from the date of their acquisition. The amount of these contingent payments varies based on a sliding scale of revenues and earnings, as defined in the acquisition agreements.

    If these goals are reached for Salzinger and Sigma6, the amount will be paid only if the targets are reached and certain Sigma6 and Salzinger employees remain employed by the Company. Accordingly, pursuant to EITF 95-08, an estimate of the amount to be paid to these employees will be reflected as stock-based and other acquisition-related compensation expense ratably over the period which the employees must remain employed to receive the contingent consideration. Revisions to this estimate will be reflected on a prospective basis each reporting period until paid.

    If these goals are reached for Internet Outfitters and Transform IT, approximately 23 and 33 percent, respectively, of the contingent payment will be reflected as additional purchase price consideration if and when paid. The remaining contingent amounts will be paid only if the targets are reached and certain Internet Outfitters and Transform IT employees remain employed by the Company. Accordingly, pursuant to EITF 95-08, an estimate of the amount to be paid to these employees will be reflected as stock-based and other acquisition-related compensation expense ratably over the period which the employees must remain employed to receive the contingent consideration. Revisions to this estimate will be reflected on a prospective basis each reporting period until paid.

17. SEGMENT INFORMATION:

    The Company currently operates in two operating segments: professional services and electronic commerce processing. For the year ended December 31, 1998 and the three months ended March 31, 1999, the electronic commerce processing segment was not significant to the overall financial statements.


18. 1999 COMMON STOCK SPLIT



    The Company is currently contemplating an initial public offering. Prior to the effectiveness of the initial public offering, the Company intends to enter into an agreement to exchange the Class A Preferred Stock and the Class B Preferred Stock, not redeemed with the proceeds of the initial public offering, into Company Common Stock based on the per share price in the initial public offering. On June 15, 1999, the Company declared a 2.85-for-one reverse stock split. All share and per-share amounts, including stock option information, have been restated in these notes and the accompanying consolidated financial statements to reflect this reverse stock split.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Software Services Corporation:

    We have audited the accompanying balance sheets of Software Services Corporation (a Michigan corporation) as of December 31, 1996 and 1997, and August 24, 1998, and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 1996 and 1997, and for the period from January 1, 1998 to August 24, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Software Services Corporation as of December 31, 1996 and 1997, and August 24, 1998, and the results of its operations and its cash flows for the years ended December 31, 1996 and 1997, and for the period from January 1, 1998 to August 24, 1998, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Ann Arbor, Michigan
February 5, 1999

                         SOFTWARE SERVICES CORPORATION

                                 BALANCE SHEETS

             AS OF DECEMBER 31, 1996 AND 1997, AND AUGUST 24, 1998

                                                                         DECEMBER 31,  DECEMBER 31,   AUGUST 24,
                                                                             1996          1997          1998
                                                                         ------------  ------------  ------------
ASSETS
Current assets:
  Cash and cash equivalents............................................   $   70,000    $  252,000   $     44,000
  Accounts receivable, net of allowance for doubtful accounts of
    $29,000, $25,000 and $255,000, respectively........................    1,597,000     2,167,000      2,935,000
  Other current assets.................................................      225,000       150,000      1,020,000
                                                                         ------------  ------------  ------------
    Total current assets...............................................    1,892,000     2,569,000      3,999,000
Property and equipment, net............................................      617,000       541,000        475,000
Intangible assets, net.................................................      450,000       311,000        216,000
Other assets...........................................................      196,000       246,000        283,000
                                                                         ------------  ------------  ------------
    Total assets.......................................................   $3,155,000    $3,667,000   $  4,973,000
                                                                         ------------  ------------  ------------
                                                                         ------------  ------------  ------------
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Accounts payable.....................................................   $   56,000    $   57,000   $    725,000
  Accrued liabilities..................................................      649,000     1,058,000        761,000
  Current portion of long-term debt....................................      672,000       334,000             --
                                                                         ------------  ------------  ------------
    Total current liabilities..........................................    1,377,000     1,449,000      1,486,000
Long-term debt, net of current portion.................................      320,000       332,000             --
                                                                         ------------  ------------  ------------
    Total liabilities..................................................    1,697,000     1,781,000      1,486,000
                                                                         ------------  ------------  ------------
Commitments and contingencies (Note 9)
Stockholders' equity:
  Common stock, no par value, 10,000,000 shares authorized, 5,700,000,
    5,697,000 and 5,667,000 shares issued and outstanding,
    respectively.......................................................        1,000        61,000         31,000
  Additional paid-in capital (Note 1)..................................           --            --      3,344,000
  Retained earnings....................................................    1,457,000     1,825,000        112,000
                                                                         ------------  ------------  ------------
    Total stockholders' equity.........................................    1,458,000     1,886,000      3,487,000
                                                                         ------------  ------------  ------------
    Total liabilities and stockholders' equity.........................   $3,155,000    $3,667,000   $  4,973,000
                                                                         ------------  ------------  ------------
                                                                         ------------  ------------  ------------

        The accompanying notes are an integral part of these statements.

                         SOFTWARE SERVICES CORPORATION

                            STATEMENTS OF OPERATIONS

                                                                                  FOR THE
                                                   FOR THE YEARS ENDED          PERIOD FROM          FOR THE
                                                       DECEMBER 31,           JANUARY 1, 1998     THREE MONTHS
                                               ----------------------------    TO AUGUST 24,          ENDED
                                                   1996           1997             1998          MARCH 31, 1998
                                               -------------  -------------  -----------------  -----------------
                                                                                                   (UNAUDITED)
Revenues.....................................  $  11,789,000  $  13,298,000   $    10,788,000    $     3,538,000
Costs of revenues............................      7,680,000      8,416,000         7,392,000          2,483,000
                                               -------------  -------------  -----------------  -----------------
    Gross profit.............................      4,109,000      4,882,000         3,396,000          1,055,000
Operating expenses:
  Selling and marketing......................      1,082,000        997,000           567,000            155,000
  General and administrative.................      2,615,000      3,050,000         1,856,000            728,000
  Stock-based and acquisition-related
    compensation.............................             --             --         2,654,000                 --
  Depreciation and amortization..............        300,000        341,000           230,000             89,000
                                               -------------  -------------  -----------------  -----------------
    Total operating expenses.................      3,997,000      4,388,000         5,307,000            972,000
                                               -------------  -------------  -----------------  -----------------
Income (loss) from operations................        112,000        494,000        (1,911,000)            83,000
Gain on sale of investment in affiliate......             --        358,000                --                 --
Interest expense, net........................         52,000         35,000            28,000              7,000
Other expense, net...........................             --          9,000           372,000            124,000
                                               -------------  -------------  -----------------  -----------------
Income (loss) before income taxes............         60,000        808,000        (2,311,000)           (48,000)
Provision (benefit) for income taxes.........        113,000        377,000          (598,000)          (225,000)
                                               -------------  -------------  -----------------  -----------------
Net (loss) income............................  $     (53,000) $     431,000   $    (1,713,000)   $       177,000
                                               -------------  -------------  -----------------  -----------------
                                               -------------  -------------  -----------------  -----------------
Basic and diluted net (loss) income per
  share......................................  $        (.01) $         .08   $          (.30)   $           .03
                                               -------------  -------------  -----------------  -----------------
                                               -------------  -------------  -----------------  -----------------
Weighted average common shares outstanding...      5,727,000      5,705,000         5,697,000          5,697,000
                                               -------------  -------------  -----------------  -----------------
                                               -------------  -------------  -----------------  -----------------

        The accompanying notes are an integral part of these statements.

                         SOFTWARE SERVICES CORPORATION

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997,
           AND FOR THE PERIOD FROM JANUARY 1, 1998 TO AUGUST 24, 1998

                                                    COMMON STOCK        ADDITIONAL                     TOTAL
                                               ----------------------    PAID-IN       RETAINED     STOCKHOLDERS'
                                                 SHARES      AMOUNT      CAPITAL       EARNINGS        EQUITY
                                               ----------  ----------  ------------  -------------  ------------
Balance, December 31, 1995...................   6,000,000  $    1,000  $         --  $   1,810,000   $1,811,000
  Repurchase of common stock shares..........    (300,000)         --            --       (300,000)    (300,000)
  Net loss...................................          --          --            --        (53,000)     (53,000)
                                               ----------  ----------  ------------  -------------  ------------
Balance, December 31, 1996...................   5,700,000       1,000            --      1,457,000    1,458,000
  Repurchase of common stock shares..........     (63,000)         --            --        (63,000)     (63,000)
  Issuance of common stock as compensation...      60,000      60,000            --             --       60,000
  Net income.................................          --          --            --        431,000      431,000
                                               ----------  ----------  ------------  -------------  ------------
Balance, December 31, 1997...................   5,697,000      61,000            --      1,825,000    1,886,000
  Repurchase of common stock shares..........     (30,000)    (30,000)           --             --      (30,000)
  Capital contribution.......................          --          --     3,344,000             --    3,344,000
  Net loss...................................          --          --            --     (1,713,000)  (1,713,000)
                                               ----------  ----------  ------------  -------------  ------------
Balance, August 24, 1998.....................   5,667,000  $   31,000  $  3,344,000  $     112,000   $3,487,000
                                               ----------  ----------  ------------  -------------  ------------
                                               ----------  ----------  ------------  -------------  ------------

        The accompanying notes are an integral part of these statements.

                         SOFTWARE SERVICES CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                                                FOR THE
                                                                              PERIOD FROM
                                                      FOR THE YEARS ENDED     JANUARY 1,
                                                          DECEMBER 31,          1998 TO            FOR THE
                                                      --------------------    AUGUST 24,      THREE MONTHS ENDED
                                                        1996       1997          1998           MARCH 31, 1998
                                                      ---------  ---------  ---------------  --------------------
                                                                                                  UNAUDITED
Cash flows from operating activities:
  Net (loss) income.................................  $ (53,000) $ 431,000   $  (1,713,000)      $    177,000
  Adjustments to reconcile net (loss) income to net
    cash provided by (used in) operating activities:
      Depreciation and amortization.................    300,000    341,000         230,000             89,000
      Deferred compensation agreements..............         --    616,000              --                 --
      Gain on sale of investment in affiliate.......         --   (358,000)             --                 --
      Deferred income taxes.........................    (34,000)  (216,000)       (935,000)          (224,000)
      Change in assets and liabilities:
        Accounts receivable.........................     97,000   (570,000)       (768,000)           (62,000)
        Other current assets........................    (74,000)    89,000          31,000             25,000
        Other assets................................         --     (2,000)         (3,000)            (3,000)
        Accounts payable............................   (109,000)     1,000         668,000             91,000
        Accrued liabilities.........................    (11,000)   409,000        (297,000)          (397,000)
                                                      ---------  ---------  ---------------       -----------
          Net cash provided by (used in) operating
            activities..............................    116,000    741,000      (2,787,000)          (304,000)
                                                      ---------  ---------  ---------------       -----------
Cash flows from investing activities:
  Purchase of property and equipment, net...........   (221,000)  (121,000)        (69,000)           (39,000)
  Additional investment in affiliate................         --    (75,000)             --                 --
  Proceeds from disposal of investment in
    affiliate.......................................         --    490,000              --                 --
                                                      ---------  ---------  ---------------       -----------
          Net cash (used in) provided by investing
            activities..............................   (221,000)   294,000         (69,000)           (39,000)
                                                      ---------  ---------  ---------------       -----------
Cash flows from financing activities:
  Repayments of long-term debt......................   (235,000)  (236,000)       (263,000)           (17,000)
  Net borrowings (repayments) under notes payable...    400,000   (400,000)             --            180,000
  Repurchase of common stock........................   (300,000)   (63,000)        (30,000)                --
  Capital contribution..............................         --         --       3,344,000                 --
  Payments under deferred compensation agreement....         --   (154,000)       (403,000)           (50,000)
                                                      ---------  ---------  ---------------       -----------
          Net cash (used in) provided by financing
            activities..............................   (135,000)  (853,000)      2,648,000            113,000
                                                      ---------  ---------  ---------------       -----------
Net (decrease) increase in cash and cash
  equivalents.......................................   (240,000)   182,000        (208,000)          (230,000)
Cash and cash equivalents, beginning of period......    310,000     70,000         252,000            252,000
                                                      ---------  ---------  ---------------       -----------
Cash and cash equivalents, end of period............  $  70,000  $ 252,000   $      44,000       $     22,000
                                                      ---------  ---------  ---------------       -----------
                                                      ---------  ---------  ---------------       -----------
Supplementary information:
  Cash paid for interest............................  $  59,000  $  56,000   $      33,000       $     15,000
                                                      ---------  ---------  ---------------       -----------
                                                      ---------  ---------  ---------------       -----------
  Cash paid for income taxes........................  $ 182,000  $ 135,000   $     653,000       $    477,000
                                                      ---------  ---------  ---------------       -----------
                                                      ---------  ---------  ---------------       -----------
  Assets financed under capital lease obligations...  $ 252,000  $      --   $          --       $         --
                                                      ---------  ---------  ---------------       -----------
                                                      ---------  ---------  ---------------       -----------

        The accompanying notes are an integral part of these statements.

                         SOFTWARE SERVICES CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                DECEMBER 31, 1996 AND 1997, AND AUGUST 24, 1998

1.  BUSINESS DESCRIPTION:

    Software Services Corporation (the Company) engages in application development, computer software and networking projects, and provides both full-time and temporary personnel to companies in the computer industry. The Company is headquartered in Ann Arbor, Michigan.

    On August 25, 1998, all of the outstanding Common Stock of the Company was acquired by SSC Acquisition Sub. No. 1, Inc. (a Michigan Corporation and a wholly owned subsidiary of AppNet Systems, Inc.; "AppNet"). In contemplation of the acquisition, AppNet advanced the Company $3,344,000 to fund the repayment of certain debt, the repurchase of certain shares, pay the Company's obligation under a deferred compensation agreement and to fund certain acquisition expenses paid by the Company. This amount has been included as paid in capital in the accompanying financial statements.

    There are significant risks associated with the Company, including the subjectivity of the Company's services to rapid technological change and the Year 2000 issue.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES:

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INVESTMENT IN AFFILIATE

    Investment in affiliate represented the Company's 10 percent interest in Workwell Health & Safety Systems, Inc. ("Workwell"). In addition to the investment in Workwell, the Company held an option to purchase an additional 2,353 to 2,667 shares of Workwell for $75,000. In January 1997, the Company exercised this option and signed an agreement to sell its total investment in Workwell for $490,000. In connection with the sale, certain employment agreements and options were canceled and the owners of Workwell released the Company from further payments owed under the non-competition agreements. Except for the release of payments, all the terms and conditions of the non-competition agreements remain in full force and effect. During 1997, the Company recognized a $358,000 gain on this transaction; $93,000 of which represents the release of payments by the Company under the non-competition agreements.

CASH AND CASH EQUIVALENTS

    The Company considers all investments purchased with a maturity of three months or less to be cash equivalents.

                         SOFTWARE SERVICES CORPORATION

                DECEMBER 31, 1996 AND 1997, AND AUGUST 24, 1998

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets, as follows:

                                                          three to five
Computers and equipment.................................  years
Furniture and fixtures..................................  five years

    Purchased software and third-party costs incurred to develop software for internal use are capitalized and amortized principally over three years.

    In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company reviews its recorded long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

GOODWILL

    Goodwill represents the excess of the purchase price over the fair value of net assets acquired and is amortized on a straight-line basis over 5 years.

NON-COMPETITION AGREEMENTS

    Non-compete agreements were entered into with former owners of various acquisitions of the Company and are being amortized on a straight-line basis over the lives of the related agreements, generally four to five years.

INTELLECTUAL PROPERTY

    Intellectual property represents acquired and internally developed patents. The Company capitalizes the direct external costs of acquiring the related patents. Intellectual property is amortized on a straight-line basis over the lives of the related assets, generally five years.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, short-term borrowings, long-term debt and capital lease obligations. In management's opinion, the carrying amounts of these financial instruments approximated their fair values at December 31, 1996 and 1997, and August 24, 1998.

SELF INSURANCE

    The Company partially self insures its dental, vision and short-term disability programs. There are stop-loss provisions on each of these programs. Paid claims were $54,000 and $64,000 in 1996 and 1997, respectively, and $47,000 for the period from January 1, 1998 through August 24, 1998.

STOCK-BASED COMPENSATION

    The Company accounts for stock-based compensation arrangements using the intrinsic value method in accordance with provisions of Accounting Principles Board ("APB") Opinion No. 25,

                         SOFTWARE SERVICES CORPORATION

                DECEMBER 31, 1996 AND 1997, AND AUGUST 24, 1998

"Accounting for Stock Issued to Employees," and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB Opinion No. 25, compensation cost is recognized based on the difference, if any, on the date of grant between the fair value of the Company's stock and the amount an employee must pay to acquire the stock.

REVENUE RECOGNITION

    Revenues from time and material contracts are recognized based on fixed hourly rates for direct labor hours expended.

    Costs of revenues include all direct, material and labor costs related to contract performance and does not include any related depreciation expense.

BUSINESS CONCENTRATION AND CREDIT RISK

    The following table summarizes the revenues and accounts receivable from clients in excess of 10% of total revenues and accounts receivable:

                                           REVENUES                                   ACCOUNTS RECEIVABLE
                         ---------------------------------------------  -----------------------------------------------
                            FOR THE YEAR ENDED       FOR THE PERIOD
                                                          ENDED                                          AS OF AUGUST
                               DECEMBER 31,            AUGUST 24,             AS OF DECEMBER 31,              24,
                         ------------------------                       ------------------------------
                            1996         1997             1998              1996            1997             1998
                         -----------  -----------  -------------------  -------------  ---------------  ---------------
Customer A.............          62%          46%             33%               49%              37%             23%
Customer B.............       *            *                  11%             *                  11%             14%

------------------------

*   Represents less than 10 percent of total.

INCOME TAXES

    The Company accounts for income taxes under Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". Under the provisions of SFAS No. 109, deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax reporting purposes. Deferred tax assets may also be recognized to reflect the expected future benefit from the utilization of net operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured by applying current enacted tax laws.

EARNINGS PER SHARE

    SFAS No. 128, "Earnings Per Share," requires the presentation of basic and diluted earnings per share. Basic net income (loss) per share is computed by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. The diluted net income
(loss) per share data is computed using the weighted average number of common shares outstanding plus the dilutive effect of common stock equivalents, unless the equivalents are antidilutive.

                         SOFTWARE SERVICES CORPORATION

                DECEMBER 31, 1996 AND 1997, AND AUGUST 24, 1998

RECENT ACCOUNTING PRONOUNCEMENTS

    In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." SOP 98-1 is effective for financial statement years beginning after December 15, 1998. SOP 98-1 provides guidance on accounting for computer software developed or obtained for internal use, including the requirements to capitalize specified costs and the amortization of such costs. The Company does not expect the adoption of this standard to have a material effect on the Company's capitalization policy.

RECLASSIFICATIONS

    Certain amounts from the prior year financial statements have been reclassified to conform with the current presentation.

3.  ACCOUNTS RECEIVABLE:

    Accounts receivable consists of the following:

                                                     DECEMBER 31,  DECEMBER 31,   AUGUST 24,
                                                         1996          1997          1998
                                                     ------------  ------------  ------------
Accounts receivable................................   $1,562,000    $2,014,000   $  2,630,000
Unbilled accounts receivables......................       64,000       178,000        560,000
Allowance for doubtful accounts....................      (29,000)      (25,000)      (255,000)
                                                     ------------  ------------  ------------
    Accounts receivable, net.......................   $1,597,000    $2,167,000   $  2,935,000
                                                     ------------  ------------  ------------
                                                     ------------  ------------  ------------

4.  OTHER CURRENT ASSETS:

    Other current assets consist of the following:

                                                     DECEMBER 31,  DECEMBER 31,   AUGUST 24,
                                                         1996          1997          1998
                                                     ------------  ------------  ------------
Prepaid expenses...................................   $  174,000    $   91,000   $     60,000
Other..............................................        6,000        --            --
Deferred income tax asset..........................       45,000        59,000        960,000
                                                     ------------  ------------  ------------
    Other current assets...........................   $  225,000    $  150,000   $  1,020,000
                                                     ------------  ------------  ------------
                                                     ------------  ------------  ------------

                         SOFTWARE SERVICES CORPORATION

                DECEMBER 31, 1996 AND 1997, AND AUGUST 24, 1998

5.  PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following:

                                                     DECEMBER 31,  DECEMBER 31,   AUGUST 24,
                                                         1996          1997          1998
                                                     ------------  ------------  ------------
Computer equipment and software....................   $  874,000    $  994,000   $  1,054,000
Furniture and fixtures.............................      178,000       179,000        187,000
Leasehold improvements.............................       53,000        53,000         53,000
                                                     ------------  ------------  ------------
                                                       1,105,000     1,226,000      1,294,000
Accumulated depreciation and amortization..........     (488,000)     (685,000)      (819,000)
                                                     ------------  ------------  ------------
    Net property and equipment.....................   $  617,000    $  541,000   $    475,000
                                                     ------------  ------------  ------------
                                                     ------------  ------------  ------------

6.  INTANGIBLE ASSETS:

    Intangible assets consist of the following:

                                                     DECEMBER 31,  DECEMBER 31,   AUGUST 24,
                                                         1996          1997          1998
                                                     ------------  ------------  ------------
Goodwill...........................................   $  120,000    $  120,000   $    120,000
Non-competition agreements.........................      380,000       380,000        380,000
Intellectual property, net.........................      150,000       155,000        155,000
Acquired contracts.................................      158,000        --            --
                                                     ------------  ------------  ------------
                                                         808,000       655,000        655,000
Accumulated amortization...........................     (358,000)     (344,000)      (439,000)
                                                     ------------  ------------  ------------
    Intangible assets, net.........................   $  450,000    $  311,000   $    216,000
                                                     ------------  ------------  ------------
                                                     ------------  ------------  ------------

7.  OTHER NON-CURRENT ASSETS:

    Other non-current assets consist of the following:

                                                     DECEMBER 31,  DECEMBER 31,   AUGUST 24,
                                                         1996          1997          1998
                                                     ------------  ------------  ------------
Other..............................................   $   12,000    $   10,000   $     13,000
Deferred income tax benefit........................       34,000       236,000        270,000
Investment in affiliate............................      150,000        --            --
                                                     ------------  ------------  ------------
    Other non-current assets.......................   $  196,000    $  246,000   $    283,000
                                                     ------------  ------------  ------------
                                                     ------------  ------------  ------------

                         SOFTWARE SERVICES CORPORATION

                DECEMBER 31, 1996 AND 1997, AND AUGUST 24, 1998

8.  ACCRUED LIABILITIES:

    Accrued liabilities consists of the following:

                                                     DECEMBER 31   DECEMBER 31,   AUGUST 24,
                                                         1996          1997          1998
                                                     ------------  ------------  ------------
Accrued compensation and benefits..................   $  477,000    $  422,000   $    440,000
Accrued commissions................................       89,000       111,000         79,000
Income taxes payable...............................       33,000       477,000        161,000
Accrued professional fees..........................       17,000        27,000         22,000
Other accrued liabilities..........................       33,000        21,000         59,000
                                                     ------------  ------------  ------------
    Accrued liabilities............................   $  649,000    $1,058,000   $    761,000
                                                     ------------  ------------  ------------
                                                     ------------  ------------  ------------

9.  COMMITMENTS AND CONTINGENCIES:

    The Company currently leases its facility under an operating lease. Rent expense for the years ended December 31, 1996 and 1997, and for the period from January 1, 1998 to August 24, 1998, totaled approximately $180,000, $243,000 and $165,000, respectively. Future minimum lease payments at August 24, 1998, under these agreements are as follows:

Period ended December 31, 1998..................................  $  86,000
1999............................................................    275,000
2000............................................................    293,000
2001............................................................    301,000
2002............................................................    309,000
2003............................................................    155,000
                                                                  ---------
    Total.......................................................  $1,419,000
                                                                  ---------
                                                                  ---------

                         SOFTWARE SERVICES CORPORATION

                DECEMBER 31, 1996 AND 1997, AND AUGUST 24, 1998

10. DEBT:

    Debt consists of the following:

                                                                          DECEMBER 31   DECEMBER 31,  AUGUST 24,
                                                                              1996          1997         1998
                                                                          ------------  ------------  ----------
Deferred compensation (see Note 17), repaid during the period ended
  August 24, 1998 (see below)...........................................   $       --    $  403,000   $       --
Capital lease obligation, repaid during the period ended August 24, 1998
  (see below)...........................................................      141,000       116,000           --
Promissory notes, repaid during the period ended August 24, 1998 (see
  below)................................................................      285,000        98,000           --
Capital lease obligation, repaid during the period ended August 24, 1998
  (see below)...........................................................       73,000        49,000           --
Noncompete agreements, repaid during the year ended December 31, 1997...       93,000            --           --
Note payable, repaid during the year ended December 31, 1997............      400,000            --           --
                                                                          ------------  ------------  ----------
                                                                              992,000       666,000           --
Less--Current portion...................................................      672,000       334,000           --
                                                                          ------------  ------------  ----------
                                                                           $  320,000    $  332,000   $       --
                                                                          ------------  ------------  ----------
                                                                          ------------  ------------  ----------

    As a condition of the sale of the Company to AppNet, all of the Company's outstanding debt was repaid prior to August 24, 1998. In contemplation of the repayment, AppNet advanced funds to the Company to repay the debt. The funds received by AppNet have been included in additional paid-in capital in the accompanying financial statements.

11. STOCKHOLDERS' EQUITY:

STOCK SPLIT

    During 1997, the Company declared a stock split of six-to-one for each holder of common stock. All share information included in the accompanying financial statements has been restated to retroactively reflect the stock split.

STOCK OPTION PLAN

    During 1995, the Company established a stock option plan (the "Plan") to encourage ownership by selected employees of the Company and provide an additional incentive to these employees to promote the success of the Company. Under the Plan, options to purchase the Company's common stock may be granted at the discretion of the Board of Directors. The maximum number of shares that may be granted is 1,500,000. The Plan may be terminated at any time at the discretion of the Board of Directors. According to the Plan, the options will be granted at a price equal to 100 percent of the fair market value of the common stock as determined by the Board of Directors. All options will expire ten years after date of grant. During the years ended December 31, 1996 and 1997 and the for the period from January 1, 1998 to August 24, 1998, the Company granted 108,000, 170,000 and 20,000 options, respectively, at an option price of $1.00, all of which vest over four years. During the years ended December 31, 1996, 1997 and for the period from January 1, 1998 to August 24, 1998, 372,000, 90,000 and 54,000 options were cancelled due to termination of employment, respectively. As of December 31,

                         SOFTWARE SERVICES CORPORATION

                DECEMBER 31, 1996 AND 1997, AND AUGUST 24, 1998

1996 and 1997, and as of August 24, 1998, 180,000, 260,000 and zero options were outstanding, respectively. In contemplation of the sale of the Company to AppNet, certain option vesting was accelerated and all then vested options, totaling 89,500, were redeemed and the remaining options of the Company were converted to equivalent options of AppNet for $3.43 per share. The amount paid to the stockholders, net of the option exercise price, has been recognized as expense and included in stock-based and acquisition-related compensation in the accompanying statement of operations. In contemplation of the redemption of the shares, AppNet advanced approximately $217,000 to the Company to fund the redemption. The funds advanced to the Company have been recorded as additional paid in capital in the accompanying financial statements.

    Utilizing the intrinsic value method of accounting for the value of stock options issued during the years ended December 31, 1996 and 1997 and for the period from January 1, 1998 to August 24, 1998, no compensation cost was recorded in the accompanying statements of income. Had compensation cost been determined based on the fair value at the date of grant for awards for the years ended December 31, 1996 and 1997 and for the period from January 1, 1998 to August 24, 1998, consistent with the provisions of SFAS No. 123, net income
(loss) would not have significantly differed from the reported amounts.

12. EARNINGS PER SHARE:

    The impact of stock options are excluded from diluted earnings per share due to their antidilutive effect and are 180,000, 260,000, and zero for the years ended December 31, 1996 and 1997 and for the period from January 1, 1998 to August 24, 1998.

13. INCOME TAXES:

    The components of the provision (benefit) for income taxes as recorded under SFAS No. 109 are as follows:

                                                               DECEMBER 31,
                                                          ----------------------  AUGUST 24,
                                                             1996        1997        1998
                                                          ----------  ----------  -----------
Federal income taxes:
  Currently payable.....................................  $   12,000  $  446,000  $   213,000
  Deferred income taxes.................................     (34,000)   (216,000)    (935,000)
State taxes.............................................     135,000     147,000      124,000
                                                          ----------  ----------  -----------
    Provisions (benefit) for income taxes...............  $  113,000  $  377,000  $  (598,000)
                                                          ----------  ----------  -----------
                                                          ----------  ----------  -----------

    The tax provision (benefit) differed from the amounts computed at the statutory rate as follows:

                                                               DECEMBER 31,
                                                          ----------------------  AUGUST 24,
                                                             1996        1997        1998
                                                          ----------  ----------  -----------
Federal income taxes at the U.S. statutory rate.........  $  (26,000) $  275,000  $  (786,000)
State taxes, net of federal benefit.....................     135,000      97,000       82,000
Acquisition expenses not deductible for tax purposes....          --          --      115,000
Other...................................................       4,000       5,000       (9,000)
                                                          ----------  ----------  -----------
    Total...............................................  $  113,000  $  377,000  $  (598,000)
                                                          ----------  ----------  -----------
                                                          ----------  ----------  -----------

                         SOFTWARE SERVICES CORPORATION

                DECEMBER 31, 1996 AND 1997, AND AUGUST 24, 1998

    The components of the net deferred tax asset as of December 31, 1996 and 1997, and August 24, 1998, are as follows:

                                                     DECEMBER 31,  DECEMBER 31,   AUGUST 24,
                                                         1996          1997          1998
                                                     ------------  ------------  ------------
Current deferred income tax asset:
  Deferred compensation............................   $       --    $       --   $    829,000
  Accrued expenses.................................       36,000        50,000         32,000
  Accounts receivable..............................        9,000         9,000         99,000
                                                     ------------  ------------  ------------
                                                          45,000        59,000        960,000
                                                     ------------  ------------  ------------
Long-term deferred income tax asset:
  Deferred compensation............................           --       137,000        137,000
  Property and equipment...........................      (25,000)        7,000         19,000
  Other assets.....................................       59,000        92,000        114,000
                                                     ------------  ------------  ------------
                                                          34,000       236,000        270,000
                                                     ------------  ------------  ------------
    Net deferred tax asset.........................   $   79,000    $  295,000   $  1,230,000
                                                     ------------  ------------  ------------
                                                     ------------  ------------  ------------

14. RELATED-PARTY TRANSACTIONS:

    The Company purchased consulting services from an affiliate for approximately $90,000 in 1996 and 1997 and $58,000 in the period from January 1, 1998 through August 24, 1998.

15. RETIREMENT PLAN:

    The Company maintains a profit sharing and retirement plan under the provisions of section 401(k) of the Internal Revenue Code. The Plan provides for contribution by employees and a discretionary contribution by the Company. The Plan is for the benefit of all employees. Employees are eligible to participate if they are at least 18 years of age and have met certain minimum service requirements. Employee contributions are fully vested and subject to statutory limits. The Company's contribution is discretionary and is determined by its Board of Directors. Company contributions vest after three years of service. There were no company contributions for the year ended December 31, 1996 and 1997, and for the period from January 1, 1998 to August 24, 1998.

16. TERMINATION AGREEMENT:

    During 1997, the Company entered into an agreement to terminate an employment agreement with a key employee of the Company (the "Termination Agreement"). Under the terms of the Termination Agreement, the Company was to pay the former employee a total of $662,000 as satisfaction of any claims the former employee may have had under the employment agreement. The amount was payable in the form of 10,000 shares of the Company's common stock valued at $60,000 and $602,000 in the form of a note. The Note was payable in quarterly installments of $50,000 through December 1999, with a final payment of $30,000 in March 2000. The Company recorded the net present value of this note, discounted at 5.5 percent, in the accompanying financial statements as deferred compensation, which is included in long-term debt. This note was fully repaid during the period from January 1, 1998 through August 24, 1998.

                         SOFTWARE SERVICES CORPORATION

                DECEMBER 31, 1996 AND 1997, AND AUGUST 24, 1998

17. DEFERRED COMPENSATION AGREEMENT:

    The Company has entered into a deferred compensation agreement (the "Agreement") with the president of the Company. Under the terms of the Agreement, the president is to receive certain compensation should the Company be sold or merged, as defined in the Agreement. As a result of the sale of the Company to AppNet, the Company recognized $2,437,000 in compensation expense during the period from January 1, 1998 through August 24, 1998, which has been included in general and administrative expense in the accompanying statement of operations. In contemplation of this compensation being paid, AppNet advanced funds to the Company to pay its obligation under the Agreement. The funds advanced from AppNet have been included as paid in capital in the accompanying financial statements.

18. SEGMENT DISCLOSURE:

    The Company has adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers.

    The Company operated in two operating segments: technical consulting and managed services. The technical consulting group primarily provides information technology consulting to companies on a per diem basis. The managed services group provides information technology solutions to its customers through the design and implementation of information systems technology on a project or solutions basis. Substantially all of the Company's revenues are generated and assets are located in the Midwestern United States.

    The accounting policies of the segments are the same as those described in the summary of significant accounting policies (Note 2) except that certain deferred compensation, merger related costs, interest expense and income taxes have not been allocated to the business segments. The Company evaluates the performance of its operating segments based primarily upon revenues and operating income. Assets are not allocated to the operating segments.

    As summary of the Company's operating segments for the years ended December 31, 1996 and 1997 for the period from January 1, 1998 to August 24, 1998, is set forth below.

                         SOFTWARE SERVICES CORPORATION

                DECEMBER 31, 1996 AND 1997, AND AUGUST 24, 1998

    The following table presents revenues and other financial information by operating segment:

                                                                                                   FOR THE PERIOD
                                                                         FOR THE YEARS ENDED           ENDED
                                                                             DECEMBER 31,          --------------
                                                                     ----------------------------    AUGUST 24,
                                                                         1996           1997            1998
                                                                     -------------  -------------  --------------
Revenues to external customers:
    Technical consulting...........................................  $   8,520,000  $  10,205,000   $  8,489,000
    Managed services...............................................      3,269,000      3,093,000      2,299,000
                                                                     -------------  -------------  --------------
      Total revenue to external customers..........................     11,789,000     13,298,000     10,788,000
                                                                     -------------  -------------  --------------
Operating profit (loss):
    Technical consulting...........................................        531,000      1,055,000        827,000
    Managed services...............................................       (395,000)        56,000        (84,000)
                                                                     -------------  -------------  --------------
Segment operating profit...........................................        136,000      1,111,000        743,000
Reconciliation to Company operating profit due to
  costs not allocated to segments:
    Deferred compensation..........................................        (24,000)      (617,000)            --
    Costs associated with acquisition..............................             --             --     (2,654,000)
                                                                     -------------  -------------  --------------
    Total operating profit.........................................  $     112,000  $     494,000   $ (1,911,000)
                                                                     -------------  -------------  --------------
                                                                     -------------  -------------  --------------

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Arbor Intelligent Systems, Inc.:

    We have audited the accompanying balance sheets of Arbor Intelligent Systems, Inc. (a Michigan corporation), as of December 31, 1997, and March 11, 1998, and the related statements of operations, stockholders' deficit, and cash flows for the year ended December 31, 1997, and for the period from January 1, 1998 to March 11, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Arbor Intelligent Systems, Inc. as of December 31, 1997, and March 11, 1998, and the results of its operations and its cash flows for the year ended December 31, 1997, and for the period from January 1, 1998 to March 11, 1998, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Washington, D.C.
February 19, 1999

                        ARBOR INTELLIGENT SYSTEMS, INC.

                                 BALANCE SHEETS

                   AS OF DECEMBER 31, 1997 AND MARCH 11, 1998

                                                                                      DECEMBER 31,    MARCH 11,
                                                                                          1997          1998
                                                                                      ------------  -------------
ASSETS
Current assets:
  Cash and cash equivalents.........................................................   $   12,000   $     145,000
  Accounts receivable, net of allowance for doubtful accounts of $15,000 and
    $20,000, respectively...........................................................      464,000         449,000
  Other current assets..............................................................       14,000          27,000
                                                                                      ------------  -------------
    Total current assets............................................................      490,000         621,000
Property and equipment, net.........................................................       92,000          84,000
Other assets, net...................................................................      198,000         146,000
                                                                                      ------------  -------------
    Total assets....................................................................   $  780,000   $     851,000
                                                                                      ------------  -------------
                                                                                      ------------  -------------
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Short-term borrowings.............................................................   $  300,000   $     300,000
  Accounts payable..................................................................      210,000         292,000
  Accrued liabilities...............................................................      497,000         787,000
  Current portion of long-term debt.................................................      685,000         678,000
  Current portion of capital lease obligations......................................       12,000          12,000
                                                                                      ------------  -------------
    Total current liabilities.......................................................    1,704,000       2,069,000
Capital lease obligations, net of current portion...................................       11,000           9,000
                                                                                      ------------  -------------
    Total liabilities...............................................................    1,715,000       2,078,000
                                                                                      ------------  -------------
Commitments and contingencies (Note 7)
Stockholders' deficit:
  Common stock, no par value; 50,000 shares authorized; 10,000 and 14,640 shares
    issued and outstanding, respectively............................................        1,000           1,000
  Additional paid-in capital........................................................        5,000         470,000
  Accumulated deficit...............................................................     (941,000)     (1,698,000)
                                                                                      ------------  -------------
    Total stockholders' deficit.....................................................     (935,000)     (1,227,000)
                                                                                      ------------  -------------
    Total liabilities and stockholders' deficit.....................................   $  780,000   $     851,000
                                                                                      ------------  -------------
                                                                                      ------------  -------------

        The accompanying notes are an integral part of these statements.

                        ARBOR INTELLIGENT SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS

                     FOR THE YEAR ENDED DECEMBER 31, 1997,
           AND FOR THE PERIOD FROM JANUARY 1, 1998 TO MARCH 11, 1998

                                                                                                  FOR THE PERIOD
                                                                                    FOR THE YEAR  FROM JANUARY 1,
                                                                                       ENDED          1998 TO
                                                                                    DECEMBER 31,     MARCH 11,
                                                                                        1997           1998
                                                                                    ------------  ---------------
Revenues..........................................................................   $3,106,000     $   688,000
Cost of revenues..................................................................    2,149,000         471,000
                                                                                    ------------  ---------------
    Gross profit..................................................................      957,000         217,000
                                                                                    ------------  ---------------
Operating expenses:
  Selling and marketing...........................................................      105,000          14,000
  General and administrative......................................................      843,000         226,000
  Stock-based compensation........................................................           --         465,000
  Depreciation and amortization...................................................      186,000          29,000
                                                                                    ------------  ---------------
    Total operating expenses......................................................    1,134,000         734,000
                                                                                    ------------  ---------------
Loss from operations..............................................................     (177,000)       (517,000)
Interest expense, net.............................................................      187,000          29,000
Other expense, net................................................................       41,000         211,000
                                                                                    ------------  ---------------
Net loss..........................................................................   $ (405,000)    $  (757,000)
                                                                                    ------------  ---------------
                                                                                    ------------  ---------------

        The accompanying notes are an integral part of these statements.

                        ARBOR INTELLIGENT SYSTEMS, INC.
                      STATEMENTS OF STOCKHOLDERS' DEFICIT
                     FOR THE YEAR ENDED DECEMBER 31, 1997,
           AND FOR THE PERIOD FROM JANUARY 1, 1998 TO MARCH 11, 1998

                                                          COMMON STOCK      ADDITIONAL                     TOTAL
                                                      --------------------   PAID-IN      RETAINED     STOCKHOLDERS'
                                                       SHARES     AMOUNT     CAPITAL       DEFICIT        DEFICIT
                                                      ---------  ---------  ----------  -------------  -------------
Balance, December 31, 1996..........................     10,000  $   1,000  $    5,000  $    (536,000) $    (530,000)
  Net loss..........................................         --         --          --       (405,000)      (405,000)
                                                      ---------  ---------  ----------  -------------  -------------
Balance, December 31, 1997..........................     10,000      1,000       5,000       (941,000)      (935,000)
  Exercise of stock rights..........................      4,640         --     465,000             --        465,000
  Net loss..........................................         --         --          --       (757,000)      (757,000)
                                                      ---------  ---------  ----------  -------------  -------------
Balance, March 11, 1998.............................     14,640  $   1,000  $  470,000  $  (1,698,000) $  (1,227,000)
                                                      ---------  ---------  ----------  -------------  -------------
                                                      ---------  ---------  ----------  -------------  -------------

        The accompanying notes are an integral part of these statements.

                        ARBOR INTELLIGENT SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS

                     FOR THE YEAR ENDED DECEMBER 31, 1997,
           AND FOR THE PERIOD FROM JANUARY 1, 1998 TO MARCH 11, 1998

                                                                                                  FOR THE PERIOD
                                                                                    FOR THE YEAR  FROM JANUARY 1,
                                                                                       ENDED          1998 TO
                                                                                    DECEMBER 31,     MARCH 11,
                                                                                        1997           1998
                                                                                    ------------  ---------------
Cash flows from operating activities:
  Net loss........................................................................   $ (405,000)    $  (757,000)
  Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
    Depreciation and amortization.................................................      186,000          29,000
    Loss on fixed asset disposal..................................................           --           3,000
    Write-off of commitment fees, net.............................................           --          28,000
    Stock-based compensation......................................................           --         465,000
    Change in assets and liabilities:
      Accounts receivable.........................................................       92,000          15,000
      Other current assets........................................................      (10,000)        (13,000)
      Accounts payable............................................................        2,000          82,000
      Accrued liabilities.........................................................       12,000         290,000
                                                                                    ------------  ---------------
        Net cash (used in) provided by operating activities.......................     (123,000)        142,000
                                                                                    ------------  ---------------
Cash flows from investing activities:
  Purchase of property and equipment, net.........................................      (86,000)             --
                                                                                    ------------  ---------------
Cash flows from financing activities:
  Proceeds from long-term debt....................................................      172,000              --
  Repayments of long-term debt....................................................      (86,000)         (7,000)
  Short-term borrowings...........................................................      150,000              --
  Repayments of capital lease obligations.........................................           --          (2,000)
                                                                                    ------------  ---------------
        Net cash provided by (used in) financing activities.......................      236,000          (9,000)
                                                                                    ------------  ---------------
Net increase in cash and cash equivalents.........................................       27,000         133,000
Cash and cash equivalents, beginning of period....................................      (15,000)         12,000
                                                                                    ------------  ---------------
Cash and cash equivalents, end of period..........................................   $   12,000     $   145,000
                                                                                    ------------  ---------------
                                                                                    ------------  ---------------
Supplementary information:
  Cash paid for interest..........................................................   $  186,000     $    36,000
                                                                                    ------------  ---------------
                                                                                    ------------  ---------------

        The accompanying notes are an integral part of these statements.

                        ARBOR INTELLIGENT SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                      DECEMBER 31, 1997 AND MARCH 11, 1998

1.  BUSINESS DESCRIPTION:

    Arbor Intelligent Systems, Inc. ("Arbor" or the "Company") was incorporated on August 31, 1988, under the laws of the state of Michigan. The Company is an Internet-based applications development group providing object-oriented development services. The Company is headquartered in Ann Arbor, Michigan, and operates primarily in the surrounding Ann Arbor area.

    On March 12, 1998, certain assets and liabilities of the Company were acquired by AppNet Systems, Inc. ("AppNet"). The Company incurred $198,000 of expenses in conjunction with the sale to AppNet primarily for early debt retirement. This has been classified in other expenses in the accompanying statements of operations.

    There are significant risks associated with the Company, including the subjectivity of the Company's services to rapid technological change and the Year 2000 issue.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES:

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets, as follows:

                                                           three to five
Computers, equipment and software........................  years
Furniture and fixtures...................................  seven years

    Purchased software and third-party costs incurred to develop software for internal use are capitalized and amortized principally over three years.

    In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company reviews its recorded long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

                        ARBOR INTELLIGENT SYSTEMS, INC.

                      DECEMBER 31, 1997 AND MARCH 11, 1998

SOFTWARE DEVELOPMENT COSTS

    The Company has capitalized costs related to the development of certain software products. In accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed," capitalization of costs begins when technological feasibility has been established and ends when the product is available for general release to customers. Amortization has been computed and recognized based on the products' estimated economic lives of two years. Capitalized costs and amortization periods are management's estimates and are subject to change due to rapid technological changes in software development.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, short-term borrowings, long-term debt and capital lease obligations. In management's opinion, the carrying amounts of these financial instruments approximated their fair values at December 31, 1997, and March 11, 1998.

STOCK-BASED COMPENSATION

    The Company accounts for stock-based employee compensation arrangements using the intrinsic value method in accordance with provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB Opinion No. 25, compensation cost is recognized based on the difference, if any, on the date of grant between the fair value of the Company's stock and the amount an employee must pay to acquire the stock.

REVENUE RECOGNITION

    Revenues from time and material contracts are generally recognized based on fixed hourly rates for direct labor hours expended.

    Costs of revenues include all direct material and labor costs related to contract performance and does not include any related depreciation expense.

    Revenues from software product sales are recognized when the related product is delivered, provided no significant vendor obligations remain. Revenues from all maintenance agreements are recognized ratably over the term of the agreement, generally one year.

BUSINESS CONCENTRATION AND CREDIT RISK

    The following table summarizes the revenues and accounts receivable from clients in excess of 10% of total revenues and accounts receivable:

                                                       REVENUES
                                      ------------------------------------------            ACCOUNTS RECEIVABLE
                                      FOR THE YEAR ENDED   FOR THE PERIOD ENDED   ----------------------------------------
                                         DECEMBER 31,            MARCH 11,         AS OF DECEMBER 31,     AS OF MARCH 11,
                                             1997                  1998                   1997                 1998
                                      -------------------  ---------------------  ---------------------  -----------------
Customer A..........................             23%                   48%                    23%                  19%
Customer B..........................             18%                   15%                    17%                  16%

                        ARBOR INTELLIGENT SYSTEMS, INC.

                      DECEMBER 31, 1997 AND MARCH 11, 1998

INCOME TAXES

    The Company, with the consent of its shareholders, has elected to be taxed pursuant to Subchapter S of the Internal Revenue Code (an "S corporation"). In lieu of corporation income taxes, the shareholders of an S corporation are taxed on their proportionate share of the Company's taxable income. Therefore, no provision for federal income taxes has been included in the accompanying financial statements.

RECENT ACCOUNTING PRONOUNCEMENTS

    In March 1998, the AIPCA issued Statement of Position 98-4 ("SOP 98-4"), "Deferral of the Effective Date of a Provision of SOP 97-2." SOP 98-4 defers for one year the application of certain provisions of Statement of Position 97-2 ("SOP 97-2"), "Software Revenue Recognition." The Company does not expect the adoption of SOP 97-2 or 98-4 to have a material effect on the Company's results of operations, financial position or cash flows.

3.  ACCOUNTS RECEIVABLE:

    Accounts receivable consists of the following:

                                                                     DECEMBER 31,  MARCH 11,
                                                                         1997         1998
                                                                     ------------  ----------
Commercial clients.................................................   $  479,000   $  469,000
Allowance for doubtful accounts....................................      (15,000)     (20,000)
                                                                     ------------  ----------
    Accounts receivable, net.......................................   $  464,000   $  449,000
                                                                     ------------  ----------
                                                                     ------------  ----------

4.  PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following:

                                                                    DECEMBER 31,   MARCH 11,
                                                                        1997         1998
                                                                    ------------  -----------
Computers, equipment and software.................................   $  207,000   $   204,000
Furniture and fixtures............................................       30,000        30,000
                                                                    ------------  -----------
                                                                        237,000       234,000
Accumulated depreciation and amortization.........................     (145,000)     (150,000)
                                                                    ------------  -----------
    Property and equipment, net...................................   $   92,000   $    84,000
                                                                    ------------  -----------
                                                                    ------------  -----------

                        ARBOR INTELLIGENT SYSTEMS, INC.

                      DECEMBER 31, 1997 AND MARCH 11, 1998

5.  OTHER NON-CURRENT ASSETS:

    Other non-current assets consists of the following:

                                                                    DECEMBER 31,   MARCH 11,
                                                                        1997         1998
                                                                    ------------  -----------
Software development costs........................................   $  423,000   $   423,000
Commitment fees...................................................       43,000            --
                                                                    ------------  -----------
                                                                        466,000       423,000
Accumulated amortization..........................................     (268,000)     (277,000)
                                                                    ------------  -----------
    Other non-current assets, net.................................   $  198,000   $   146,000
                                                                    ------------  -----------
                                                                    ------------  -----------

6.  ACCRUED LIABILITIES:

    Accrued liabilities consists of the following:

                                                                     DECEMBER 31,  MARCH 11,
                                                                         1997         1998
                                                                     ------------  ----------
Accrued compensation and benefits..................................   $  423,000   $  487,000
Accrued financing fees.............................................           --      198,000
Other..............................................................       74,000      102,000
                                                                     ------------  ----------
    Accrued liabilities............................................   $  497,000   $  787,000
                                                                     ------------  ----------
                                                                     ------------  ----------

7.  COMMITMENTS AND CONTINGENCIES:

LEASES

    The Company has noncancelable operating leases, primarily for real estate, that expire over the next three years. Rental expense for operating leases during the year ended December 31, 1997 and for the period from January 1, 1998 to March 11, 1998, was $14,000 and $3,000, respectively.

    The Company leases certain equipment under capital leases.

                        ARBOR INTELLIGENT SYSTEMS, INC.

                      DECEMBER 31, 1997 AND MARCH 11, 1998

    Future minimum lease payments under capital leases and noncancelable operating leases are as follows as of March 11, 1998:

                                                                           CAPITAL    OPERATING
                                                                           LEASES      LEASES
                                                                          ---------  -----------
Period ended December 31, 1998..........................................  $  12,000   $   8,000
1999....................................................................     12,000       6,000
2000....................................................................         --       3,000
2001....................................................................         --       1,000
                                                                          ---------  -----------
    Total minimum lease payments........................................     24,000   $  18,000
                                                                                     -----------
                                                                                     -----------
Less: Amount representing interest......................................     (3,000)
                                                                          ---------
Present value of capital lease obligations..............................     21,000
Less: Current portion of capital lease obligations......................    (12,000)
                                                                          ---------
Long-term portion of capital lease obligations..........................  $   9,000
                                                                          ---------
                                                                          ---------

    Equipment under capital leases is summarized as follows:

                                                                                          DECEMBER 31,  MARCH 11,
                                                                                              1997         1998
                                                                                          ------------  ----------
Computer equipment......................................................................   $   34,000   $   34,000
Accumulated depreciation................................................................       (9,000)     (10,000)
                                                                                          ------------  ----------
    Computer equipment, net.............................................................   $   25,000   $   24,000
                                                                                          ------------  ----------
                                                                                          ------------  ----------

8.  DEBT:

    Debt consists of the following:

                                                                                         DECEMBER 31,  MARCH 11,
                                                                                             1997         1998
                                                                                         ------------  ----------
Note payable, due 2001, bears interest at prime plus 4%, plus 1.5% of gross revenues, payable in monthly installments, secured by the assets of Arbor Intelligent Systems,
  Inc., guaranteed by former shareholder...............................................   $  434,000   $  425,000
Note payable, due February 14, 1998, bears interest at 11.75%..........................        1,000           --
Note payable, in default, due October 5, 1997, bears interest at 20%, payable in full,
  guaranteed by former shareholder.....................................................      100,000      100,000
Note payable to related party, non-interest-bearing....................................      150,000      153,000
                                                                                         ------------  ----------
    Total debt.........................................................................   $  685,000   $  678,000
                                                                                         ------------  ----------
                                                                                         ------------  ----------

    The Company is not in compliance with debt covenants related to the note payable, due 2001. As such, the note payable has been classified as current since it is callable.

    The Company has a line of credit which expired on December 31, 1997, and was collateralized by substantially all of the assets of the Company and is guaranteed by the majority shareholder. The line of credit had a maximum borrowing of $300,000. Interest on the outstanding balance was calculated at
10.5 percent. As of December 31, 1997, and March 11, 1998, there were borrowings under the line of credit totaling $300,000.

                        ARBOR INTELLIGENT SYSTEMS, INC.

                      DECEMBER 31, 1997 AND MARCH 11, 1998

    The line of credit and notes payable contain restrictions on certain debt and stock transactions.

9.  RETIREMENT PLAN:

    The Company maintains a profit-sharing and retirement plan under the provisions of section 401(k) of the Internal Revenue Code. The Plan provides for contributions by employees and a discretionary contribution by the Company. The Plan is for the benefit of all employees. Participants may contribute up to 18% of their compensation, subject to statutory limits. Employee contributions are fully vested. The Company's contribution is discretionary and is determined by its Board of Directors. Company contributions vest after five years of service. There were no Company contributions for the year ended December 31, 1997 and for the period from January 1, 1998 to March 11, 1998.

    Effective February 1, 1999, Arbor employees are covered by the AppNet 401(k) Plan.

10. EMPLOYEE STOCK RIGHTS:

    The Company maintained a stock rights program for key employees. Pursuant to the program, granted rights to acquire stock expired at the earlier of ten years from the grant date or the termination of employment. The grants had value to the employee only upon an equity transaction such as a public sale of common stock or acquisition. Prior to the acquisition of the Company by AppNet, no compensation expense had been recognized for these granted rights as such an equity event was not deemed probable. Immediately prior to the AppNet acquisition, rights to acquire 4,640 shares of common stock were exercised. A charge of $465,000 which reflects the fair value of the Arbor common stock acquired through exercise of these rights (as determined by the AppNet acquisition) has been reflected as stock-based compensation in the accompanying statement of operations in the period from January 1, 1998 to March 11, 1998.

    The following summarizes rights during 1997 and for the period from January 1, 1998 to March 11, 1998:

                                                                                     NUMBER OF
                                                                                      SHARES
                                                                                    -----------
Stock rights outstanding December 31, 1996, exercise price of $0..................       4,657
  Granted in 1997.................................................................          --
  Exercised in 1997...............................................................          --
  Expired in 1997.................................................................        (517)
                                                                                    -----------
Stock rights outstanding December 31, 1997, exercise price of $0..................       4,140
  Granted in 1998.................................................................         500
  Exercised in 1998...............................................................      (4,640)
  Expired in 1998.................................................................          --
                                                                                    -----------
Stock rights outstanding, March 11, 1998..........................................          --
                                                                                    -----------
                                                                                    -----------
Stock rights exercisable, December 31, 1997.......................................       1,673
                                                                                    -----------
                                                                                    -----------

11. RELATED-PARTY TRANSACTIONS:

    The Company has a non-interest bearing loan with the majority shareholder in the amount of $150,000 and $153,000 as of December 31, 1997 and March 11, 1998, respectively.

    The Company leases its real estate from the majority shareholder for $8,250 per month, on a month-to-month basis.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To New Media Publishing, Inc.:

    We have audited the accompanying balance sheets of New Media Publishing, Inc. (a Virginia corporation), as of December 31, 1996 and 1997, and October 1, 1998, and the related statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1996 and 1997, and for the period from January 1, 1998 to October 1, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of New Media Publishing, Inc. as of December 31, 1996 and 1997, and October 1, 1998, and the results of its operations and its cash flows for the years ended December 31, 1996 and 1997, and for the period from January 1, 1998 to October 1, 1998, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Washington, D.C.
February 9, 1999

                           NEW MEDIA PUBLISHING, INC.

                                 BALANCE SHEETS

             AS OF DECEMBER 31, 1996 AND 1997, AND OCTOBER 1, 1998

                                                                                 DECEMBER 31,
                                                                          --------------------------   OCTOBER 1,
                                                                              1996          1997          1998
                                                                          ------------  ------------  ------------
ASSETS
Current assets:
  Cash and cash equivalents.............................................  $    129,000  $    317,000  $    224,000
  Accounts receivable, net of allowance for doubtful accounts of $0, $0,
    and $208,000, respectively..........................................       265,000       628,000     1,184,000
  Other current assets..................................................         2,000        19,000        69,000
                                                                          ------------  ------------  ------------
    Total current assets................................................       396,000       964,000     1,477,000
Property and equipment, net.............................................       102,000       275,000       403,000
Other assets............................................................            --        10,000        10,000
                                                                          ------------  ------------  ------------
    Total assets........................................................  $    498,000  $  1,249,000  $  1,890,000
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable......................................................  $     62,000  $    163,000  $    149,000
  Accrued liabilities...................................................        50,000       552,000       321,000
  Current portion of long-term debt.....................................       250,000        51,000            --
  Current portion of capital lease obligations..........................            --        32,000            --
                                                                          ------------  ------------  ------------
    Total current liabilities...........................................       362,000       798,000       470,000
Long-term debt, net of current portion..................................            --        50,000            --
Other long-term debt....................................................         4,000         7,000         1,000
Capital lease obligations...............................................            --        71,000            --
                                                                          ------------  ------------  ------------
    Total liabilities...................................................       366,000       926,000       471,000
Commitments and contingencies (Note 11)
Mandatorily redeemable preferred stock, no par value; 0, 0, and
  1,450,000 shares authorized; 0, 0, and 1,428,570 shares issued and outstanding at December 31, 1996 and 1997, and October 1, 1998,
  respectively; liquidation value $.875 per share.......................            --            --     1,230,000
Stockholders' equity:
  Common stock, no par value; 8,550,000 authorized; 5,937,500,
    5,000,000, and 5,000,000 shares issued and outstanding,
    respectively........................................................            --            --            --
  Less: Treasury stock, at cost, 1,250,000 shares.......................            --       (51,000)      (51,000)
  Additional paid-in capital............................................            --         1,000         1,000
  Retained earnings.....................................................       132,000       373,000       239,000
                                                                          ------------  ------------  ------------
    Total stockholders' equity..........................................       132,000       323,000       189,000
                                                                          ------------  ------------  ------------
    Total liabilities, preferred stock and stockholders' equity.........  $    498,000  $  1,249,000  $  1,890,000
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

        The accompanying notes are an integral part of these statements.

                           NEW MEDIA PUBLISHING, INC.

                            STATEMENTS OF OPERATIONS

                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997,
           AND FOR THE PERIOD FROM JANUARY 1, 1998 TO OCTOBER 1, 1998

                                                                      FOR THE YEARS ENDED        FOR THE PERIOD
                                                                          DECEMBER 31,          FROM JANUARY 1,
                                                                   --------------------------       1998 TO
                                                                       1996          1997       OCTOBER 1, 1998
                                                                   ------------  ------------  ------------------
Revenues.........................................................  $  1,291,000  $  3,028,000     $  3,711,000
Cost of revenues.................................................       385,000     1,211,000        1,542,000
                                                                   ------------  ------------  ------------------
    Gross profit.................................................       906,000     1,817,000        2,169,000
                                                                   ------------  ------------  ------------------
Operating expenses:
  Selling and marketing..........................................         3,000        88,000          227,000
  General and administrative.....................................       498,000     1,246,000        1,868,000
  Depreciation and amortization..................................        38,000        68,000          123,000
                                                                   ------------  ------------  ------------------
    Total operating expenses.....................................       539,000     1,402,000        2,218,000
                                                                   ------------  ------------  ------------------
Income (loss) from operations....................................       367,000       415,000          (49,000)
Interest expense, net............................................        24,000        17,000               --
                                                                   ------------  ------------  ------------------
Income (loss) before income taxes................................       343,000       398,000          (49,000)
Provision for income taxes.......................................        69,000       157,000           13,000
                                                                   ------------  ------------  ------------------
Net income (loss)................................................  $    274,000  $    241,000     $    (62,000)
                                                                   ------------  ------------  ------------------
                                                                   ------------  ------------  ------------------

        The accompanying notes are an integral part of these statements.

                           NEW MEDIA PUBLISHING, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                     FOR THE YEARS ENDED DECEMBER 31, 1996
      AND 1997, AND FOR THE PERIOD FROM JANUARY 1, 1998 TO OCTOBER 1, 1998

                                                                            REDEEMABLE EQUITY
                                                                                SECURITIES
                                                                           --------------------
                                                                                                        STOCKHOLDERS' EQUITY
                                                                               MANDATORILY       -----------------------------------
                                                                                REDEEMABLE
                                                                             PREFERRED STOCK          COMMON STOCK
                                                                           --------------------  ----------------------   TREASURY
                                                                            SHARES     AMOUNT     SHARES      AMOUNT        STOCK
                                                                           ---------  ---------  ---------  -----------  -----------
Balance, December 31, 1995...............................................         --  $      --  5,937,500   $      --    $      --
  Net income.............................................................         --         --         --          --           --
                                                                           ---------  ---------  ---------  -----------  -----------
Balance, December 31, 1996...............................................         --         --  5,937,500          --           --
  Issuance of 312,500 shares of common stock.............................         --         --    312,500          --           --
  Repurchase of 1,250,000 shares of common stock.........................         --         --  (1,250,000)         --     (51,000)
  Net income.............................................................         --         --         --          --           --
                                                                           ---------  ---------  ---------  -----------  -----------
Balance, December 31, 1997...............................................         --         --  5,000,000          --      (51,000)
  Issuance of 1,428,570 shares of Mandatorily Redeemable Preferred
    Stock................................................................  1,428,570  1,230,000         --          --           --
  Accretion of preferred stock dividend..................................         --         --         --          --           --
  Net loss...............................................................         --         --         --          --           --
                                                                           ---------  ---------  ---------  -----------  -----------
Balance, October 1, 1998.................................................  1,428,570  $1,230,000 5,000,000   $      --    $ (51,000)
                                                                           ---------  ---------  ---------  -----------  -----------
                                                                           ---------  ---------  ---------  -----------  -----------


                                                                           ADDITIONAL                 TOTAL
                                                                             PAID-IN    RETAINED   STOCKHOLDERS'
                                                                             CAPITAL    EARNINGS      EQUITY
                                                                           -----------  ---------  ------------
Balance, December 31, 1995...............................................   $      --   $(142,000)  $ (142,000)
  Net income.............................................................          --     274,000      274,000
                                                                           -----------  ---------  ------------
Balance, December 31, 1996...............................................          --     132,000      132,000
  Issuance of 312,500 shares of common stock.............................       1,000          --        1,000
  Repurchase of 1,250,000 shares of common stock.........................          --          --      (51,000)
  Net income.............................................................          --     241,000      241,000
                                                                           -----------  ---------  ------------
Balance, December 31, 1997...............................................       1,000     373,000      323,000
  Issuance of 1,428,570 shares of Mandatorily Redeemable Preferred
    Stock................................................................          --          --           --
  Accretion of preferred stock dividend..................................          --     (72,000)     (72,000)
  Net loss...............................................................          --     (62,000)     (62,000)
                                                                           -----------  ---------  ------------
Balance, October 1, 1998.................................................   $   1,000   $ 239,000   $  189,000
                                                                           -----------  ---------  ------------
                                                                           -----------  ---------  ------------

        The accompanying notes are an integral part of these statements.

                           NEW MEDIA PUBLISHING, INC.

                            STATEMENTS OF CASH FLOWS

                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997,
           AND FOR THE PERIOD FROM JANUARY 1, 1998 TO OCTOBER 1, 1998

                                                                           FOR THE YEARS ENDED    FOR THE PERIOD
                                                                               DECEMBER 31,       FROM JANUARY 1,
                                                                          ----------------------      1998 TO
                                                                             1996        1997     OCTOBER 1, 1998
                                                                          ----------  ----------  ---------------
Cash flows from operating activities:
  Net income (loss).....................................................  $  274,000  $  241,000    $   (62,000)
  Adjustments to reconcile net income (loss) to net cash provided by
    (used in) operating activities:
      Depreciation and amortization.....................................      38,000      68,000        123,000
      Deferred income taxes.............................................       3,000       1,000         (4,000)
      Change in assets and liabilities:
        Accounts receivable, net........................................    (251,000)   (363,000)      (556,000)
        Other assets....................................................       1,000     (25,000)       (52,000)
        Accounts payable................................................     (15,000)    101,000        (14,000)
        Accrued liabilities.............................................       9,000     502,000       (303,000)
                                                                          ----------  ----------  ---------------
          Net cash provided by (used in) operating activities...........      59,000     525,000       (868,000)
                                                                          ----------  ----------  ---------------
Cash flows from investing activities:
  Purchase of property and equipment, net...............................     (78,000)   (138,000)      (251,000)
                                                                          ----------  ----------  ---------------
Cash flows from financing activities:
  Proceeds from long-term debt..........................................     125,000     250,000             --
  Repayments of long-term debt..........................................          --    (449,000)      (101,000)
  Repayments of capital lease obligations...............................          --          --       (103,000)
  Proceeds from issuance of preferred stock.............................          --          --      1,230,000
  Proceeds from issuance of common stock................................          --       1,000             --
  Payments to repurchase common stock...................................          --      (1,000)            --
                                                                          ----------  ----------  ---------------
          Net cash provided by (used in) financing activities...........     125,000    (199,000)     1,026,000
                                                                          ----------  ----------  ---------------
Net increase (decrease) in cash and cash equivalents....................     106,000     188,000        (93,000)
Cash and cash equivalents, beginning of period..........................      23,000     129,000        317,000
                                                                          ----------  ----------  ---------------
Cash and cash equivalents, end of period................................  $  129,000  $  317,000    $   224,000
                                                                          ----------  ----------  ---------------
                                                                          ----------  ----------  ---------------
Supplementary information:
  Cash paid for income taxes............................................  $   43,000  $   32,000    $   218,000
                                                                          ----------  ----------  ---------------
                                                                          ----------  ----------  ---------------
  Cash paid for interest................................................  $   24,000  $   23,000    $    13,000
                                                                          ----------  ----------  ---------------
                                                                          ----------  ----------  ---------------
Non-cash financing and investing activities:
  Issuance of note payable for repurchase of common stock (Note 6)......  $       --  $   50,000    $        --
                                                                          ----------  ----------  ---------------
                                                                          ----------  ----------  ---------------
  Capital lease additions (Note 11).....................................  $       --  $  103,000    $        --
                                                                          ----------  ----------  ---------------
                                                                          ----------  ----------  ---------------
  Accretion of preferred stock dividend (Note 2)........................  $       --  $       --    $    72,000
                                                                          ----------  ----------  ---------------
                                                                          ----------  ----------  ---------------

        The accompanying notes are an integral part of these statements.

                           NEW MEDIA PUBLISHING, INC.

                         NOTES TO FINANCIAL STATEMENTS

             AS OF DECEMBER 31, 1996 AND 1997, AND OCTOBER 1, 1998

1.  BUSINESS DESCRIPTION:

    New Media Publishing, Inc. ("NMP" or the "Company") was incorporated in 1995, under the laws of the state of Virginia. NMP is a provider of comprehensive interactive community-building services for commercial and not-for-profit entities. The Company is headquartered in Falls Church, Virginia.

    On October 2, 1998, all of the issued and outstanding stock of the Company was acquired by AppNet Systems, Inc. ("AppNet").

    There are significant risks associated with the Company, including the subjectivity of the Company's services to rapid technological change and the Year 2000 issue.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES:

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets, as follows:

                                                                 three
Computer equipment.............................................  years seven
Furniture and fixtures.........................................  years

    Purchased software is capitalized and amortized principally over three years. Leasehold improvements are amortized over the lesser of the estimated useful life of the asset or the remaining lease term.

    In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company reviews its recorded long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, long-term debt, capital lease obligations and Mandatorily Redeemable

                           NEW MEDIA PUBLISHING, INC.

             AS OF DECEMBER 31, 1996 AND 1997, AND OCTOBER 1, 1998

Preferred Stock. In management's opinion, the carrying amounts of these financial instruments approximated their fair values at December 31, 1996 and 1997, and October 1, 1998.

CAPITAL STOCK

    On December 8, 1997, the Board of Directors approved a common stock split of 625-to-1. In addition, on April 23, 1998, the Board of Directors approved a common and preferred stock split of ten-to-one. All share amounts in the accompanying financial statements have been retroactively adjusted to reflect these splits.

    In March 1998, the Company amended and restated its Articles of Incorporation. The amended and restated Articles of Incorporation increased the authorized number of shares of no par common stock to 7,500,000 shares and authorized 1,428,570 shares of a new class of $0.0875 cumulative annual dividend, nonparticipating, convertible, redeemable, voting, no par preferred stock called the Series A Convertible Preferred Stock (the "Mandatorily Redeemable Preferred Stock"). The Company issued 1,428,570 shares of the Mandatorily Redeemable Preferred Stock for net proceeds of $1,230,000. Dividends on the Mandatorily Redeemable Preferred Stock were to cease to accrue on the sixth anniversary of the issue date. In the event of liquidation, holders of the Mandatorily Redeemable Preferred Stock would have first received an amount per share equal to the original issue price of the shares plus accrued but unpaid dividends thereon and then participate pro rata with the holders of the Company's common stock in the distribution of any remaining funds in excess of $5,000,000. Each share of Mandatorily Redeemable Preferred Stock was convertible at any time at the option of the holder into one share of common stock, subject to adjustment as a result of the occurrence of certain events. Further, beginning on March 5, 2004, the Company would have been required, at the request of the holders, to redeem at the original issue price plus accrued but unpaid dividends, at least 10 percent of the outstanding Mandatorily Redeemable Preferred Stock on each successive calendar quarter until all shares had been redeemed. The dividend on the Mandatorily Redeemable Preferred Stock was originally due March 1999. The holders of the Mandatorily Redeemable Preferred Stock forgave payment of this dividend in conjunction with NMP's purchase by AppNet.

    The Company's common stock, including common stock which may be authorized and issued in the future, is subject to a Shareholders' Agreement, which includes certain co-sale rights, transfer restrictions, and buy back rights. On April 23, 1998, the Board of Directors approved an increase in the authorized number of shares of common and preferred stock to 8,550,000 and 1,450,000, respectively.

STOCK-BASED COMPENSATION

    The Company accounts for stock-based employee compensation arrangements using the intrinsic value method in accordance with provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB Opinion No. 25, compensation cost is recognized based on the difference, if any, on the date of grant between the fair value of the Company's stock and the amount an employee must pay to acquire the stock.

REVENUE RECOGNITION

    Revenues from time and materials contracts are recognized based on fixed hourly rates for direct labor hours expended. Revenues from fixed-price contracts are recognized on the percentage-of-

                           NEW MEDIA PUBLISHING, INC.

             AS OF DECEMBER 31, 1996 AND 1997, AND OCTOBER 1, 1998

completion method, with costs and estimated profits recorded as work is performed. Revenues exclude the costs of media and advertising purchases reimbursed by clients.

    Cost of revenues include all direct material and labor costs related to contract performance, and does not include any related depreciation expense. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance and estimated profitability, including final contract settlements, may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Unbilled receivables on contracts are comprised of costs, plus earnings on certain contracts in excess of contractual billings on such contracts. Cash received in excess of costs incurred is classified as deferred revenue.

BUSINESS CONCENTRATION AND CREDIT RISK

    The following table summarizes the revenues and accounts receivable from clients in excess of 10% of total revenues and accounts receivable:

                                                       REVENUES                          ACCOUNTS RECEIVABLE
                                       -----------------------------------------  ---------------------------------
                                        FOR THE YEAR ENDED     FOR THE PERIOD            AS OF
                                           DECEMBER 31,             ENDED             DECEMBER 31,         AS OF
                                       --------------------      OCTOBER 1,       --------------------  OCTOBER 1,
                                         1996       1997            1998            1996       1997        1998
                                       ---------  ---------  -------------------  ---------  ---------  -----------
Customer A...........................      *          16.3%           *               *          21.7%       *

------------------------

*   Represents less than 10% of total.

INCOME TAXES

    Income taxes are accounted for using an asset and liability approach that requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The measurement of current and deferred tax liabilities and assets are based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

3.  ACCOUNTS RECEIVABLE:

    Accounts receivable consists of the following:

                                                              DECEMBER 31,
                                                         ----------------------   OCTOBER 1,
                                                            1996        1997         1998
                                                         ----------  ----------  ------------
Accounts receivable....................................  $  169,000  $  486,000  $    943,000
Unbilled accounts receivable...........................      96,000     142,000       449,000
Allowance for doubtful accounts........................          --          --      (208,000)
                                                         ----------  ----------  ------------
    Accounts receivable, net...........................  $  265,000  $  628,000  $  1,184,000
                                                         ----------  ----------  ------------
                                                         ----------  ----------  ------------

                           NEW MEDIA PUBLISHING, INC.

             AS OF DECEMBER 31, 1996 AND 1997, AND OCTOBER 1, 1998

4.  PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following:

                                                              DECEMBER 31,
                                                         -----------------------  OCTOBER 1,
                                                            1996        1997         1998
                                                         ----------  -----------  -----------
Computer equipment.....................................  $  145,000  $   386,000  $   627,000
Furniture and fixtures.................................       7,000        7,000        7,000
Leasehold improvements.................................          --           --       10,000
                                                         ----------  -----------  -----------
                                                            152,000      393,000      644,000
Accumulated depreciation and amortization..............     (50,000)    (118,000)    (241,000)
                                                         ----------  -----------  -----------
    Property and equipment, net........................  $  102,000  $   275,000  $   403,000
                                                         ----------  -----------  -----------
                                                         ----------  -----------  -----------

5.  ACCRUED LIABILITIES:

    Accrued liabilities consists of the following:

                                                                 DECEMBER 31,
                                                             ---------------------  OCTOBER 1,
                                                               1996        1997        1998
                                                             ---------  ----------  ----------
Accrued compensation and benefits..........................  $  29,000  $  198,000  $  102,000
Accrued bonuses............................................         --     200,000          --
Accrued Mandatorily Redeemable Preferred Stock dividends...         --          --      72,000
Deferred revenues..........................................     21,000     154,000     147,000
                                                             ---------  ----------  ----------
    Accrued liabilities....................................  $  50,000  $  552,000  $  321,000
                                                             ---------  ----------  ----------
                                                             ---------  ----------  ----------

6.  DEBT:

    Debt consists of the following:

                                                                 DECEMBER 31,
                                                             ---------------------  OCTOBER 1,
                                                                1996       1997        1998
                                                             ----------  ---------  ----------
Note payable to former shareholder, due December 31, 1999,
  bore interest at 8%, interest payable quarterly..........  $       --  $  50,000  $       --
Bank note payable, due May 15, 2000, payable in monthly
  installments of $6,944 plus interest at bank's prime rate
  plus 1% secured by the Company's assets..................          --     51,000          --
Note payable, principal due April 27, 1997, bears interest
  at 10%, payable semi-annually............................     250,000         --          --
                                                             ----------  ---------  ----------
    Total debt.............................................     250,000    101,000          --
                                                             ----------  ---------  ----------
Less: Current portion......................................     250,000     51,000          --
                                                             ----------  ---------  ----------
    Long term-debt, net of current portion.................  $       --  $  50,000  $       --
                                                             ----------  ---------  ----------
                                                             ----------  ---------  ----------

                           NEW MEDIA PUBLISHING, INC.

             AS OF DECEMBER 31, 1996 AND 1997, AND OCTOBER 1, 1998

    In 1997, the Company had a line of credit which was collateralized by substantially all of the assets of the Company. Under the terms of the line of credit, borrowings were limited to 80 percent of qualified accounts receivable, up to a maximum borrowing of $250,000. Interest on the outstanding balance was calculated as the bank's prime rate of interest plus one and one-half percent. As of December 31, 1997, there was no amount outstanding under the line of credit. The agreement expired in May 1998.

    The note payable issued to the former shareholder related to the reacquisition of 1,250,000 shares of common stock. The note was paid in full in February 1998.

    The bank note payable contained certain restrictions on capital expenditures, the incurrence of additional indebtedness, payment of cash dividends and treasury stock transactions. This bank borrowing was paid in full during February 1998.

7.  RETIREMENT PLAN:

    The Company maintains a retirement plan under the provisions of section 401(k) of the Internal Revenue Code. The plan was adopted January 1, 1997. The Plan provides for contributions by employees and by the Company. Participants may contribute up to 15 percent of their compensation, subject to statutory limits. The Company's contribution is discretionary and is determined by its Board of Directors. Company contributions vest immediately. Company contributions totaled $32,000, and $40,000 for the year ended December 31, 1997, and for the period from January 1, 1998 to October 1, 1998, respectively. Effective February 1,1999, NMP employees are covered by the AppNet 401(k) plan.

8.  EMPLOYEE STOCK OPTION PLAN:

    On December 31, 1997, the Company adopted a stock option plan for employees, directors, and consultants of the Company. Options expire no later than ten years from the date of the grant or when employment ceases, whichever comes first. The maximum number of shares of common stock which may be issued pursuant to the stock option plan was 714,290.

    The stock option plan is accounted for under APB Opinion No. 25 and no compensation has been recognized for the plan. Had compensation cost for the plan been determined based on the estimated fair value of the options at the grant dates consistent with the method of SFAS No. 123, the effect to pro forma net income would have been approximately $7,000 and $91,000, for the year ended December 31, 1997, and for the period from January 1, 1998 to October 1, 1998, respectively. The weighted average fair value of the options granted during 1997, and during the period from January 1, 1998 to October 1, 1998, is estimated to be $.03, and $.22, respectively, per option assuming the following: dividend yield of 0 percent, risk-free interest rate ranging from 5.40 to 6.00 percent, volatility of 0 percent, and an expected term of the options of 5 years.

                           NEW MEDIA PUBLISHING, INC.

             AS OF DECEMBER 31, 1996 AND 1997, AND OCTOBER 1, 1998

    The following summarizes option activity during 1997 and for the period from January 1, 1998 to October 1, 1998:

                                                               STOCK OPTIONS
                                                                OUTSTANDING
                                                            --------------------
                                                              1997       1998
                                                            ---------  ---------
Beginning of period.......................................         --    286,000
  Granted.................................................    286,000    168,000
  Exercised...............................................         --         --
  Cancelled...............................................         --    (33,000)
                                                            ---------  ---------
End of period.............................................    286,000    421,000
                                                            ---------  ---------
                                                            ---------  ---------
Exercisable at end of period..............................         --     14,000
                                                            ---------  ---------
                                                            ---------  ---------

                                                              WEIGHTED AVERAGE
                                                               EXERCISE PRICE
                                                            --------------------
                                                              1997       1998
                                                            ---------  ---------
Beginning of period.......................................  $      --  $     .03
  Granted.................................................        .03       1.16
  Exercised...............................................         --         --
  Cancelled...............................................         --        .05
End of period.............................................  $     .03  $     .48
                                                            ---------  ---------
                                                            ---------  ---------
Exercisable at end of period..............................  $      --  $     .04
                                                            ---------  ---------
                                                            ---------  ---------

    When AppNet acquired NMP (Note 1), the options outstanding under the stock option plan were assumed as part of the purchase combination and converted to AppNet options.

9.  INCOME TAXES:

    The Company follows the provisions of SFAS No. 109, "Accounting for Income Taxes," for financial reporting purposes. Deferred tax assets or liabilities at the end of each period are determined using the currently enacted tax rates to apply to taxable income in the period in which the deferred tax asset or liability is expected to be settled or realized.

                           NEW MEDIA PUBLISHING, INC.

             AS OF DECEMBER 31, 1996 AND 1997, AND OCTOBER 1, 1998

    The sources of and differences between the financial accounting and tax basis of NMP's assets and liabilities that give rise to the net deferred tax liability (asset) are as follows:

                                                                     DECEMBER 31,
                                                                 --------------------  OCTOBER 1,
                                                                   1996       1997        1998
                                                                 ---------  ---------  -----------
Deferred tax liability
  Depreciation.................................................  $   4,000  $   8,000   $   2,000
Deferred tax asset
  Reserves.....................................................      1,000      4,000      71,000
                                                                 ---------  ---------  -----------
Net deferred tax liability (asset).............................  $   3,000  $   4,000     (69,000)
                                                                 ---------  ---------
                                                                 ---------  ---------
Less: Valuation allowance......................................                            69,000
                                                                                       -----------
Net deferred tax liability (asset).............................                         $      --
                                                                                       -----------
                                                                                       -----------

    The components of the provision for income taxes for the years ended December 31, 1996 and 1997, and for the period from January 1, 1998 to October 1, 1998, are as follows:

                                                                 DECEMBER 31,
                                                             ---------------------  OCTOBER 1,
                                                               1996        1997        1998
                                                             ---------  ----------  -----------
Federal income taxes:
  Current..................................................  $  55,000  $  132,000   $  13,000
  Deferred provision (benefit).............................      3,000       1,000      (4,000)
State taxes................................................     11,000      24,000       4,000
                                                             ---------  ----------  -----------
Provision for income taxes.................................  $  69,000  $  157,000   $  13,000
                                                             ---------  ----------  -----------
                                                             ---------  ----------  -----------

    For the years ended December 31, 1996 and 1997, and for the period from January 1, 1998 to October 1, 1998, the provision for income taxes differed from the amounts computed at the statutory rate, as follows:

                                                                 DECEMBER 31,
                                                            ----------------------  OCTOBER 1,
                                                               1996        1997        1998
                                                            ----------  ----------  -----------
Income tax computed at statutory rates....................  $  116,000  $  135,000   $ (17,000)
State income taxes, net of federal income tax benefit.....       7,000      15,000       3,000
Change in valuation allowance.............................     (53,000)         --      35,000
Other, net................................................      (1,000)      7,000      (8,000)
                                                            ----------  ----------  -----------
                                                            $   69,000  $  157,000   $  13,000
                                                            ----------  ----------  -----------
                                                            ----------  ----------  -----------

    The valuation allowance for deferred tax assets as of January 1, 1996 was $53,000. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. For the year ended December 31, 1996, management determined that the deferred tax asset would be realized and decreased the valuation allowance by $53,000. For the period

                           NEW MEDIA PUBLISHING, INC.

             AS OF DECEMBER 31, 1996 AND 1997, AND OCTOBER 1, 1998

from January 1, 1998 to October 1, 1998, management determined that a valuation allowance of $35,000 was required.

10. RELATED PARTIES:

    Certain directors and other parties related to the Company through common shareholder interests provided administrative and management consulting services to the Company totaling $115,000, $191,000 and $34,000 for the years ended December 31, 1996 and 1997, and for the period from January 1, 1998 to October 1, 1998, respectively. Rent expense to companies related through common shareholder interest totaled $34,000, $74,000, and $74,000 for the years ended December 31, 1996 and 1997, and for the period from January 1, 1998 to October 1, 1998, respectively. Accounts payable included $40,000, $76,000 and $0 related to these transactions at December 31, 1996 and 1997, and October 1, 1998, respectively.

11. COMMITMENTS AND CONTINGENCIES:

COMMITMENTS

    In connection with the repurchase by the Company of 1,250,000 shares of the Company's common stock, the Company entered into a consulting and non-competition agreement with a former shareholder on April 1, 1997, which provided for monthly payments by the Company totaling $57,600 for the period from January 1, 1998 to December 31, 1999. The Company accelerated the payment schedule and paid the remaining balance as of October 1, 1998.

LEASES

    The Company has noncancelable operating leases, primarily for real estate, that expire over the next two years. Rental expense for operating leases during the years ended December 31, 1996 and 1997, and for the period from January 1, 1998 to October 1, 1998, was $34,000, $79,000 and $154,000, respectively.

    During 1997, the Company entered into a capital lease for certain equipment. This capital lease was paid-off on October 1, 1998.

    Future minimum lease payments under the noncancelable operating leases are as follows as of October 1, 1998:

                                                                                    OPERATING
                                                                                      LEASES
                                                                                    ----------
Period ended December 31, 1998....................................................  $   30,000
1999..............................................................................     122,000
                                                                                    ----------
    Total minimum lease payments..................................................  $  152,000
                                                                                    ----------
                                                                                    ----------

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Century Computing, Inc.:

    We have audited the accompanying balance sheets of Century Computing, Inc. (a Delaware corporation), as of December 31, 1996 and 1997, and October 11, 1998, and the related statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1996 and 1997, and for the period from January 1, 1998 to October 11, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Century Computing, Inc. as of December 31, 1996 and 1997, and October 11, 1998, and the results of its operations and its cash flows for the years ended December 31, 1996 and 1997, and for the period from January 1, 1998 to October 11, 1998, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Washington, D.C.
February 22, 1999

                            CENTURY COMPUTING, INC.

                                 BALANCE SHEETS

             AS OF DECEMBER 31, 1996 AND 1997, AND OCTOBER 11, 1998

                                                                                DECEMBER 31,
                                                                         --------------------------  OCTOBER 11,
                                                                             1996          1997          1998
                                                                         ------------  ------------  ------------
ASSETS
Current assets:
  Cash and cash equivalents............................................   $  549,000   $  1,225,000  $      8,000
  Accounts receivable, net of allowance for doubtful accounts of $0, $0
    and $129,000, respectively.........................................    1,260,000      2,023,000     2,178,000
  Other current assets.................................................       62,000         62,000       684,000
                                                                         ------------  ------------  ------------
      Total current assets.............................................    1,871,000      3,310,000     2,870,000
Property and equipment, net............................................      416,000        573,000       653,000
Deferred income taxes..................................................       30,000             --            --
Other assets...........................................................       11,000         11,000        11,000
                                                                         ------------  ------------  ------------
      Total assets.....................................................   $2,328,000   $  3,894,000  $  3,534,000
                                                                         ------------  ------------  ------------
                                                                         ------------  ------------  ------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.....................................................   $  255,000   $    280,000  $    703,000
  Accrued liabilities..................................................      338,000      1,194,000     1,294,000
                                                                         ------------  ------------  ------------
      Total current liabilities........................................      593,000      1,474,000     1,997,000
  Deferred income taxes................................................           --             --        67,000
                                                                         ------------  ------------  ------------
      Total liabilities................................................      593,000      1,474,000     2,064,000
                                                                         ------------  ------------  ------------

Commitments and contingencies (Note 7)
Stockholders' equity
  Class A common stock, voting, $.01 par value; 2,500,000 shares authorized; 603,055, 603,055, and 606,929 shares issued and
    outstanding, respectively..........................................        6,000          6,000         6,000
  Class B common stock, nonvoting, $.01 par value; 2,500,000 shares authorized; 11,630, 14,380, and 17,461 shares issued and
    outstanding, respectively..........................................           --             --            --
  Less: Treasury stock, at cost--257,987, 258,056, and 258,306,
    respectively.......................................................   (1,175,000)    (1,176,000)   (1,178,000)
  Additional paid-in capital...........................................      255,000        271,000       315,000
  Retained earnings....................................................    2,649,000      3,319,000     2,327,000
                                                                         ------------  ------------  ------------
      Total stockholders' equity.......................................    1,735,000      2,420,000     1,470,000
                                                                         ------------  ------------  ------------
      Total liabilities and stockholders' equity.......................   $2,328,000   $  3,894,000  $  3,534,000
                                                                         ------------  ------------  ------------
                                                                         ------------  ------------  ------------

        The accompanying notes are an integral part of these statements.

                            CENTURY COMPUTING, INC.

                            STATEMENTS OF OPERATIONS

                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997,
          AND FOR THE PERIOD FROM JANUARY 1, 1998 TO OCTOBER 11, 1998

                                                                                                   FOR THE
                                                                    FOR THE YEARS ENDED          PERIOD FROM
                                                                       DECEMBER 31,            JANUARY 1, 1998
                                                                ---------------------------     TO OCTOBER 11,
                                                                    1996          1997               1998
                                                                ------------  -------------  --------------------
Revenues......................................................  $  7,198,000  $  10,850,000     $   10,040,000
Cost of revenues..............................................     3,356,000      5,309,000          6,192,000
                                                                ------------  -------------  --------------------
    Gross profit..............................................     3,842,000      5,541,000          3,848,000
Operating expenses:
  Selling, general and administrative.........................     2,992,000      3,890,000          2,751,000
  Acquisition-related compensation............................            --             --            953,000
  Depreciation and amortization...............................       153,000        179,000            156,000
                                                                ------------  -------------  --------------------
    Total operating expenses..................................     3,145,000      4,069,000          3,860,000
Income (loss) from operations.................................       697,000      1,472,000            (12,000)
Interest income, net..........................................         8,000         29,000             41,000
Other income (expense)........................................        20,000             --           (423,000)
                                                                ------------  -------------  --------------------
Income (loss) before income taxes.............................       725,000      1,501,000           (394,000)
Provision (benefit) for income taxes..........................       279,000        580,000           (135,000)
                                                                ------------  -------------  --------------------
Net income (loss).............................................  $    446,000  $     921,000     $     (259,000)
                                                                ------------  -------------  --------------------
                                                                ------------  -------------  --------------------

        The accompanying notes are an integral part of these statements.

                            CENTURY COMPUTING, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997,
          AND FOR THE PERIOD FROM JANUARY 1, 1998 TO OCTOBER 11, 1998

                                                                  COMMON STOCK          COMMON STOCK
                                                                    CLASS A               CLASS B                        ADDITIONAL
                                                              --------------------  --------------------    TREASURY      PAID-IN
                                                               SHARES     AMOUNT     SHARES     AMOUNT        STOCK       CAPITAL
                                                              ---------  ---------  ---------  ---------  -------------  ----------
Balance, December 31, 1995..................................    613,485  $   6,000         --  $      --  $  (1,036,000) $  258,000
  Repurchase of 21,755 shares of common stock...............         --         --         --         --       (139,000)         --
  Stock conversion..........................................    (10,430)        --     11,630         --             --      (3,000)
  Dividends to stockholders.................................         --         --         --         --             --          --
  Net income................................................         --         --         --         --             --          --
                                                              ---------  ---------  ---------  ---------  -------------  ----------
Balance, December 31, 1996..................................    603,055      6,000     11,630         --     (1,175,000)    255,000
  Repurchase of 189 shares of common stock..................         --         --         --         --         (1,000)         --
  Exercise of stock options.................................         --         --      2,750         --             --      16,000
  Dividends to stockholders.................................         --         --         --         --             --          --
  Net income................................................         --         --         --         --             --          --
                                                              ---------  ---------  ---------  ---------  -------------  ----------
Balance, December 31, 1997..................................    603,055      6,000     14,380         --     (1,176,000)    271,000
  Repurchase of 250 shares of common stock..................         --         --         --         --         (2,000)         --
  Exercise of stock options.................................      3,874         --      3,081         --             --      44,000
  Dividends to stockholders.................................         --         --         --         --             --          --
  Net loss..................................................         --         --         --         --             --          --
                                                              ---------  ---------  ---------  ---------  -------------  ----------
Balance, October 11, 1998...................................    606,929  $   6,000     17,461  $      --  $  (1,178,000) $  315,000
                                                              ---------  ---------  ---------  ---------  -------------  ----------
                                                              ---------  ---------  ---------  ---------  -------------  ----------


                                                                               TOTAL
                                                                RETAINED    STOCKHOLDERS'
                                                                EARNINGS       EQUITY
                                                              ------------  ------------
Balance, December 31, 1995..................................  $  2,374,000   $1,602,000
  Repurchase of 21,755 shares of common stock...............            --     (139,000)
  Stock conversion..........................................            --       (3,000)
  Dividends to stockholders.................................      (171,000)    (171,000)
  Net income................................................       446,000      446,000
                                                              ------------  ------------
Balance, December 31, 1996..................................     2,649,000    1,735,000
  Repurchase of 189 shares of common stock..................            --       (1,000)
  Exercise of stock options.................................            --       16,000
  Dividends to stockholders.................................      (251,000)    (251,000)
  Net income................................................       921,000      921,000
                                                              ------------  ------------
Balance, December 31, 1997..................................     3,319,000    2,420,000
  Repurchase of 250 shares of common stock..................            --       (2,000)
  Exercise of stock options.................................            --       44,000
  Dividends to stockholders.................................      (733,000)    (733,000)
  Net loss..................................................      (259,000)    (259,000)
                                                              ------------  ------------
Balance, October 11, 1998...................................  $  2,327,000   $1,470,000
                                                              ------------  ------------
                                                              ------------  ------------

                            CENTURY COMPUTING, INC.

                            STATEMENTS OF CASH FLOWS

                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997,
          AND FOR THE PERIOD FROM JANUARY 1, 1998 TO OCTOBER 11, 1998

                                                                                                  FOR THE PERIOD
                                                                             FOR THE YEARS        FROM JANUARY 1,
                                                                          ENDED DECEMBER 31,          1998 TO
                                                                       -------------------------    OCTOBER 11,
                                                                          1996          1997           1998
                                                                       -----------  ------------  ---------------
Cash flows from operating activities:
  Net income (loss)..................................................  $   446,000  $    921,000   $    (259,000)
  Adjustments to reconcile net income (loss) to net cash provided by
    (used in) operating activities:
      Deferred income taxes..........................................      (25,000)       78,000        (156,000)
      Depreciation and amortization..................................      153,000       179,000         156,000
      Change in assets and liabilities:
        Accounts receivable..........................................       53,000      (763,000)       (155,000)
        Other current assets.........................................      (39,000)       28,000        (475,000)
        Accounts payable.............................................       83,000        25,000         423,000
        Accrued liabilities..........................................        6,000       780,000         176,000
                                                                       -----------  ------------  ---------------
          Net cash provided by (used in) operating activities........      677,000     1,248,000        (290,000)
                                                                       -----------  ------------  ---------------
Cash flows from investing activities:
  Purchase of property and equipment, net............................     (243,000)     (336,000)       (236,000)
                                                                       -----------  ------------  ---------------
Cash flows from financing activities:
  Repayments of long-term debt.......................................     (127,000)           --              --
  Payments to repurchase common stock................................     (139,000)       (1,000)         (2,000)
  Dividends to stockholders..........................................     (171,000)     (251,000)       (733,000)
  Proceeds from exercise of stock options............................           --        16,000          44,000
  Stock conversion...................................................       (3,000)           --              --
                                                                       -----------  ------------  ---------------
          Net cash used in financing activities......................     (440,000)     (236,000)       (691,000)
                                                                       -----------  ------------  ---------------
Net (decrease) increase in cash and cash equivalents.................       (6,000)      676,000      (1,217,000)
Cash and cash equivalents, beginning of period.......................      555,000       549,000       1,225,000
                                                                       -----------  ------------  ---------------
Cash and cash equivalents, end of period.............................  $   549,000  $  1,225,000   $       8,000
                                                                       -----------  ------------  ---------------
                                                                       -----------  ------------  ---------------

        The accompanying notes are an integral part of these statements.

                            CENTURY COMPUTING, INC.

                         NOTES TO FINANCIAL STATEMENTS

                DECEMBER 31, 1996 AND 1997, AND OCTOBER 11, 1998

1.  BUSINESS DESCRIPTION:

    Century Computing, Inc. ("Century" or the "Company") was incorporated in 1979, under the laws of the state of Delaware. Century is a government contractor that provides systems integration and processing services to improve clients' business processes, including networking and data communications, computer and Internet security, image processing, graphical user interfacing and object-oriented design and development. Century is headquartered in Laurel, Maryland, and operates primarily in the United States.

    On October 11, 1998, all of the issued and outstanding stock of the Company was acquired by AppNet Systems, Inc. ("AppNet").

    There are significant risks associated with the Company, including the subjectivity of the Company's services to rapid technological changes, government regulations and the Year 2000 issue.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES:

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are computed over the estimated useful lives of the related assets, as follows:

Computers, equipment and software........................  three to five years
Furniture and fixtures...................................  seven years

    Purchased software and third-party costs incurred to develop software for internal use are capitalized and amortized principally over five years. Leasehold improvements are amortized over the lesser of the estimated useful life of the asset or the remaining lease term.

    In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company reviews its recorded long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

                            CENTURY COMPUTING, INC.

                DECEMBER 31, 1996 AND 1997, AND OCTOBER 11, 1998

SOFTWARE DEVELOPMENT COSTS

    The Company has capitalized costs related to the development of certain software products. In accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed," capitalization of costs begins when technological feasibility has been established and ends when the product is available for general release to customers. Amortization has been computed and recognized based on the products' estimated economic lives of two years. Capitalized costs and amortization periods are management's estimates and may have to be modified due to inherent technological changes in software development.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist primarily of cash, marketable securities, accounts receivable, short-term borrowings and accounts payable. In management's opinion, the carrying amounts of these financial instruments approximated their fair values at December 31, 1996 and 1997, and October 11, 1998.

STOCK-BASED COMPENSATION

    The Company accounts for its stock-based employee compensation arrangements using the intrinsic value method in accordance with provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB Opinion No. 25, compensation cost is recognized based on the difference, if any, on the date of grant between the fair value of the Company's stock and the amount an employee must pay to acquire the stock.

REVENUE RECOGNITION

    Revenues from time and material contracts are recognized based on fixed hourly rates for direct labor hours expended. Revenues from fixed-price contracts are recognized on the percentage-of-completion method, with costs and estimated profits recorded as work is performed. Revenues from cost-plus-fixed-fee contracts are recognized on the basis of direct costs, plus indirect costs incurred, plus a fixed profit percentage.

    Cost of revenues includes all direct material and labor costs related to contract performance and does not include any related depreciation expense. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in contract performance and estimated profitability, including final contract settlements, may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Unbilled receivables on contracts are comprised of costs, plus earnings on certain contracts in excess of contractual billings on such contracts.

    Revenues from software sales are recognized when the related product is sold, provided no significant vendor obligations remain.

BUSINESS CONCENTRATION AND CREDIT RISK

    Revenues for the years ended December 31, 1996 and 1997 and for the period from January 1, 1998 through October 11, 1998, were concentrated with 45, 74 and 62 percent of agencies of the United States Government, respectively.

                            CENTURY COMPUTING, INC.

                DECEMBER 31, 1996 AND 1997, AND OCTOBER 11, 1998

    Billed accounts receivable and unbilled accounts receivable as of December 31, 1996 and 1997, and October 11, 1998, were concentrated with 56, 78 and 55 percent and 51, 78 and 50 percent of agencies of the United States Government, respectively.

INCOME TAXES

    Income taxes are accounted for using an asset and liability approach that requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The measurement of current and deferred tax liabilities and assets are based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

RECENT ACCOUNTING PRONOUNCEMENTS

    In March 1998, AIPCA issued Statement of Position 98-4 ("SOP 98-4"), "Deferral of the Effective Date of a Provision of SOP 97-2." SOP 98-4 defers for one year the application of certain provisions of Statement of Position 97-2 ("SOP 97-2"), "Software Revenue Recognition." The Company does not expect the adoption of these standards to have a material effect on the Company's results of operations, financial position, or cash flows.

RECLASSIFICATIONS

    Certain amounts from the prior year financial statements have been reclassified to conform with the current presentation.

3.  ACCOUNTS RECEIVABLE:

    Accounts receivable consists of the following:

                                                            DECEMBER 31,
                                                     --------------------------  OCTOBER 11,
                                                         1996          1997          1998
                                                     ------------  ------------  ------------
Commercial clients.................................   $  258,000   $    264,000  $    663,000
Government agencies and contractors................      330,000        938,000       823,000
                                                     ------------  ------------  ------------
                                                         588,000      1,202,000     1,486,000
Allowance for doubtful accounts....................           --             --      (129,000)
                                                     ------------  ------------  ------------
    Accounts receivable, net.......................   $  588,000   $  1,202,000  $  1,357,000
                                                     ------------  ------------  ------------
                                                     ------------  ------------  ------------

    Unbilled accounts receivable consists of the following:

                                                            DECEMBER 31,
                                                     --------------------------  OCTOBER 11,
                                                         1996          1997          1998
                                                     ------------  ------------  ------------
Commercial clients.................................   $  329,000   $    179,000  $    409,000
Government agencies and contractors................      343,000        642,000       412,000
                                                     ------------  ------------  ------------
    Unbilled accounts receivable...................   $  672,000   $    821,000  $    821,000
                                                     ------------  ------------  ------------
                                                     ------------  ------------  ------------

                            CENTURY COMPUTING, INC.

                DECEMBER 31, 1996 AND 1997, AND OCTOBER 11, 1998

4.  OTHER CURRENT ASSETS:

    Other current assets consists of the following:

                                                           DECEMBER 31,
                                                   ----------------------------   OCTOBER 11,
                                                       1996           1997           1998
                                                   -------------  -------------  -------------
Deferred income taxes............................  $      20,000  $      48,000  $     195,000
Income tax receivable............................         26,000             --        460,000
Other current assets.............................         16,000         14,000         29,000
                                                   -------------  -------------  -------------
    Total........................................  $      62,000  $      62,000  $     684,000
                                                   -------------  -------------  -------------
                                                   -------------  -------------  -------------

5.  PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following:

                                                           DECEMBER 31,
                                                   ----------------------------   OCTOBER 11,
                                                       1996           1997           1998
                                                   -------------  -------------  -------------
Computers, equipment and software................  $   1,709,000  $   2,049,000  $   2,218,000
Furniture and fixtures...........................         40,000         50,000         51,000
Leasehold improvements...........................        154,000        154,000        252,000
                                                   -------------  -------------  -------------
                                                       1,903,000      2,253,000      2,521,000
Accumulated depreciation and amortization........     (1,487,000)    (1,680,000)    (1,868,000)
                                                   -------------  -------------  -------------
    Property and equipment, net..................  $     416,000  $     573,000  $     653,000
                                                   -------------  -------------  -------------
                                                   -------------  -------------  -------------

6.  ACCRUED LIABILITIES:

    Accrued liabilities consists of the following:

                                                           DECEMBER 31,
                                                   ----------------------------   OCTOBER 11,
                                                       1996           1997           1998
                                                   -------------  -------------  -------------
Accrued compensation and benefits................  $     293,000  $     914,000  $   1,204,000
Income tax payable...............................             --        204,000             --
Deferred income taxes............................             --         76,000             --
Other accrued liabilities........................         45,000             --         90,000
                                                   -------------  -------------  -------------
    Total........................................  $     338,000  $   1,194,000  $   1,294,000
                                                   -------------  -------------  -------------
                                                   -------------  -------------  -------------

7.  LEASES:

    The Company has entered into a noncancelable operating lease for real estate that expires in 2005. Rental expense for the operating lease during the years ended December 31, 1996 and 1997, and for the period from January 1, 1998 to October 11, 1998, was $123,000, $127,000, and $109,000, respectively.

                            CENTURY COMPUTING, INC.

                DECEMBER 31, 1996 AND 1997, AND OCTOBER 11, 1998

    Future minimum lease payments under noncancelable operating leases are as follows as of October 11, 1998:

Period ended December 31, 1998..................................  $  40,000
1999............................................................    195,000
2000............................................................    195,000
2001............................................................    195,000
2002............................................................    195,000
2003............................................................    195,000
Thereafter......................................................    263,000
                                                                  ---------
    Total minimum lease payments................................  $1,278,000
                                                                  ---------
                                                                  ---------

8.  SHORT-TERM BORROWING:

    The Company had a revolving line of credit that expired April 30, 1998, which was secured by the accounts receivable of the Company. Under the terms of the line of credit, borrowings were available up to a maximum borrowing of $1,500,000. Interest on the outstanding balance was calculated at the bank's prime rate plus one-half of one percent per annum, payable monthly. As of December 31, 1996 and 1997, and October 11, 1998, there were no outstanding amounts.

9.  NOTE PAYABLE:

    During 1995, the Company purchased a portion of a stockholder's shares for $379,000, payable in three annual installments in January 1996, 1997 and 1998. The Company placed $252,000 into an interest bearing escrow account during 1995 to satisfy the first two annual payments. The remaining balance was placed into the escrow account during 1996. As of December 31, 1996 and 1997, and for the period ended October 11, 1998, there was no outstanding balance on the note payable.

10. RETIREMENT PLAN:

    The Company maintains a profit-sharing and retirement plan under the provisions of section 401(k) of the Internal Revenue Code. The Plan provides for contributions by employees and a discretionary contribution by the Company. The plan is for the benefit of all employees who have attained the age of 21. Participants may contribute up to 15 percent of their compensation, subject to statutory limits. Employee contributions are fully vested. The Company's contribution is discretionary and is determined by its Board of Directors. Company contributions vest twenty percent per year over the five years, after the first year. Company contributions totaled $125,000, $182,000 and $170,000 for the years ended December 31, 1996 and 1997, and for the period from January 1, 1998 to October 11, 1998, respectively.

    Effective February 1, 1999, Century's employees are covered by AppNet's 401(k) plan.

11. STOCKHOLDER AGREEMENTS:

    During the year ended December 31, 1996, the Company established Class B common stock. This Class B common stock has no voting rights. The Company gave the holders of the Class A common stock the option of retaining their Class A voting stock, converting their Class A voting stock to

                            CENTURY COMPUTING, INC.

                DECEMBER 31, 1996 AND 1997, AND OCTOBER 11, 1998

Class B stock or selling their Class A voting stock back to the Company. The activity related to this program is presented in the statement of stockholders' equity as stock conversion.

12. EMPLOYEE STOCK OPTION PLAN:

    The Company maintained a stock option plan for key employees. The issued options expire no later than ten years from the date of the grant or when employment ceases, whichever comes first.

    Options granted under the plan are accounted for pursuant to APB Opinion No. 25, "Accounting for Stock Issued to Employees," and no compensation has been recognized for the plan. Had compensation cost for the plan been determined based on the estimated fair value of the options at the grant dates consistent with the method of SFAS No. 123, pro forma net income (loss) would have been approximately $354,000, $844,000 and $380,000 for the years ended December 31, 1996 and 1997, and for the period from January 1, 1998 to October 11, 1998. The weighted-average fair value of the options granted during 1996, 1997, and during the period from January 1, 1998 to October 11, 1998, is estimated to be $5.58, $5.50 and $5.84, respectively, per option. All stock options were granted at fair market value at the date of grant.

    The following summarizes option activity during 1996, 1997 and for the period from January 1, 1998 to October 11, 1998:

                                                          OPTIONS OUTSTANDING
                                    ----------------------------------------------------------------
                                            1996                  1997            OCTOBER 11, 1998
                                    --------------------  --------------------  --------------------
                                     CLASS A    CLASS B    CLASS A    CLASS B    CLASS A    CLASS B
                                    ---------  ---------  ---------  ---------  ---------  ---------
Beginning of period...............         --     87,399     10,730     81,603     10,730     77,153
  Granted.........................     10,730     21,604         --        540      5,000     10,490
  Exercised.......................         --         --         --     (2,750)    (3,874)    (3,081)
  Expired.........................         --    (27,400)        --     (2,240)        --       (260)
                                    ---------  ---------  ---------  ---------  ---------  ---------
End of period.....................     10,730     81,603     10,730     77,153     11,856     84,302
                                    ---------  ---------  ---------  ---------  ---------  ---------
                                    ---------  ---------  ---------  ---------  ---------  ---------
Exercisable at end of period......         --     75,334     10,730     77,153     11,856     84,302
                                    ---------  ---------  ---------  ---------  ---------  ---------
                                    ---------  ---------  ---------  ---------  ---------  ---------

                                                                 WEIGHTED AVERAGE EXERCISE PRICE
                                                               -----------------------------------
                                                                                      OCTOBER 11,
                                                                 1996       1997         1998
                                                               ---------  ---------  -------------
Beginning of period..........................................  $    5.23  $    5.52    $    5.50
  Granted....................................................       6.03       7.41         7.97
  Exercised..................................................         --       6.03         6.26
  Expired....................................................       5.19       6.03         7.41
                                                               ---------  ---------        -----
End of period................................................  $    5.52  $    5.50    $    5.84
                                                               ---------  ---------        -----
                                                               ---------  ---------        -----
Exercisable at end of period.................................  $    5.58  $    5.50    $    5.84
                                                               ---------  ---------        -----
                                                               ---------  ---------        -----

13. INCOME TAXES:

    The Company follows the provisions of SFAS No. 109, "Accounting for Income Taxes," for financial reporting purposes. Deferred tax assets or liabilities at the end of each period are determined

                            CENTURY COMPUTING, INC.

                DECEMBER 31, 1996 AND 1997, AND OCTOBER 11, 1998

using the currently enacted tax rates to apply to taxable income in the period in which the deferred tax asset or liability is expected to be settled or realized.

    The components of the net deferred tax asset (liability) are as follows:

                                                               DECEMBER 31,
                                                          ----------------------  OCTOBER 11,
                                                             1996        1997        1998
                                                          ----------  ----------  -----------
Total deferred tax liabilities..........................  $       --  $  (76,000) $   (67,000)
Total deferred tax assets...............................      50,000      48,000      195,000
                                                          ----------  ----------  -----------
Net deferred tax asset (liability)......................  $   50,000  $  (28,000) $   128,000
                                                          ----------  ----------  -----------
                                                          ----------  ----------  -----------

    The sources of and differences between the financial accounting and tax basis of Century Computing, Inc.'s assets and liabilities that give rise to the net deferred tax asset (liability) are as follows:

                                                               DECEMBER 31,
                                                          ----------------------  OCTOBER 11,
                                                             1996        1997        1998
                                                          ----------  ----------  -----------
Deferred tax liabilities
  Software development costs............................  $       --  $       --  $   (21,000)
  Other.................................................          --     (76,000)     (46,000)
                                                          ----------  ----------  -----------
                                                                  --     (76,000)     (67,000)
                                                          ----------  ----------  -----------
                                                          ----------  ----------  -----------
Deferred tax assets
  Depreciation and amortization.........................      30,000      21,000       12,000
  Other.................................................      20,000      27,000      183,000
                                                          ----------  ----------  -----------
                                                          $   50,000  $   48,000  $   195,000
                                                          ----------  ----------  -----------
                                                          ----------  ----------  -----------

    The components of the provision (benefit) for income taxes as of December 31, 1996 and 1997, and October 11, 1998, are as follows:

                                                               DECEMBER 31,
                                                          ----------------------  OCTOBER 11,
                                                             1996        1997        1998
                                                          ----------  ----------  -----------
Federal income taxes:
  Current...............................................  $  250,000  $  409,000  $     7,000
  Deferred..............................................     (23,000)     64,000     (119,000)
State taxes.............................................      52,000     107,000      (23,000)
                                                          ----------  ----------  -----------
Provision (benefit) for income taxes....................  $  279,000  $  580,000  $  (135,000)
                                                          ----------  ----------  -----------
                                                          ----------  ----------  -----------

                            CENTURY COMPUTING, INC.

                DECEMBER 31, 1996 AND 1997, AND OCTOBER 11, 1998

    The tax provision (benefit) differed from the amounts computed at the statutory rate, as follows:

                                                               DECEMBER 31,
                                                          ----------------------  OCTOBER 11,
                                                             1996        1997        1998
                                                          ----------  ----------  -----------
Federal income taxes at the U.S. statutory rate.........  $  246,000  $  510,000  $  (134,000)
State taxes, net of federal benefit.....................      34,000      70,000      (15,000)
Other...................................................      (1,000)     --           14,000
                                                          ----------  ----------  -----------
    Total...............................................  $  279,000  $  580,000  $  (135,000)
                                                          ----------  ----------  -----------
                                                          ----------  ----------  -----------

14. ACQUISITION-RELATED COMPENSATION:

    In conjunction with AppNet Systems, Inc.'s purchase of Century, Century paid an unconditional cash bonus of approximately $953,000 to certain employees for past services.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Research & Planning, Inc.:

    We have audited the accompanying balance sheets of Research & Planning, Inc. (a Massachusetts corporation), as of December 31, 1996 and 1997, and October 19, 1998, and the related statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1996 and 1997, and for the period from January 1, 1998 to October 19, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1996 and 1997, and October 19, 1998, and the results of its operations and its cash flows for the years ended December 31, 1996 and 1997, and for the period from January 1, 1998 to October 19, 1998 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Washington, D.C.
February 19, 1999

                           RESEARCH & PLANNING, INC.

                                 BALANCE SHEETS

            AS OF DECEMBER 31, 1996, AND 1997, AND OCTOBER 19, 1998

                                                                                 DECEMBER 31,
                                                                          --------------------------  OCTOBER 19,
                                                                              1996          1997          1998
                                                                          ------------  ------------  ------------
ASSETS
Current assets:
  Cash and cash equivalents.............................................  $     74,000  $     93,000  $    310,000
  Accounts receivable, net of allowance for doubtful accounts of $1,000,
    $15,000 and $40,000, respectively...................................       865,000     1,374,000     1,407,000
  Other current assets..................................................        73,000       137,000        30,000
                                                                          ------------  ------------  ------------
    Total current assets................................................     1,012,000     1,604,000     1,747,000
Property and equipment, net.............................................        97,000       262,000       457,000
                                                                          ------------  ------------  ------------
    Total assets........................................................  $  1,109,000  $  1,866,000  $  2,204,000
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Short-term borrowing..................................................  $         --  $    200,000  $         --
  Accounts payable......................................................        10,000        25,000       198,000
  Accrued liabilities...................................................       116,000       301,000       457,000
                                                                          ------------  ------------  ------------
    Total liabilities...................................................       126,000       526,000       655,000
                                                                          ------------  ------------  ------------
Commitments and contingencies (Note 6)
Stockholders' equity:
  Common stock, $0.10 par value; 100,000 authorized; 11,111 shares
    issued; and 10,000 outstanding......................................         1,000         1,000         1,000
  Less: Treasury stock, at cost--1,111 shares...........................       (11,000)      (11,000)      (11,000)
  Additional paid-in capital............................................        12,000        12,000        12,000
  Retained earnings.....................................................       981,000     1,338,000     1,547,000
                                                                          ------------  ------------  ------------
    Total stockholders' equity..........................................       983,000     1,340,000     1,549,000
                                                                          ------------  ------------  ------------
    Total liabilities and stockholders' equity..........................  $  1,109,000  $  1,866,000  $  2,204,000
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

        The accompanying notes are an integral part of these statements.

                           RESEARCH & PLANNING, INC.

                            STATEMENTS OF OPERATIONS

                FOR THE YEARS ENDED DECEMBER 31, 1996, AND 1997,
          AND FOR THE PERIOD FROM JANUARY 1, 1998 TO OCTOBER 19, 1998

                                                                        FOR THE YEARS ENDED       FOR THE PERIOD
                                                                            DECEMBER 31,         FROM JANUARY 1,
                                                                     --------------------------      1998 TO
                                                                         1996          1997      OCTOBER 19, 1998
                                                                     ------------  ------------  ----------------
Revenues...........................................................  $  3,329,000  $  4,781,000    $  5,303,000
Cost of revenues...................................................     1,753,000     2,434,000       2,667,000
                                                                     ------------  ------------  ----------------
    Gross profit...................................................     1,576,000     2,347,000       2,636,000
                                                                     ------------  ------------  ----------------
Operating expenses:
  Selling and marketing............................................        93,000        86,000         260,000
  General and administrative.......................................       418,000       657,000         644,000
  Depreciation and amortization....................................        30,000        53,000          80,000
                                                                     ------------  ------------  ----------------
    Total operating expenses.......................................       541,000       796,000         984,000
                                                                     ------------  ------------  ----------------
Income from operations.............................................     1,035,000     1,551,000       1,652,000
Interest income, net...............................................         7,000        13,000          11,000
Other expense......................................................            --            --          99,000
                                                                     ------------  ------------  ----------------
Income before income taxes.........................................     1,042,000     1,564,000       1,564,000
Provision for income taxes.........................................         3,000        23,000          29,000
                                                                     ------------  ------------  ----------------
Net income.........................................................  $  1,039,000  $  1,541,000    $  1,535,000
                                                                     ------------  ------------  ----------------
                                                                     ------------  ------------  ----------------

        The accompanying notes are an integral part of these statements.

                           RESEARCH & PLANNING, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

               FOR THE YEARS ENDED DECEMBER 31, 1996, AND, 1997,
          AND FOR THE PERIOD FROM JANUARY 1, 1998 TO OCTOBER 19, 1998

                                                               COMMON STOCK                     ADDITIONAL
                                                         ------------------------   TREASURY     PAID- IN     RETAINED
                                                           SHARES       AMOUNT        STOCK       CAPITAL     EARNINGS
                                                         -----------  -----------  -----------  -----------  ----------
Balance, December 31, 1995.............................      10,000    $   1,000    $ (11,000)   $  12,000   $  604,000
  Distributions to stockholders........................          --           --           --           --     (662,000)
  Net income...........................................          --           --           --           --    1,039,000
                                                         -----------  -----------  -----------  -----------  ----------
Balance, December 31, 1996.............................      10,000        1,000      (11,000)      12,000      981,000
  Distributions to stockholders........................          --           --           --           --   (1,184,000)
  Net income...........................................          --           --           --           --    1,541,000
                                                         -----------  -----------  -----------  -----------  ----------
Balance, December 31, 1997.............................      10,000        1,000      (11,000)      12,000    1,338,000
  Distributions to stockholders........................          --           --           --           --   (1,326,000)
  Net income...........................................          --           --           --           --    1,535,000
                                                         -----------  -----------  -----------  -----------  ----------
Balance, October 19, 1998..............................      10,000    $   1,000    $ (11,000)   $  12,000   $1,547,000
                                                         -----------  -----------  -----------  -----------  ----------
                                                         -----------  -----------  -----------  -----------  ----------

                                                            TOTAL
                                                         STOCKHOLDERS'
                                                            EQUITY
                                                         ------------
Balance, December 31, 1995.............................   $  606,000
  Distributions to stockholders........................     (662,000)
  Net income...........................................    1,039,000
                                                         ------------
Balance, December 31, 1996.............................      983,000
  Distributions to stockholders........................   (1,184,000)
  Net income...........................................    1,541,000
                                                         ------------
Balance, December 31, 1997.............................    1,340,000
  Distributions to stockholders........................   (1,326,000)
  Net income...........................................    1,535,000
                                                         ------------
Balance, October 19, 1998..............................   $1,549,000
                                                         ------------
                                                         ------------

        The accompanying notes are an integral part of these statements.

                           RESEARCH & PLANNING, INC.

                            STATEMENTS OF CASH FLOWS

                FOR THE YEARS ENDED DECEMBER 31, 1996 AND, 1997,
          AND FOR THE PERIOD FROM JANUARY 1, 1998 TO OCTOBER 19, 1998

                                                                                                  FOR THE PERIOD
                                                                         FOR THE YEARS ENDED      FROM JANUARY 1,
                                                                             DECEMBER 31,             1998 TO
                                                                      --------------------------    OCTOBER 19,
                                                                          1996          1997           1998
                                                                      ------------  ------------  ---------------
Cash flows from operating activities:
  Net income........................................................  $  1,039,000  $  1,541,000   $   1,535,000
  Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization.................................        30,000        53,000          80,000
      Change in assets and liabilities:
        Accounts receivable, net....................................      (308,000)     (509,000)        (33,000)
        Other current assets........................................       (45,000)      (64,000)        107,000
        Accounts payable............................................        (1,000)       15,000         173,000
        Accrued liabilities.........................................        70,000       185,000         156,000
                                                                      ------------  ------------  ---------------
          Net cash provided by operating activities.................       785,000     1,221,000       2,018,000
                                                                      ------------  ------------  ---------------
Cash flows from investing activities:
  Purchase of property and equipment, net...........................       (64,000)     (218,000)       (275,000)
                                                                      ------------  ------------  ---------------
Cash flows from financing activities:
  Net proceeds (repayments) under short-term borrowings.............            --       200,000        (200,000)
  Distributions to stockholders.....................................      (662,000)   (1,184,000)     (1,326,000)
                                                                      ------------  ------------  ---------------
          Net cash used in financing activities.....................      (662,000)     (984,000)     (1,526,000)
                                                                      ------------  ------------  ---------------
Net increase in cash and cash equivalents...........................        59,000        19,000         217,000
Cash and cash equivalents, beginning of period......................        15,000        74,000          93,000
                                                                      ------------  ------------  ---------------
Cash and cash equivalents, end of period............................  $     74,000  $     93,000   $     310,000
                                                                      ------------  ------------  ---------------
                                                                      ------------  ------------  ---------------
Supplementary information:
  Cash paid for interest............................................  $         --  $         --   $       2,000
                                                                      ------------  ------------  ---------------
                                                                      ------------  ------------  ---------------
  Cash paid for income taxes........................................  $      3,000  $     23,000   $          --
                                                                      ------------  ------------  ---------------
                                                                      ------------  ------------  ---------------

        The accompanying notes are an integral part of these statements.

                           RESEARCH & PLANNING, INC.

                         NOTES TO FINANCIAL STATEMENTS

                DECEMBER 31, 1996 AND 1997, AND OCTOBER 19, 1998

1.  BUSINESS DESCRIPTION:

    Research & Planning, Inc. ("R&P" or the "Company") was incorporated in 1968, under the laws of the state of Massachusetts. R&P is an information technology services company providing Enterprise Resource Planning integration and support, data warehousing, decision support applications and business-to-business electronic commerce solutions. R&P is headquartered in Cambridge, Massachusetts and operates primarily in the United States.

    On October 20, 1998, all of the issued and outstanding stock of the Company was acquired by AppNet Systems, Inc. ("AppNet"). The Company incurred $99,000 of expenses in conjunction with the sale to AppNet for accounting and consulting fees. This has been classified in other expenses in the accompanying statements of operations.

    There are significant risks associated with the Company, including the subjectivity of the Company's services to rapid technological change and the Year 2000 issue.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES:

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets, as follows:

                                                                   five
Computers, equipment and software................................  years five
Furniture and fixtures...........................................  years

    Purchased software is capitalized and amortized principally over five years. Leasehold improvements are amortized over the lesser of the estimated useful life of the asset or the remaining lease term.

    In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company reviews its recorded long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

                           RESEARCH & PLANNING, INC.

                DECEMBER 31, 1996 AND 1997, AND OCTOBER 19, 1998

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable and short-term borrowings. In management's opinion, the carrying amounts of these financial instruments approximated their fair values at December 31, 1996 and 1997, and October 19, 1998.

REVENUE RECOGNITION

    Revenues pursuant to fixed-fee contracts are recognized on the percentage-of-completion method with costs and estimated profits recorded as work is performed. Revenues from time and material contracts are recognized based on fixed hourly rates for direct labor expended.

    Cost of revenues includes all direct material and labor costs related to contract performance and does not include any related depreciation expense.

    Provisions for estimated losses on uncompleted contracts are made on a contract by contract basis and are recognized in the period in which such losses are determined. Changes in contract performance and estimated profitability, including final contract settlements, may result in revisions to costs and income and are recognized in the period in which revisions are determined. Unbilled receivables on contracts are comprised of costs, plus earnings on certain contracts in excess of contractual billings on such contracts.

BUSINESS CONCENTRATION AND CREDIT RISK

    The following table summarizes the revenues and accounts receivable from clients in excess of 10% of total revenues and accounts receivable:

                                                 REVENUES
                                   -------------------------------------           ACCOUNTS RECEIVABLE
                                                                          -------------------------------------
                                         FOR THE
                                        YEAR ENDED           FOR THE             AS OF
                                       DECEMBER 31,       PERIOD ENDED        DECEMBER 31,           AS OF
                                   --------------------    OCTOBER 19,    --------------------    OCTOBER 19,
                                     1996       1997          1998          1996       1997          1998
                                   ---------  ---------  ---------------  ---------  ---------  ---------------
Customer A.......................        19%        28%           41%           18%        24%           44%
Customer B.......................      *            16%           10%         *            17%         *
Customer C.......................        15%      *             *               11%      *             *
Customer D.......................      *            10%           13%         *            22%         *
Customer E.......................        13%      *             *             *          *             *
Customer F.......................      *            12%         *             *          *             *

------------------------

*   Represents less than 10% of total.

INCOME TAXES

    The Company, with the consent of its shareholders, has elected to be taxed pursuant to Subchapter S of the Internal Revenue Code (an "S Corporation"). In lieu of corporate income taxes, the shareholders of an S corporation are taxed on their proportionate share of the Company's taxable income. Therefore, no provision for federal income taxes has been included in the accompanying financial statements.

                           RESEARCH & PLANNING, INC.

                DECEMBER 31, 1996 AND 1997, AND OCTOBER 19, 1998

RECENT ACCOUNTING PRONOUNCEMENTS

    In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use". SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance on accounting for computer software developed or obtained for internal use, including the requirement to capitalize specified costs and the amortization of such costs. The Company does not expect the adoption of this standard to have a material effect on the Company's capitalization policy.

3.  ACCOUNTS RECEIVABLE:

    Accounts receivable consists of the following:

                                                              DECEMBER 31,
                                                        ------------------------  OCTOBER 19,
                                                           1996         1997          1998
                                                        ----------  ------------  ------------
Accounts receivable...................................  $  586,000  $    951,000  $  1,084,000
Unbilled accounts receivable..........................     280,000       438,000       363,000
Allowance for doubtful accounts.......................      (1,000)      (15,000)      (40,000)
                                                        ----------  ------------  ------------
    Accounts receivable, net..........................  $  865,000  $  1,374,000  $  1,407,000
                                                        ----------  ------------  ------------
                                                        ----------  ------------  ------------

4.  PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following:

                                                              DECEMBER 31,
                                                        ------------------------  OCTOBER 19,
                                                           1996         1997          1998
                                                        ----------  ------------  ------------
Computers, equipment and software.....................  $  275,000  $    385,000  $    507,000
Furniture and fixtures................................     114,000       222,000       375,000
                                                        ----------  ------------  ------------
                                                           389,000       607,000       882,000
Accumulated depreciation and amortization.............    (292,000)     (345,000)     (425,000)
                                                        ----------  ------------  ------------
    Property and equipment, net.......................  $   97,000  $    262,000  $    457,000
                                                        ----------  ------------  ------------
                                                        ----------  ------------  ------------

5.  ACCRUED LIABILITIES:

    Accrued liabilities consists of the following:

                                                                DECEMBER 31,
                                                           ----------------------  OCTOBER 19,
                                                              1996        1997        1998
                                                           ----------  ----------  -----------
Accrued compensation and benefits........................  $   54,000  $  113,000   $ 289,000
Accrued dividends........................................      39,000      86,000          --
Deposits.................................................          --      54,000      73,000
Other....................................................      23,000      48,000      95,000
                                                           ----------  ----------  -----------
    Total................................................  $  116,000  $  301,000   $ 457,000
                                                           ----------  ----------  -----------
                                                           ----------  ----------  -----------

                           RESEARCH & PLANNING, INC.

                DECEMBER 31, 1996 AND 1997, AND OCTOBER 19, 1998

6.  LEASES:

    The Company has noncancelable operating leases, primarily for real estate, that expire over the next five years. Rental expense for operating leases during the years ended December 31, 1996 and 1997, and for the period from January 1, 1998 to October 19, 1998, was $77,000, $185,000 and $300,000, respectively.

    Future minimum lease payments under noncancelable operating leases are as follows as of October 19, 1998:

Period ended December 31, 1998..................................  $ 102,000
1999............................................................    410,000
2000............................................................    410,000
2001............................................................    391,000
2002............................................................    332,000
2003............................................................    332,000
Thereafter......................................................    332,000
                                                                  ---------
    Total future minimum lease payments.........................  $2,309,000
                                                                  ---------
                                                                  ---------

7.  SUBLEASE INCOME:

    The Company subleases certain portions of their leased buildings. These subleases extend over varying dates through September 2000. For the years ended December 31, 1996 and 1997, and for the period from January 1, 1998 to October 19, 1998, the Company earned $17,000, $46,000 and $153,000, respectively, in sublease income, which is included in general and administrative expenses as an offset to lease expense in the accompanying statements of operations.

8.  SHORT-TERM BORROWING:

    The Company has a line of credit which expired on October 19, 1998, and was collateralized by substantially all of the assets of the Company and was guaranteed by the stockholders of the Company. Under the terms of the line of credit, borrowings are limited to $200,000. Interest on the outstanding balance was calculated as the Bank's prime rate plus 1.50 percent. As of December 31, 1996 and 1997, and October 19, 1998, there were borrowings under the line of credit totaling $0, $200,000, and $0, respectively.

9.  RETIREMENT PLAN:

    The Company maintained a profit-sharing and retirement plan under the provisions of section 401(k) of the Internal Revenue Code. The Plan provided for contributions by employees and a discretionary contribution by the Company as determined by the Board of Directors. The plan was for the benefit of all employees who had completed one year of service or 1,000 hours and had full-time status. Participants could contribute up to 15 percent of their compensation, subject to statutory limits. Employee contributions fully vest immediately upon contribution. Company contributions vested fully after five years. Company contributions totaled $66,000, $82,000, and $85,000 for the years ended December 31, 1996 and 1997, and for the period from January 1, 1998 to October 19, 1998, respectively. Effective February 1, 1999, Research and Planning, Inc. employees are covered by the AppNet 401(k) plan.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Kodiak Group, Inc.:

    We have audited the accompanying balance sheets of The Kodiak Group, Inc. (a Massachusetts corporation), as of December 31, 1997, and December 13, 1998, and the related statements of operations, stockholders' equity, and cash flows for the year ended December 31, 1997, and for the period from January 1, 1998 to December 13, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Kodiak Group, Inc. as of December 31, 1997, and December 13, 1998, and the results of its operations and its cash flows for the year ended December 31, 1997, and for the period from January 1, 1998 to December 13, 1998 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Washington, D.C.
February 19, 1999

                             THE KODIAK GROUP, INC.

                                 BALANCE SHEETS

                 AS OF DECEMBER 31, 1997 AND DECEMBER 13, 1998

                                                                                       DECEMBER 31,  DECEMBER 13,
                                                                                           1997          1998
                                                                                       ------------  ------------
ASSETS
Current assets:
  Cash and cash equivalents..........................................................   $  300,000    $       --
  Accounts receivable, net of allowance for doubtful accounts of $39,000 and $97,000,
    respectively.....................................................................      768,000     1,247,000
  Other current assets...............................................................       18,000        48,000
                                                                                       ------------  ------------
    Total current assets.............................................................    1,086,000     1,295,000
Property and equipment, net..........................................................      278,000       319,000
Other assets.........................................................................       12,000        72,000
                                                                                       ------------  ------------
    Total assets.....................................................................   $1,376,000    $1,686,000
                                                                                       ------------  ------------
                                                                                       ------------  ------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...................................................................   $   50,000    $   61,000
  Accrued liabilities................................................................      113,000       845,000
  Current portion of long-term debt..................................................       49,000            --
  Current portion of capital lease obligation........................................       18,000        23,000
                                                                                       ------------  ------------
    Total current liabilities........................................................      230,000       929,000
Long-term debt, net of current portion...............................................       32,000            --
Capital lease obligation, net of current portion.....................................       39,000        16,000
                                                                                       ------------  ------------
    Total liabilities................................................................      301,000       945,000
                                                                                       ------------  ------------
Commitments and contingencies (Note 6)
Stockholders' equity:
  Common stock, $.01 par value; 1,000 shares authorized; 400 shares issued and
    outstanding......................................................................           --            --
  Additional paid-in capital.........................................................        4,000         4,000
  Retained earnings..................................................................    1,071,000       737,000
                                                                                       ------------  ------------
    Total stockholders' equity.......................................................    1,075,000       741,000
                                                                                       ------------  ------------
    Total liabilities and stockholders' equity.......................................   $1,376,000    $1,686,000
                                                                                       ------------  ------------
                                                                                       ------------  ------------

        The accompanying notes are an integral part of these statements.

                             THE KODIAK GROUP, INC.

                            STATEMENTS OF OPERATIONS

                     FOR THE YEAR ENDED DECEMBER 31, 1997,
          AND FOR THE PERIOD FROM JANUARY 1, 1998 TO DECEMBER 13, 1998

                                                                                                   FOR THE PERIOD
                                                                                    FOR THE YEAR  FROM JANUARY 1,
                                                                                       ENDED          1998 TO
                                                                                    DECEMBER 31,    DECEMBER 13,
                                                                                        1997            1998
                                                                                    ------------  ----------------
Revenues..........................................................................   $3,687,000    $    6,289,000
Cost of revenues..................................................................    2,065,000         3,221,000
                                                                                    ------------  ----------------
    Gross profit..................................................................    1,622,000         3,068,000
                                                                                    ------------  ----------------
Operating expenses:
  Selling and marketing...........................................................       48,000            66,000
  General and administrative......................................................    1,061,000         1,691,000
  Acquisition related compensation................................................           --           250,000
  Depreciation and amortization...................................................      136,000           136,000
                                                                                    ------------  ----------------
    Total operating expenses......................................................    1,245,000         2,143,000
                                                                                    ------------  ----------------
Income from operations............................................................      377,000           925,000
Interest expense, net.............................................................        5,000             2,000
Other expense, net................................................................           --             8,000
                                                                                    ------------  ----------------
Income before income taxes........................................................      372,000           915,000
Provision for income taxes........................................................        1,000             5,000
                                                                                    ------------  ----------------
Net income........................................................................   $  371,000    $      910,000
                                                                                    ------------  ----------------
                                                                                    ------------  ----------------

        The accompanying notes are an integral part of these statements.

                             THE KODIAK GROUP, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                     FOR THE YEAR ENDED DECEMBER 31, 1997,
          AND FOR THE PERIOD FROM JANUARY 1, 1998 TO DECEMBER 13, 1998

                                                             COMMON STOCK        ADDITIONAL                      TOTAL
                                                       ------------------------    PAID-IN      RETAINED     STOCKHOLDERS'
                                                         SHARES       AMOUNT       CAPITAL      EARNINGS        EQUITY
                                                       -----------  -----------  -----------  -------------  -------------
Balance, December 31, 1996...........................         400    $      --    $   4,000   $     740,000  $     744,000
  Distributions to stockholders......................          --           --           --         (40,000)       (40,000)
  Net income.........................................          --           --           --         371,000        371,000
                                                              ---        -----   -----------  -------------  -------------
Balance, December 31, 1997...........................         400           --        4,000       1,071,000      1,075,000
  Distributions to stockholders......................          --           --           --      (1,244,000)    (1,244,000)
  Net income.........................................          --           --           --         910,000        910,000
                                                              ---        -----   -----------  -------------  -------------
Balance, December 13, 1998...........................         400    $      --    $   4,000   $     737,000  $     741,000
                                                              ---        -----   -----------  -------------  -------------
                                                              ---        -----   -----------  -------------  -------------

        The accompanying notes are an integral part of these statements.

                             THE KODIAK GROUP, INC.

                            STATEMENTS OF CASH FLOWS

                     FOR THE YEAR ENDED DECEMBER 31, 1997,
          AND FOR THE PERIOD FROM JANUARY 1, 1998 TO DECEMBER 13, 1998

                                                                                                  FOR THE PERIOD
                                                                                   FOR THE YEAR   FROM JANUARY 1,
                                                                                       ENDED          1998 TO
                                                                                   DECEMBER 31,    DECEMBER 13,
                                                                                       1997            1998
                                                                                   -------------  ---------------
Cash flows from operating activities:
  Net income.....................................................................   $   371,000    $     910,000
  Adjustments to reconcile net income to net cash provided by operating activities--
      Depreciation and amortization..............................................       136,000          136,000
      Loss on fixed asset disposals..............................................            --            7,000
      Change in assets and liabilities:
        Accounts receivable, net.................................................       (50,000)        (479,000)
        Other assets.............................................................        (4,000)         (90,000)
        Accounts payable.........................................................       (12,000)          11,000
        Accrued liabilities......................................................        16,000          732,000
                                                                                   -------------  ---------------
          Net cash provided by operating activities..............................       457,000        1,227,000
                                                                                   -------------  ---------------
Cash flows from investing activities:
  Purchase of property and equipment, net........................................      (177,000)        (184,000)
                                                                                   -------------  ---------------
Cash flows from financing activities:
  Proceeds from long-term debt...................................................       118,000               --
  Repayments of long-term debt...................................................       (96,000)         (81,000)
  Repayments on capital lease obligations........................................       (55,000)         (18,000)
  Distributions to stockholders..................................................       (40,000)      (1,244,000)
                                                                                   -------------  ---------------
          Net cash used in financing activities..................................       (73,000)      (1,343,000)
                                                                                   -------------  ---------------
Net increase (decrease) in cash and cash equivalents.............................       207,000         (300,000)
Cash and cash equivalents, beginning of period...................................        93,000          300,000
                                                                                   -------------  ---------------
Cash and cash equivalents, end of period.........................................   $   300,000    $          --
                                                                                   -------------  ---------------
                                                                                   -------------  ---------------
Supplementary information:
  Cash paid for interest.........................................................   $    16,000    $      11,000
                                                                                   -------------  ---------------
                                                                                   -------------  ---------------
  Cash paid for income taxes.....................................................   $     1,000    $          --
                                                                                   -------------  ---------------
                                                                                   -------------  ---------------

        The accompanying notes are an integral part of these statements.

                             THE KODIAK GROUP, INC.

                         NOTES TO FINANCIAL STATEMENTS

                    DECEMBER 31, 1997 AND DECEMBER 13, 1998

1.  BUSINESS DESCRIPTION:

    The Kodiak Group, Inc. ("Kodiak" or the "Company") was incorporated in 1994, under the laws of the state of Massachusetts. Kodiak is an electronic commerce services company which provides electronic data interchange ("EDI") integration and processing services to clients who are looking to create, maintain or expand their EDI systems. Kodiak is headquartered in Pittsfield, Massachusetts and operates primarily in the Northeast.

    On December 13, 1998, all of the issued and outstanding stock of the Company was acquired by AppNet Systems, Inc. ("AppNet").

    There are significant risks associated with the Company, including the subjectivity of the Company's services to rapid technological change, government regulations and the Year 2000 issue.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES:

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets, as follows:

                                                           three to five
Computers, equipment and software........................  years
Furniture and fixtures...................................  five years

    Purchased software and third-party costs incurred to develop software for internal use are capitalized and amortized principally over three years. Leasehold improvements are amortized over the lesser of the estimated useful life of the asset or the remaining lease term.

    In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company reviews its recorded long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

                             THE KODIAK GROUP, INC.

                    DECEMBER 31, 1997 AND DECEMBER 13, 1998

SOFTWARE DEVELOPMENT COSTS

    The Company has capitalized costs related to the development of certain software products. In accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed," capitalization of costs begins when technological feasibility has been established and ends when the product is available for general release to customers. Amortization will be computed and recognized based on the products' estimated economic lives of three years. Capitalized costs and amortization periods are management's estimates and may have to be modified due to inherent technological changes in software development.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, and capital lease obligations. In management's opinion, the carrying amounts of these financial instruments approximated their fair values at December 31, 1997, and December 13, 1998.

REVENUE RECOGNITION

    Revenues from time and material contracts are recognized based on fixed hourly rates for direct labor hours expended. Revenues from fixed-price contracts are recognized on the percentage-of-completion method, with costs and estimated profits recorded as work is performed.

    Cost of revenues includes all direct material and labor costs related to contract performance and does not include any related depreciation expense. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in contract performance and estimated profitability, including final contract settlements, may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Unbilled receivables on contracts are comprised of costs, plus earnings on certain contracts in excess of contractual billings on such contracts. Cash received in excess of costs incurred is classified as deferred revenue.

    Revenues from software sales are recognized when the related product is sold, provided no significant vendor obligations remain.

BUSINESS CONCENTRATION AND CREDIT RISK

    The following table summarizes the revenues and accounts receivable from clients in excess of 10% of total revenues and accounts receivable:

                                                               REVENUES                         ACCOUNTS RECEIVABLE
                                              ------------------------------------------  --------------------------------
                                              FOR THE YEAR ENDED   FOR THE PERIOD ENDED   AS OF DECEMBER   AS OF DECEMBER
                                                 DECEMBER 31,          DECEMBER 13,             31,              13,
                                                     1997                  1998                1997             1998
                                              -------------------  ---------------------  ---------------  ---------------
Customer A..................................             52%                   32%                 62%              13%
Customer B..................................           *                       28%               *                  43%
Customer C..................................           *                       14%               *                  23%

------------------------

*   Represents less than 10% of total

                             THE KODIAK GROUP, INC.

                    DECEMBER 31, 1997 AND DECEMBER 13, 1998

INCOME TAXES

    The Company, with the consent of its shareholders, has elected to be taxed pursuant to subchapter S of the Internal Revenue Code (an "S corporation"). In lieu of corporation income taxes, the shareholders of an S corporation are taxed on their proportionate share of the Company's taxable income. Therefore, no provision for federal income taxes has been included in the accompanying financial statements.

RECENT ACCOUNTING PRONOUNCEMENTS

    In March 1998, AIPCA issued Statement of Position 98-4 ("SOP 98-4"), "Deferral of the Effective Date of a Provision of SOP 97-2." SOP 98-4 defers for one year the application of certain provisions of Statement of Position 97-2 ("SOP 97-2"), "Software Revenue Recognition." Different informal and unauthoritative interpretations of certain provisions of SOP 97-2 have arisen and, as a result, the AICPA is deliberating amendments to SOP 97-2, so it can issue interpretations regarding the applicability and the method of application of those provisions. The Company does not expect the adoption of this standard to have a material effect on the Company's results of operations, financial position, or cash flows.

3.  ACCOUNTS RECEIVABLE:

    Accounts receivable consists of the following:

                                                                   DECEMBER 31,  DECEMBER 13,
                                                                       1997          1998
                                                                   ------------  ------------
Accounts receivable..............................................   $  613,000    $1,077,000
Unbilled accounts receivable.....................................      194,000       267,000
Allowance for doubtful accounts..................................      (39,000)      (97,000)
                                                                   ------------  ------------
    Accounts receivable, net.....................................   $  768,000    $1,247,000
                                                                   ------------  ------------
                                                                   ------------  ------------

4.  PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following:

                                                                   DECEMBER 31,  DECEMBER 13,
                                                                       1997          1998
                                                                   ------------  ------------
Computers, equipment and software................................   $  398,000    $  508,000
Furniture and fixtures...........................................      138,000       199,000
Leasehold improvements...........................................       25,000        28,000
                                                                   ------------  ------------
                                                                       561,000       735,000
Accumulated depreciation and amortization........................     (283,000)     (416,000)
                                                                   ------------  ------------
    Property and equipment, net..................................   $  278,000    $  319,000
                                                                   ------------  ------------
                                                                   ------------  ------------

                             THE KODIAK GROUP, INC.

                    DECEMBER 31, 1997 AND DECEMBER 13, 1998

5.  ACCRUED LIABILITIES:

    Accrued liabilities consists of the following:

                                                                   DECEMBER 31,  DECEMBER 13,
                                                                       1997          1998
                                                                   ------------  ------------
Accrued compensation and benefits................................   $   39,000    $  406,000
Accrued professional fees........................................       29,000       131,000
Deferred revenue.................................................       42,000       107,000
Other accrued liabilities........................................        3,000       201,000
                                                                   ------------  ------------
                                                                    $  113,000    $  845,000
                                                                   ------------  ------------
                                                                   ------------  ------------

6.  LEASES:

    The Company has noncancelable operating leases, primarily for real estate, that expire over the next three years. Rental expense for operating leases during the year ended December 31, 1997, and for the period from January 1, 1998 to December 13, 1998, was $77,000, and $105,000, respectively.

    The Company leases certain equipment under a capital lease.

    Future minimum lease payments under the capital lease and noncancelable operating leases are as follows as of December 13, 1998:

                                                                          CAPITAL   OPERATING
                                                                          LEASES      LEASES
                                                                         ---------  ----------
Period ended December 31, 1998.........................................  $   2,000  $    7,000
1999...................................................................     26,000     160,000
2000...................................................................     14,000     153,000
2001...................................................................         --      59,000
                                                                         ---------  ----------
    Total future minimum lease payments................................     42,000  $  379,000
                                                                         ---------  ----------
                                                                                    ----------
Less: Amount representing interest.....................................     (3,000)
                                                                         ---------
Present value of capital lease obligation..............................     39,000
Less: Current portion of capital lease obligation......................    (23,000)
                                                                         ---------
Long-term portion of capital lease obligation..........................  $  16,000
                                                                         ---------
                                                                         ---------

    Equipment under the capital lease is summarized as follows:

                                                                   DECEMBER 31,  DECEMBER 13,
                                                                       1997          1998
                                                                   ------------  ------------
Computer equipment...............................................   $   84,000    $   84,000
Less: Accumulated amortization...................................      (47,000)      (75,000)
                                                                   ------------  ------------
    Total........................................................   $   37,000    $    9,000
                                                                   ------------  ------------
                                                                   ------------  ------------

                             THE KODIAK GROUP, INC.

                    DECEMBER 31, 1997 AND DECEMBER 13, 1998

7.  SHORT-TERM BORROWINGS:

    The Company had a line of credit, which expired in October 1998. The line of credit was collateralized by substantially all of the assets of the Company. Under the terms of the line of credit, borrowings were limited to $80,000. Interest on the outstanding balance was calculated at the Bank's prime rate plus
1.75 percent. There were no borrowings under the line of credit during the year ended December 31, 1997, or the period from January 1, 1998 through October 1998.

8.  DEBT:

    Debt consists of the following:

                                                                   DECEMBER 31,  DECEMBER 13,
                                                                       1997          1998
                                                                   ------------  ------------
Note payable, due October 30, 1999 bears interest at 9.25
  percent, payable in 24 installments of $4,083, secured by
  capital assets.................................................   $   81,000    $       --
Less: Current maturities.........................................      (49,000)           --
                                                                   ------------  ------------
    Long-term debt, net of current portion.......................   $   32,000    $       --
                                                                   ------------  ------------
                                                                   ------------  ------------

    This loan was paid in full in November 1998. Kodiak has not entered into any additional loan agreements with outside parties.

9.  RETIREMENT PLAN:

    The Company maintains a profit-sharing and retirement plan under the provisions of section 401(k) of the Internal Revenue Code. The Plan provides for contributions by employees and a discretionary contribution by the Company. The plan is for the benefit of all employees who have reached one year of service. Participants may contribute up to 12 percent of their compensation, subject to statutory limits. Employee contributions are fully vested. The Company's contribution is discretionary and is determined by its Board of Directors. In 1997 and 1998, the discretionary rate was 3 percent of gross salary. Company contributions vest at a rate of 25 percent a year, beginning in the employee's first eligible year. Company contributions totaled $39,000, and $51,000 for the year ended December 31, 1997, and for the period from January 1, 1998 to December 13, 1998, respectively.

    Effective February 1, 1999, Kodiak employees are covered by the AppNet 401(k) Plan.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To i33 Communications Corporation:

    We have audited the accompanying balance sheets of i33 Communications Corporation (a Delaware corporation), as of December 31, 1996, 1997, and 1998, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of i33 Communications Corporation as of December 31, 1996, 1997, and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Washington, D.C.
February 23, 1999

                         I33 COMMUNICATIONS CORPORATION

                                 BALANCE SHEETS

                    AS OF DECEMBER 31, 1996, 1997, AND 1998

                                                                                1996        1997         1998
                                                                             ----------  ----------  ------------
ASSETS
Current assets:
  Cash and cash equivalents................................................  $    1,000  $   23,000  $      1,000
  Accounts receivable, net of allowance for doubtful accounts of $0,
    $86,000 and $417,000, respectively.....................................     444,000     541,000     1,741,000
  Other current assets.....................................................       1,000       1,000        12,000
                                                                             ----------  ----------  ------------
    Total current assets...................................................     446,000     565,000     1,754,000
Property and equipment, net................................................     124,000     262,000       568,000
Other assets...............................................................          --       7,000        12,000
                                                                             ----------  ----------  ------------
    Total assets...........................................................  $  570,000  $  834,000  $  2,334,000
                                                                             ----------  ----------  ------------
                                                                             ----------  ----------  ------------
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Short-term borrowings....................................................  $       --  $       --  $    500,000
  Accounts payable.........................................................      39,000     250,000     1,076,000
  Accrued liabilities......................................................     292,000     356,000     1,082,000
  Current portion of long-term debt........................................     104,000          --            --
  Current portion of capital lease obligations.............................       3,000      24,000        41,000
                                                                             ----------  ----------  ------------
    Total current liabilities..............................................     438,000     630,000     2,699,000
Capital lease obligations, net of current portion..........................       7,000      21,000        15,000
                                                                             ----------  ----------  ------------
    Total liabilities......................................................     445,000     651,000     2,714,000
                                                                             ----------  ----------  ------------
Commitments and contingencies (Note 6)
Stockholders' equity (deficit):
  Common stock, no par value; 100 shares authorized; issued and
    outstanding............................................................       1,000       1,000         1,000
  Retained earnings (accumulated deficit)..................................     124,000     182,000      (381,000)
                                                                             ----------  ----------  ------------
    Total stockholders' equity (deficit)...................................     125,000     183,000      (380,000)
                                                                             ----------  ----------  ------------
    Total liabilities and stockholders' equity (deficit)...................  $  570,000  $  834,000  $  2,334,000
                                                                             ----------  ----------  ------------
                                                                             ----------  ----------  ------------

        The accompanying notes are an integral part of these statements.

                         I33 COMMUNICATIONS CORPORATION

                            STATEMENTS OF OPERATIONS

             FOR THE YEARS ENDED DECEMBER 31, 1996, 1997, AND 1998

                                                                               1996         1997          1998
                                                                            ----------  ------------  ------------
Revenues..................................................................  $  980,000  $  2,266,000  $  4,360,000
Cost of revenues..........................................................     524,000       982,000     2,251,000
                                                                            ----------  ------------  ------------
    Gross profit..........................................................     456,000     1,284,000     2,109,000
                                                                            ----------  ------------  ------------
Operating expenses:
  Selling and marketing...................................................      41,000       471,000       985,000
  General and administrative..............................................     173,000       550,000     1,343,000
  Depreciation............................................................      12,000        45,000       114,000
                                                                            ----------  ------------  ------------
    Total operating expenses..............................................     226,000     1,066,000     2,442,000
                                                                            ----------  ------------  ------------
Income (loss) from operations.............................................     230,000       218,000      (333,000)
Other expense.............................................................          --            --        35,000
Interest expense, net.....................................................          --        (1,000)       11,000
                                                                            ----------  ------------  ------------
Income (loss) before income taxes.........................................     230,000       217,000      (379,000)
Provision (benefit) for income taxes......................................     106,000       159,000       (34,000)
                                                                            ----------  ------------  ------------
Net income (loss).........................................................  $  124,000  $     58,000  $   (345,000)
                                                                            ----------  ------------  ------------
                                                                            ----------  ------------  ------------

        The accompanying notes are an integral part of these statements.

                         I33 COMMUNICATIONS CORPORATION

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

             FOR THE YEARS ENDED DECEMBER 31, 1996, 1997, AND 1998

                                                                                            RETAINED          TOTAL
                                                                     COMMON STOCK           EARNINGS       STOCKHOLDERS'
                                                                ----------------------    (ACCUMULATED        EQUITY
                                                                  SHARES      AMOUNT        DEFICIT)        (DEFICIT)
                                                                -----------  ---------  -----------------  ------------
Balance, January 1, 1996......................................          --   $      --    $          --     $       --
  Issuance of 100 shares of common stock......................         100       1,000               --          1,000
  Net income..................................................          --          --          124,000        124,000
                                                                       ---   ---------  -----------------  ------------
Balance, December 31, 1996....................................         100       1,000          124,000        125,000
  Net income..................................................          --          --           58,000         58,000
                                                                       ---   ---------  -----------------  ------------
Balance, December 31, 1997....................................         100       1,000          182,000        183,000
  Distributions to stockholders...............................          --          --         (218,000)      (218,000)
  Net loss....................................................          --          --         (345,000)      (345,000)
                                                                       ---   ---------  -----------------  ------------
Balance, December 31, 1998....................................         100   $   1,000    $    (381,000)    $ (380,000)
                                                                       ---   ---------  -----------------  ------------
                                                                       ---   ---------  -----------------  ------------

        The accompanying notes are an integral part of these statements.

                         I33 COMMUNICATIONS CORPORATION

                            STATEMENTS OF CASH FLOWS

             FOR THE YEARS ENDED DECEMBER 31, 1996, 1997, AND 1998

                                                                               1996        1997          1998
                                                                            ----------  -----------  -------------
Cash flows from operating activities:
  Net income (loss).......................................................  $  124,000  $    58,000  $    (345,000)
  Adjustments to reconcile net income (loss) to net cash provided by operating activities--
      Depreciation........................................................      12,000       45,000        114,000
      Deferred income taxes...............................................     106,000      133,000        (45,000)
      Change in assets and liabilities:
        Accounts receivable, net..........................................    (444,000)     (97,000)    (1,200,000)
        Other assets......................................................          --       (7,000)       (16,000)
        Accounts payable..................................................      39,000      211,000        826,000
        Accrued liabilities...............................................     186,000      (69,000)       771,000
                                                                            ----------  -----------  -------------
          Net cash provided by operating activities.......................      23,000      274,000        105,000
                                                                            ----------  -----------  -------------
Cash flows used in investing activities:
  Purchase of property and equipment, net.................................    (125,000)    (140,000)      (362,000)
                                                                            ----------  -----------  -------------
Cash flows from financing activities:
  Proceeds from short-term borrowings.....................................          --           --        500,000
  Proceeds from long-term debt............................................     104,000           --             --
  Payments on capital lease obligations...................................      (1,000)    (112,000)       (47,000)
  Distributions to stockholders...........................................          --           --       (218,000)
                                                                            ----------  -----------  -------------
          Net cash provided by (used in) financing activities.............     103,000     (112,000)       235,000
                                                                            ----------  -----------  -------------
Net increase (decrease) in cash and cash equivalents......................       1,000       22,000        (22,000)
Cash and cash equivalents, beginning of year..............................          --        1,000         23,000
                                                                            ----------  -----------  -------------
Cash and cash equivalents, end of year....................................  $    1,000  $    23,000  $       1,000
                                                                            ----------  -----------  -------------
                                                                            ----------  -----------  -------------
Supplementary information:
  Cash paid for interest..................................................  $       --  $    13,000  $      11,000
                                                                            ----------  -----------  -------------
                                                                            ----------  -----------  -------------
  Cash paid for income taxes..............................................  $       --  $     1,000  $       5,000
                                                                            ----------  -----------  -------------
                                                                            ----------  -----------  -------------
Non-cash financing and investing activities:
  Property capital lease additions........................................  $   11,000  $    42,000  $      59,000
                                                                            ----------  -----------  -------------
                                                                            ----------  -----------  -------------

        The accompanying notes are an integral part of these statements.

                         I33 COMMUNICATIONS CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                       DECEMBER 31, 1996, 1997, AND 1998

1.  BUSINESS DESCRIPTION:

    i33 Communications Corporation ("i33" or the "Company") was incorporated in January 1996, under the laws of the state of Delaware. The Company is an interactive agency specializing in strategy, design, technology and online advertising management for mid-sized to large companies. Revenues are generated from web site design and development, online media buying and planning, online advertising management, site audits, web publishing and project management tools, custom application and database development and hosting services. i33 is headquartered and operates primarily in New York.

    On January 8, 1999, all of the issued and outstanding stock of the Company was acquired by AppNet Systems, Inc. The Company incurred $35,000 in consulting fees in conjunction with the sale to AppNet. This has been classified as other expense in the accompanying statements of operations.

    There are significant risks associated with the Company, including the subjectivity of the Company's services to rapid technological change and the Year 2000 issue.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES:

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets, as follows:

Computer equipment.............................................  five years seven
Furniture and fixtures.........................................  years

    Purchased software for internal use is capitalized and amortized principally over three years. Leasehold improvements are amortized over the lesser of the estimated useful life of the asset or the remaining lease term.

    In accordance with Statement of Financial Accounting Standards No. 121 ("SFAS"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company reviews its recorded long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

                         I33 COMMUNICATIONS CORPORATION

                       DECEMBER 31, 1996, 1997, AND 1998

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, short-term borrowings, and capital lease obligations. In management's opinion, the carrying amounts of these financial instruments approximated their fair values at December 31, 1996, 1997, and 1998.

REVENUE RECOGNITION

    Revenues from time and material contracts are recognized based on fixed hourly rates for direct labor hours expended. Revenues from fixed-price contracts are recognized on the percentage-of-completion method, with costs and estimated profits recorded as work is performed. Revenues from fixed-price advertising contracts in which the Company delivers advertising impressions for its customers on third-party websites are recognized ratably over the period the advertising impressions are delivered. In accordance with industry practice, the cost of third-party advertising placed by the Company on behalf of its clients is offset against the related customer reimbursement in the accompanying statements of operations.

    Cost of revenues includes all direct material and labor costs related to contract performance and does not include any related depreciation expense. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in contract performance and estimated profitability, including final contract settlements, may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Unbilled receivables on contracts are comprised of costs, plus earnings on certain contracts in excess of contractual billings on such contracts. Cash received in excess of costs incurred is classified as deferred revenue.

BUSINESS CONCENTRATION AND CREDIT RISK

    The following table summarizes the revenues and receivables from clients in excess of 10% of total revenues and receivables:

                                                            REVENUES
                                                             FOR THE                         ACCOUNTS
                                                           YEARS ENDED                      RECEIVABLE
                                                          DECEMBER 31,                  AS OF DECEMBER 31,
                                                 -------------------------------  -------------------------------
                                                   1996       1997       1998       1996       1997       1998
                                                 ---------  ---------  ---------  ---------  ---------  ---------
Customer A.....................................      *          *          *          *          *            20%
Customer B.....................................      *          *          *          *          *            12%
Customer C.....................................      *          *            10%      *          *            16%
Customer D.....................................      *            14%      *          *            16%      *
Customer E.....................................      *            13%      *          *          *          *
Customer F.....................................      *            11%      *          *          *          *
Customer G.....................................        25%      *          *            50%        14%      *
Customer H.....................................        11%      *          *            12%      *          *

------------------------

*   Represents less than 10% of total.

                         I33 COMMUNICATIONS CORPORATION

                       DECEMBER 31, 1996, 1997, AND 1998

INCOME TAXES

    In 1996, the Company was taxed as a C corporation. As such, income taxes are accounted for using an asset and liability approach that requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The measurement of current and deferred tax liabilities and assets are based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

    In 1997 and 1998, the Company, with the consent of its shareholders, has elected to be taxed pursuant to subchapter S of the Internal Revenue Code ("an S corporation"). In lieu of corporation income taxes, the shareholders of an S corporation are taxed on their proportionate share of the Company's taxable income. Therefore, no provision for federal income taxes has been included in the accompanying financial statements. The Company is subject to state and city income taxes based on the Company's taxable income and alternative minimum tax. The recorded tax provision for 1997 and 1998 relates to these state and city taxes. The significant components of differences between income reported for financial statement purposes and income reported for tax purposes relates to tax basis adjustments for accounts receivable, payroll and corporate tax liabilities.

3.  ACCOUNTS RECEIVABLE:

    Accounts receivable consists of the following:

                                                                     DECEMBER 31,
                                                         ------------------------------------
                                                            1996        1997         1998
                                                         ----------  ----------  ------------
Accounts receivable....................................  $  444,000  $  599,000  $  2,009,000
Unbilled accounts receivable...........................          --      28,000       149,000
Allowance for doubtful accounts........................          --     (86,000)     (417,000)
                                                         ----------  ----------  ------------
    Accounts receivable, net...........................  $  444,000  $  541,000  $  1,741,000
                                                         ----------  ----------  ------------
                                                         ----------  ----------  ------------

4.  PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following:

                                                                     DECEMBER 31,
                                                         ------------------------------------
                                                            1996        1997         1998
                                                         ----------  ----------  ------------
Computer equipment.....................................  $   79,000  $  169,000  $    474,000
Furniture and fixtures.................................      44,000     112,000       131,000
Leasehold improvements.................................      13,000      38,000       134,000
                                                         ----------  ----------  ------------
                                                            136,000     319,000       739,000
Accumulated depreciation and amortization..............     (12,000)    (57,000)     (171,000)
                                                         ----------  ----------  ------------
    Property and equipment, net........................  $  124,000  $  262,000  $    568,000
                                                         ----------  ----------  ------------
                                                         ----------  ----------  ------------

                         I33 COMMUNICATIONS CORPORATION

                       DECEMBER 31, 1996, 1997, AND 1998

5.  ACCRUED LIABILITIES:

    Accrued liabilities consists of the following:

                                                                     DECEMBER 31,
                                                         ------------------------------------
                                                            1996        1997         1998
                                                         ----------  ----------  ------------
Deferred revenue.......................................  $   24,000  $       --  $         --
Deferred tax liability.................................     106,000     239,000       194,000
Accrued media expense..................................          --          --       798,000
Accrued compensation...................................     147,000          --            --
Other accrued liabilities..............................      15,000     117,000        90,000
                                                         ----------  ----------  ------------
    Total accrued liabilities..........................  $  292,000  $  356,000  $  1,082,000
                                                         ----------  ----------  ------------
                                                         ----------  ----------  ------------

6.  LEASES:

    The Company has noncancelable operating leases, primarily for real estate, that expire over the next 3 years. Rental expense for operating leases during the years ended December 31, 1996, 1997, and 1998, was $21,000, $73,000 and
$102,000, respectively.

    The Company leases certain equipment under capital leases.

    Future minimum lease payments under capital leases and noncancelable operating leases are as follows as of December 31, 1998:

                                                                                    CAPITAL   OPERATING
                                                                                    LEASES      LEASES
                                                                                   ---------  ----------
    Year ended December 31, 1999.................................................  $  39,000  $   93,000
    2000.........................................................................     21,000      63,000
    2001.........................................................................      5,000      42,000
                                                                                   ---------  ----------
        Total minimum lease payments.............................................     65,000  $  198,000
                                                                                              ----------
                                                                                              ----------
    Less: Amount representing interest...........................................     (9,000)
                                                                                   ---------
    Present value of capital lease obligations...................................     56,000
    Less: Current portion of capital lease obligations...........................     41,000
                                                                                   ---------
    Long-term portion of capital lease obligation................................  $  15,000
                                                                                   ---------
                                                                                   ---------

    Equipment under capital leases is summarized as follows:

                                                                        DECEMBER 31,
                                                               -------------------------------
                                                                 1996       1997       1998
                                                               ---------  ---------  ---------
Computer equipment...........................................  $  11,000  $  54,000  $  93,000
Accumulated depreciation.....................................     (1,000)    (7,000)   (14,000)
                                                               ---------  ---------  ---------
    Total....................................................  $  10,000  $  47,000  $  79,000
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

                         I33 COMMUNICATIONS CORPORATION

                       DECEMBER 31, 1996, 1997, AND 1998

7.  INCOME TAXES:

    The Company follows the provisions of SFAS No. 109, "Accounting for Income Taxes," for financial reporting purposes. Deferred tax assets or liabilities at the end of each period are determined using the currently enacted tax rates to apply to taxable income in the period in which the deferred tax asset or liability is expected to be settled or realized.

    The components of the net deferred tax liability as of December 31, 1996, 1997, and 1998 are as follows:

                                                                      DECEMBER 31,
                                                           ----------------------------------
                                                              1996        1997        1998
                                                           ----------  ----------  ----------
Total deferred tax liabilities...........................  $  106,000  $  242,000  $  199,000
Total deferred tax assets................................          --      (3,000)     (5,000)
                                                           ----------  ----------  ----------
Net deferred tax liability...............................  $  106,000  $  239,000  $  194,000
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------

    The sources of and differences between the financial accounting and tax basis of i33's assets and liabilities that give rise to the net deferred tax liability are as follows:

                                                                      DECEMBER 31,
                                                           ----------------------------------
                                                              1996        1997        1998
                                                           ----------  ----------  ----------
Deferred tax liabilities:
  Differences from accrual to cash basis.................  $  106,000  $  242,000  $  199,000
Deferred tax assets:
  Other..................................................          --      (3,000)     (5,000)
                                                           ----------  ----------  ----------
                                                           $  106,000  $  239,000  $  194,000
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------

    The components of the provision (benefit) for income taxes as of December 31, 1996, 1997, and 1998, are as follows:

                                                                       DECEMBER 31,
                                                            ----------------------------------
                                                               1996        1997        1998
                                                            ----------  ----------  ----------
Federal income taxes:
  Current.................................................  $       --  $       --  $       --
  Deferred................................................      66,000     136,000          --
State taxes:
  Current.................................................          --      26,000      11,000
  Deferred................................................      40,000      (3,000)    (45,000)
                                                            ----------  ----------  ----------
Provisions (benefit) for income taxes.....................  $  106,000  $  159,000  $  (34,000)
                                                            ----------  ----------  ----------
                                                            ----------  ----------  ----------

                         I33 COMMUNICATIONS CORPORATION

                       DECEMBER 31, 1996, 1997, AND 1998

    For the years ended December 31, 1996, 1997, and 1998, the provision (benefit) for income taxes differed from the amounts computed at the statutory rate, as follows:

                                                                       DECEMBER 31,
                                                            ----------------------------------
                                                               1996        1997        1998
                                                            ----------  ----------  ----------
Income tax computed at statutory rate.....................  $   78,000  $       --  $       --
State income taxes, net of federal income tax benefit.....      27,000      23,000     (34,000)
C Corporation Federal tax.................................          --     136,000          --
Other, net................................................       1,000          --          --
                                                            ----------  ----------  ----------
                                                            $  106,000  $  159,000  $  (34,000)
                                                            ----------  ----------  ----------
                                                            ----------  ----------  ----------

8.  RELATED PARTIES:

    The Company conducts certain transactions with a related party. These transactions include the borrowing of funds for which the balances outstanding at December 31, 1996, 1997, and 1998 were $104,000, $0 and $0, respectively. In addition, the Company shares office space and has purchased equipment from a related party during the years ended December 31, 1996, 1997, and 1998.

    The Company has a note with a relative of one of the shareholders, which is collateralized by substantially all of the assets of the Company and is personally guaranteed by the Company's President and Chief Technical Officer. Under the terms of the agreement, the loan was interest free and payment was due upon the sale of the Company. As of December 31, 1998, the balance due on the note was $500,000. The note was repaid on January 8, 1999.

    During the years ended December 31, 1997 and 1998, the Company wrote off amounts due from a related party of $5,000 and $18,000, respectively.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Salzinger & Company:

    We have audited the accompanying balance sheet of Salzinger & Company (a Virginia corporation), as of December 31, 1998, and the related statements of operations, stockholder's equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Salzinger & Company as of December 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Washington, D.C.
March 15, 1999

                              SALZINGER & COMPANY

                                 BALANCE SHEET

                            AS OF DECEMBER 31, 1998

ASSETS
Current assets:
  Cash..........................................................................  $ 193,000
  Accounts receivable...........................................................  1,707,000
                                                                                  ---------
    Total current assets........................................................  1,900,000
Property and equipment, net.....................................................     43,000
Other assets....................................................................     14,000
                                                                                  ---------
    Total assets................................................................  $1,957,000
                                                                                  ---------
                                                                                  ---------
LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities:
  Short-term borrowing..........................................................  $ 130,000
  Accounts payable..............................................................     34,000
  Accrued liabilities...........................................................    177,000
                                                                                  ---------
    Total current liabilities...................................................    341,000
                                                                                  ---------

Commitments and contingencies (Note 6)
Stockholder's equity:
  Common stock, $1.00 par value; 5,000 shares authorized; 1,000 shares issued
    and outstanding.............................................................      1,000
  Retained earnings.............................................................  1,615,000
                                                                                  ---------
    Total stockholder's equity..................................................  1,616,000
                                                                                  ---------
    Total liabilities and stockholder's equity..................................  $1,957,000
                                                                                  ---------
                                                                                  ---------

         The accompanying notes are an integral part of this statement.

                              SALZINGER & COMPANY

                            STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1998

Revenues........................................................................  $3,110,000
Cost of revenues................................................................  1,738,000
                                                                                  ---------
    Gross profit................................................................  1,372,000
                                                                                  ---------
Operating expenses:
  Selling and marketing.........................................................      2,000
  General and administrative....................................................    425,000
  Depreciation and amortization.................................................     13,000
                                                                                  ---------
    Total operating expenses....................................................    440,000
                                                                                  ---------
Income from operations..........................................................    932,000
Interest income.................................................................     20,000
                                                                                  ---------
Net income......................................................................  $ 952,000
                                                                                  ---------
                                                                                  ---------

         The accompanying notes are an integral part of this statement.

                              SALZINGER & COMPANY

                       STATEMENT OF STOCKHOLDER'S EQUITY

                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                                                         COMMON STOCK                         TOTAL
                                                                    ----------------------    RETAINED    STOCKHOLDER'S
                                                                      SHARES      AMOUNT      EARNINGS       EQUITY
                                                                    -----------  ---------  ------------  -------------
Balance, December 31, 1997........................................       1,000   $   1,000  $    663,000   $   664,000
  Net income......................................................          --          --       952,000       952,000
                                                                         -----   ---------  ------------  -------------
Balance, December 31, 1998........................................       1,000   $   1,000  $  1,615,000   $ 1,616,000
                                                                         -----   ---------  ------------  -------------
                                                                         -----   ---------  ------------  -------------

         The accompanying notes are an integral part of this statement.

                              SALZINGER & COMPANY

                            STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1998

Cash flows from operating activities:
  Net income....................................................................  $  952,000
  Adjustments to reconcile net income to net cash used in operating activities:
    Depreciation and amortization...............................................      13,000
    Change in assets and liabilities:
      Accounts receivable.......................................................  (1,152,000)
      Other assets..............................................................      (5,000)
      Accounts payable..........................................................      19,000
      Accrued liabilities.......................................................      11,000
                                                                                  ----------
        Net cash used in operating activities...................................    (162,000)
                                                                                  ----------
Cash flows from financing activities:
  Short-term borrowing..........................................................     130,000
                                                                                  ----------
Net decrease in cash............................................................     (32,000)
Cash, beginning of year.........................................................     225,000
                                                                                  ----------
Cash, end of year...............................................................  $  193,000
                                                                                  ----------
                                                                                  ----------

         The accompanying notes are an integral part of this statement.

                              SALZINGER & COMPANY

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1998

1.  BUSINESS DESCRIPTION:

    Salzinger & Company ("Salzinger" or the "Company") was incorporated in 1995, under the laws of the state of Virginia. Salzinger is a consulting company providing business-level strategic consulting in website marketing strategy development, planning and implementation. It is headquartered in Virginia and operates primarily in the Northeast, with some international clients.

    On March 15, 1999, certain assets of the Company were acquired by AppNet Systems, Inc.

    There are significant risks associated with the Company, including the subjectivity of the Company's services to rapid technological change and the Year 2000 issue.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES:

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets, as follows:

                                                                  three
Computer equipment and software.................................  years
Furniture and fixtures..........................................  five years
Automobile......................................................  five years

    Purchased software is capitalized and amortized principally over three years.

    In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company reviews its recorded long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist primarily of cash, accounts receivable, accounts payable and short-term borrowing. In management's opinion, the carrying amounts of these financial instruments approximated their fair values at December 31, 1998.

REVENUE RECOGNITION

    Revenues from time and material contracts are recognized based on fixed hourly rates for direct labor hours expended. The Company also enters into arrangements in which a portion of its fee is based on the successful completion of a transaction. Revenue under these contracts is recognized when

                              SALZINGER & COMPANY

                               DECEMBER 31, 1998

the transaction has closed and the Company is due its success fee. Included within revenues in the accompanying statement of operations are success fees of approximately $730,000.

    Cost of revenues includes all direct material and labor costs related to contract performance and does not include any related depreciation expense. Unbilled receivables on contracts are comprised of costs, plus earnings on certain contracts in excess of contractual billings on such contracts. Cash received in excess of costs incurred is classified as deferred revenue.

BUSINESS CONCENTRATION AND CREDIT RISK

    The following table summarizes the revenues and accounts receivable from clients in excess of 10% of total revenues and accounts receivable:

                                                             REVENUES         ACCOUNTS RECEIVABLE
                                                        FOR THE YEAR ENDED           AS OF
                                                         DECEMBER 31, 1998     DECEMBER 31, 1998
                                                        -------------------  ---------------------
Company A.............................................             31%                   50%
Company B.............................................             21%                   27%
Company C.............................................             15%                     *
Company D.............................................             15%                   13%

------------------------

*   Represents less than 10% of total.

INCOME TAXES

    The Company, with the consent of its shareholders, has elected to be taxed pursuant to Subchapter S of the Internal Revenue Code (an "S Corporation"). In lieu of corporation income taxes, the shareholders of an S corporation are taxed on their proportionate share of the Company's taxable income. Therefore, no provision for federal or state income taxes has been included in the accompanying financial statements.

3.  ACCOUNTS RECEIVABLE:

    Accounts receivable consists of the following:

Accounts receivable.............................................  $1,522,000
Unbilled accounts receivable....................................    185,000
                                                                  ---------
    Total.......................................................  $1,707,000
                                                                  ---------
                                                                  ---------

    There was no allowance for doubtful accounts recorded as management believes that all amounts will be collected.

                              SALZINGER & COMPANY

                               DECEMBER 31, 1998

4.  PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following:

Computer equipment and software...................................  $  21,000
Furniture and fixtures............................................      9,000
Automobile........................................................     35,000
                                                                    ---------
                                                                       65,000
Accumulated depreciation and amortization.........................    (22,000)
                                                                    ---------
    Property and equipment, net...................................  $  43,000
                                                                    ---------
                                                                    ---------

5.  ACCRUED LIABILITIES:

    Accrued liabilities consists of the following:

Accrued compensation and benefits.................................  $ 151,000
Deferred revenue..................................................     25,000
Other.............................................................      1,000
                                                                    ---------
    Accrued liabilities...........................................  $ 177,000
                                                                    ---------
                                                                    ---------

6.  LEASES:

    The Company is party to a sublease agreement under which it rents its corporate office. The sublease is renewable on a month-to-month basis. The Company is also party to a second lease which is renewed annually. Rental expense for operating leases during the year ended December 31, 1998 was $130,000.

    The Company leases certain equipment under noncancelable operating leases.

    Future minimum lease payments under noncancelable operating leases for office space and equipment are as follows as of December 31, 1998:

1999...............................................................  $  81,000
2000...............................................................     13,000
                                                                     ---------
    Total minimum lease payments...................................  $  94,000
                                                                     ---------
                                                                     ---------

7.  RELATED PARTIES:

    The Company's sole stockholder loaned $130,000 to the Company in December 1998. The Company repaid the loan in January 1999.

8.  RETIREMENT PLAN:

    The Company maintains a profit-sharing and retirement plan under the provisions of section 408(p) of the Internal Revenue Code. The Plan provides for contributions by employees and a discretionary contribution by the Company. The plan is for the benefit of all employees. Participants may contribute up to $6,000 annually. Employee contributions are fully vested. The Company contributes 2 percent of employees total salary. The Company's contribution vests immediately. Company contributions totaled $23,000 for the year ended December 31, 1998.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Internet Outfitters, Inc.:

    We have audited the accompanying balance sheet of Internet Outfitters, Inc. (a California corporation), as of December 31, 1998, and the related statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1998, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Washington, D.C.
March 26, 1999

                           INTERNET OUTFITTERS, INC.

                                 BALANCE SHEET

                            AS OF DECEMBER 31, 1998

ASSETS
Current assets:
  Cash............................................................................  $  70,000
  Accounts receivable, net........................................................    555,000
  Other current assets............................................................     71,000
                                                                                    ---------
      Total current assets........................................................    696,000
Property and equipment, net.......................................................    239,000
Other assets......................................................................      6,000
                                                                                    ---------
      Total assets................................................................  $ 941,000
                                                                                    ---------
                                                                                    ---------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................................................  $ 227,000
  Accrued liabilities.............................................................    184,000
  Current portion of long-term debt...............................................    316,000
  Current portion of capital lease obligations....................................     17,000
                                                                                    ---------
      Total current liabilities...................................................    744,000
Long-term debt, net of current portion............................................     53,000
Capital lease obligations, net of current portion.................................      3,000
Deferred tax liability............................................................     29,000
                                                                                    ---------
      Total liabilities...........................................................    829,000
                                                                                    ---------
Commitments and contingencies (Note 11)
Stockholders' equity:
  Common stock, no par value; 20,000,000 shares authorized; 7,695,641 shares
    issued and outstanding........................................................      8,000
  Additional paid-in capital......................................................    221,000
  Deferred compensation...........................................................   (164,000)
  Retained earnings...............................................................     47,000
                                                                                    ---------
      Total stockholders' equity..................................................    112,000
                                                                                    ---------
      Total liabilities and stockholders' equity..................................  $ 941,000
                                                                                    ---------
                                                                                    ---------

         The accompanying notes are an integral part of this statement.

                           INTERNET OUTFITTERS, INC.

                            STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1998

Revenues........................................................................  $2,343,000
Cost of revenues................................................................  1,287,000
                                                                                  ---------
            Gross profit........................................................  1,056,000
                                                                                  ---------
Operating expenses:
  Selling and marketing.........................................................     47,000
  General and administrative....................................................    859,000
  Stock-based compensation......................................................     57,000
  Depreciation and amortization.................................................     57,000
                                                                                  ---------
            Total operating expenses............................................  1,020,000
                                                                                  ---------
Income from operations..........................................................     36,000
Interest expense, net...........................................................     47,000
                                                                                  ---------
Loss before income taxes........................................................    (11,000)
Provision for income taxes......................................................     52,000
                                                                                  ---------
Net loss........................................................................  $ (63,000)
                                                                                  ---------
                                                                                  ---------

         The accompanying notes are an integral part of this statement.

                           INTERNET OUTFITTERS, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                         COMMON STOCK        ADDITIONAL                                 TOTAL
                                    -----------------------   PAID-IN      DEFERRED      RETAINED    STOCKHOLDERS'
                                       SHARES      AMOUNT     CAPITAL    COMPENSATION    EARNINGS       EQUITY
                                    ------------  ---------  ----------  -------------  -----------  ------------
Balance, December 31, 1997........     7,695,641  $   8,000  $       --   $        --   $   110,000   $  118,000
  Stock-based compensation........            --         --     221,000      (164,000)           --       57,000
  Net loss........................            --         --          --            --       (63,000)     (63,000)
                                    ------------  ---------  ----------  -------------  -----------  ------------
Balance, December 31, 1998........     7,695,641  $   8,000  $  221,000   $  (164,000)  $    47,000   $  112,000
                                    ------------  ---------  ----------  -------------  -----------  ------------
                                    ------------  ---------  ----------  -------------  -----------  ------------

         The accompanying notes are an integral part of this statement.

                           INTERNET OUTFITTERS, INC.

                            STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1998

Cash flows from operating activities:
  Net loss.......................................................................  $ (63,000)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Deferred income taxes........................................................    (29,000)
    Stock-based compensation.....................................................     57,000
    Depreciation and amortization................................................     57,000
    Change in assets and liabilities:
      Accounts receivable, net...................................................   (217,000)
      Other assets...............................................................     (8,000)
      Accounts payable...........................................................      5,000
      Accrued liabilities........................................................    138,000
                                                                                   ---------
        Net cash used in operating activities....................................    (60,000)
                                                                                   ---------
Cash flows from investing activities:
  Purchase of property and equipment, net........................................   (124,000)
                                                                                   ---------
Cash flows from financing activities:
  Proceeds from long-term debt...................................................    292,000
  Repayments of long-term debt...................................................    (28,000)
  Repayments of capital lease obligations........................................    (13,000)
                                                                                   ---------
        Net cash provided by financing activities................................    251,000
                                                                                   ---------
Net increase in cash.............................................................     67,000
Cash, beginning of year..........................................................      3,000
                                                                                   ---------
Cash, ending of year.............................................................  $  70,000
                                                                                   ---------
                                                                                   ---------
Supplementary information:
  Cash paid for interest.........................................................  $  45,000
                                                                                   ---------
                                                                                   ---------
  Cash paid for income taxes.....................................................  $  63,000
                                                                                   ---------
                                                                                   ---------

         The accompanying notes are an integral part of this statement.

                           INTERNET OUTFITTERS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1998

1.  BUSINESS DESCRIPTION:

    Internet Outfitters, Inc. ("IO" or the "Company") was incorporated in 1994 under the laws of the state of California. IO is an information technology services company providing internet and web-based solutions designed to improve clients' business processes, including strategy consulting, applications development, electronic commerce, systems design, technology development, integration, and operation. The Company is headquartered in Santa Monica, California and operates primarily in the western region of the United States.

    On March 22, 1999, the Company entered into a Stock Purchase Agreement with AppNet Systems, Inc. ("AppNet"). The transaction was completed on March 26, 1999.

    There are significant risks associated with the Company, including the subjectivity of the Company's services to rapid technological change and the Year 2000 issue.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES:

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets, as follows:

                                                           three to five
Computer equipment and software..........................  years
Furniture and fixtures...................................  seven years

    Purchased software and third-party costs incurred to develop software for internal use are capitalized and amortized principally over three years.

    In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company reviews its recorded long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist primarily of cash, accounts receivable, accounts payable, long-term debt and capital lease obligations. In management's opinion, the carrying amounts of these financial instruments approximated their fair values at December 31, 1998.

                           INTERNET OUTFITTERS, INC.

                               DECEMBER 31, 1998

STOCK-BASED COMPENSATION

    The Company accounts for stock-based employee compensation arrangements using the intrinsic value method in accordance with provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB Opinion No. 25, compensation cost is recognized based on the difference, if any, on the date of grant between the fair value of the Company's stock and the amount an employee must pay to acquire the stock.

REVENUE RECOGNITION

    Revenues from time and material contracts are recognized based on fixed hourly rates for direct labor hours expended. Revenues from fixed-price contracts are recognized on the percentage-of-
']completion method, with costs and estimated profits recorded as work is performed. Revenues from fixed-price advertising contracts in which the Company delivers advertising impressions for its customers on third-party websites are recognized ratably over the period the advertising impressions are delivered. In accordance with industry practice, the cost of third party advertising placed by the Company on behalf of its clients is offset against the related customer reimbursement in the accompanying statement of operations. Revenues from cost-plus-fixed-fee contracts are recognized on the basis of direct costs plus indirect costs incurred plus a fixed profit percentage.

    Costs of revenues includes all direct material and labor costs related to contract performance and does not include any related depreciation expense. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in contract performance and estimated profitability, including final contract settlements, may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Unbilled revenues on contracts are comprised of costs, plus earnings on certain contracts in excess of contractual billings on such contracts. Cash received in excess of costs incurred is classified as deferred revenue.

BUSINESS CONCENTRATION AND CREDIT RISK

    The following table summarizes the revenues and receivables from clients in excess of 10% of total revenues and receivables:

                                                             REVENUES           ACCOUNTS
                                                           FOR THE YEAR        RECEIVABLE
                                                               ENDED              AS OF
                                                         DECEMBER 31, 1998  DECEMBER 31, 1998
                                                         -----------------  -----------------
Customer A.............................................          42.2%              27.0%
Customer B.............................................          18.1%              33.9%
Customer C.............................................          12.5%              *

------------------------

*   Represents less than 10 percent of total.

INCOME TAXES

    Income taxes are accounted for using an asset and liability approach that requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The measurement of current and deferred tax assets and liabilities are based on provisions of

                           INTERNET OUTFITTERS, INC.

                               DECEMBER 31, 1998

the enacted tax law; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

3.  ACCOUNTS RECEIVABLE:

    Accounts receivable consists of the following as of December 31, 1998:

Commercial clients................................................  $ 560,000
Unbilled accounts receivable......................................     41,000
Less: Allowance for doubtful accounts.............................    (46,000)
                                                                    ---------
    Accounts receivable, net......................................  $ 555,000
                                                                    ---------

    In February 1998, the Company entered into a factoring agreement to sell, with recourse, on an ongoing basis, certain accounts receivable to a third party. Collections received on these accounts may be replaced by new receivables in order to maintain the aggregate outstanding balance. Proceeds from the sale of receivables are collateralized by substantially all of the assets of the Company. At no time may the total accounts receivable factored exceed $350,000. Fees associated with these transactions are included in interest expense in the accompanying statement of operations. The factoring agreement has an initial term of one year and is renewed from year to year thereafter unless terminated by either party.

    As of December 31, 1998, accounts receivable totaling $224,000 had been pledged as collateral against this asset-based borrowing.

    In accordance with SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," the Company's accounts receivable program will be accounted for as a secured borrowing. The receivables and the corresponding debt are included as an asset and liability, respectively, on the accompanying balance sheet.

4.  OTHER CURRENT ASSETS:

    Other current assets consists of the following as of December 31, 1998:

Deferred tax asset................................................  $  58,000
Other assets......................................................     13,000
                                                                    ---------
    Total.........................................................  $  71,000
                                                                    ---------
                                                                    ---------

                           INTERNET OUTFITTERS, INC.

                               DECEMBER 31, 1998

5.  PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following as of December 31, 1998:

Computer equipment and software...................................  $ 332,000
Furniture and fixtures............................................      8,000
                                                                    ---------
                                                                      340,000
Accumulated depreciation and amortization.........................    101,000
                                                                    ---------
    Property and equipment, net...................................  $ 239,000
                                                                    ---------
                                                                    ---------

6.  ACCRUED LIABILITIES:

    Accrued liabilities consists of the following as of December 31, 1998:

Accrued compensation and benefits.................................  $  96,000
Taxes payable.....................................................     33,000
Deferred revenue..................................................     30,000
Other accrued liabilities.........................................     25,000
                                                                    ---------
    Total.........................................................  $ 184,000
                                                                    ---------

7.  DEBT:

    In July 1996, the Company issued a $41,000 note payable to an officer of the Company with a maturity of December 31, 1999. Interest on this note was payable monthly at a rate of 8 percent. In April 1998, the Company issued a second note in the amount of $51,000 payable to this officer, which contained a maturity of June 30, 1999. Interest on this note was payable monthly at a rate of 12 percent.

    In December 1998, the Company refinanced the outstanding balances of the above notes and issued a single $92,000 note payable to this officer. This note bears interest monthly at a rate of 10 percent and matures on December 31, 2000.

    The Company issued a $50,000 note payable to a related party in March 1996, which bears interest monthly at a rate of 8 percent. Principal payments were due on a quarterly basis with a scheduled maturity of March 1, 1999. In December 1998, the Company rescheduled the payments of the remaining outstanding balance of $45,000. The amended note has a scheduled maturity of December 31, 1999. All other terms remained unchanged from the original note.

    In 1998, the Company entered into a factoring agreement, the proceeds from which are treated as a secured borrowing (see Note 3). The outstanding balance at December 31, 1998 will be repaid through the subsequent sale of additional accounts receivable from the Company. Finance charges of 2.25 percent are payable monthly on the average outstanding balance for the respective period. In addition, the Company is required to pay a monthly administrative fee of 0.75 percent of the face amount of each purchased receivable during the respective period. The outstanding balance is secured by substantially all of the assets of the Company. As of December 31, 1998, $224,000 was outstanding related to this agreement.

                           INTERNET OUTFITTERS, INC.

                               DECEMBER 31, 1998

    In March 1998, IO issued a note payable to an employee of the Company in the amount of $17,000. This note bears interest annually at a rate of 12 percent. At December 31, 1998, $8,000 was outstanding related to this note. The remaining principal is secured by a $26,000 billed receivable of the Company and will be repaid upon receipt of payment from those receivables.

    As of December 31, 1998, the maturities of long-term debt were as follows:

1999..............................................................  $ 316,000
2000..............................................................     53,000
                                                                    ---------
    Total.........................................................  $ 369,000
                                                                    ---------

8.  EMPLOYEE STOCK OPTION PLAN:

    The Company has a stock option plan for key employees. Options expire no later than ten years from the date of the grant or when employment ceases, whichever comes first. One-third of the granted options vest on the grant date. The remaining options vest ratably on the first and second anniversaries of the date of grant. The maximum number of shares of common stock that may be issued pursuant to the stock option plan is 5,000,000 shares at December 31, 1998.

    The stock option plan is accounted for under APB Opinion No. 25, "Accounting for Stock Issued to Employees." Had compensation cost for the plan been determined based on the estimated fair value of the options at the grant dates consistent with the method of SFAS No. 123, pro forma net loss would have been approximately $289,000 for the year ended December 31, 1998. The weighted average fair value of the options granted during 1998 is estimated to be $0.84 per option assuming the following: dividend yield of 0 percent, risk-free interest rate of 5 percent and an expected term of the options of 3.4 years.

    The following summarizes option activity during 1998:

                                                                                   WEIGHTED-
                                                                    NUMBER OF       AVERAGE
                                                                      SHARES    EXERCISE PRICE
                                                                    ----------  ---------------
Options outstanding December 31, 1997, exercise price range of
  $0.10 to $0.16..................................................   2,431,000     $    0.13
    Granted in 1998...............................................     345,000          0.20
                                                                    ----------
Options outstanding, December 31, 1998, exercise price range of
  $0.10 to $0.20..................................................   2,776,000          0.14
                                                                    ----------         -----
                                                                    ----------         -----
Options exercisable, December 31, 1998............................   1,716,000     $    0.13
                                                                    ----------         -----
                                                                    ----------         -----

9.  INCOME TAXES:

    The Company follows the provisions of SFAS No. 109, "Accounting for Income Taxes," for financial reporting purposes. Deferred tax assets or liabilities at the end of each period are determined using the currently enacted tax rates to apply to taxable income in the period in which the deferred tax asset or liability is expected to be settled or realized.

                           INTERNET OUTFITTERS, INC.

                               DECEMBER 31, 1998

    The components of the net deferred tax asset are as follows as of December 31, 1998:

Total deferred tax liabilities....................................  $ (29,000)
Total deferred tax assets.........................................     58,000
                                                                    ---------
    Net deferred tax asset........................................  $  29,000
                                                                    ---------
                                                                    ---------

    The sources of and differences between the financial accounting and tax basis of Internet Outfitters, Inc.'s assets and liabilities that give rise to the net deferred tax asset are as follows as of December 31, 1998:

Deferred tax liabilities
  Depreciation....................................................  $ (29,000)
Deferred tax assets
  Reserves........................................................     35,000
  Stock-based compensation........................................     23,000
                                                                    ---------
    Net deferred tax asset........................................  $  29,000
                                                                    ---------
                                                                    ---------

    The components of the provision for income taxes as of December 31, 1998, are as follows:

Federal income taxes:
  Current.........................................................  $  68,000
  Deferred........................................................    (29,000)
State taxes.......................................................     13,000
                                                                    ---------
Provision for income taxes........................................  $  52,000
                                                                    ---------
                                                                    ---------

    For the year ended December 31, 1998, the provision for income taxes differed from the amounts computed at the statutory rate, as follows:

Income tax computed at statutory rates............................  $  (4,000)
State income taxes, net of federal income tax benefit.............      9,000
Permanent differences.............................................     48,000
Other, net........................................................     (1,000)
                                                                    ---------
                                                                    $  52,000
                                                                    ---------
                                                                    ---------

10. RELATED PARTIES:

    See Note 7 for a description of certain long-term debt obligations with related parties.

    In 1998, IO has entered into a service agreement with a relative of an officer of the Company. Under this agreement, this individual will act as financial advisor for any sale, merger or financing transaction entered into by the Company and, in exchange, will receive a fee equal to three percent of the transaction consideration. No fees were paid in 1998 in connection with this agreement.

                           INTERNET OUTFITTERS, INC.

                               DECEMBER 31, 1998

11. COMMITMENTS AND CONTINGENCIES:

LEASES

    The Company has noncancelable operating leases, primarily for real estate, that expire over the next 2 years. One of the operating leases maintains an escalation provision that requires annual incremental increases of at least 3 percent. Rental expense for operating leases during the year ended December 31, 1998 was $63,000.

    The Company leases certain equipment under capital leases.

    Future minimum lease payments under capital leases and noncancelable operating leases are as follows as of December 31, 1998:

                                                                          CAPITAL     OPERATING
                                                                           LEASES      LEASES
                                                                         ----------  -----------
1999...................................................................  $   17,000   $  68,000
2000...................................................................       5,000      11,000
                                                                         ----------  -----------
    Total minimum lease payments.......................................      22,000   $  79,000
                                                                                     -----------
                                                                                     -----------
Less: Amount representing interest.....................................      (2,000)
                                                                         ----------
Present value of capital lease obligations.............................      20,000
Less: Current portion of capital lease obligations.....................     (17,000)
                                                                         ----------
Long-term portion of capital lease obligations.........................  $    3,000
                                                                         ----------
                                                                         ----------

    Equipment under capital leases is summarized as follows as of December 31, 1998:

Computer equipment................................................  $  49,000
Accumulated depreciation..........................................    (15,000)
                                                                    ---------
    Total.........................................................  $  34,000
                                                                    ---------
                                                                    ---------

LITIGATION AND CLAIMS

    In 1998, one of the Company's suppliers informed IO that it believed the Company had caused a third-party client of the Company to enter into an incorrect license for a supplier's software. The supplier asserted that the correct license required additional payments of approximately $2,200,000 in license fees and technical support fees. The Company denies any liability for additional licensing fees. While the Company intends to vigorously contest any claim by the supplier that additional fees are owed in connection with the third party, the ultimate resolution of this matter cannot be determined at this time.

                                     [LOGO]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth expenses and costs payable by AppNet (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities described in this registration statement. All amounts are estimated except for the Securities and Exchange Commission's registration fee and the National Association of Securities Dealers' filing fee.

                                                                                     AMOUNT
                                                                                  ------------
Registration fee under Securities Act...........................................  $     47,955
NASD filing fee.................................................................        17,750
The Nasdaq National Market fees.................................................        95,000
Legal fees and expenses.........................................................       850,000
Accounting fees and expenses....................................................     1,000,000
Printing and engraving expenses.................................................       600,000
Registrar and transfer agent fees...............................................         5,000
Miscellaneous expenses..........................................................       100,000
                                                                                  ------------
Total...........................................................................  $  2,715,705
                                                                                  ------------
                                                                                  ------------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    AppNet's bylaws provide that AppNet shall indemnify to the fullest extent authorized by the Delaware General Corporation Law, each person who is involved in any litigation or other proceeding because such person is or was a director or officer of AppNet, against all expense, loss or liability reasonably incurred or suffered in connection therewith. AppNet's bylaws provide that a director or officer may be paid expenses incurred in defending any proceeding in advance of its final disposition upon receipt by AppNet of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to indemnification.

    Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reason to believe his conduct was unlawful. In a derivative action, (I.E., one brought by or on behalf of the corporation), indemnification may be made only for expenses, actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

    Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, AppNet's certificate of incorporation eliminates the liability of a director to the corporation or its stockholders for monetary damages for such breach of fiduciary duty as a director, except for liabilities arising (a) from any breach of the director's duty of loyalty to the corporation or its stockholders; (b) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) from any transaction from which the director derived an improper personal benefit.

    AppNet intends to obtain primary and excess insurance policies insuring its directors and officers and those of its subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under such policies, the insurer, on behalf of AppNet, may also pay amounts for which AppNet has granted indemnification to the directors or officers.

    Additionally, reference is made to the Underwriting Agreement filed as
Exhibit 1.1 hereto, which provides for indemnification by the Underwriters of AppNet, its directors and officers who sign the registration statement and persons who control AppNet, under certain circumstances.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    AppNet has issued securities in the following transactions, each of which, unless otherwise indicated, was exempt from the registration requirements of the Securities Act by virtue of Section 4(2).

    On March 10, 1998, AppNet issued a warrant to purchase 31,250 shares of Class B Preferred Stock for an aggregate purchase price of $125,000 to Silicon Valley Bank as consideration, in part, for a loan from Silicon Valley Bank in the principal amount of $2,262,500. Pursuant to the terms of an Exchange Agreement, dated as of June 12, 1998, between AppNet and Silicon Valley Bank, the warrant to purchase Class B Preferred Stock was exchanged for two new warrants: (a) a warrant to purchase 14,620 shares of AppNet common stock for an aggregate purchase price of $4,396 and (b) a warrant to purchase 121 shares of Class A Preferred Stock for an aggregate purchase price of $121,000. This exchange was exempt from the registration requirements of the Securities Act by virtue of Section 3(a)(9) of the Securities Act.

    On March 11, 1998, AppNet issued a total of 5,378,947 shares of its common stock to its founders in the following amounts and for the following consideration: (1) 3,157,895 shares to Ken Bajaj for an aggregate purchase price of $9,000; (2) 2,052,632 shares to Fairfax Management Company for an aggregate purchase price of $5,850; (3) 56,140 shares to Terrence McManus in exchange for $80, as consideration for past services and in exchange for a binding obligation to provide future services; (4) 56,140 shares to Robert Harvey in exchange for $80, as consideration for past services and in exchange for a binding obligation to provide future services; and (5) 56,140 shares to Robert McCalley in exchange for $80, as consideration for past services and in exchange for a binding obligation to provide future services. On June 29, 1998, AppNet repurchased a portion of the shares issued to Fairfax Management Company in return for a convertible promissory note in the principal amount of $406,175. The principal amount of this note will automatically convert into shares of AppNet common stock upon the consummation of this offering using a per share purchase price equal to 80% of the offering price per common share.

    On March 12, 1998, AppNet issued an aggregate of 266,796 shares of Series A-1 Convertible Preferred Stock, par value $0.001, to Arbor and 20 employees of Arbor, as partial payment for the assets of Arbor. The Series A-1 Convertible Preferred Stock issued to Arbor and the Arbor employees was valued at approximately $1,067,184. On June 29, 1998, all of the shares of the Series A-1 Convertible Preferred Stock were converted into 187,225 shares of our common stock. On June 29, 1998, AppNet redeemed 138,455 shares of its common stock that were issued to Arbor for $789,192.

    On April 30, 1998, as partial payment for the assets of LOGEX, AppNet issued a convertible promissory note to LOGEX in the principal amount of $300,000. The principal amount of this note, and, with AppNet's consent, accrued interest on the note, is convertible into AppNet common stock at the holder's option upon
(a) the consummation of this offering, using a per share purchase price equal to 80% of the offering price per common share or (b) a change in control of AppNet, using a per share purchase price equal to 80% of the fair market value at the time of the change in control.

    On May 31, 1998, AppNet issued a warrant to purchase 35,088 shares of its common stock for an aggregate purchase price of $50,000 to Smart Technology as consideration, in part, for a loan from Smart Technology in the maximum principal amount of $1,000,000. On June 29, 1998, in accordance with the Purchase Agreement, this warrant was canceled, and AppNet issued a new warrant to Smart Technology to purchase 70,175 shares of AppNet common stock for an aggregate purchase price of approximately $21,100.

    On June 29, 1998, GTCR and Smart Technology purchased 11,326,228 and 232,916 shares of AppNet common stock, respectively, for aggregate purchase prices of $3,405,514 and $70,032, respectively, from AppNet under a purchase agreement, dated as of June 29, 1998). Each of these offerings was exempt from registration under Section 4(2) of the Securities Act and satisfied the terms and conditions of Rule 506 of the Securities Act. A Form D was filed on July 10, 1998. Under the purchase agreement, GTCR and Smart Technology have also purchased aggregate amounts of approximately 44,167 and 900 shares of Class A Preferred Stock, respectively, since June 29, 1998, for aggregate purchase prices of approximately $44,167,000 and $900,000, respectively.

    On June 29, 1998, AppNet issued 1,251,228, 63,158, 110,175 and 63,158 shares of its common stock to Ken Bajaj, Robert Harvey, Robert McCalley and Terrence McManus, respectively, for an aggregate purchase price of $447,320.

    On June 29, 1998, AppNet issued an aggregate of 35,088 shares of its common stock to Anchor Financial Group, Inc., Pascal Luck and Robert Stewart in satisfaction in full of all obligations of AppNet for finder's fees in connection with investments by GTCR and Smart Technology in AppNet under the purchase agreement with GTCR and Smart Technology. These shares had an aggregate value of $10,550.

    On June 29, 1998, AppNet issued 52,632 shares of its common stock to Thomas Davidson for payment, in part, of a finder's fee in connection with the GTCR and Smart Technology investments in AppNet. These shares had an aggregate value of $15,825. AppNet also issued 86,651 shares of its common stock to Mr. Davidson for an aggregate purchase price of $26,053. This offering was exempt from registration under Section 4(2) of the Securities Act and satisfied the terms and conditions of Rule 506 of the Securities Act. A Form D was filed on July 10, 1998.

    Since June 29, 1998, AppNet issued an aggregate of 552,983 shares of its common stock to twelve of its employees for an aggregate purchase price of $571,498.

    On August 1, 1998, GTCR and Smart Technology exchanged an aggregate of 1,387,097 shares of our common stock for an aggregate of 417.066 shares of Class A Preferred Stock. This exchange was exempt from the registration requirements of the Securities Act by virtue of Section 3(a)(9) of the Securities Act.

    On August 25, 1998, AppNet issued an aggregate of 11,576 shares of Class B Preferred Stock and 1,387,095 shares of its common stock to the ten stockholders of SSC in connection with the acquisition of SSC. The Class B Preferred Stock issued to the SSC stockholders was valued at $11,576,000 and the common stock was valued at approximately $417,066.

    On October 2, 1998, AppNet issued an aggregate of 1,111,111 shares of its common stock to the five stockholders of NMP as payment, in part, for all of the issued and outstanding capital stock of NMP. The common stock issued to the NMP stockholders was valued at $9,500,000. Also in connection with the acquisition of NMP, AppNet assumed options to purchase an aggregate of 145,518 shares of its common stock to the NMP stockholders.

    On October 12, 1998, as payment, in part, for all of the issued and outstanding capital stock of Century, AppNet issued a convertible promissory note to Riggs & Co., as nominee on behalf of the twenty-nine stockholders of Century, in the aggregate principal amount of $2,000,000. Each of the twenty-nine Century stockholders obtained a percentage beneficial interest in the note. All or any portion of the unpaid balance of the note is convertible at the holder's option, at any time prior to payment in full, into shares of AppNet common stock, using a per share purchase price of $8.55. Also in connection with the acquisition of Century, AppNet assumed options to purchase an aggregate of 704,127 shares of its common stock to the Century stockholders. This offering was exempt from registration under Section 4(2) of the Securities Act and satisfied the terms and conditions of Rule 506 of the Securities Act. A Form D was filed October 27, 1998.

    On October 20, 1998, AppNet issued an aggregate of 701,754 shares of its common stock to the two stockholders of R&P as payment, in part, for all of the issued and outstanding capital stock of R&P. The common stock issued to the R&P stockholders was valued at $6,000,000.

    On December 14, 1998, AppNet issued an aggregate of 197,368 shares of its common stock and four convertible promissory notes in an aggregate principal amount of $2,000,000 to the four stockholders of Kodiak as payment, in part, for all of the issued and outstanding capital stock of Kodiak. The common stock issued to the Kodiak stockholders was valued at $2,250,000. All or any portion of the unpaid balance of each of these notes is convertible at the holder's option, at any time prior to payment in full, into shares of AppNet common stock, using a per share purchase price of $11.40. This offering was exempt from registration under Section 4(2) of the Securities Act and satisfied the terms and conditions of Rule 506 of the Securities Act. A Form D was filed on December 29, 1998.

    On January 6, 1999, AppNet issued 29,240 shares of its common stock to Antares Capital Corporation for an aggregate purchase price of $375,003. This offering was exempt from registration under Section 4(2) of the Securities Act and satisfied the terms and conditions of Rule 506 of the Securities Act. A Form D was filed on January 22, 1999.

    On January 8, 1999, AppNet issued two convertible promissory notes in an aggregate principal amount of $3,500,000 to the two former stockholders of i33 as partial payment for their shares of the capital stock of i33. The principal amount of, and accrued interest on, these notes is convertible into AppNet common stock at the holder's option commencing upon (a) the consummation of this offering, using a per share purchase price equal to 80% of the offering price per common share, or (b) a change in control of AppNet, using a per share purchase price equal to 80% of the fair market value at the time of the change in control. In addition, AppNet issued two convertible subordinated promissory notes in an aggregate principal amount of $6,800,000 to the two former i33 stockholders as partial payment for their shares of the capital stock of i33. All or any portion of the principal of, and accrued interest on, each of these notes is convertible, at the holder's option, commencing upon the consummation of this offering or a change in control of AppNet, into shares of common stock, using a per share purchase price of $11.40. Also in connection with the acquisition of i33, AppNet issued a convertible promissory note in a principal amount of $1,000,000 to a trust for the benefit of i33 employees. The principal amount of, and accrued interest on, this note is convertible into AppNet common stock at the holder's option commencing upon (a) the consummation of this offering, using a per share purchase price equal to 80% of the offering price per common share, or (b) a change in control of AppNet, using a per share purchase price equal to 80% of the fair market value at the time of the change in control. This offering was exempt from registration under Section 4(2) of the Securities Act and satisfied the terms and conditions of Rule 506 of the Securities Act. A Form D was filed on January 22, 1999.

    On March 4, 1999, AppNet issued an aggregate of 97,465 shares of its common stock to the four stockholders of Sigma6 as payment, in part, for all of the issued and outstanding capital stock of

Sigma6. The common stock issued to the Sigma6 stockholders was valued at $1,250,000. This offering was exempt from registration under Section 4(2) of the Securities Act and satisfied the terms and conditions of Rule 506 of the Securities Act. A Form D was filed on March 19, 1999.

    On March 15, 1999, AppNet issued an aggregate of 245,614 shares of its common stock to Salzinger & Company, Inc. as payment, in part, for substantially all of the assets of Salzinger & Company. The common stock issued to Salzinger & Company was valued at $3,500,000. This offering was exempt from registration under Section 4(2) of the Securities Act and satisfied the terms and conditions of Rule 506 of the Securities Act. A Form D was filed on March 30, 1999.

    On March 25, 1999, AppNet issued an aggregate of 157,895 shares of its common stock to the 19 stockholders of Internet Outfitters as payment, in part, for all of the issued and outstanding capital stock of Internet Outfitters. The common stock issued to the Internet Outfitters stockholders was valued at $2,700,000. Also in connection with the acquisition of Internet Outfitters, AppNet assumed options to purchase an aggregate of 22,300 shares of its common stock to the Internet Outfitters' stockholders. This offering was exempt from registration under Section 4(2) of the Securities Act and satisfied the terms and conditions of Rule 506 of the Securities Act. A Form D was filed on April 12, 1999.

    On March 29, 1999, AppNet issued an aggregate of 94,737 shares of its common stock to TransForm IT as payment, in part, for substantially all of the assets of TransForm IT. The common stock issued to TransForm IT was valued at $1,620,000.

    From August 1998 through May 26, 1999, AppNet granted options under the 1998 Plan to purchase an aggregate of 1,574,068 shares of its common stock at exercise prices ranging from $0.04341 to $17.10 to employees and officers and directors. AppNet issued an aggregate of 4,791 shares of its common stock pursuant to option exercises under the 1998 Plan at exercise prices ranging from $0.04341 to $0.14464.

    From August 1998 through May 26, 1999, AppNet assumed options under the Century Plan to purchase an aggregate of 704,127 shares of its common stock at exercise prices ranging from $0.7159 to $1.4099. AppNet issued an aggregate of 658,499 of its common stock pursuant to option exercises under the Century Plan at exercise prices ranging from $0.7159 to $1.4099.

    From August 1998 through May 26, 1999, AppNet assumed options under the Internet Outfitters' Plan to purchase an aggregate of 22,300 shares of its common stock at exercise prices ranging from $2.25 to $3.76, none of which has been exercised.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    The following documents are filed as exhibits to this registration statement:


EXHIBIT      DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------

       1.1   Form of Underwriting Agreement**

       3.1   Restated Certificate of Incorporation of AppNet Systems, Inc.**

       3.2   Form of Amended and Restated Bylaws of AppNet Systems, Inc.**

       4.1   Form of certificate of common stock of AppNet Systems, Inc.**

       4.2   Registration Agreement, dated as of June 29, 1998, by and among AppNet Systems, Inc., GTCR Golder
             Rauner, L.L.C., Fairfax Management Company II, L.L.C., Smart Technology, L.L.C. and certain stockholders of AppNet Systems, Inc.**

       5.1   Opinion of Fried, Frank, Harris, Shriver & Jacobson**

EXHIBIT      DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
      10.1   Purchase Agreement, dated as of June 29, 1998, as amended, by and among AppNet Systems, Inc., Smart
             Technology, L.L.C. and GTCR Golder Rauner, L.L.C.**

      10.2   Agreement of Purchase and Sale of Assets, dated March 12, 1998, by and between AppNet Systems, Inc.,
             Arbor Intelligent Systems, Inc., AppNet of Michigan, Inc. and Ronald Suarez, Robert Simms and Robert
             Royce for purchase and sale of substantially all of the assets of Arbor Intelligent Systems, Inc.**

      10.3   Merger Agreement, dated June 31, 1998, by and among AppNet Systems, Inc., SSC Acquisition Sub #1, Inc.,
             Software Services Corporation and its stockholders for the purchase of all of the issued and outstanding capital stock of Software Services Corporation**

      10.4   Merger Agreement, dated October 2, 1998, by and among AppNet Systems, Inc., NMP Acquisition Sub #1,
             Inc., New Media Publishing, Inc. and its stockholders for the purchase of all of the issued and outstanding capital stock of New Media Publishing, Inc.**

      10.5   Agreement and Plan of Merger, dated September 17, 1998, by and among AppNet Systems, Inc.,
             AppNet/Century, Inc., Century Computing, Incorporated and its stockholders for the purchase of all of the issued and outstanding capital stock of Century Computing, Incorporated**

      10.6   Stock Purchase Agreement, dated October 20, 1998, by and among AppNet Systems, Inc., Research &
             Planning, Inc., Thomas H. Rauh and William Rosenfeld for the purchase of all of the issued and outstanding capital stock of Research & Planning, Inc.**

      10.7   Stock Purchase Agreement, dated as of November 25, 1998, by and among AppNet Systems, Inc., The Kodiak
             Group, Inc. and its stockholders for the purchase of all of the issued and outstanding capital stock of
             The Kodiak Group, Inc.**

      10.8   Stock Purchase Agreement, dated December 23, 1998, by and among AppNet Systems, Inc., i33 communications corp., Drew Rayman and Enno Vandermeer for the purchase of all of the issued and outstanding capital stock of i33 communications corp.**

      10.9   Merger Agreement, dated as of February 25, 1999, as amended, by and among AppNet Systems, Inc., AppNet
             Sigma6, Inc., Sigma6, Inc. and the stockholders of Sigma6, Inc., for the purchase of all of the issued and outstanding capital stock of Sigma6, Inc.**

     10.10   Asset Purchase Agreement, dated as of March 1, 1999, by and among AppNet Systems, Inc., Salzinger
             Acquisition Corp., Salzinger & Company, Inc. and Steven Salzinger for the purchase of substantially all of the assets of Salzinger & Company, Inc.**

     10.11   Stock Purchase Agreement, dated as of March 22, 1999, by and among AppNet Systems, Inc., Internet
             Outfitters, Inc. and its stockholders for the purchase of all of the issued and outstanding capital stock of Internet Outfitters, Inc.**

     10.12   Asset Purchase Agreement, dated as of March 29, 1999, by and among AppNet Systems, Inc., Transform
             Acquisition Corp., TransForm IT, Incorporated and John C. King, Thomas E. Hunt and Roy A. Chandler for
             the purchase of substantially all of the assets of TransForm IT, Incorporated**

     10.13   Form of Recapitalization Agreement by and among AppNet Systems, Inc. and owners of AppNet's preferred stock**

     10.14   Revolving Credit Agreement, dated as of January 8, 1999, by and among AppNet Systems, Inc., BankBoston,
             N.A. and Antares Capital Corporation**

             DESCRIPTION
EXHIBIT      -
-----------
     10.15   Second Amendment to Revolving Credit Agreement, dated as of May 24, 1999, by and among AppNet Systems,
             Inc., BankBoston, N.A. and Antares Capital Corporation**

     10.16   First Amendment to Revolving Credit Agreement, dated as of March 10, 1999, by and among AppNet Systems,
             Inc., BankBoston, N.A. and Antares Capital Corporation**

     10.17   Form of Lock-Up Agreement**

     10.18   Century Computing, Incorporated Incentive Stock Plan, as amended**

     10.19   AppNet Systems, Inc. 1998 Stock Option and Incentive Plan (as amended and restated)**

     10.20   Form of AppNet Systems, Inc. 1999 Stock Incentive Plan**

     10.21   Internet Outfitters, Inc. 1996 Incentive Stock Option Plan, as amended**

     10.22   Form of Senior Management Agreement, as amended**

     10.23   Senior Management Agreement, dated as of June 29, 1998, by and between AppNet Systems, Inc. and Ken S.
             Bajaj**

     10.24   Letter Agreement, dated as of May 28, 1999, by and among AppNet Systems, Inc., BankBoston, N.A. and
             Antares Capital Corporation**

      21.1   Subsidiaries of AppNet Systems, Inc.**

      23.1   Consent of Arthur Andersen LLP

      23.2   Consent of Fried, Frank, Harris, Shriver & Jacobson (included in Exhibit 5.1 above)**

      23.3   Consent of Gartner Group/Dataquest**

      23.4   Consent of International Data Corporation**

      24.1   Power of Attorney**

      27.1   Financial data schedule**


------------------------

*   To be filed by amendment.

**  Previously filed.

ITEM 17. UNDERTAKINGS.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual reports pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

    (1) To provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriters to permit proper delivery to each purchaser.

    (2) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424b(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (3) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 7 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on June 17, 1999.


                                APPNET SYSTEMS, INC.

                                By:               /s/ KEN S. BAJAJ
                                     -----------------------------------------
                                                    Ken S. Bajaj
                                              CHIEF EXECUTIVE OFFICER
                                           (PRINCIPAL EXECUTIVE OFFICER)

    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 7 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------


                                President, Chief Executive
       /s/ KEN S. BAJAJ           Officer and Director
------------------------------    (Principal Executive         June 17, 1999
         Ken S. Bajaj             Officer)

       /s/ JOHN CROSS*
------------------------------  Executive Vice President       June 17, 1999
          John Cross              and Director

   /s/ THOMAS M. DAVIDSON*
------------------------------  Director                       June 17, 1999
      Thomas M. Davidson

      /s/ BRUCE RAUNER*
------------------------------  Director                       June 17, 1999
         Bruce Rauner

   /s/ PHILIP A. CANFIELD*
------------------------------  Director                       June 17, 1999
      Philip A. Canfield

     /s/ JACK PEARLSTEIN        Chief Financial Officer
------------------------------    (Principal Financial and     June 17, 1999
       Jack Pearlstein            Accounting Officer)


*By:      /s/ KEN S. BAJAJ
      -------------------------
            Ken S. Bajaj
       CHIEF EXECUTIVE OFFICER
        (PRINCIPAL EXECUTIVE
              OFFICER)
          Attorney in fact

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To AppNet Systems, Inc.:

    We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of AppNet Systems, Inc. and the financial statements of Software Services Corporation included in this registration statement and have issued our reports thereon dated March 29, 1999 (except with respect to the matter discussed in Note 18, as to which the date is June 15,
1999) and February 5, 1999, respectively. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying Schedule II -- Valuation and Qualifying Accounts for AppNet Systems, Inc. and Software Services Corporation are the responsibility of the Company's management and are presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Washington, D.C.
March 29, 1999

                                                                     SCHEDULE II

                              APPNET SYSTEMS, INC.
                       VALUATION AND QUALIFYING ACCOUNTS

                                                                                   ADDITIONS
                                                                             ----------------------
                                                                              CHARGED
                                                    BEGINNING                    TO                     ENDING
                                                     BALANCE    DEDUCTIONS    EXPENSE     OTHER(1)     BALANCE
                                                    ----------  -----------  ----------  ----------  ------------
PERIOD ENDING DECEMBER 31, 1998
  Allowance for Doubtful Accounts.................  $       --   $ 166,000   $  539,000  $  751,000  $  1,124,000

                  SOFTWARE SERVICES CORPORATION (PREDECESSOR)
                       VALUATION AND QUALIFYING ACCOUNTS

                                                                                   ADDITIONS
                                                                             ----------------------
                                                                              CHARGED
                                                    BEGINNING                    TO                     ENDING
                                                     BALANCE    DEDUCTIONS    EXPENSE     OTHER(1)     BALANCE
                                                    ----------  -----------  ----------  ----------  ------------
PERIOD ENDING DECEMBER 31, 1996
  Allowance for Doubtful Accounts.................  $   49,000   $  37,000   $   17,000          --  $     29,000
PERIOD ENDING DECEMBER 31, 1997
  Allowance for Doubtful Accounts.................  $   29,000   $  10,000   $    6,000          --  $     25,000
PERIOD FROM JANUARY 1 TO AUGUST 24, 1998
  Allowance for Doubtful Accounts.................  $   25,000   $  (1,000)  $  229,000          --  $    255,000

------------------------

(1) Amounts reflected in opening balance sheets of acquired companies in accordance with the purchase method of accounting.

                               INDEX TO EXHIBITS

    The following documents are filed as exhibits to this registration statement:


EXHIBIT      DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------

       1.1   Form of Underwriting Agreement**

       3.1   Restated Certificate of Incorporation of AppNet Systems, Inc.**

       3.2   Form of Amended and Restated Bylaws of AppNet Systems, Inc.**

       4.1   Form of certificate of common stock of AppNet Systems, Inc.**

       4.2   Registration Agreement, dated as of June 29, 1998, by and among AppNet Systems, Inc., GTCR Golder
             Rauner, L.L.C., Fairfax Management Company II, L.L.C., Smart Technology, L.L.C. and certain stockholders of AppNet Systems, Inc.**

       5.1   Opinion of Fried, Frank, Harris, Shriver & Jacobson**

      10.1   Purchase Agreement, dated as of June 29, 1998, as amended, by and among AppNet Systems, Inc., Smart
             Technology, L.L.C. and GTCR Golder Rauner, L.L.C.**

      10.2   Agreement of Purchase and Sale of Assets, dated March 12, 1998, by and between AppNet Systems, Inc.,
             Arbor Intelligent Systems, Inc., AppNet of Michigan, Inc. and Ronald Suarez, Robert Simms and Robert
             Royce for purchase and sale of substantially all of the assets of Arbor Intelligent Systems, Inc.**

      10.3   Merger Agreement, dated June 31, 1998, by and among AppNet Systems, Inc., SSC Acquisition Sub #1, Inc.,
             Software Services Corporation and its stockholders for the purchase of all of the issued and outstanding capital stock of Software Services Corporation**

      10.4   Merger Agreement, dated October 2, 1998, by and among AppNet Systems, Inc., NMP Acquisition Sub #1,
             Inc., New Media Publishing, Inc. and its stockholders for the purchase of all of the issued and outstanding capital stock of New Media Publishing, Inc.**

      10.5   Agreement and Plan of Merger, dated September 17, 1998, by and among AppNet Systems, Inc.,
             AppNet/Century, Inc., Century Computing, Incorporated and its stockholders for the purchase of all of the issued and outstanding capital stock of Century Computing, Incorporated**

      10.6   Stock Purchase Agreement, dated October 20, 1998, by and among AppNet Systems, Inc., Research &
             Planning, Inc., Thomas H. Rauh and William Rosenfeld for the purchase of all of the issued and outstanding capital stock of Research & Planning, Inc.**

      10.7   Stock Purchase Agreement, dated as of November 25, 1998, by and among AppNet Systems, Inc., The Kodiak
             Group, Inc. and its stockholders for the purchase of all of the issued and outstanding capital stock of
             The Kodiak Group, Inc.**

      10.8   Stock Purchase Agreement, dated December 23, 1998, by and among AppNet Systems, Inc., i33 communications corp., Drew Rayman and Enno Vandermeer for the purchase of all of the issued and outstanding capital stock of i33 communications corp.**

      10.9   Merger Agreement, dated as of February 25, 1999, as amended, by and among AppNet Systems, Inc., AppNet
             Sigma6, Inc., Sigma6, Inc. and the stockholders of Sigma6, Inc., for the purchase of all of the issued and outstanding capital stock of Sigma6, Inc.**

     10.10   Asset Purchase Agreement, dated as of March 1, 1999, by and among AppNet Systems, Inc., Salzinger
             Acquisition Corp., Salzinger & Company, Inc. and Steven Salzinger for the purchase of substantially all of the assets of Salzinger & Company, Inc.**

EXHIBIT      DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
     10.11   Stock Purchase Agreement, dated as of March 22, 1999, by and among AppNet Systems, Inc., Internet
             Outfitters, Inc. and its stockholders for the purchase of all of the issued and outstanding capital stock of Internet Outfitters, Inc.**

     10.12   Asset Purchase Agreement, dated as of March 29, 1999, by and among AppNet Systems, Inc., Transform
             Acquisition Corp., TransForm IT, Incorporated and John C. King, Thomas E. Hunt and Roy A. Chandler for
             the purchase of substantially all of the assets of TransForm IT, Incorporated**

     10.13   Form of Recapitalization Agreement by and among AppNet Systems, Inc. and owners of AppNet's preferred stock**

     10.14   Revolving Credit Agreement, dated as of January 8, 1999, by and among AppNet Systems, Inc., BankBoston,
             N.A. and Antares Capital Corporation**

     10.15   Second Amendment to Revolving Credit Agreement, dated as of May 24, 1999, by and among AppNet Systems,
             Inc., BankBoston, N.A. and Antares Capital Corporation**

     10.16   First Amendment to Revolving Credit Agreement, dated as of March 10, 1999, by and among AppNet Systems,
             Inc., BankBoston, N.A. and Antares Capital Corporation**

     10.17   Form of Lock-Up Agreement**

     10.18   Century Computing, Incorporated Incentive Stock Plan, as amended**

     10.19   AppNet Systems, Inc. 1998 Stock Option and Incentive Plan (as amended and restated)**

     10.20   Form of AppNet Systems, Inc. 1999 Stock Incentive Plan**

     10.21   Internet Outfitters, Inc. 1996 Incentive Stock Option Plan, as amended**

     10.22   Form of Senior Management Agreement, as amended**

     10.23   Senior Management Agreement, dated as of June 29, 1998, by and between AppNet Systems, Inc. and Ken S.
             Bajaj**

     10.24   Letter Agreement, dated as of May 28, 1999, by and among AppNet Systems, Inc., BankBoston, N.A. and
             Antares Capital Corporation**

      21.1   Subsidiaries of AppNet Systems, Inc.**

      23.1   Consent of Arthur Andersen LLP

      23.2   Consent of Fried, Frank, Harris, Shriver & Jacobson (included in Exhibit 5.1 above)**

      23.3   Consent of Gartner Group/Dataquest**

      23.4   Consent of International Data Corporation**

      24.1   Power of Attorney**

      27.1   Financial data schedule**


------------------------

*   To be filed by amendment.

**  Previously filed.